UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CAVIUM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PROPOSED MERGER AND SHARE ISSUANCE—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

Marvell Technology Group Ltd. (“Marvell”), Kauai Acquisition Corp., an indirect wholly owned subsidiary of Marvell (“Merger Sub”), and Cavium, Inc. (“Cavium”) have entered into an agreement and plan of merger, dated as of November 19, 2017 (the “Merger Agreement”). Merger Sub is a direct wholly owned subsidiary of Marvell Technology, Inc. (“MTI”), which is a direct wholly owned subsidiary of Marvell. Pursuant to the Merger Agreement, Merger Sub will merge with and into Cavium (the “Merger”), with Cavium continuing as the surviving corporation in the Merger and as a direct wholly owned subsidiary of MTI. Upon completion of the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of Cavium, other than any shares owned by Cavium, Marvell, Merger Sub or any of their respective subsidiaries, will be converted into the right to receive 2.1757 Marvell common shares, par value $0.002 per share, and $40.00 in cash.

Immediately following the Merger, Marvell’s shareholders will own approximately 76.7% of Marvell’s issued common shares, and Cavium’s shareholders will own approximately 23.3% of Marvell’s issued common shares, based on the number of Marvell common shares issued and the number of shares of Cavium common stock outstanding as of January 22, 2018. Marvell common shares are listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MRVL.” Cavium common stock is listed on NASDAQ under the symbol “CAVM.” Upon completion of the Merger, Cavium common stock will be delisted from NASDAQ.

The Merger will be a taxable transaction for U.S. federal income tax purposes.

We are each holding a meeting of shareholders in order to obtain the shareholder approvals necessary to complete the Merger. At Cavium’s shareholder meeting, Cavium will ask its shareholders to adopt the Merger Agreement, and at Marvell’s shareholder meeting, Marvell will ask its shareholders to approve the issuance of Marvell common shares in connection with the Merger (the “Marvell Share Issuance”). Adoption of the Merger Agreement by Cavium shareholders is a condition to the completion of the Merger. Approval of the Marvell Share Issuance by Marvell shareholders is a condition to the completion of the Merger. The obligations of Marvell, Merger Sub and Cavium to complete the Merger are also subject to the satisfaction or waiver of several other conditions set forth in the Merger Agreement and described in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus, and the documents incorporated by reference into this joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 25.

After careful consideration, the board of directors of Marvell has determined that the Merger and the Marvell Share Issuance are fair to, and in the best interests of, Marvell and its shareholders; and the board of directors of Cavium has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Cavium and its shareholders. Accordingly, the Marvell board of directors unanimously recommends that the Marvell shareholders vote “FOR” the approval of the Marvell Share Issuance and the other proposal to be considered at the Marvell general meeting, and the Cavium board of directors unanimously recommends that the Cavium shareholders vote “FOR” the adoption of the Merger Agreement and the other proposals to be considered at the Cavium special meeting.

We are very excited about the opportunities the proposed Merger brings to both Marvell shareholders and Cavium shareholders, and we thank you for your consideration and continued support.

              Sincerely,

Matthew J. Murphy	Syed B. Ali
President and Chief Executive Officer Marvell Technology Group Ltd.	Co-Founder, Chief Executive Officer and Chairman of the Board of Directors
Cavium, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February 5, 2018, and is first being mailed to Marvell shareholders and Cavium shareholders on or about February 7, 2018.

REFERENCES TO ADDITIONAL INFORMATION

As used in this joint proxy statement/prospectus, “Marvell” refers to Marvell Technology Group Ltd., “Merger Sub” refers to Kauai Acquisition Corp., and “Cavium” refers to Cavium, Inc. “We” or “our” refers to Marvell and Cavium. This joint proxy statement/prospectus incorporates important business and financial information about Marvell and Cavium from documents that each company has filed with the Securities and Exchange Commission (the “SEC”), but which have not been included in or delivered with this joint proxy statement/prospectus. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 236. This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov.

In addition, Marvell’s filings with the SEC are available to the public on Marvell’s website, http://www.marvell.com, and Cavium’s filings with the SEC are available to the public on Cavium’s website, http://www.cavium.com. Information about the Merger and the other transactions contemplated by the Merger Agreement is also contained on the following transaction website: http://marvellcavium.transactionannouncement.com. Information contained on Marvell’s website, Cavium’s website, the transaction website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Marvell or its proxy solicitor will provide you with copies of the information described above that relate to Marvell, without charge, if you request them in writing or by telephone from:

Marvell Technology Group Ltd.

c/o Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

Attention: Investor Relations

(408) 222-0777

ir@marvell.com

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Cavium or its proxy solicitor will provide you with copies of the information described above that relate to Cavium, without charge, if you request such information in writing or by telephone from:

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

Attention: Investor Relations

(408) 943-7100

IR@Cavium.com

or

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Shareholders may call toll free: (800) 322-2885

Banks and Brokers may call collect: (212) 929-5500

proxy@mackenziepartners.com

If you would like to request documents, please do so by February 20, 2018, in order to receive them before the shareholder meetings.

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (File No.333-222235) filed with the SEC by Marvell, constitutes a prospectus of Marvell under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to Marvell common shares to be issued to Cavium shareholders in connection with the Merger. This joint proxy statement/prospectus also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the general meeting of Marvell shareholders and a notice of meeting with respect to the special meeting of Cavium shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 5, 2018. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to Marvell shareholders or Cavium shareholders, nor the issuance by Marvell of common shares in connection with the Merger, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Marvell has been provided by Marvell, and information contained in this joint proxy statement/prospectus regarding Cavium has been provided by Cavium.

NOTICE OF GENERAL MEETING OF MARVELL SHAREHOLDERS

TO BE HELD ON MARCH 16, 2018

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

Dear Shareholders of Marvell Technology Group Ltd.:

You are cordially invited to a general meeting of shareholders of Marvell Technology Group Ltd. (“Marvell”) at the offices of Marvell Semiconductor, Inc. located at 5488 Marvell Lane, Santa Clara, California 95054, at 1:00 p.m. local time on March 16, 2018. Only shareholders who hold Marvell common shares at the close of business on February 2, 2018, the record date for the general meeting, are entitled to vote at the general meeting and any adjournments or postponements of the general meeting.

At the general meeting, you will be asked to consider and vote upon and approve the following proposals:

1.	To approve the issuance of Marvell common shares (the “Marvell Share Issuance”) in connection with the merger (the “Merger”) of Kauai Acquisition Corp. (“Merger Sub”) with and into Cavium, Inc. (“Cavium”), with Cavium continuing as the surviving corporation in the Merger and as a direct wholly owned subsidiary of Marvell Technology, Inc. (“MTI”), which is a direct wholly owned subsidiary of Marvell; the Merger is being effected pursuant to the Agreement and Plan of Merger, dated as of November 19, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Marvell, Merger Sub, and Cavium, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

2.	To approve adjournments of the Marvell general meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Marvell general meeting to approve the Marvell Share Issuance (the “Marvell Adjournment Proposal”).

No other business will be conducted at the general meeting. This joint proxy statement/prospectus describes the proposals listed above in detail. Please give your careful attention to all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the Merger Agreement and the other Annexes, for further information. This joint proxy statement/prospectus is also available on Marvell’s Internet site at http://investor.marvell.com. This joint proxy statement/prospectus contains detailed information about the general meeting, Marvell, Cavium and the Merger. We urge you to read this joint proxy statement/prospectus carefully and in its entirety. In particular, see the section entitled “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus for a discussion of the risks related to the Merger. For specific instructions on how to submit your proxy, please refer to the section of this joint proxy statement/prospectus entitled “The Marvell General Meeting” beginning on page 50.

After careful consideration, the Marvell board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Marvell Share Issuance, and has determined that the Merger and the Marvell Share Issuance are fair to, and in the best interests of, Marvell and Marvell’s shareholders. The Marvell board of directors accordingly unanimously recommends that you vote “FOR” the approval of the Marvell Share Issuance and “FOR” the Marvell Adjournment Proposal.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

The Merger cannot be completed without the approval of the Marvell Share Issuance by the affirmative vote of a majority of the Marvell common shares represented in person or by proxy at the Marvell general meeting at which a quorum is present, which, under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, excludes abstentions and broker non-votes, if any, which will have no effect on the outcome of the vote on this proposal. Marvell shareholders as of February 2, 2018 may have their Marvell common shares voted by following the instructions provided in this joint proxy statement/prospectus or on the enclosed proxy card or, if your shares are held in “street name,” by following the instructions in the voting instruction form to be provided to you by your bank, broker or other nominee. Marvell strongly recommends that Marvell shareholders entitled to vote submit a proxy even if they plan to attend the Marvell general meeting. Submitting a proxy now (including by telephone or over the Internet) will not prevent you from being able to vote at the Marvell general meeting by attending in person and casting a vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on the Marvell Share Issuance.

Marvell shareholders who hold their Marvell common shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their Marvell common shares as to how to vote their Marvell common shares. A Marvell shareholder who holds his or her Marvell common shares beneficially in “street name” and wishes to vote in person at the Marvell general meeting must obtain a proxy issued in the holder’s own name (known as a “legal proxy”) from the holder’s broker, bank or trustee.

By Order of the Board of Directors,

Mitchell L. Gaynor

Chief Administration and Legal Officer and Secretary

Santa Clara, California

February 5, 2018

Please submit your proxy promptly. You can find instructions for voting on the enclosed proxy card.

If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or this joint proxy statement/prospectus, would like additional copies or need help voting your Marvell common shares, please contact Marvell or Marvell’s proxy solicitor:

Marvell Technology Group Ltd.

c/o Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

Attention: Investor Relations

(408) 222-0777

ir@marvell.com

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

YOUR VOTE IS VERY IMPORTANT.

CAVIUM, INC.

2315 N. First Street

San Jose, California 95131

NOTICE OF SPECIAL MEETING OF CAVIUM SHAREHOLDERS

To Be Held on March 16, 2018

Dear Shareholders of Cavium, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Cavium, Inc., a Delaware corporation (“Cavium”), will be held at Cavium’s corporate headquarters, 2315 N. First Street, San Jose, California 95131, at 10:00 a.m. local time, on March 16, 2018. Only shareholders who hold shares of Cavium common stock at the close of business on February 2, 2018, the record date for the special meeting, are entitled to vote at the special meeting and any adjournments or postponements of the special meeting.

At the special meeting, you will be asked to consider and vote upon and approve the following proposals, as more fully described in this joint proxy statement/prospectus:

1.	To approve the adoption of the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 19, 2017, by and among Marvell Technology Group Ltd. (“Marvell”), Kauai Acquisition Corp. (“Merger Sub”) and Cavium, the merger of Merger Sub with and into Cavium, with Cavium continuing as the surviving corporation in such merger (the “Merger”), and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”);

2.	To approve adjournments of the Cavium special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the Cavium special meeting to approve the Merger Proposal (the “Cavium Adjournment Proposal”); and

3.	To approve, by non-binding, advisory vote, compensation that will or may be paid or become payable by Cavium to its named executive officers in connection with the Merger (the “Cavium Non-Binding Compensation Proposal”).

No other business will be conducted at the special meeting. This joint proxy statement/prospectus describes the proposals listed above in more detail. Please give your careful attention to all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the Merger Agreement and the other Annexes, for further information. This joint proxy statement/prospectus is also available on Cavium’s Internet site at http://investor.caviumnetworks.com. This joint proxy statement/prospectus contains detailed information about the special meeting, Marvell, Cavium and the Merger. You are encouraged to read the entire joint proxy statement/prospectus carefully before submitting your proxy. In particular, see the section entitled “Risk Factors” beginning on page 25. For specific instructions on how to submit your proxies, please refer to the section of this joint proxy statement/prospectus entitled “The Cavium Special Meeting” beginning on page 57.

After careful consideration, the Cavium board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Cavium and its shareholders and unanimously recommends that you vote “FOR” the Merger Proposal; “FOR” the Cavium Adjournment Proposal; and “FOR” the Cavium Non-Binding Compensation Proposal.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

The Merger cannot be completed without the adoption of the Merger Agreement by the affirmative vote of a majority of the outstanding shares of Cavium common stock. Cavium shareholders as of February 2, 2018 may have their Cavium common stock voted by following the instructions provided in this joint proxy statement/prospectus or on the enclosed proxy card or, if your shares are held in “street name,” by following the instructions in the voting instruction form to be provided to you by your bank, broker or other nominee. Cavium strongly recommends that Cavium shareholders entitled to vote submit a proxy even if they plan to attend the Cavium special meeting. Submitting a proxy now (including by telephone or over the Internet) will not prevent you from being able to vote at the Cavium special meeting by attending in person and casting a vote. However, if you do not return or submit your proxy (including by telephone or over the Internet) or vote in person at the Cavium special meeting, it will have the same effect as a vote “AGAINST” the approval of the Merger Proposal. If you attend the Cavium special meeting in person or by proxy, and you abstain from voting, that will have the same effect as a vote “AGAINST” approval of the Merger Proposal.

Cavium shareholders who hold their Cavium common stock beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their Cavium common stock as to how to vote their Cavium common stock. A Cavium shareholder who holds his or her Cavium common stock beneficially in “street name” and wishes to vote in person at the Cavium special meeting must obtain a proxy issued in the holder’s own name (known as a “legal proxy”) from the holder’s broker, bank or trustee.

By Order of the Board of Directors,

Syed B. Ali

Chairman of the Board of Directors

San Jose, California

February 5, 2018

Please submit your proxy promptly. You can find instructions for voting on the enclosed proxy card.

If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Cavium common stock, please contact Cavium or Cavium’s proxy solicitor:

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

Attention: Investor Relations

(408) 943-7100

IR@Cavium.com

or

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Shareholders may call toll free: (800) 322-2885

Banks and Brokers may call collect: (212) 929-5500

proxy@mackenziepartners.com

YOUR VOTE IS VERY IMPORTANT.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND SHAREHOLDER MEETINGS OF MARVELL AND CAVIUM

The following questions and answers briefly address some questions that you may have about the shareholder meetings and the Merger. They may not include all the information that is important to you. Marvell, Merger Sub and Cavium urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes and the other documents to which we have referred you. We have included cross-references in certain parts of this section to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.

Q:	What is this document?

A:	This joint proxy statement/prospectus serves as the joint proxy statement through which Marvell and Cavium provide their respective shareholders with important information regarding their respective shareholder meetings, the Merger and the other transactions contemplated by the Merger Agreement, and solicit proxies to obtain approvals from their respective shareholders for the Merger Proposal (in the case of Cavium) and the Marvell Share Issuance (in the case of Marvell). It also serves as the prospectus by which Marvell will offer and issue Marvell common shares in connection with the Merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	In order to complete the transactions contemplated by the Merger Agreement, including the Merger, Cavium shareholders must approve the Merger Proposal and Marvell shareholders must approve the Marvell Share Issuance, and all other conditions to the Merger set forth in the Merger Agreement must be satisfied or waived. Marvell and Cavium will hold separate meetings of their respective shareholders to vote on these proposals. This joint proxy statement/prospectus contains important information, which you should read carefully, about the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Merger and the Marvell Share Issuance, and the respective meetings of the shareholders of Marvell and Cavium.

The enclosed proxy materials allow you to grant a proxy to vote your shares by completing the enclosed proxy card or by submitting your proxy by telephone or over the Internet without attending your company’s shareholder meeting in person.

Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	Marvell shareholders are being asked to approve the Marvell Share Issuance and the Marvell Adjournment Proposal. Cavium shareholders are being asked to approve the Merger Proposal, the Cavium Adjournment Proposal and the Cavium Non-Binding Compensation Proposal.

Q:	What if Marvell shareholder approval of the Marvell Share Issuance is not obtained?

A:	If the Marvell Share Issuance is not approved, then the Merger will not occur.

Q:	What if Cavium shareholder approval of the Merger Proposal is not obtained?

A:	If the Merger Proposal is not approved, then the Merger will not occur.

Q:	Why are Marvell and Cavium proposing the Merger?

A:

The respective boards of directors of Marvell and Cavium believe that the Merger will provide substantial strategic and financial benefits to the shareholders of their respective companies. To review the reasons for the Merger, see “The Merger—Marvell’s Reasons for the Merger and Recommendation of Marvell’s Board of Directors” and “The Merger—Cavium’s Reasons for the Merger and Recommendation of Cavium’s Board of Directors” for more information.

Q:	What are the positions of the Marvell board of directors and the Cavium board of directors regarding the Merger and the related proposals that are being put to a vote of their respective shareholders?

A:	Marvell. The Marvell board of directors has determined that the Merger and the Marvell Share Issuance are fair to, and in the best interests of, Marvell and its shareholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Marvell Share Issuance. The Marvell board of directors unanimously recommends that the Marvell shareholders vote “FOR” the approval of the Marvell Share Issuance and “FOR” the Marvell Adjournment Proposal at the Marvell general meeting. See “The Merger—Marvell’s Reasons for the Merger and Recommendation of Marvell’s Board of Directors” for more information.

Cavium. The Cavium board of directors has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Cavium and its shareholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Cavium board of directors unanimously recommends that the Cavium shareholders vote “FOR” the Merger Proposal, “FOR” the Cavium Adjournment Proposal and “FOR” the Cavium Non-Binding Compensation Proposal at the Cavium special meeting. See “The Merger—Cavium’s Reasons for the Merger and Recommendation of Cavium’s Board of Directors” for more information.

Q:	What vote is required to approve each proposal on the agenda for the Marvell general meeting?

A:	Approval of the Marvell Share Issuance requires the affirmative vote of a majority of the Marvell common shares represented in person or by proxy at the Marvell general meeting at which a quorum is present, which, under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, excludes abstentions and broker non-votes, if any, which will have no effect on the outcome of the vote on this proposal. An abstention occurs when a Marvell shareholder attends the Marvell general meeting in person, or is represented at the Marvell general meeting by proxy, and abstains from voting. Shares not in attendance and not represented by proxy at the Marvell general meeting will have no effect on the outcome of the vote on the Marvell Share Issuance, provided that a quorum is present. See “Questions and Answers about the Shareholder Meetings and the Merger—What if I don’t provide my bank, broker or other nominee with instructions on how to vote?” for an explanation of broker non-votes.

Approval of the Marvell Adjournment Proposal requires the affirmative vote of a majority of the Marvell common shares represented in person or by proxy at the Marvell general meeting, regardless of whether a quorum is present. Under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, if you are present in person or represented by proxy, attend the meeting in person or by proxy, and vote to abstain, it will have no effect on the outcome of the vote on the Marvell Adjournment Proposal. Also under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, broker non-votes, if any, and shares not in attendance and not represented by proxy at the Marvell general meeting also will have no effect on the outcome of the Marvell Adjournment Proposal. See “The Marvell General Meeting—Quorum and Vote Required” for more information.

Q:	What vote is required to approve each proposal on the agenda for the Cavium special meeting?

A:	The Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Cavium common stock entitled to vote at the Cavium special meeting. Abstentions, broker-non votes and shares not represented at the Cavium special meeting will have the same effect as a vote “AGAINST” the Merger Proposal.

To approve the Cavium Adjournment Proposal, the affirmative vote of a majority of the shares of Cavium common stock present in person or represented by proxy at the Cavium special meeting and entitled to vote is required, regardless of whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Cavium Adjournment Proposal, while broker non-votes and shares not represented at the Cavium special meeting will have no effect on the outcome of the vote on the Cavium Adjournment Proposal.

To approve the Cavium Non-Binding Compensation Proposal, the affirmative vote of a majority of the shares of Cavium common stock present in person or represented by proxy at the Cavium special meeting and entitled to vote is required, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Cavium Non-Binding Compensation Proposal, while broker non-votes and shares not represented at the Cavium special meeting will have no effect on the outcome of the Cavium Non-Binding Compensation Proposal, provided that a quorum is present. See “The Cavium Special Meeting—Quorum and Vote Required” for more information. The Cavium Non-Binding Compensation Proposal is advisory, and therefore not binding on Cavium, Cavium’s compensation committee or the Cavium board of directors. Accordingly, regardless of the outcome of the Cavium Non-Binding Compensation Proposal, if the Merger is completed, Cavium’s named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments. See “The Cavium Special Meeting—Quorum and Vote Required” for more information.

Q:	How many votes do I have?

A:	Marvell shareholders are entitled to one vote for each Marvell common share owned by such holders at the close of business on February 2, 2018 (the “Marvell record date”). See “The Marvell General Meeting—Record Date; Issued Shares; Shares Entitled to Vote” for more information.

Cavium shareholders are entitled to one vote for each share of Cavium common stock owned by such holders at the close of business on February 2, 2018 (the “Cavium record date”). See “The Cavium Special Meeting—Record Date; Outstanding Shares; Shares Entitled to Vote” for more information.

Q:	What will happen in the Merger?

A:	In the Merger, Merger Sub, a direct wholly owned subsidiary of MTI, which is a direct wholly owned subsidiary of Marvell, will merge with and into Cavium, with Cavium continuing as the surviving corporation in the Merger and as an indirect wholly owned subsidiary of Marvell. See “The Merger Agreement—Effective Time and Completion of the Merger” for more information.

Q:	Will the Merger affect the board of directors or officers of Marvell after the Merger?

A:	Yes, the Merger will affect the board of directors of Marvell after the Merger. Under the Merger Agreement, Marvell has agreed to take all necessary corporate actions prior to the Effective Time (as defined below in “The Merger Agreement—Effective Time and Completion of the Merger”) such that the Chairman of the board of directors of Cavium and two other members of the Cavium board of directors to be designated by Marvell will become members of Marvell’s board of directors as of the Effective Time. Anil Jain, Corporate Vice President of Cavium, and M. Raghib Hussain, Chief Operating Officer of Cavium, will each become officers of Marvell upon completion of the Merger. Marvell expects that all directors and officers of Marvell will continue to serve as members of the board of directors and officers of Marvell, as applicable, after the completion of the Merger.

Q:	What will Cavium shareholders receive in the Merger?

A:	Each Cavium shareholder will receive, in exchange for each share of Cavium common stock held by such holder, 2.1757 (the “Exchange Ratio”) Marvell common shares and $40.00 in cash, without interest (the “Per Share Cash Amount”).

Marvell will not issue fractional shares as a result of the Merger; each holder of Cavium common stock that would otherwise be entitled to a fraction of a Marvell common share (after aggregating all fractions of a Marvell common share issuable to such shareholder) will, upon surrender of such holder’s Cavium stock certificate(s) or the transfer of such holder’s non-certificated shares represented by book entry positions, be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of a Marvell common share on NASDAQ on the closing date of the Merger. The Marvell common shares (and cash in lieu of any fraction of a Marvell common share) and the cash consideration that a Cavium shareholder is entitled to receive in exchange for the shares of Cavium common stock held by such holder pursuant to the Merger Agreement is referred to in this joint proxy statement/prospectus as the “Merger Consideration.”

Q:	What will Marvell shareholders receive in the Merger?

A:	Marvell shareholders will not receive any consideration in the Merger and will continue to hold the Marvell common shares they currently own.

Q:	If I am a Cavium shareholder, how will I receive the Merger Consideration to which I will be entitled if the Merger is completed?

A:	You will be paid the Merger Consideration as promptly as practicable after the closing of the Merger and after receipt by the Exchange Agent (as defined below in “The Merger Agreement—Exchange of Certificates”) of your stock certificates (or evidence of the transfer of shares in book-entry form), a duly executed letter of transmittal and any additional documents required by the procedures set forth in the letter of transmittal. See “The Merger Agreement—Exchange of Certificates.”

Q:	What happens if the market price of Marvell common shares or Cavium common stock changes before the completion of the Merger?

A:	No change will be made to the Exchange Ratio based on fluctuations in the market price of either Marvell common shares or Cavium common stock. As a result, the number of Marvell common shares that you receive as consideration in the Merger is fixed and will not change. However, the value of the consideration to be received by Cavium shareholders in the Merger may increase or decrease depending on the market price of Marvell common shares at the Effective Time.

On November 2, 2017, the last trading day prior to the first media report of a possible transaction between Marvell and Cavium, the closing price of Marvell common shares on NASDAQ was $18.28. On January 22, 2018, the last practicable trading day prior to the filing of this joint proxy statement/prospectus, the closing price of Marvell common shares on NASDAQ was $23.62 per share. We urge you to obtain current market quotations before voting your shares.

Q:	Will Marvell and Cavium continue to pay dividends or distributions prior to the completion of the Merger?

A:	The Merger Agreement permits Marvell to continue to pay ordinary quarterly cash dividends on its common shares. Decisions regarding whether or not to pay ordinary quarterly cash dividends and the amount of any such dividends will be based on the judgment of the Marvell board of directors. While Marvell anticipates that it would continue to pay dividends, Marvell can make no assurances that this will be the case. Cavium has never paid cash dividends on its common stock and is prohibited under the Merger Agreement from declaring or paying any dividend without Marvell’s prior written consent.

Q:	As a Cavium shareholder, will I be able to trade the Marvell common shares that I receive in connection with the Merger?

A:	Yes. The Marvell common shares to be issued in connection with the Merger will be listed on NASDAQ under the symbol “MRVL.” However, certain persons who become affiliates of Marvell after the Merger will be required to comply with Rule 144 promulgated under the Securities Act if they wish to sell or otherwise transfer any of the Marvell common shares received in connection with the Merger.

Q:	What percentage of Marvell common shares will be owned by former Cavium shareholders following the Merger?

A:	The additional Marvell common shares issued to shareholders of Cavium in connection with the Merger will comprise approximately 23.3% of Marvell’s issued common shares immediately following the Effective Time, based on the number of issued Marvell common shares and the number of outstanding shares of Cavium common stock on January 22, 2018, excluding the effect of outstanding options, restricted stock units or other equity-based awards to purchase Marvell common shares or Cavium common stock.

Q:	Do Cavium shareholders have appraisal rights?

A:	Yes. Because Cavium is a Delaware corporation, under the General Corporation Law of the State of Delaware (the “DGCL”), holders of Cavium common stock who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all applicable requirements of Delaware law, which are summarized in this joint proxy statement/prospectus and attached as Annex E. This appraisal amount could be more than, the same as, or less than the amount a Cavium shareholder would be entitled to receive under the Merger Agreement. Any Cavium shareholder intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Cavium prior to the vote on the adoption of the Merger Agreement and must not vote or submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. These procedures are summarized in this joint proxy statement/prospectus in the section entitled “The Merger—Rights of Appraisal for Cavium Shareholders.” Because of the complexity of Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, Cavium encourages you to seek the advice of your own legal counsel.

Q:	Do Marvell shareholders have appraisal rights?

A:	No. Marvell shareholders do not have appraisal rights as a result of the Merger.

Q:	When do you expect to complete the Merger?

A:	Marvell and Cavium currently expect to complete the Merger in the middle of calendar year 2018, subject to the satisfaction or waiver of the conditions described in “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What is required to complete the Merger?

A:	In addition to the approval of the Marvell Share Issuance by Marvell shareholders and the adoption of the Merger Agreement by Cavium shareholders, completion of the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of a number of other conditions, including the receipt of required regulatory approvals, the accuracy of Marvell’s and Cavium’s respective representations and warranties under the Merger Agreement (subject to certain materiality exceptions) and Marvell’s and Cavium’s performance of their respective obligations under the Merger Agreement in all material respects. See “The Merger Agreement—Conditions to Completion of the Merger” for more information regarding conditions to the completion of the Merger.

Q:	What are the U.S. federal income tax consequences of the Merger to U.S. holders of Cavium common stock?

A:	The exchange of Cavium common stock in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “Material United States Federal Income Tax Consequences”) of Cavium common stock who receives Merger Consideration in exchange for such U.S. holder’s shares of Cavium common stock generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value of the Merger Consideration received and such U.S. holder’s adjusted tax basis in the shares of Cavium common stock exchanged therefor. See “Material United States Federal Income Tax Consequences” for more information.

Q:	Is the completion of the Merger subject to a financing condition?

A:	No. The completion of the Merger is not subject to any financing condition.

Q:	What is the amount of debt to be incurred by Marvell in connection with the Merger?

A:	Marvell anticipates that it will need a total of approximately $3.4 billion in order to pay Cavium’s shareholders the cash portion of the Merger Consideration, to refinance certain existing indebtedness of Cavium and to pay related fees and expenses. Marvell expects to obtain debt financing totaling $1.75 billion. Marvell has entered into a debt commitment letter for a $900 million three-year term loan facility and an $850 million 364-day bridge facility. In lieu of borrowing, in whole or in part, under the bridge facility, Marvell may incur permanent debt financing. There can be no assurance that Marvell will be able to obtain any such permanent debt financing. The proceeds from the new debt facilities and any such permanent debt financing are expected to be used to pay, together with Marvell’s and Cavium’s cash on hand, the cash portion of the Merger Consideration, to refinance existing indebtedness of Cavium and to pay related fees and expenses.

Q:	What risks should I consider in deciding whether to vote in favor of the issuance of Marvell common shares in connection with the Merger or the adoption of the Merger Agreement?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25, which presents some of the risks and uncertainties relating to the Merger and the businesses of each of Marvell and Cavium.

Q:	Does my vote matter?

A:	Yes, your vote is very important. Marvell and Cavium cannot complete the Merger unless the Cavium shareholders approve the Merger Proposal and the Marvell shareholders approve the Marvell Share Issuance. Whether or not you plan to attend the Marvell general meeting or the Cavium special meeting, please vote as soon as possible by following the instructions in this joint proxy statement/prospectus.

Q:	Should Cavium shareholders send in stock certificates now?

A:	NO, CAVIUM SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATE(S) WITH THEIR PROXY CARDS. If the Merger is completed, the Exchange Agent will send Cavium shareholders written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See “The Cavium Special Meeting—Proxy Solicitations” and “The Merger Agreement—Exchange of Certificates” for more information.

Q:	Who can answer my questions about the Merger?

A:	If you have any questions about the Merger or your shareholder meeting, need assistance in voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s), you should contact:

If you are a Marvell shareholder:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

If you are a Cavium shareholder:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Shareholders may call toll free: (800) 322-2885

Banks and Brokers may call collect: (212) 929-5500

proxy@mackenziepartners.com

Q:	When and where are the shareholder meetings?

A:	The Marvell general meeting will be held at the offices of Marvell Semiconductor, Inc., located at 5488 Marvell Lane, Santa Clara, California 95054, at 1:00 p.m., local time on March 16, 2018.

The Cavium special meeting will be held at Cavium headquarters located at 2315 North First Street, San Jose, California 95131, at 10:00 a.m., local time on March 16, 2018.

Q:	Who is eligible to vote at the Marvell general meeting and the Cavium special meeting?

A:	Owners of Marvell common shares are eligible to vote at the Marvell general meeting if they are shareholders of record at the close of business on the Marvell record date. See “The Marvell General Meeting—Record Date; Issued Shares; Shares Entitled to Vote” for more information.

Owners of Cavium common stock are eligible to vote at the Cavium special meeting if they are shareholders of record at the close of business on the Cavium record date. See “The Cavium Special Meeting—Record Date; Outstanding Shares; Shares Entitled to Vote” for more information.

Q:	Can I attend the shareholder meetings in person?

A:	If you were a Marvell shareholder as of the close of business on the Marvell record date or you hold a valid legal proxy for the Marvell general meeting, you may attend the Marvell general meeting. Similarly, if you were a Cavium shareholder as of the close of business on the Cavium record date or you hold a valid legal proxy for the Cavium special meeting, you may attend the Cavium special meeting.

You should be prepared to present a form of personal identification for admittance. In addition, if you are a record holder, your name will be verified against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker, bank or other nominee (i.e., in “street name”), you will need to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or other similar evidence of ownership. If you do not provide a form of personal identification or comply with the other procedures outlined above upon request, you may not be admitted to the meeting.

Q:	What constitutes a quorum?

A:	A quorum for the Marvell general meeting is the presence at the meeting, either in person or by proxy, of holders representing in excess of 50% of the total issued voting shares of Marvell throughout the Marvell general meeting. Abstentions (i.e., Marvell common shares that are represented in person at the Marvell general meeting or for which proxies have been received, but for which the holders have abstained from voting), if any, and broker non-votes, if any, will be included in the calculation of the number of Marvell common shares represented at the Marvell general meeting for purposes of determining whether a quorum is present.

A quorum for the Cavium special meeting is the presence at the meeting, either in person or by proxy, of holders of outstanding Cavium common stock entitled to vote and representing at least a majority of the outstanding voting power of Cavium common stock. Abstentions (i.e., shares of Cavium common stock that are represented in person at the special meeting or for which proxies have been received but for which the holders have abstained from voting), if any, will be included in the calculation of the number of shares of Cavium common stock represented at the special meeting for purposes of determining whether a quorum is present. Broker non-votes, if any, will not be included in the calculation of the number of shares of Cavium common stock represented at the special meeting for purposes of determining whether a quorum is present.

Q:	What should I do now?

A:	You should read this joint proxy statement/prospectus carefully, including the Annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be represented and voted at the Marvell general meeting or the Cavium special meeting, as applicable. A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. See “The Marvell General Meeting—How to Vote” and “The Cavium Special Meeting—How to Vote” for more information.

Q:	What happens if I sell my shares before the Marvell or Cavium shareholder meeting?

A:	If a Cavium shareholder transfers its shares of Cavium common stock after the Cavium record date or a Marvell shareholder transfers its Marvell common shares after the Marvell record date, as applicable, but before the Cavium special meeting or the Marvell general meeting, as applicable, the shareholder will retain (subject to any arrangements made with the purchaser of such shareholder’s shares) such shareholder’s right to vote at the Cavium special meeting or the Marvell general meeting, as applicable. However, in order for Cavium shareholders to receive the Merger Consideration, they must hold their shares through the Effective Time.

Q:	How do I vote my Marvell common shares?

A:	You may vote your Marvell common shares in person at the Marvell general meeting or by submitting a proxy (including proxies received by telephone or over the Internet). Marvell recommends that you submit your proxy even if you plan to attend the Marvell general meeting. If you submit your proxy, you may change your vote if you attend and vote at the Marvell general meeting; however, mere attendance at the Marvell general meeting will not revoke your previously issued proxy.

Owners of record (that is, shareholders who hold Marvell common shares in their own name and not through a bank, broker or other nominee) as of the close of business on February 2, 2018, the record date for the Marvell general meeting, may vote in person at the Marvell general meeting or by proxy. This means that you may use the enclosed proxy card(s) (or submit your proxy by telephone or over the Internet) to instruct the persons named as proxies how to vote your Marvell common shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the Internet, your Marvell common shares will be voted in accordance with your instructions. The named proxies will vote all Marvell common shares at the Marvell general meeting for which proxies have been properly submitted (whether by mail, telephone or over the Internet) and not revoked. Owners of record have three ways to vote by proxy:

•	Internet: You can submit your proxy over the Internet at the web address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote. If you submit your proxy over the Internet, do not return your proxy card(s).

•	Telephone: You can submit your proxy by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote. If you submit your proxy by telephone, do not return your proxy card(s).

•	Mail: You can submit your proxy by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you sign and return your proxy card(s) but do not mark your card(s) to instruct the proxies how to vote your Marvell common shares on each proposal, your Marvell common shares will be voted as recommended by the Marvell board of directors (i.e., “FOR” each proposal presented to the shareholders).

Q:	How do I vote my Cavium common stock?

A:	You may vote your shares of Cavium common stock in person at the Cavium special meeting or by submitting a proxy (including proxies received by telephone or over the Internet). Cavium recommends that you submit your proxy even if you plan to attend the Cavium special meeting. If you submit your proxy, you may change your vote if you attend and vote at the Cavium special meeting; however, mere attendance at the Cavium special meeting will not revoke your previously issued proxy.

Owners of record (that is, shareholders who hold shares of Cavium common stock in their own name and not through a bank, broker or other nominee), as of the close of business on February 2, 2018, the record date for the Cavium special meeting, may vote in person at the Cavium special meeting or by proxy. This means that you may use the enclosed proxy card(s) (or submit your proxy by telephone or the Internet) to instruct the persons named as proxies how to vote your shares of Cavium common stock. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the Internet, your shares of Cavium common stock will be voted in accordance with your instructions. The named proxies will vote all shares of Cavium common stock at the Cavium special meeting for which proxies have been properly submitted (whether by mail, telephone or over the Internet) and not revoked. Owners of record have three ways to vote by proxy:

•	Internet: You can submit your proxy over the Internet at the web address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote. If you submit your proxy over the Internet, do not return your proxy card(s).

•	Telephone: You can submit your proxy by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote. If you submit your proxy by telephone, do not return your proxy card(s).

•	Mail: You can submit your proxy by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you sign and return your proxy card(s) but do not mark your card(s) to instruct the proxies how to vote your shares of Cavium common stock on each proposal, your shares of Cavium common stock will be voted as recommended by the Cavium board of directors (i.e., “FOR” each proposal presented to the shareholders).

Q:	If I am going to attend my shareholder meeting, should I return my proxy card(s)?

A:	Yes. Returning your completed, signed and dated proxy card(s) or submitting your proxy by telephone or over the Internet ensures that your shares will be represented and voted at your shareholder meeting. See “The Marvell General Meeting—How to Vote” and “The Cavium Special Meeting—How to Vote” for more information.

Q.	Can I change my vote after I mail my proxy card(s) or vote by telephone or over the Internet?

A:	Yes. If you are a shareholder of record of Marvell common shares or of Cavium common stock (that is, you hold your shares in your own name and not through a bank, broker or other nominee) as of the close of business on the applicable record date for your shareholder meeting, you can change your vote by:

•	sending a written notice to the corporate secretary of the company in which you hold shares, bearing a date later than the date of the proxy, that is received prior to your shareholder meeting and stating that your proxy is revoked;

•	signing, dating and delivering a new valid proxy card(s) bearing a later date that is received prior to your shareholder meeting;

•	submitting your voting instructions again by telephone or over the Internet by 11:59 p.m. Eastern time on March 15, 2018; or

•	attending your shareholder meeting and voting in person, although your attendance at the shareholder meeting will not, by itself, revoke your proxy.

If you are a “street name” shareholder and submitted voting instructions to your broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee on how to change your vote.

Q:	What if my bank, broker or other nominee holds my shares in “street name”?

A:	If a bank, broker or other nominee holds your shares, your shares are held in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of telephone and Internet voting depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you. If your shares are held in the name of your bank, broker or other nominee and you wish to vote in person at your shareholder meeting, you must contact your bank, broker or other nominee and request a document called a “legal proxy.” You must bring this legal proxy to your shareholder meeting in order to vote in person.

Q:	What if I don’t provide my bank, broker or other nominee with instructions on how to vote?

A:	Generally, a bank, broker or other nominee may vote the shares that it holds for you only in accordance with your instructions. However, if your bank, broker or other nominee has not received your instructions, your bank, broker or other nominee has the discretion to vote on certain matters that are considered routine. A “broker non-vote” occurs if your bank, broker or other nominee cannot vote on a particular matter because your bank, broker or other nominee has not received instructions from you and because the proposal is not routine. Each of the matters being presented to shareholders for a vote at the shareholder meetings of Marvell and Cavium is not considered a routine matter. Therefore, your bank, broker or other nominee will not be permitted to vote at the shareholder meeting without instruction from you as the beneficial owner of Marvell common shares or Cavium common stock.

Q:	What if I abstain from voting?

A:	Your abstention from voting will have the following effect:

If you are a Marvell shareholder:

For all proposals, a properly executed proxy marked “abstain” will be counted in determining whether a quorum is present at the Marvell general meeting, but, under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, will be excluded from, and will have no effect on the outcome of, the vote on the approval of the Marvell Share Issuance or the Marvell Adjournment Proposal.

If you are a Cavium shareholder:

For all proposals, a properly executed proxy marked “abstain” will be counted in determining whether a quorum is present at the Cavium special meeting. With respect to the Merger Proposal, abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. With respect to the Cavium Adjournment Proposal and the Cavium Non-Binding Compensation Proposal, abstentions will have the same effect as votes “AGAINST” such proposals.

Q:	What does it mean if I receive multiple proxy cards or voting instruction forms?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction form you receive or submit your proxy using the telephone or the Internet as described in the instructions included with your proxy card(s) or voting instruction form(s).

Q:	What happens if I am a shareholder of both Marvell and Cavium?

A:	You will receive separate proxy cards from each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or by submitting a proxy by one of the other methods specified in your proxy card or voting instruction form for each company.

Q:	Where can I find more information about Marvell and Cavium?

A:	You can find more information about Marvell and Cavium from various sources described under “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and might not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the Annexes, to fully understand the Merger and the related transactions. In addition, Marvell and Cavium incorporate by reference into this joint proxy statement/prospectus important business and financial information about Marvell and Cavium. See “Where You Can Find More Information” for more information.

Information About Marvell (beginning on page 184)

Marvell is a fabless semiconductor provider of application-specific semiconductor products. As a fabless semiconductor company, Marvell focuses on the design, development and marketing of semiconductor products and forms relationships with foundries, assembly and test facilities for the manufacture of these products. Marvell’s semiconductors perform analog, mixed-signal and digital signal processing, and Marvell designs both stand-alone and embedded semiconductors. Marvell’s core strength lies in the development of complex integrated circuits that incorporate all components of an electronic system in one chip—so-called SoC devices. Marvell’s broad product portfolio includes devices for storage, networking and connectivity, and Marvell’s market segments include the enterprise, cloud, automotive, industrial and consumer markets.

Marvell was incorporated in Bermuda in January 1995. Marvell’s registered and mailing address is Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and its telephone number there is (441) 296-6395. The address of Marvell’s U.S. operating subsidiary is Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054, and its telephone number there is (408) 222-2500. Marvell also has subsidiaries and operations in many countries, including China, India, Israel, Japan, Singapore, South Korea, Taiwan and Vietnam. Marvell’s fiscal year ends on the Saturday nearest January 31. As of January 22, 2018, Marvell had a total of approximately 3,770 employees, and held approximately 9,500 U.S. and foreign patents issued and approximately 2,300 U.S. and foreign patent applications pending on various aspects of Marvell technology.

Marvell common shares are listed on NASDAQ under the symbol “MRVL.”

Additional information about Marvell and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Documents Incorporated by Reference” for more information.

Information About Merger Sub (beginning on page 185)

Merger Sub, a direct wholly owned subsidiary of MTI, which is a direct wholly owned subsidiary of Marvell, is a Delaware corporation that was formed on November 17, 2017, for the purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into Cavium, with Cavium surviving as an indirect wholly owned subsidiary of Marvell.

Information About Cavium (beginning on page 186)

Cavium is a provider of highly integrated semiconductor processors that enable intelligent processing for wired and wireless infrastructure and cloud for networking, communications, storage and security applications. Cavium’s products consist of multi-core processors for embedded and data center applications, network connectivity for server and switches, storage connectivity and security processors for offload and appliance. A range of Cavium’s products also include a rich suite of embedded security protocols that enable unified threat management, or UTM, secure connectivity, network perimeter protection and deep packet inspection, or DPI. Cavium sells its products to networking original equipment manufacturers, or OEM, that sell into the enterprise, datacenter, service provider, and broadband and consumer markets. Cavium also sells its products through channels, original design manufacturers, or ODM, as well as direct sales to mega data centers.

In the enterprise market, Cavium’s products are used in routers, switches, storage appliances, server connectivity for networking and storage, wireless local area networks, or WLAN, and UTM. In the datacenter market, Cavium’s products are used in servers for data and storage connectivity as well as security offload and server load balancers. In the service provider market in wired infrastructure Cavium’s products are used in edge routers, cable modem termination system head-ends, and media gateways, and in wireless infrastructure in 3G/4G/5G base stations, radio network controllers, micro/macro cell, evolved packet core nodes, and CloudRAN. In the broadband and consumer market Cavium’s products are used in home gateways, wireless high-definition multimedia interface, or HDMI, WLAN, small office/home office, and UTM. Several of Cavium’s products are systems on a chip, or SoCs, which incorporate single or multiple processor cores, a highly integrated architecture and customizable software that is based on a broad range of standard operating systems.

Cavium focuses its resources on the design, sales and marketing of its products, and outsources the manufacturing of its products. Cavium expanded its server data and storage connectivity product portfolio in August 2016 with its acquisition of QLogic Corporation (“QLogic”). Cavium has a broad portfolio of multi-core processors to deliver integrated and optimized hardware and software embedded solutions to the market. Cavium’s software and service revenue is primarily from the sale of software subscriptions of embedded Linux operating system, related development tools, application software stacks, support, and professional services.

Cavium common stock is traded on NASDAQ under the symbol “CAVM.” Following the Merger, Cavium common stock will be delisted from NASDAQ.

Cavium was incorporated under the laws of the state of California in November 2000 and reincorporated under the laws of the State of Delaware in February 2007. The address of Cavium’s principal executive office is 2315 N. First Street, San Jose, California 95131, and its telephone number is (408) 943-7100. Additional information about Cavium and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference” for more information.

The Merger (beginning on page 146)

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into Cavium. The separate corporate existence of Merger Sub will cease, and Cavium will continue as the surviving corporation in the Merger as an indirect wholly owned subsidiary of Marvell.

We encourage you to read in its entirety the Merger Agreement, which governs the Merger and is attached as Annex A to this joint proxy statement/prospectus, as it sets forth the terms of the Merger.

Merger Consideration (beginning on page 147)

At the Effective Time, each share of Cavium common stock that is outstanding immediately prior to the Effective Time (other than shares held by Marvell, Cavium or any of their respective subsidiaries and shares as to which appraisal rights have been properly exercised pursuant to Delaware law, as described in “The Merger—Rights of Appraisal for Cavium Shareholders”) will be converted into the right to receive (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest.

On November 2, 2017, the last trading day prior to the first media report stating that Marvell and Cavium were in advanced discussions regarding a potential transaction, the closing price of Marvell common shares on NASDAQ was $18.28. On January 22, 2018, the last practicable trading day prior to the filing of this joint proxy statement/prospectus, the closing price of Marvell common shares on NASDAQ was $23.62 per share.

No Financing Condition; Financing (beginning on page 134)

Marvell’s obligation to complete the Merger is not subject to a financing condition. Marvell anticipates that it will need approximately $3.4 billion in order to pay Cavium’s shareholders the cash portion of the Merger Consideration, to refinance certain existing indebtedness of Cavium and to pay related fees and expenses. Marvell expects to enter into new debt facilities totaling $1.75 billion. Marvell has received commitments for a $900 million three-year term loan facility and an $850 million, 364-day bridge facility. In lieu of borrowing, in whole or in part, under the bridge facility, Marvell may incur permanent debt financing. There can be no assurance that Marvell will be able to obtain any such permanent debt financing. The proceeds from the new debt facilities and any such permanent debt financing are expected to be used to pay, together with Marvell’s and Cavium’s cash on hand, the cash portion of the Merger Consideration, to refinance existing indebtedness of Cavium and to pay related fees and expenses.

Recommendation of the Marvell Board of Directors to Marvell’s Shareholders (beginning on page 78)

After careful consideration, the Marvell board of directors, on November 18, 2017, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Marvell Share Issuance, and determined that the Merger and the Marvell Share Issuance are fair to, and in the best interests of, Marvell and its shareholders. The Marvell board of directors consulted with members of Marvell’s management and Marvell’s legal and financial advisors and considered a number of factors, including those listed in “The Merger—Marvell’s Reasons for the Merger and Recommendation of Marvell’s Board of Directors.”

The Marvell board of directors unanimously recommends that Marvell shareholders vote “FOR” the approval of the Marvell Share Issuance and “FOR” the Marvell Adjournment Proposal.

Recommendation of the Cavium Board of Directors to Cavium’s Shareholders (beginning on page 83)

After careful consideration, the Cavium board of directors, on November 19, 2017, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, Cavium and its shareholders. The Cavium board of directors consulted with members of Cavium’s management and Cavium’s legal and financial advisors and considered a number of factors, including those listed in “The Merger—Cavium’s Reasons for the Merger and Recommendation of Cavium’s Board of Directors.”

The Cavium board of directors unanimously recommends that Cavium shareholders vote “FOR” the Merger Proposal, “FOR” the Cavium Adjournment Proposal and “FOR” the Cavium Non-Binding Compensation Proposal.

Opinions of Financial Advisors (beginning on page 88 for Marvell’s financial advisor and on page 100 for Cavium’s financial advisors)

Opinion of Marvell’s Financial Advisor, Goldman Sachs & Co. LLC (beginning on page 88)

Marvell retained Goldman Sachs & Co. LLC (“Goldman Sachs”) as its financial advisor in connection with the Merger. Goldman Sachs rendered its oral opinion to the Marvell board of directors on November 18, 2017, subsequently confirmed in writing by delivery of a written opinion dated November 19, 2017, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by Marvell for each outstanding share of Cavium common stock, pursuant to the Merger Agreement, was fair to Marvell from a financial point of view.

The full text of the written opinion of Goldman Sachs, dated November 19, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You should read the opinion carefully in its entirety.

The Goldman Sachs opinion was provided to the Marvell board of directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view to Marvell, of the Merger Consideration to be paid pursuant to, and in accordance with, the terms of the Merger Agreement by Marvell for each outstanding share of Cavium common stock, and does not address any other aspect of the Merger. The Goldman Sachs opinion is not a recommendation as to how any Marvell shareholder should vote with respect to the Marvell Share Issuance or act on any other matter and it does not in any manner address the price at which shares of Cavium common stock or Marvell common shares will trade at any time.

Goldman Sachs provided advisory services and its opinion for the information and assistance of Marvell’s board of directors in connection with its consideration of the Merger. Pursuant to an engagement letter between Marvell and Goldman Sachs, Marvell has agreed to pay Goldman Sachs a transaction fee of $22,000,000, of which $5,000,000 became payable upon execution of the Merger Agreement, and the remainder of which is contingent upon completion of the Merger.

Opinions of Cavium’s Financial Advisors, Qatalyst Partners LP and J.P. Morgan Securities LLC (beginning on page 100)

Cavium retained Qatalyst Partners LP (“Qatalyst Partners”) and J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisors in connection with the Merger. Each of Qatalyst Partners and J.P. Morgan rendered to the Cavium board of directors its respective oral opinion on November 19, 2017, subsequently confirmed in writing, that as of such date, and based upon and subject to the considerations, limitations, factors, assumptions and other matters set forth in their respective written opinions, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Cavium common stock, other than Marvell or any of its affiliates, was fair, from a financial point of view, to such shareholders.

The full text of each of Qatalyst Partners’ and J.P. Morgan’s written opinions, each dated as of November 19, 2017, is attached as Annex C and Annex D, respectively, to this joint proxy statement/prospectus and each is incorporated into this joint proxy statement/prospectus by reference. The written opinions set forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the reviews undertaken by each of Qatalyst Partners and J.P. Morgan in rendering each of their respective opinions. You should read each opinion carefully in its entirety.

Each of Qatalyst Partners’ and J.P. Morgan’s opinions was provided to the Cavium board of directors and each addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Cavium common stock, other than Marvell or any of its affiliates, and neither opinion addresses any other aspect of the Merger. The opinions do not constitute recommendations as to how any Cavium shareholder should vote with respect to the Merger Proposal or act on any other matter and they do not in any manner address the price at which the shares of Cavium common stock or Marvell common shares will trade at any time.

Each of Qatalyst Partners and J.P. Morgan provided Cavium with financial advisory services in connection with the Merger. Pursuant to an engagement letter between Cavium and Qatalyst Partners and in respect of such services, Cavium has agreed to pay Qatalyst Partners approximately $38 million (provided that the final actual fee will be, in part, based on an average of Marvell’s closing share price over ten consecutive trading days up to and including the second trading day immediately preceding the Closing Date, and, accordingly, the final fee may vary significantly from this estimate), of which $150,000 became payable upon execution of the engagement letter, $3.5 million of which became payable upon delivery of its opinion and the remainder of which is contingent upon completion of the Merger. Pursuant to an engagement letter between Cavium and J.P. Morgan, Cavium has agreed to pay J.P. Morgan a transaction fee of approximately $25 million, of which $3.5 million became payable upon delivery of its opinion, and the remainder of which is contingent upon completion of the Merger.

Effect of the Merger on Cavium’s Equity Incentive Compensation Awards (beginning on page 149)

Stock Options

The Merger Agreement provides that, at the Effective Time, each outstanding stock option, whether vested or unvested (other than stock options held by non-employee members of Cavium’s board of directors who will not serve on Marvell’s board of directors following the Effective Time), will be assumed by Marvell and converted into an option to purchase, on the same terms and conditions as were applicable under such stock option, that number of Marvell common shares (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Cavium common stock subject to such stock option multiplied by (b) the Conversion Ratio (as defined in “The Merger Agreement—Treatment of Cavium Equity Awards”), at an exercise price per Marvell common share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for the Cavium common stock subject to such stock option, by (ii) the Conversion Ratio.

The Merger Agreement provides that, at the Effective Time, each stock option that is outstanding and vested immediately prior to the Effective Time, (including any such stock options that become vested by their terms immediately prior to or as of the Effective Time) held by non-employee members of Cavium’s board of directors who will not serve on Marvell’s board of directors following the Effective Time will be canceled, and the holder of such stock option will be entitled to receive (subject to applicable withholding or other taxes) an amount in cash equal to the product of (a) the amount (if positive) equal to (i) the Equity Award Cash Consideration (as defined in “The Merger Agreement—Treatment of Cavium Equity Awards”) minus (b) the exercise price applicable to such stock option, multiplied by (ii) the number of shares of Cavium common stock subject to such stock option. The unvested stock options held by non-employee members of Cavium’s board of directors who will not serve on Marvell’s board of directors will by their terms become vested immediately prior to or as of the Effective Time.

Restricted Stock Units

At the Effective Time, each Cavium restricted stock unit (“Cavium RSU”) that is outstanding and unvested immediately prior to the Effective Time, other than any Cavium RSU held by a non-employee member of the Cavium board of directors, will be converted into the number of Marvell restricted stock units (“Converted RSU”) (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Cavium common stock subject to such Cavium restricted stock unit, multiplied by (b) the Conversion Ratio.

At the Effective Time, each Cavium RSU (a) that is outstanding and vested (and with respect to which shares of Cavium common stock have not yet been issued) immediately prior to the Effective Time (including any Cavium RSU that becomes vested by its terms immediately prior to or as of the Effective Time) or (b) that is outstanding and held by a non-employee member of the Cavium board of directors immediately prior to the Effective Time, whether vested or unvested (which awards will vest in full as of immediately prior to the Effective Time), in the case of each of clauses “(a)” or “(b),” will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to applicable withholding or other taxes, which withholding will first be applied against the cash portion of the consideration paid in respect of such restricted stock units): (i) an amount in cash equal to the product of (A) the Per Share Cash Amount, multiplied by (B) the total number of shares of Cavium common stock subject to such Cavium RSU; and (ii) a number of Marvell common shares equal to the product of (A) the Exchange Ratio, multiplied by (B) the total number of shares of Cavium common stock subject to such Cavium RSU.

Performance-Based Restricted Stock Units

At the Effective Time, each Cavium performance-based restricted stock unit (“Cavium PRSU”) that is outstanding and unvested immediately prior to the Effective Time will be assumed and converted into that number of Marvell restricted stock units (each a “Converted PRSU”), rounded down to the nearest whole share, equal to the product of (a) the target number of shares of Cavium common stock subject to such Cavium PRSU, multiplied by (b) the Conversion Ratio. Such Converted PRSUs: (i) will vest based on the vesting date set forth in the award agreement applicable to such Cavium PRSU prior to the Effective Time, subject only to the continued service of the grantee with the surviving corporation in the Merger, Marvell or any of their affiliates through the applicable vesting date; (ii) will not be subject to any performance-based vesting terms following the Effective Time; and (iii) will otherwise be subject to the same terms and conditions as were applicable under such Cavium PRSUs prior to the Effective Time.

For a full description of the treatment of Cavium’s equity awards, see “The Merger Agreement—Treatment of Cavium Equity Awards.”

Voting Agreements (beginning on page 129)

Concurrently with the execution and delivery of the Merger Agreement, Syed B. Ali, Co-Founder, Chief Executive Officer and Chairman of the board of directors of Cavium, entered into a voting agreement with Marvell pursuant to which Mr. Ali agreed, among other things and subject to certain exceptions and limitations, to vote his shares of Cavium common stock, which represented approximately 2.62% of Cavium’s outstanding common stock as of November 19, 2017, the date of the voting agreement, in favor of the adoption of the Merger Agreement.

Separately, concurrently with the execution and delivery of the Merger Agreement, Starboard Value LP and certain of its affiliates, including Peter Feld, a member of Marvell’s board of directors (collectively, the “Starboard Shareholders”), entered into a voting agreement with Cavium pursuant to which the Starboard Shareholders agreed to, among other things and subject to certain exceptions and limitations, vote their Marvell common shares, which represented approximately 6.9% of Marvell’s issued common shares as of November 19, 2017, in favor of the approval of the Marvell Share Issuance.

See “The Merger—Voting Agreements” beginning on page 129 for more information.

Record Date; Outstanding Shares; Shares Entitled to Vote; Vote Required (page 50 for Marvell and page 57 for Cavium)

Marvell Shareholders

The record date for the general meeting of Marvell shareholders is February 2, 2018. This means that you must be a shareholder of record of Marvell common shares at the close of business on February 2, 2018, in order to vote at the Marvell general meeting. You are entitled to one vote for each Marvell common share you own. At the close of business on February 2, 2018, there were 495,909,755 Marvell common shares issued and entitled to vote at the Marvell general meeting.

Approval of the Marvell Share Issuance requires the affirmative vote of a majority of the Marvell common shares represented in person or by proxy at the Marvell general meeting at which a quorum is present, which under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, excludes abstentions and broker non-votes, which will have no effect on the outcome of the vote on the Marvell Share Issuance. Approval of the Marvell Adjournment Proposal requires the affirmative vote of a majority of the Marvell common shares represented in person or by proxy at the Marvell general meeting, regardless of whether a quorum is present. Under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, abstentions and broker non-votes will have no effect on the outcome of the vote on the Marvell Adjournment Proposal.

Cavium Shareholders

The record date for the Cavium special meeting is February 2, 2018. This means that you must be a shareholder of record of Cavium common stock at the close of business on February 2, 2018, in order to vote at the Cavium special meeting. You are entitled to one vote for each share of Cavium common stock you own. At the close of business on February 2, 2018, there were 69,731,912 shares of Cavium common stock outstanding and entitled to vote at the Cavium special meeting and no shares of treasury stock.

The adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Cavium common stock entitled to vote at the Cavium special meeting. To approve the Cavium Adjournment Proposal, the affirmative vote of a majority of the shares of Cavium common stock present in person or represented by proxy and entitled to vote at the Cavium special meeting is required, regardless of whether a quorum is present. To approve the Cavium Non-Binding Compensation Proposal, the affirmative vote of a majority of the shares of Cavium common stock present in person or represented by proxy and entitled to vote at the Cavium special meeting is required, assuming a quorum is present.

Share Ownership and Voting by Marvell’s and Cavium’s Directors and Executive Officers (page 51 for Marvell and page 58 for Cavium)

Marvell. At the close of business on the record date for the Marvell general meeting, Marvell’s directors and executive officers had the right to vote approximately 34,168,030 Marvell common shares at the Marvell general meeting, collectively representing approximately 6.9% of Marvell common shares issued and entitled to vote at the Marvell general meeting.

Cavium. At the close of business on the record date for the Cavium special meeting, Cavium’s directors and executive officers had the right to vote approximately 2,303,909 shares of Cavium common stock at the Cavium special meeting, collectively representing approximately 3.3% of Cavium common stock outstanding.

Interests of Cavium Directors and Executive Officers in the Merger (beginning on page 122)

Cavium’s executive officers and members of its board of directors, in their capacities as such, have financial interests in the Merger that may be different from, or in addition to, their interests as shareholders and the interests of shareholders of Cavium generally. The members of Cavium’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the Cavium shareholders that the Merger Agreement be adopted. These interests are discussed in more detail in the section entitled “The Merger—Interests of Cavium Directors and Executive Officers in the Merger.” In addition, the Merger Agreement provides that Marvell will cause the Chairman of the board of directors of Cavium and two other members of the Cavium board of directors to be designated by Marvell to become members of the Marvell board of directors as of the Effective Time. Anil Jain, Corporate Vice President of Cavium, and M. Raghib Hussain, Chief Operating Officer of Cavium, will each become officers of Marvell upon completion of the Merger. Marvell expects that all of the directors of Marvell will continue to serve as members of the board of directors of Marvell after the Effective Time.

Listing of Marvell Common Shares and Delisting and Deregistration of Cavium Common Stock (beginning on page 135)

Under the Merger Agreement, Marvell and Cavium have agreed to use their respective reasonable best efforts to take all actions required to be taken under applicable securities laws in connection with the issuance, exchange, and listing of Marvell common shares to be issued to Cavium shareholders in connection with the Merger. The authorization and approval for listing of such shares on NASDAQ, subject to official notice of issuance, is a condition to the obligation of each of Marvell, Merger Sub and Cavium to complete the Merger. The Marvell common shares to be issued in connection with the Merger will trade under the symbol “MRVL” and will be fully fungible with the Marvell common shares currently trading under that symbol.

Shares of Cavium common stock are currently traded on NASDAQ under the symbol “CAVM.” Under the Merger Agreement, Cavium has agreed to, prior to the Effective Time, cooperate with Marvell and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable to enable the Cavium common stock to be delisted from NASDAQ and deregistered under the Exchange Act as promptly as practicable after the Merger is completed. After such time, Cavium will no longer be a public company and will no longer file periodic and other reports with the SEC.

Rights of Appraisal for Cavium Shareholders (beginning on page 135)

Under Section 262 of the DGCL, holders of Cavium common stock may have the right to obtain an appraisal of the value of their shares of Cavium common stock in connection with the Merger. Shares of Cavium common stock held by shareholders of Cavium who have properly exercised appraisal rights under Section 262 of the DGCL (and have not withdrawn such exercise or lost such rights) will not be converted into the right to receive the Merger Consideration, but will instead be converted into the right to receive payment in cash for the fair value of their shares of Cavium common stock as determined in accordance with Section 262 of the DGCL. The fair value of shares of common stock of Cavium as determined in accordance with Section 262 of the DGCL may be more or less than (or the same as) the Merger Consideration. Shareholders who wish to exercise appraisal rights must comply fully with all applicable requirements of Section 262 of the DGCL, which is summarized in this joint proxy statement/prospectus and attached as Annex E to this joint proxy statement/prospectus. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. Because of the complexity of Section 262 of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, Marvell and Cavium encourage you to seek the advice of your own legal counsel. A summary of the requirements under Delaware law to exercise appraisal rights is included in this joint proxy statement/prospectus in “The Merger—Rights of Appraisal for Cavium Shareholders” and the text of Section 262 of the DGCL as in effect with respect to this transaction is included as Annex E to this joint proxy statement/prospectus.

No Rights of Appraisal for Marvell Shareholders (beginning on page 139)

Holders of Marvell common shares will not have any rights of appraisal as a result of the Merger.

Conditions to Completion of the Merger (beginning on page 174)

The obligations of Marvell and Merger Sub to complete the Merger will be subject to the satisfaction (or waiver by Marvell, on behalf of itself and Merger Sub), at or prior to the completion of the Merger, of each of the following conditions:

•	the Cavium shareholders have adopted the Merger Agreement and the Marvell shareholders have approved the Marvell Share Issuance;

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties made by Cavium in the Merger Agreement and the receipt of a certificate executed on behalf of Cavium by its Chief Executive Officer and Chief Financial Officer confirming, to the knowledge of such officer, such accuracy;

•	the obligations in the Merger Agreement that Cavium is required to comply with or to perform at or prior to the completion of the Merger have been complied with and performed in all material respects, and the receipt of a certificate executed on behalf of Cavium by its Chief Executive Officer and Chief Financial Officer confirming, to the knowledge of such officer, such compliance and performance;

•	the registration statement of which this joint proxy statement/prospectus is a part has become effective in accordance with the provisions of the Securities Act;

•	since the date of the Merger Agreement, there has not occurred any Material Adverse Effect (as defined below in “The Merger Agreement—Representations and Warranties”) on Cavium and its subsidiaries that is continuing;

•	the waiting period applicable to the completion of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated without the imposition of a Burdensome Condition (as defined below in “The Merger Agreement—Efforts to Complete the Merger”) and any similar waiting period under any applicable antitrust or competition-related law or regulation or other legal requirement in Poland has expired or been terminated without the imposition of a Burdensome Condition;

•	CFIUS Approval (as defined below in “The Merger Agreement—Regulatory Approvals Required for the Merger”) has been obtained;

•	approval of the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) has been obtained without the imposition of a Burdensome Condition;

•	any other governmental authorization or other consent required under any applicable foreign antitrust or competition-related law or regulation or other legal requirement in the United States, the People’s Republic of China or Poland has been obtained without the imposition of a Burdensome Condition;

•	the Marvell common shares to be issued in the Merger are authorized and approved for listing (subject to official notice of issuance) on NASDAQ;

•	no temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the Merger has been issued by any Specified Governmental Body (as defined below in “The Merger Agreement—Conditions to Completion of the Merger”) and is still in effect, and there is no legal requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes completion of the Merger illegal and is still in effect; and

•	there is no pending or overtly threatened legal proceeding brought by a governmental body: (a) challenging or seeking to restrain or prohibit the completion of the Merger or any of the transactions contemplated by the Merger Agreement; (b) seeking to prohibit or limit in any material respect Marvell’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the surviving corporation in the Merger; (c) that could materially and adversely affect the right of Marvell or Cavium or any of its subsidiaries to own the assets or operate the business of Cavium and its subsidiaries; (d) seeking to compel Cavium or Marvell or any of their respective subsidiaries to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; or (e) relating to the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Marvell, Cavium or any of Cavium’s subsidiaries, or any of the officers, directors or affiliates of Marvell or Cavium or any of Cavium’s subsidiaries.

The obligations of Cavium to complete the Merger will be subject to the satisfaction (or waiver by Cavium), at or prior to the completion of the Merger, of the following conditions:

•	the Cavium shareholders have adopted the Merger Agreement and the Marvell shareholders have approved the Marvell Share Issuance;

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties made by Marvell and Merger Sub in the Merger Agreement, and the receipt of a certificate executed on behalf of Marvell by its Chief Executive Officer and Chief Financial Officer confirming, to the knowledge of such officer, such accuracy;

•	the obligations in the Merger Agreement that Marvell and Merger Sub are required to comply with or to perform at or prior to the completion of the Merger have been complied with and performed in all material respects, and the receipt of a certificate executed on behalf of Marvell by its Chief Executive Officer and Chief Financial Officer confirming, to the knowledge of such officer, such compliance and performance;

•	the registration statement of which this joint proxy statement/prospectus is a part has become effective in accordance with the provisions of the Securities Act;

•	since the date of the Merger Agreement, there has not occurred any Material Adverse Effect on Marvell that is continuing;

•	the waiting period applicable to the completion of the Merger under the HSR Act has expired or been terminated;

•	the Marvell common shares to be issued in the Merger are authorized and approved for listing (subject to official notice of issuance) on NASDAQ;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger has been issued by any court of competent jurisdiction in the United States and is still in effect, and there is no legal requirement enacted or deemed applicable to the Merger by any federal or state governmental body in the United States that makes completion of the Merger illegal and is still in effect; and

•	no temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the Merger has been issued by any court of competent jurisdiction (other than a court in the United States) and is still in effect, and there is no legal requirement enacted or deemed applicable to the Merger (other than a legal requirement enacted in the United States) that makes completion of the Merger illegal and is still in effect, except for any such order, decree, ruling or legal requirement that would not reasonably be expected to give rise to the imposition of criminal sanctions or criminal liability on the officers and directors of Cavium if the Merger were completed.

Regulatory Approvals Required for the Merger (beginning on page 132)

The completion of the Merger is subject to compliance with the HSR Act. Marvell and Cavium filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on December 27, 2017.

The completion of the Merger is also subject to compliance with applicable foreign antitrust laws. Under the Merger Agreement, the parties have agreed to provide applicable notifications under the antitrust laws of the People’s Republic of China and Poland.

Under the Merger Agreement, each of Marvell and Cavium has agreed to use reasonable best efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary to complete the Merger and make effective the other transactions contemplated by the Merger Agreement, including obtaining CFIUS Approval and MOFCOM approval. See “The Merger Agreement—Efforts to Complete the Merger” and “The Merger Agreement—Conditions to Completion of the Merger” for more information.

No Solicitation or Discussions by Cavium (beginning on page 157)

Under the Merger Agreement, Cavium has agreed that, subject to certain exceptions, it will not, directly or indirectly, and will ensure that each of its subsidiaries does not, and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate the making, submission or announcement of any Cavium Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation or Discussions by Cavium”) or Cavium Acquisition Inquiry (as defined in “The Merger Agreement—No Solicitation or Discussions by Cavium”), including by approving any transaction, or approving any person or entity (other than Marvell and its affiliates) becoming an “interested stockholder” for purposes of Section 203 of the DGCL;

•	furnish or otherwise provide access to any information regarding Cavium or any of its subsidiaries to any person or entity in response to a Cavium Acquisition Proposal or Cavium Acquisition Inquiry;

•	engage in discussions or negotiations with any person or entity with respect to any Cavium Acquisition Proposal;

•	approve, endorse or recommend any Cavium Acquisition Proposal;

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction (as defined in “The Merger Agreement—No Solicitation or Discussions by Cavium”), other than certain confidentiality agreements expressly permitted under the Merger Agreement; or

•	publicly propose to do any of the foregoing.

The Merger Agreement provides, however, that prior to the adoption of the Merger Agreement by Cavium shareholders, Cavium may, under certain specified circumstances and subject to certain conditions, furnish nonpublic information regarding Cavium and its subsidiaries to, or enter into discussions or negotiations with, any person or entity who submits (and does not withdraw) a Cavium Acquisition Proposal. Under the Merger Agreement, Cavium has also agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Marvell orally and in writing of any Cavium Acquisition Proposal or Cavium Acquisition Inquiry or any related request for nonpublic information relating to Cavium or any its subsidiaries that is made or submitted by any person or entity during the period from the date of the Merger Agreement through the Effective Time.

For further information, see “The Merger Agreement—No Solicitation or Discussions by Cavium.”

No Solicitation or Discussions by Marvell (beginning on page 159)

Under the Merger Agreement, Marvell has agreed, subject to certain exceptions, that it will not, directly or indirectly, and will ensure that each of its subsidiaries does not, and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Marvell Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation or Discussions by Marvell”) or Marvell Acquisition Inquiry (as defined in “The Merger Agreement—No Solicitation or Discussions by Marvell”);

•	furnish or otherwise provide access to any information regarding Marvell or any of its subsidiaries to any person or entity in response to a Marvell Acquisition Proposal or Marvell Acquisition Inquiry;

•	engage in discussions or negotiations with any person or entity with respect to any Marvell Acquisition Proposal;

•	approve, endorse or recommend any Marvell Acquisition Proposal;

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction, other than certain confidentiality agreements expressly permitted under the Merger Agreement; or

•	publicly propose to do any of the foregoing.

The Merger Agreement provides, however, that Marvell may, prior to the approval of the Marvell Share Issuance by Marvell shareholders, under certain specified circumstances and subject to certain conditions, furnish nonpublic information regarding Marvell or any of its subsidiaries to, or enter into discussions or negotiations with, any person or entity who submits (and does not withdraw) a Marvell Acquisition Proposal. Under the Merger Agreement, Marvell has also agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Cavium orally and in writing of any Marvell Acquisition Proposal or Marvell Acquisition Inquiry or any related request for nonpublic information relating to Marvell or any its subsidiaries that is made or submitted by any person or entity during the period from the date of the Merger Agreement through the Effective Time.

For more information, see “The Merger Agreement—No Solicitation or Discussions by Marvell.”

Termination of the Merger Agreement (beginning on page 177)

The Merger Agreement may be terminated by the mutual written consent of Marvell and Cavium, and under certain circumstances, by either Marvell or Cavium.

Termination Fees (beginning on page 180)

The Merger Agreement provides that, in certain circumstances, the Cavium board of directors has the right to terminate the Merger Agreement in order to enter into a definitive agreement relating to a superior offer, as further described in “The Merger Agreement—No Solicitation or Discussions by Cavium; No Change in Cavium Board Recommendation.” In that event, the Merger Agreement provides that Cavium pay Marvell a termination fee of $180 million. See “The Merger Agreement—Transaction Expenses and Termination Fees.”

The Merger Agreement provides that, in certain circumstances, the Marvell board of directors has the right to terminate the Merger Agreement in order to enter into a definitive agreement relating to a superior offer, as further described in “The Merger Agreement—No Solicitation or Discussions by Marvell; No Change in Marvell Board Recommendation.” In that event, the Merger Agreement provides that Marvell pay Cavium a termination fee of $180 million. In addition, the Merger Agreement provides that Marvell will be required to pay Cavium a termination fee of $50 million if, under certain specified circumstances, MOFCOM approval has not been obtained and the Merger Agreement is terminated. See “The Merger Agreement—Transaction Expenses and Termination Fees.” The Merger Agreement also provides that Marvell will be required to pay Cavium a termination fee of $180 million if, under certain specified circumstances, CFIUS Approval has not been obtained and the Merger Agreement is terminated. See “The Merger Agreement—Transaction Expenses and Termination Fees.”

Litigation Related to the Merger (beginning on page 133)

Five putative class actions challenging the Merger have been filed on behalf of Cavium shareholders against Cavium, its board of directors and, in two instances, Marvell. Each of the lawsuits alleges that the registration statement on Form S-4 authorized by Cavium and Marvell, and filed by Marvell with the SEC on December 21, 2017, failed to disclose certain material information that rendered certain statements contained therein incomplete and misleading. The complaints seek to enjoin the parties from proceeding with a shareholder vote on the Merger. Marvell and Cavium believe the allegations and claims asserted in the five putative class actions are without merit. For more information, see “The Merger—Litigation Related to the Merger.”

Material United States Federal Income Tax Consequences (beginning on page 141)

The exchange of Cavium common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “The Merger—Material United States Federal Income Tax Consequences”) of Cavium common stock who receives Merger Consideration in exchange for such U.S. holder’s shares of Cavium common stock generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value of the Merger Consideration received and such U.S. holder’s adjusted tax basis in the shares of Cavium common stock exchanged therefor.

THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS. THIS DESCRIPTION NEITHER ADDRESSES ANY NON-U.S. TAX CONSEQUENCES NOR DOES IT PERTAIN TO STATE, LOCAL OR OTHER TAX CONSEQUENCES. CONSEQUENTLY, YOU ARE URGED TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER.

Accounting Treatment (beginning on page 139)

The Merger will be accounted for as a business combination using the acquisition method of accounting with Marvell as the accounting acquiror. Marvell’s shareholders immediately prior to the Effective Time will continue to own the majority of Marvell common shares after the completion of the Merger.

Risk Factors (beginning on page 25)

In deciding how to vote your Marvell common shares or Cavium common stock, you should read carefully this entire joint proxy statement/prospectus, including the documents incorporated by reference herein and the Annexes hereto, and especially consider the factors discussed in “Risk Factors.” These risk factors should be considered along with the additional risk factors contained in the periodic reports of Marvell and Cavium filed with the SEC.

Comparison of Rights of Shareholders (beginning on page 187)

As a result of the Merger, the holders of Cavium common stock will become holders of Marvell common shares and their rights will be governed by the Bermuda Companies Act of 1981, as amended (the “Companies Act”), and by Marvell’s Memorandum of Association, as presently in effect (the “Memorandum of Association”), and Marvell’s Fourth Amended and Restated Bye-laws (the “Bye-laws”). Following the Merger, Cavium shareholders will have different rights as shareholders of Marvell than they had as shareholders of Cavium. For a summary of the material differences between the rights of Marvell shareholders and Cavium shareholders, see “Comparison of Rights of Shareholders” for more information.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, the shareholders of Marvell and Cavium should carefully consider the following risk factors in determining how to vote on the respective proposals of Marvell and Cavium. The risks associated with the business of Marvell can be found in Marvell’s Exchange Act reporting, including Marvell’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and its Quarterly Reports on Form 10-Q for the quarterly periods ended April 29, 2017, July 29, 2017 and October 28, 2017, which are incorporated by reference in this joint proxy statement/prospectus. The risks associated with the business of Cavium can be found in Cavium’s Exchange Act reporting, including the Cavium Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended on March 31, 2017, June 30, 2017 and September 30, 2017, which are incorporated by reference in this joint proxy statement/prospectus. See “Documents Incorporated by Reference” beginning on page 238.

Risk Factors Relating to the Merger

Because the market price of Marvell common shares will fluctuate, the market value of the Marvell common shares to be issued in connection with the Merger will not be known until completion of the Merger.

Upon completion of the Merger, each share of Cavium common stock outstanding immediately prior to the Merger will be converted into the right to receive (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest. There will be no adjustment to the Exchange Ratio due to changes in the market price of either shares of Cavium common stock or Marvell common shares and the Merger Agreement does not provide for any price-based termination right. The value of the Marvell common shares to be issued in the Merger could be considerably higher or lower than they were at the time the Exchange Ratio was negotiated, on the date of this joint proxy statement/prospectus or the dates of the shareholder meetings.

Accordingly, on the dates of the shareholder meetings, shareholders of each of Marvell and Cavium will not know or be able to calculate the exact market value of the Marvell common shares that would be issued upon completion of the Merger.

Share price changes may result from numerous factors, including changes in the respective business operations and prospects of Marvell and Cavium, changes in general market and economic conditions, and regulatory considerations. Many of these factors are beyond the control of Marvell or Cavium.

The market price of Marvell common shares after the Merger might be affected by factors different from, or in addition to, those currently affecting the respective market prices of Marvell common shares and Cavium common stock.

The businesses of Marvell and Cavium differ and, accordingly, the results of operations of Marvell and the market price of Marvell common shares after the Merger may be affected by factors different from, or in addition to, those currently affecting the independent results of operations of each of Marvell and Cavium. For a discussion of the businesses of Marvell and Cavium and of factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Documents Incorporated by Reference.”

Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, Marvell and Cavium are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Marvell or Cavium and their respective shareholders.

Until the Merger is completed or the Merger Agreement is terminated, the Merger Agreement restricts Marvell and Cavium from taking specified actions without the consent of the other party, and requires Cavium to conduct its business and operations in the ordinary course in all material respects and substantially in accordance with past practices. These restrictions may prevent Marvell and Cavium from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Merger. See “The Merger Agreement—Interim Operations of Marvell and Cavium” for a description of the restrictive covenants applicable to Marvell and Cavium.

The Merger Agreement limits each of Marvell’s and Cavium’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.

The Merger Agreement contains provisions that, subject to certain exceptions, limit each of Marvell’s and Cavium’s ability to solicit, initiate, encourage or facilitate, or enter into discussions or negotiations with respect to, any inquiries regarding or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an alternative transaction. See “The Merger Agreement—No Solicitation or Discussions by Marvell” and “The Merger Agreement—No Solicitation or Discussions by Cavium” for more information. In addition, under specified circumstances, Marvell or Cavium is required to pay a termination fee of $180 million if the Merger Agreement is terminated. See “The Merger Agreement—Transaction Expenses and Termination Fees” for a more detailed description of these circumstances. It is possible that these or other provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Marvell or Cavium from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Marvell or Cavium than it might otherwise have proposed to pay.

The Merger is subject to a number of conditions, some of which are outside of the parties’ control, and if these conditions are not satisfied or waived, the Merger will not be completed.

The Merger Agreement contains a number of conditions that must be satisfied (or waived) prior to completion of the Merger. Those conditions include, among other conditions:

•	adoption by Cavium shareholders of the Merger Agreement;

•	approval by Marvell shareholders of the Marvell Share Issuance;

•	there being no binding order issued by certain governmental entities enjoining or otherwise prohibiting completion of the Merger that remains in effect;

•	there being no legal requirement enacted by certain governmental entities making the completion of the Merger illegal that remains in effect;

•	receipt of certain required regulatory approvals;

•	authorization and approval for listing on NASDAQ of the Marvell common shares to be issued in connection with the Merger;

•	accuracy of representations and warranties of the parties to the applicable standard provided by the Merger Agreement;

•	there being no Material Adverse Effect on Marvell or Cavium and its subsidiaries that is continuing;

•	compliance with and performance by the parties of their respective covenants in the Merger Agreement in all material respects; and

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, as well as other customary closing conditions.

The required satisfaction or waiver of the foregoing conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring at all. Any delay in completing the Merger could cause the combined company not to realize some or all of the benefits that the parties expect the combined company to achieve. Further, there can be no assurance that the conditions to the completion of the Merger will be satisfied or waived or that the Merger will be completed.

In addition, if the Merger is not completed by September 19, 2018 (subject to a potential extension to November 19, 2018 under certain circumstances, including in the event receipt of certain required regulatory approvals have not been obtained), either Marvell or Cavium may choose to terminate the Merger Agreement. Marvell or Cavium may also elect to terminate the Merger Agreement in certain other circumstances, or they may mutually decide to terminate the Merger Agreement at any time prior to the Effective Time, before or after obtaining shareholder approval, as applicable. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Transaction Expenses and Termination Fees” for a more detailed description of these circumstances.

The Merger is subject to the expiration of applicable waiting periods under, and the receipt of approvals, consents or clearances from, certain domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on Marvell, Cavium or the combined company or prevent completion of the Merger.

The Merger is subject to the expiration of applicable waiting periods and the receipt of approvals, consents and clearances from both the United States and foreign regulatory authorities. In deciding whether to grant the required regulatory approval, consent or clearance, each relevant governmental entity will consider the effect of the Merger on competition within its jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business which may adversely affect the financial position and prospects of the combined company and its ability to achieve the cost savings and other synergies projected to result from the Merger.

In addition, neither Marvell nor Cavium can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Merger. For a more detailed description of the regulatory review process, see the sections entitled “The Merger—Regulatory Approvals Required for the Merger,” “The Merger Agreement—Efforts to Complete the Merger” and “The Merger Agreement—Conditions to Completion of the Merger.”

The Merger is subject to the receipt of CFIUS Approval that may impose measures to protect U.S. national security or other conditions that could have an adverse effect on Marvell, Cavium, or the combined company, or, if not obtained, could prevent completion of the Merger.

Marvell’s obligation to complete the Merger is conditioned on obtaining CFIUS Approval. In deciding whether to grant CFIUS Approval, CFIUS will consider the effect of the Merger on U.S. national security. As a condition to granting CFIUS Approval, CFIUS may take measures and impose conditions, certain of which (a) could materially and adversely affect the combined company’s operating results due to the imposition of requirements, limitations or costs or the placement of restrictions on the conduct of the combined company’s business and (b) could adversely affect the financial position and prospects of the combined company and its ability to achieve the cost savings and other synergies projected to result from the Merger. There can be no assurance that CFIUS will not impose conditions, terms, obligations or restrictions, or that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Merger or imposing additional material costs on, or materially limiting the revenues of, the combined company following the Merger. For a more detailed description of the regulatory review process, see the sections entitled “The Merger—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Efforts to Complete the Merger,” and “The Merger Agreement—Conditions to Completion of the Merger.”

Any delay in completing the Merger may significantly reduce the benefits expected to be obtained from the Merger.

In addition to the required regulatory clearances and approvals, the Merger is subject to a number of other conditions that are beyond the control of Marvell and Cavium and that may prevent, delay or otherwise materially adversely affect completion of the Merger. Marvell and Cavium cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required regulatory clearances and approvals could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger may significantly reduce the synergies projected to result from the Merger and other benefits that Marvell and Cavium expect to achieve if they complete the Merger within the expected timeframe and integrate their respective businesses. See “The Merger Agreement—Conditions to Completion of the Merger” for more information.

The business relationships of Marvell and Cavium and their respective subsidiaries may be subject to disruption due to uncertainty associated with the Merger, which could have an adverse effect on the results of operations, cash flows and financial position of Marvell, Cavium and, following the completion of the Merger, the combined company.

Parties with which Marvell and Cavium do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Marvell, Cavium or the combined company. Marvell’s and Cavium’s relationships may be subject to disruption as customers, suppliers and other persons with whom Marvell and Cavium have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Marvell or Cavium, as applicable, or consider entering into business relationships with parties other than Marvell, Cavium or the combined company. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Marvell, Cavium and, following the completion of the Merger, the combined company, including an adverse effect on Marvell’s ability to realize the expected synergies and other benefits of the Merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.

Some of Cavium’s executive officers and directors may have interests in the Merger that are different from, or in addition to, the interests of Cavium shareholders.

When considering the recommendations of the Cavium board of directors with respect to the Merger, Cavium shareholders should be aware that the directors and executive officers of Cavium have interests in the Merger that may be different from, or in addition to, their interests as shareholders and the interests of shareholders of Cavium generally. These interests include, among others, potential payments under employment agreements and change in control severance agreements, rights to acceleration of vesting and exercisability of options, and acceleration of vesting of restricted stock units as a result of the Merger and rights to ongoing indemnification and insurance coverage for acts or omissions occurring prior to the Merger. See “The Merger—Interests of Cavium Directors and Executive Officers in the Merger” for more information.

As a result of these interests, these directors and executive officers of Cavium might be more likely to support and to vote in favor of the proposals described in this joint proxy statement/prospectus than if they did not have these interests. Each of Cavium’s shareholders should consider whether these interests might have influenced these directors and executive officers to support or recommend voting for the proposals related to the Merger. As of the close of business on January 19, 2018, Cavium directors and executive officers were entitled to vote approximately 3.09% of the then-outstanding shares of Cavium common stock. See “The Merger—Share Ownership of Directors and Executive Officers of Cavium” for more information.

There can be no assurance that Marvell will be able to secure the funds necessary to pay the cash portion of the Merger Consideration and refinance certain of Cavium’s existing indebtedness on acceptable terms, in a timely manner or at all.

Marvell intends to fund the cash portion of the Merger Consideration to be paid to holders of Cavium common stock with a combination of Marvell’s and Cavium’s cash on hand and debt financing. To this end, Marvell has entered into a debt commitment letter containing commitments as of the date of this joint proxy statement/prospectus for a $900 million term loan facility and an $850 million bridge loan facility. However, as of the date of this joint proxy statement/prospectus, neither Marvell nor any of its subsidiaries has entered into definitive agreements for the debt financing (or other financing arrangements in lieu thereof), and the obligation of the lenders to provide the debt financing under the debt commitment letter is subject to a number of customary conditions. There can be no assurance that Marvell will be able to obtain the debt financing pursuant to the debt commitment letter.

In the event that the debt financing contemplated by the debt commitment letter is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If Marvell is unable to obtain debt financing, the Merger may be delayed or not be completed.

Failure to complete the Merger could negatively impact the share price and the future business and financial results of Marvell and Cavium.

If the Merger is not completed for any reason, the ongoing businesses of Marvell and Cavium may be adversely affected and, without realizing any of the benefits of having completed the Merger, Marvell and Cavium would be subject to a number of risks, including the following:

•	Marvell and Cavium may experience negative reactions from the financial markets, including negative impacts on their respective share prices;

•	Marvell and Cavium may experience negative reactions from their respective customers, strategic partners, suppliers, licensees, other business partners, regulators and employees;

•	there may be disruptions to Marvell’s and Cavium’s respective businesses resulting from the announcement and pendency of the Merger, and any adverse changes in their relationships with their respective customers, strategic partners, suppliers, licensees, other business partners and employees may continue or intensify;

•	Marvell and Cavium will be required to pay certain costs relating to the Merger whether or not the Merger is completed;

•	Marvell and Cavium may not have been able to take advantage of alternative business opportunities or effectively respond to competitive pressures; and

•	Marvell and Cavium will have committed substantial time and resources to matters relating to the Merger (including integration planning) which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Marvell or Cavium as an independent company.

In addition to the above risks, Marvell or Cavium may be required, under certain circumstances in connection with a termination of the Merger Agreement, to pay the other party a termination fee of up to $180 million, which may materially adversely affect the paying party’s financial results. Further, Marvell and Cavium are currently parties to various claims and litigation related to this registration statement and could be subject to additional litigation related to the Merger (or any failure to complete the Merger) or to a proceeding commenced against Marvell or Cavium to enforce performance of their respective obligations under the Merger Agreement. If the Merger is not completed, these risks may materialize and may adversely affect Marvell’s and Cavium’s respective businesses, financial condition, financial results and share prices.

Litigation filed against Marvell and/or Cavium could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.

Marvell, Cavium and members of Cavium’s board of directors currently are and may in the future be parties, among others, to various claims and litigation related to the Merger Agreement and the Merger, including putative shareholder class actions. For additional information regarding the pending litigation, please see the section entitled “The Merger—Litigation Related to the Merger.” Among other remedies, the plaintiffs in such matters are seeking to enjoin the Merger. The results of complex legal proceedings are difficult to predict, and could delay or prevent the Merger from becoming effective in a timely manner. The existence of litigation relating to the Merger could impact the likelihood of obtaining the required approvals from either Marvell’s or Cavium’s shareholders. Moreover, the pending litigation and any future additional litigation could be time consuming and expensive, could divert Marvell’s and Cavium’s management’s attention away from their regular businesses, and, if any one of these lawsuits is adversely resolved against either Marvell or Cavium, could have a material adverse effect on Marvell’s or Cavium’s respective financial condition.

One of the conditions to Cavium’s obligation to complete the Merger is that no temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction in the United States and remain in effect. Similarly, one of the conditions to Marvell’s obligation to complete the Merger is that no temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the Merger shall have been issued by any court of any specified jurisdiction and remain in effect. Marvell’s obligations to complete the Merger is also conditioned on, among other things, there being no pending or overtly threatened legal proceeding brought by a governmental body (a) challenging or seeking to restrain or prohibit the completion of the Merger or any of the transactions contemplated by the Merger Agreement; (b) seeking to prohibit or limit in any material respect Marvell’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation in the Merger; (c) that could materially and adversely affect the right of Marvell or Cavium or any of its subsidiaries to own the assets or operate the business of Cavium and its subsidiaries; (d) seeking to compel Cavium or Marvell or any of their respective subsidiaries to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; or (e) relating to the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Marvell or Cavium or any of Cavium’s subsidiaries or any of the officers, directors or affiliates of Marvell or Cavium or any of Cavium’s subsidiaries.

Consequently, if a settlement or other resolution is not reached in the potential lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting Marvell’s or Cavium’s ability to complete the Merger on the terms contemplated by the Merger Agreement, or there is a pending or overtly threatened legal proceeding brought by a governmental party as described above, then the Merger may not become effective in a timely manner or at all.

Risk Factors Relating to the Combined Company Following the Merger

Marvell may fail to realize the benefits expected from the Merger, which could adversely affect Marvell’s share price.

The anticipated benefits Marvell expects from the Merger are, necessarily, based on projections and assumptions about the combined businesses of Marvell and Cavium, which may not materialize as expected or which may prove to be inaccurate. The value of Marvell common shares following the completion of the Merger could be adversely affected if Marvell is unable to realize the anticipated benefits from the Merger on a timely basis or at all. Achieving the benefits of the Merger will depend, in part, on Marvell’s ability to integrate the business and operations of Cavium successfully and efficiently with Marvell’s business. The challenges involved in this integration, which will be complex and time-consuming, include the following:

•	difficulties entering new markets or manufacturing in new geographies where Marvell has no or limited direct prior experience;

•	successfully managing relationships with Marvell and Cavium’s combined supplier and customer base;

•	coordinating and integrating independent research and development and engineering teams across technologies and product platforms to enhance product development while reducing costs;

•	coordinating sales and marketing efforts to effectively position the combined company’s capabilities and the direction of product development;

•	combining product offerings and product lines and developing interoperability between the products of Marvell and Cavium;

•	limitations or restrictions required by regulatory authorities on the ability of management of Marvell and of Cavium to conduct planning regarding the integration of the two companies;

•	difficulties in integrating the systems and process of two companies with complex operations;

•	the increased scale and complexity of Marvell’s operations resulting from the Merger;

•	retaining key employees of Marvell and Cavium;

•	obligations that Marvell will have to counterparties of Cavium that arise as a result of the change in control of Cavium; and

•	the diversion of management attention from other important business objectives.

If Marvell does not successfully manage these issues and the other challenges inherent in integrating an acquired business of the size and complexity of Cavium, then Marvell may not achieve the anticipated benefits of the Merger on a timely basis or at all and Marvell’s revenue, expenses, operating results and financial condition could be materially adversely affected.

Marvell may be unable to realize anticipated cost synergies and expects to incur substantial expenses related to the Merger, which could have a material adverse effect on Marvell’s business, financial condition and results of operations.

Marvell expects to generate cost synergies of at least $150 million to $175 million within 18 months after completion of the Merger.

Marvell’s ability to achieve such estimated cost synergies in the timeframe described, or at all, is subject to various assumptions by Marvell’s management, which may or may not prove to be accurate, as well as the incurrence of costs in Marvell’s operations that offset all or a portion of such cost synergies. As a consequence, Marvell may not be able to realize all of these cost synergies within the timeframe expected or at all. In addition, Marvell may incur additional or unexpected costs in order to realize these cost synergies. Failure to achieve the expected cost synergies could significantly reduce the expected benefits associated with the Merger.

In addition, Marvell has incurred and will incur substantial expenses in connection with completion of the Merger, including the costs and expenses of preparing and filing the Form S-4 Registration Statement that contains this joint proxy statement/prospectus with the SEC.

Marvell expects to continue to incur non-recurring costs associated with consummating the Merger, combining the operations of the two companies and achieving the desired cost synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Merger and include, among others, fees paid to financial, legal and accounting advisors, employee benefit costs and filing fees.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Marvell following the completion of the Merger and many of these costs will be borne by Marvell even if the Merger is not completed.

The business and operating results of Marvell could be harmed by the highly cyclical nature of the semiconductor industry.

Marvell and Cavium operate in the semiconductor industry. Historically, the semiconductor industry has been highly cyclical with recurring periods of diminished product demand. Significant downturns in the semiconductor industry are often experienced in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions. Even if demand for the products and solutions of Marvell and Cavium remains constant after the completion of the Merger, oversupply in the semiconductor industry may create competitive pressures that can degrade pricing levels and reduce revenues of the combined company. Any failure to expand in cycle upturns to meet customer demand and delivery requirements or contract in cycle downturns at a pace consistent with cycles in the industry could have an adverse effect on the business of the combined company.

Marvell shareholders and Cavium shareholders will have a reduced ownership and voting interest after completion of the Merger and will exercise less influence over management.

Marvell shareholders currently have the right to vote on the election of the board of directors of Marvell and on other matters affecting Marvell. Similarly, Cavium shareholders currently have the right to vote on the election of the board of directors of Cavium and on other matters affecting Cavium. Immediately following the Merger, Marvell shareholders will own approximately 76.7% of Marvell common shares, and Cavium’s shareholders will own approximately 23.3% of Marvell common shares, based on the number of Marvell common shares issued and shares of Cavium common stock outstanding as of January 22, 2018. As a result, current Marvell shareholders and current Cavium shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Marvell and Cavium, respectively.

Uncertainties associated with the Merger may cause a loss of employees and may otherwise materially adversely affect the future business and operations of the combined company.

The combined company’s success after the Merger will depend in part upon the ability of the combined company to retain executive officers and key employees of Marvell and Cavium. In some of the fields in which Marvell and Cavium operate, there are only a limited number of people in the job market who possess the requisite skills and it may be increasingly difficult for the combined company to hire qualified personnel over time. The combined company will operate in several geographic locations where the labor markets, especially for engineers, are particularly competitive. Each of Marvell and Cavium has experienced difficulty in hiring and retaining sufficient numbers of qualified management, technical, application engineering, marketing, sales and support personnel in parts of their respective businesses.

Current and prospective employees of Marvell and Cavium may experience uncertainty about their roles with the combined company following the Merger. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Merger. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of the combined company to develop new products or enhance existing products in a timely manner, to sell products to customers or to manage the business of the combined company effectively. Also, the business, financial condition and results of operations of the combined company could be materially adversely affected by the loss of any of its key employees, by the failure of any key employee to perform in his or her current position, or by the combined company’s inability to attract and retain skilled employees, particularly engineers.

Third parties may claim that the combined company is infringing their intellectual property, and the combined company could suffer significant litigation or licensing expenses or be prevented from selling its products or services.

The semiconductor industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of these rights. Each of Marvell and Cavium is frequently involved in disputes regarding patent and other intellectual property rights. Each of Marvell and Cavium has in the past received, and the combined company may in the future receive, communications from third parties asserting that certain of its products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. The combined company may also receive claims of potential infringement. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. The combined company may be unable to obtain royalty or license agreements on acceptable terms, or at all. Similarly, changing its products or processes to avoid infringing the rights of others may be costly or impractical. The combined company may also be subject to significant damages or injunctions against development and sale of certain of its products and services. Resolution of such disputes could have a material adverse effect on the combined company’s results of operations or financial condition and may require material changes in production processes and products.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as non-disclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose, illegally or otherwise, the combined company’s proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of Marvell’s or Cavium’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented, either in connection with the Merger or otherwise. As such, any rights granted under these patents may not provide the combined company with meaningful protection. Marvell and Cavium may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

The Merger could have an adverse effect on the Marvell and Cavium brands.

The success of Marvell and Cavium is largely dependent upon the ability of Marvell and Cavium to maintain and enhance the value of their respective brands, their customers’ connection to and perception of the brands, and a positive relationship with customers and suppliers. Brand value, and as a result the businesses and results of operations of Marvell and Cavium, could be severely damaged if the Merger receives considerable negative publicity or if customers or suppliers otherwise come to have a diminished view of the brands as a result of the Merger or the common ownership of the existing businesses.

The use of cash and incurrence of substantial indebtedness in connection with the financing of the Merger may have an adverse impact on Marvell’s liquidity, limit Marvell’s flexibility in responding to other business opportunities and increase Marvell’s vulnerability to adverse economic and industry conditions.

The Merger will be financed in part by the use of Marvell’s cash on hand, Cavium’s cash on hand and the incurrence of a significant amount of indebtedness. As of December 23, 2017, Marvell had approximately $808.8 million of cash and cash equivalents and approximately $965.7 million of short-term investments. As of December 31, 2017, Cavium had approximately $140.5 million of cash and cash equivalents. In connection with the Merger, Marvell expects to obtain debt financing totaling $1.75 billion. The proceeds from the debt financing are expected to be used to pay, in part, the cash portion of the Merger Consideration, to refinance certain existing indebtedness of Cavium and to pay related fees and expenses. The use of cash on hand and indebtedness to finance the acquisition will reduce Marvell’s liquidity and could cause Marvell to place more reliance on cash generated from operations to pay principal and interest on Marvell’s debt, thereby reducing the availability of Marvell’s cash flow for working capital, dividend and capital expenditure needs or to pursue other potential strategic plans. Marvell expects that the agreements it will enter into with respect to the indebtedness it will incur to finance the Merger will contain restrictive covenants, including financial covenants requiring Marvell to maintain specified financial ratios and limitations on Marvell’s ability to incur additional liens and indebtedness or to pay dividends and make certain investments. Marvell’s ability to comply with these restrictive covenants can be affected by events beyond its control. The indebtedness and these restrictive covenants will also have the effect, among other things, of limiting Marvell’s ability to obtain additional financing, if needed, limiting its flexibility in the conduct of its business and making Marvell more vulnerable to economic downturns and adverse competitive and industry conditions. In addition, a breach of the restrictive covenants could result in an event of default with respect to the indebtedness, which, if not cured or waived, could result in the indebtedness becoming immediately due and payable and could have a material adverse effect on Marvell’s business, financial condition or operating results.

Because of higher debt levels, Marvell may not be able to service its debt obligations in accordance with their terms after the completion of the Merger.

Marvell’s ability to meet its expense and debt service obligations contained in the agreements Marvell expects to enter into with respect to the indebtedness Marvell will incur to finance the Merger will depend on Marvell’s available cash and its future performance, which will be affected by financial, business, economic and other factors, including potential changes in laws or regulations, industry conditions, industry supply and demand balance, customer preferences, the success of Marvell’s products and pressure from competitors. If Marvell is unable to meet its debt service obligations after the Merger or should Marvell fail to comply with its financial and other restrictive covenants contained in the agreements governing its indebtedness, Marvell may be required to refinance all or part of its debt, sell important strategic assets at unfavorable prices, incur additional indebtedness or issue common shares or other equity securities. Marvell may not be able to, at any given time, refinance its debt, sell assets, incur additional indebtedness or issue equity securities on terms acceptable to Marvell, in amounts sufficient to meet Marvell’s needs. If Marvell is able to raise additional funds through the issuance of equity securities, such issuance would also result in dilution to Marvell’s shareholders. Marvell’s inability to service its debt obligations or refinance its debt could have a material adverse effect on its business, financial condition or operating results after the Merger. In addition, Marvell’s debt obligations may limit its ability to make required investments in capacity, technology or other areas of its business, which could have a material adverse effect on its business, financial condition or operating results.

The Merger may result in significant charges or other liabilities, including taxes, that could adversely affect the financial results of the combined company.

The financial results of the combined company may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with Marvell’s integration of the business and operations of Cavium. The amount and timing of these possible charges are not yet known. Further, Marvell’s failure to identify or accurately assess the magnitude of certain liabilities that Marvell is assuming in the Merger could result in unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on Marvell’s business, operating results or financial condition. The price of Marvell common shares following the Merger could decline to the extent the combined company’s financial results are materially affected by any of these events.

Marvell’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

The unaudited pro forma financial data included herein are presented for illustrative purposes only and are not necessarily indicative of what Marvell’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. These data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Cavium’s net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Cavium as of the closing date of the Merger. In addition, subsequent to the closing date of the Merger, there may be further refinements of the purchase price allocation as additional information becomes available.

Accordingly, the final purchase accounting adjustments might differ materially from the pro forma adjustments reflected herein. See “Selected Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The unaudited prospective financial information of Marvell and Cavium included in this joint proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of Marvell and Cavium. As a result, it may not prove to be accurate and is not necessarily indicative of current values or future performance.

The unaudited prospective financial information of Marvell and Cavium referred to in “The Merger—Opinion of Marvell’s Financial Advisor, Goldman Sachs,” “The Merger—Opinions of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan—Opinion of Qatalyst Partners,” “The Merger—Opinions of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan—Opinion of J.P. Morgan” and contained in “The Merger—Unaudited Prospective Financial Information,” involves risks, uncertainties and assumptions and is not a guarantee of future performance. While the unaudited prospective financial information utilized by Marvell, Cavium and their respective advisors in connection with the Merger and summarized in this joint proxy statement/statement were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such unaudited prospective financial information will accurately reflect future conditions. In preparing such unaudited prospective financial information, the management of Marvell and Cavium each made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Cautionary Note Concerning Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Marvell and Cavium and, if the Merger is completed, will be beyond the control of the combined company. Thus, the future financial results of Marvell and Cavium and, if the Merger is completed, the combined company, may materially differ from those expressed in the unaudited prospective financial information due to factors that are beyond Marvell’s and Cavium’s ability to control or predict. There can be no assurance that Marvell’s or Cavium’s unaudited prospective financial information will be realized or that Marvell’s or Cavium’s future financial results will not materially vary from the applicable unaudited prospective financial information. As a result, the unaudited prospective financial information cannot be considered predictive of actual future operating results, and this information should not be relied on as such. The unaudited prospective financial information covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

More specifically, the unaudited prospective financial information:

•	necessarily makes numerous assumptions, many of which are difficult to predict and beyond the control of Marvell or Cavium and may not prove to be accurate;

•	does not necessarily reflect revised prospects for Marvell’s or Cavium’s respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared;

•	does not reflect the impact of any changes to U.S. tax laws currently proposed by Congress;

•	is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the unaudited prospective financial information; and

•	should not be regarded as a representation that the unaudited prospective financial information will be achieved.

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”) and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

Risk Factors Relating to Marvell Common Shares

Cavium shareholders will become shareholders of Marvell upon receipt of Marvell common shares, which will change certain shareholder rights and privileges they hold as shareholders of Cavium.

Cavium shareholders will receive Marvell common shares as part of the Merger Consideration. There are a number of differences between the rights of a shareholder of Cavium and the rights of a shareholder of Marvell. We urge Cavium shareholders to review the discussion “Comparison of Rights of Shareholders” beginning on page 187.

The market for Marvell common shares may be adversely affected by the issuance of shares in the Merger.

In connection with the Merger, Marvell will issue an estimated 150.46 million Marvell common shares to Cavium shareholders, based on the number of shares of Cavium common stock outstanding on January 22, 2018, and will assume certain outstanding Cavium equity awards pursuant to the terms of the Merger Agreement. The increase in the number of issued Marvell common shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Marvell common shares.

Other Risks

Additional Risks Relating to Marvell and Cavium.

Marvell and Cavium are, and following completion of the Merger Marvell will continue to be, subject to the risks described in (a) Part I, Item 1A in Marvell’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, and its Quarterly Reports on Form 10-Q for the quarterly periods ended April 29, 2017, July 29, 2017 and October 28, 2017, and (b) Part I, Item 1A in Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See the section entitled “Documents Incorporated by Reference” beginning on page 238 for more information.

Marvell is incorporated in Bermuda, and, as a result, it may not be possible for Marvell shareholders to enforce civil liability provisions of the securities laws of the United States. In addition, Marvell’s Bye-laws contain a waiver of claims or rights of action by Marvell’s shareholders against Marvell officers and directors, which will severely limit Marvell’s shareholders’ right to assert a claim against Marvell’s officers and directors under Bermuda law.

Marvell is organized under the laws of Bermuda. As a result, it may not be possible for Marvell shareholders to effect service of process within the United States upon Marvell, or to enforce against Marvell in U.S. courts’

judgments based on the civil liability provisions of the securities laws of the United States. There is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against Marvell or Marvell’s directors or officers based on the civil liability provisions of the securities laws of the United States or any state, or hear actions brought in Bermuda against Marvell or those persons based on those laws. The United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not be automatically enforceable in Bermuda.

Marvell’s Bye-laws contain a broad waiver by Marvell’s shareholders of any claim or right of action, both individually and on Marvell’s behalf, against any of Marvell’s officers and directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties with or for Marvell, other than with respect to any matter involving any fraud or dishonesty on the part of the officer or director or to any matter arising under U.S. federal securities laws. This waiver will limit the rights of Marvell’s shareholders to assert claims against Marvell’s officers and directors unless the act complained of involves fraud or dishonesty or arises as a result of a breach of U.S. federal securities laws. Therefore, so long as acts of business judgment do not involve fraud or dishonesty or arise as a result of a breach of U.S. federal securities laws, they will not be subject to shareholder claims under Bermuda law. For example, shareholders will not have claims against officers and directors for negligence, malfeasance or a breach of trust, unless the breach rises to the level of fraud or dishonesty, or arises as a result of a breach of U.S. federal securities laws.

In order to facilitate the satisfaction of any of the closing conditions relating to regulatory matters, Marvell could decide to commit to change its place of domicile from Bermuda to Delaware or restructure to become a wholly owned subsidiary of a new corporation incorporated in Delaware. Any such transaction would change the rights of the shareholders of Marvell, including former Cavium shareholders.

Marvell is organized under the laws of Bermuda. Several regulatory approvals are conditions to completion of the Merger. The decision of regulators whether, when or under what circumstances to approve the Merger may be affected by whether Marvell is a Bermuda corporation or a U.S. corporation. In order to facilitate the satisfaction of any of the conditions to the completion of the Merger relating to regulatory matters, Marvell could decide to (but is not obligated to) commit to change its place of domicile or organization from Bermuda to Delaware (a “Domestication”) or restructure to become a wholly owned subsidiary of a new corporation incorporated in Delaware (a “Holding Company Restructuring”).

Marvell cannot predict whether or not it will be necessary to commit to any such actions in order to satisfy any of the conditions to the completion of the Merger relating to regulatory matters, or whether Marvell would commit to do so even if necessary to obtain regulatory approval. If Marvell were to commit to a Domestication, that transaction would not be implemented until after the completion of the Merger. If Marvell were to commit to a Holding Company Restructuring, it could delay the completion of the Merger.

If Marvell elects to implement a Domestication, Marvell would not need to obtain shareholder approval of that transaction, and Marvell shareholders would not have statutory rights of appraisal or any other appraisal rights under either Bermuda or Delaware law. If Marvell elects to implement a Holding Company Restructuring, Marvell would need to obtain shareholder approval of the transaction, and Marvell shareholders would have statutory rights of appraisal under Bermuda law.

If Marvell implements either a Domestication or a Holding Company Restructuring, Marvell shareholders (including former Cavium shareholders) would hold shares in a Delaware corporation. There would be a number of differences between the rights of shareholders of Marvell under Bermuda law and the rights of shareholders under Delaware law. See the section entitled “Possible Domestication or Holding Company Restructuring of Marvell” for more information on these differences.

If Marvell elects to implement a Domestication or a Holding Company Restructuring, there may be adverse U.S. federal income tax consequences to Marvell and shareholders of Marvell, including former Cavium shareholders.

Marvell is a Bermuda parent holding company with various foreign and U.S. subsidiaries. The applicable corporate income tax rate in the jurisdictions in which Marvell operates varies. Marvell’s current effective corporate income tax rate is based upon the application of currently applicable income tax laws, regulations and treaties in the many jurisdictions in which it operates. If Marvell elects to implement a Domestication or a Holding Company Restructuring, Marvell (in the case of a Domestication) or the new Delaware parent corporation (in the case of a Holding Company Restructuring) (“Delaware HoldCo”) will be subject to U.S. taxation on its income and capital gains. Also, Marvell or Delaware HoldCo, as applicable, will be subject to U.S. taxation on certain income of its non-U.S. subsidiaries (which would include Marvell, a Bermuda company, if it becomes a subsidiary of Delaware HoldCo). Either a Domestication or a Holding Company Restructuring would increase the potential for U.S. taxes on Marvell’s income by placing its foreign subsidiaries under a U.S. corporation. As a result of a Domestication or a Holding Company Restructuring, Marvell’s effective corporate tax rate may increase significantly, which could adversely impact Marvell’s financial results, including earnings and cash flow, for taxable periods after the completion of a Domestication or a Holding Company Restructuring. Marvell is unable to predict the impact of a Domestication or a Holding Company Restructuring on its effective tax rate going forward, and such changes could be significant.

Tax consequences differ between a Domestication and a Holding Company Restructuring. If Marvell elects to implement a Domestication, a U.S. holder (as defined below in the section entitled “Material United States Federal Income Tax Consequences”) who owns Marvell common shares with a fair market value of $50,000 or more, but less than 10% of Marvell’s issued common shares (measured by either value or total combined voting power and taking into account attribution rules), on the day of such Domestication generally would be required to recognize gain (but not loss) with respect to such Marvell common shares as a result of such Domestication, even if the U.S. holder continued to hold the shares and notwithstanding that the U.S. holder would not receive any cash or liquidity as a result of such Domestication. As an alternative to recognizing gain, such U.S. holder may elect to include in income the “all earnings and profits amount” attributable to such shares as that term is defined in Treasury Regulation Section 1.367(b)-2(d). Marvell expects that it will have a material amount of earnings and profits at the effective time of a Domestication, and thus a U.S. holder’s election to include in income the “all earnings and profits amount” may not be advantageous, depending on the U.S. holder’s tax basis and holding period for Marvell common shares. Any U.S. holder who owns 10% or more of Marvell’s issued common shares on the day of such Domestication generally would be required to pay taxes on a deemed dividend equal to the “all earnings and profits amount” attributable to those shares. Any U.S. holder who owns Marvell common shares with a fair market value of less than $50,000 on the day of such Domestication generally would not recognize any gain or loss and would not be required to include any part of the “all earnings and profits amount” in income.

If, instead of implementing a Domestication, Marvell implements a Holding Company Restructuring, Marvell expects that U.S. holders of Marvell common shares generally would not recognize gain or loss upon the exchange of their Marvell common shares for Delaware HoldCo shares.

Individual Marvell shareholders may be subject to tax consequences in addition to, or that vary from, the potential tax consequences discussed in this risk factor. Shareholders who fail to consult their own tax advisors could therefore be subject to unforeseen tax consequences as a result of a potential Domestication or Holding Company Restructuring.

FINANCIAL SUMMARY

Comparative Market Price Data for Marvell and Cavium

Marvell common shares and shares of Cavium common stock are traded on NASDAQ under the symbols “MRVL” and “CAVM,” respectively. The following table presents trading information for Marvell common shares and Cavium common stock on November 2, 2017, the last trading day prior to the first media report stating that Marvell and Cavium were in advanced discussions regarding a potential transaction, November 17, 2017, the last trading day prior to the public announcement of the Merger, and January 22, 2018, the last practicable trading day prior to the filing of this joint proxy statement/prospectus with the SEC. On February 2, 2018, the Marvell record date, there were 495,909,755 Marvell common shares issued. On February 2, 2018, the Cavium record date, there were 69,731,912 shares of Cavium common stock issued and outstanding.

Date	Marvell Closing Price	Cavium Closing Price	Estimated Implied Value Per Share (1)
November 2, 2017	$18.28	$66.01	$79.77
November 17, 2017	$20.29	$75.83	$84.14
January 22, 2018(2)	$23.62	$89.85	$91.39

(1)	The implied value per share, as of each date, is equal to (i) $40.00, the cash portion of the Merger Consideration, plus (ii) 2.1757, the exchange ratio for the Merger, multiplied by the closing price of one Marvell common share on such date.
(2)	January 22, 2018 is the last practicable full trading day prior to the filing with the SEC of this joint proxy statement/prospectus.

The following table shows the high and low sales prices of Marvell common shares and Cavium common stock as reported by NASDAQ for the indicated calendar quarters. For current price information, you are urged to consult publicly available sources.

For the calendar quarter ended:	Cavium Common Stock		Marvell Common Shares
	High	Low	High	Low
2018
March 31 (through January 22, 2018)	$90.83	$84.10	$24.21	$21.41
2017
December 31	$88.96	$65.02	$24.22	$17.85
September 30	$70.08	$56.96	$18.67	$14.87
June 30	$76.26	$60.10	$18.18	$14.58
March 31	$73.01	$60.52	$16.72	$13.83
2016
December 31	$66.14	$50.81	$15.00	$12.30
September 30	$58.51	$35.97	$13.56	$9.13
June 30	$64.04	$35.90	$11.00	$9.05
March 31	$64.92	$45.59	$10.52	$7.40
2015
December 31	$73.95	$59.45	$9.74	$7.55
September 30	$74.24	$57.26	$13.49	$8.21
June 30	$77.42	$62.32	$15.47	$13.05
March 31	$74.26	$55.55	$16.78	$13.84
2014
December 31	$63.99	$38.73	$15.28	$11.65
September 30	$56.60	$43.80	$14.74	$12.73
June 30	$53.32	$40.13	$16.65	$14.12
March 31	$47.47	$32.35	$16.62	$14.04

Marvell Dividends

On May 17, 2012, Marvell announced that Marvell’s board of directors had authorized the adoption of a quarterly cash dividend policy. Under the cash dividend policy, holders of Marvell common shares receive dividends when and as declared by Marvell’s board of directors. In fiscal year 2017, Marvell declared aggregate cash dividends of $0.24 per common share of Marvell, totaling $122.3 million. Marvell may modify, suspend or cancel its cash dividend policy at any time.

The following table provides information about the quarterly dividends declared by Marvell’s board of directors in the last four fiscal years.

Fiscal Period in which declared:	Payment Date:	$ Per Share
Fiscal Year 2018
Record Date: December 27, 2017	January 16, 2018	$0.06
Record Date: October 10, 2017	October 26, 2017	$0.06
Record Date: July 5, 2017	July 21, 2017	$0.06
Record Date: April 4, 2017	April 20, 2017	$0.06
Fiscal Year 2017
Record Date: December 6, 2016	December 28, 2016	$0.06
Record Date: September 28, 2016	October 19, 2016	$0.06
Record Date: June 14, 2016	July 12, 2016	$0.06
Record Date: March 29, 2016	April 22, 2016	$0.06
Fiscal Year 2016
Record Date: December 16, 2015	December 29, 2015	$0.06
Record Date: October 8, 2015	October 22, 2015	$0.06
Record Date: June 11, 2015	July 1, 2015	$0.06
Record Date: March 12, 2015	April 2, 2015	$0.06
Fiscal Year 2015
Record Date: December 11, 2014	December 29, 2014	$0.06
Record Date: September 11, 2014	October 2, 2014	$0.06
Record Date: June 12, 2014	July 2, 2014	$0.06
Record Date: March 13, 2014	March 27, 2014	$0.06

Cavium Dividends

Cavium has not paid any cash dividends with respect to Cavium common stock.

Selected Historical Consolidated Financial Data of Marvell

The following table presents selected historical consolidated financial data of Marvell, (i) as of and for each of the fiscal years within the five year period ending January 28, 2017, (ii) for the nine months ended October 28, 2017 and October 29, 2016, and (iii) as of October 28, 2017.

The consolidated statement of operations data for the fiscal years ended January 28, 2017, January 30, 2016, and January 31, 2015 and the consolidated balance sheet data as of January 28, 2017 and January 30, 2016 have been derived from Marvell’s audited consolidated financial statements included in Marvell’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the fiscal years ended February 1, 2014 and February 2, 2013 and the consolidated balance sheet data as of January 31, 2015, February 1, 2014 and February 2, 2013 have been derived from Marvell’s consolidated financial statements for such periods, which have not been incorporated into this joint proxy statement/prospectus by reference.

The consolidated statement of operations data for the nine months ended October 28, 2017 and October 29, 2016 and the condensed consolidated balance sheet data as of October 28, 2017 have been derived from Marvell’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2017, which is incorporated by reference in this joint proxy statement/prospectus. You should read the following selected financial data together with Marvell’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Marvell’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Documents Incorporated by Reference” for more information.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods.

	Nine Months Ended		Fiscal Year Ended
	October 28, 2017	October 29, 2016	January 28, 2017 (1)	January 30, 2016 (2)	January 31, 2015	February 1, 2014	February 2, 2013
	(In thousands, except per share data)
Statement of Operations Data:
Net Revenue	$1,793,761	$1,734,630	$2,317,674	$2,649,216	$3,637,206	$3,340,717	$3,155,165
Cost of goods sold	705,303	777,117	1,029,527	1,442,517	1,799,425	1,613,673	1,482,563
Research and development	534,444	629,767	831,398	994,733	1,091,547	1,080,228	991,950
Operating income (loss)	375,684	129,368	99,994	(775,505)	456,376	348,615	365,136
Income (loss) from continuing operations, net of tax (3)	384,379	138,347	43,994	(769,155)	483,787	384,170	377,861
Income (loss) from discontinued operations, net of tax	87,689	(37,105)	(22,843)	(42,245)	(48,441)	(68,850)	(71,276)
Net Income (loss)	$472,068	$101,242	$21,151	$(811,400)	$435,346	$315,320	$306,585
Income (loss) from continuing operations per share
Basic	$0.77	$0.27	$0.09	$(1.51)	$0.95	$0.77	$0.68
Diluted	$0.75	$0.27	$0.09	$(1.51)	$0.93	$0.76	$0.67
Income (loss) from discontinued operations per share
Basic	$0.17	$(0.07)	$(0.05)	$(0.08)	$(0.10)	$(0.13)	$(0.13)
Diluted	$0.17	$(0.07)	$(0.05)	$(0.08)	$(0.09)	$(0.13)	$(0.13)
Net income (loss) per share
Basic	$0.94	$0.20	$0.04	$(1.59)	$0.85	$0.64	$0.55
Diluted	$0.92	$0.20	$0.04	$(1.59)	$0.84	$0.63	$0.54
Weighted Average Shares
Basic	499,568	510,373	509,738	510,945	511,089	496,518	555,310
Diluted	510,935	516,476	517,513	510,945	520,760	504,413	563,123

	As of Nine Months Ended	As of the Fiscal Year Ended
	October 28, 2017	January 28, 2017 (1)	January 30, 2016 (2)	January 31, 2015	February 1, 2014	February 2, 2013
	(In thousands, except per share data)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,732,075	$1,668,360	$2,282,749	$2,529,555	$1,969,405	$1,918,990
Working capital	$1,880,340	$1,783,914	$1,728,877	$2,746,904	$2,232,081	$2,025,739
Total assets	$4,682,204	$4,648,650	$5,442,127	$5,844,387	$5,451,010	$5,261,764
Shareholders’ equity	$4,060,949	$4,027,651	$4,140,123	$5,146,089	$4,675,910	$4,484,595
Other Data:
Cash Dividends declared per share	$0.18	$0.24	$0.24	$0.24	$0.24	$0.18

(1)	Fiscal 2017 includes $105.2 million of restructuring and other related charges that include $52.6 million for impairment of certain equipment, technology licenses and to fully impair a nonrefundable deposit due to the non-utilization of the related contract. Fiscal 2017 also included $68.0 million of tax expense related to restructuring actions taken.
(2)	Fiscal 2016 includes $751.4 million of charges for litigation matters recognized by Marvell including a $736.0 million charge related to the $750 million settlement reached with Carnegie Mellon University, as well as certain other pending litigation. In addition, fiscal 2016 included $63.5 million of restructuring and other related charges that include $8.0 million for impairment of certain equipment and technology licenses, and $8.0 million for the write down of inventory due to the restructuring of the mobile platform business, a charge for a cash payment authorized by Marvell’s board of directors of $15.4 million to Marvell’s former chief executive officer and $11.4 million of costs for the surety bonds related to the litigation with Carnegie Mellon University.

(3)	In May 2017, Marvell sold the assets of its LTE thin-modem business. The transaction closed on May 18, 2017. Based on the terms of the agreement, Marvell received sale consideration of $52.9 million. The operations of the LTE business were reflected as discontinued operations during the nine-months ended October 28, 2017 and October 29, 2016 as reported in the Form 10-Q for the period ended October 28, 2017 as filed with the SEC. The operations of the LTE business have not been retrospectively reflected as discontinued operations in the annual periods presented above as management concluded that the impact was not material to each of these periods. Income (loss) from continuing operations net of tax, includes a loss related to the discontinued LTE business of $30.8 million, $30.7 million, $33.0 million, $25.4 million and $44.7 million for the fiscal years ended 2017, 2016, 2015, 2014 and 2013 respectively.

Selected Historical Consolidated Financial Data of Cavium

The following table sets forth certain selected financial information for Cavium as of the end of and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 are derived from, and qualified by reference to, the audited consolidated financial statements included in Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected consolidated statements of operations data for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013 and 2012 are derived from Cavium’s audited consolidated financial statements, which are not incorporated by reference into this joint proxy statement/prospectus. The selected consolidated statements of operations for the nine months ended September 30, 2017 and 2016, and the selected consolidated balance sheet data as of September 30, 2017 are derived from, and qualified by reference to, Cavium’s unaudited condensed consolidated financial statements included in Cavium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is incorporated by reference into this joint proxy statement/prospectus. You should read the summary selected financial data together with Cavium’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cavium’s historical consolidated financial statements, including the related notes thereto and the other information contained or incorporated by reference in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in the future. See “Where to Obtain Additional Information” for more information.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$723,657	$377,163	$603,314	$412,744	$372,978	$303,993	$235,480
Cost of revenue	364,513	190,074	318,000	143,767	138,359	114,679	102,602
Gross profit	359,144	187,089	285,314	268,977	234,619	189,314	132,878
Operating expenses:
Research and development	279,331	170,785	257,816	203,778	171,690	134,596	109,943
Sales, general and administrative	124,372	120,711	161,051	78,926	70,404	64,088	71,794
Goodwill impairment	—	—	—	—	—	—	27,680
Total operating expenses	403,703	291,496	418,867	282,704	242,094	198,684	209,417
Loss from operations	(44,559)	(104,407)	(133,553)	(13,727)	(7,475)	(9,370)	(76,539)
Other expense, net:
Interest expense	(22,679)	(4,661)	(12,734)	(1,241)	(1,472)	(1,502)	(646)
Change in estimated fair value of notes payable and other	—	—	—	—	(14,888)	—	—
Other, net	145	(83)	75	(410)	(347)	(879)	(157)
Total other expense, net	(22,534)	(4,744)	(12,659)	(1,651)	(16,707)	(2,381)	(803)
Loss before income taxes	(67,093)	(109,151)	(146,212)	(15,378)	(24,182)	(11,751)	(77,342)
Provision for (benefit from) income taxes	716	(83,542)	997	1,682	1,633	1,937	36,321
Net loss	(67,809)	(25,609)	(147,209)	(17,060)	(25,815)	(13,688)	(113,663)
Net loss attributable to non-controlling interest	—	—	—	—	(10,520)	(10,723)	(1,031)
Net loss attributable to the Company	$(67,809)	$(25,609)	$(147,209)	$(17,060)	$(15,295)	$(2,965)	$(112,632)

Earnings per share attributable to the Company:
Net loss per common share, basic and diluted	$(0.99)	$(0.44)	$(2.42)	$(0.31)	$(0.29)	$(0.06)	$(2.26)
Shares used in computing basic and diluted net loss per common share	68,175	58,840	60,883	55,589	53,451	51,596	49,886

	As of	As of
	September 30,	December 31,
	2017	2016	2015	2014	2013	2012
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$152,654	$221,439	$134,646	$131,718	$127,763	$76,784
Working capital	297,811	320,883	196,772	177,453	151,071	109,682
Total assets	1,563,680	1,650,531	433,993	408,860	367,985	331,504

Capital lease and technology license obligations	42,828	53,413	30,466	45,896	33,395	41,332
Current and long-term debt	597,040	679,279	—	—	13,512	5,012
Other non-current liabilities	42,260	37,160	6,379	5,767	4,275	4,391
Common stock and additional paid-in capital	1,157,455	1,079,110	543,312	489,035	443,641	398,184
Total stockholders’ equity	752,946	741,844	353,900	316,683	286,584	244,092

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table sets forth Marvell’s selected unaudited pro forma condensed combined financial information as of October 28, 2017 and for the year ended January 28, 2017 and the nine months ended October 28, 2017.

The selected unaudited pro forma condensed combined financial information is based upon the historical financial statements of Marvell, after giving effect to the Merger. The selected unaudited pro forma condensed combined financial information also gives effect to the transactions undertaken to finance the Merger. The selected unaudited pro forma condensed combined balance sheet data as of October 28, 2017 combines the historical balance sheet of Marvell, giving effect to the Merger, and the Financing Transactions (as defined in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”), as if they had been completed on October 28, 2017. The selected unaudited pro forma condensed combined statements of operations data for the twelve months ended January 28, 2017 and the nine months ended October 28, 2017, give effect to the Merger, the QLogic Acquisition (as defined in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”) and the Financing Transactions, as if they had occurred on January 31, 2016.

The Merger will be accounted for using the acquisition method of accounting. The pro forma adjustments reflect adjustments required under GAAP for business combinations and are based upon, among other things, preliminary estimates of fair market values of assets acquired and liabilities assumed and certain assumptions that we believe are reasonable. Revisions to the preliminary estimates of fair market value may have a significant impact on the pro forma amounts of total assets, total liabilities and total shareholders’ equity, depreciation and amortization expense, interest expense and income tax expense. The actual adjustments to Marvell’s consolidated financial statements upon the completion of the Merger will depend on a number of factors, including additional information available and Marvell’s net assets on the closing date of the Merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. The selected unaudited pro forma condensed combined statements of operations do not reflect any non-recurring charges or gains that Marvell may record in connection with the Merger. However, these estimated non-recurring items will be reflected in Marvell’s statement of operations for the period during which the Merger will take place.

The selected unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the information included under the headings “The Merger Agreement,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Data of Marvell” and “Selected Historical Consolidated Financial Data of Cavium,” as well as Marvell’s consolidated financial statements and related notes thereto, Cavium’s consolidated financial statements and related notes thereto, and QLogic’s consolidated financial statements and related notes thereto, each of which is incorporated by reference into this joint proxy statement/prospectus.

Selected Unaudited Pro Forma Statements of Operations Data and Selected Pro Forma  Balance Sheet Data

	Pro Forma
	Nine Months Ended October 28, 2017	Twelve Months Ended January 28, 2017
	(In thousands, except per share data)
Condensed Combined Statements of Operations Data:
Net revenue	$2,517,418	$3,199,172
Cost of goods sold	1,210,274	1,691,787
Research and development	865,575	1,294,210
Operating income (loss) from continuing operations	118,520	(410,696)
Net income (loss) from continuing operations	$91,156	$(475,529)

Net income (loss) per share from continuing operations:
Basic	$0.14	$(0.72)
Diluted	$0.14	$(0.72)

Weighted average shares:
Basic	651,695	661,865
Diluted	669,876	661,865

	Pro Forma as of
	October 28, 2017
	(In thousands)
Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$119,575
Working capital	589,435
Total assets	10,430,175
Total shareholders’ equity	$7,578,500

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA AND PER SHARE FINANCIAL INFORMATION

The following table reflects historical information about basic and diluted net income (loss) per share from continuing operations and cash dividends declared per share for the fiscal year ended January 28, 2017 and nine months ended October 28, 2017, in the case of Marvell, and for the fiscal year ended December 31, 2016 and nine months ended September 30, 2017, in the case of Cavium, and the book value per common share as of October 28, 2017 in the case of Marvell and as of September 30, 2017 in the case of Cavium, in each case, on a historical basis, and for Marvell and Cavium on an unaudited pro forma condensed combined basis after giving effect to the Merger and the Financing Transactions. The pro forma data of the combined company assumes the Merger was complete and were derived by combining the historical consolidated financial information of Marvell and Cavium, which also includes Cavium’s acquisition of QLogic in the period ended December 31, 2016, as described elsewhere in this joint proxy statement/prospectus. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma combined financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Cavium shareholders should read the information presented in the following table together with the historical statements of Marvell, Cavium and QLogic and the related notes, which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this joint proxy statement/prospectus. The pro forma data are unaudited and for illustrative purposes only. Cavium shareholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the completion of the Merger. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Marvell Historical	Cavium Historical	Pro Forma Combined (1) (2) (3)	Pro Forma Equivalent Cavium Share (4)
Net income (loss) per share from continuing operations for the fiscal year ended January 28, 2017 for Marvell and the fiscal year ended December 31, 2016 for Cavium:
Basic net income (loss) per share from continuing operations	$0.09	$(2.42)	$(0.72)	$(1.57)
Diluted net income (loss) per share from continuing operations	$0.09	$(2.42)	$(0.72)	$(1.57)
Cash dividends declared per share for the fiscal year ended January 28, 2017 for Marvell and for the fiscal year ended December 31, 2016 for Cavium:	$0.24	—	$0.24	$0.52
Net income (loss) per share from continuing operations for the nine months ended October 28, 2017 for Marvell and the nine months ended September 30, 2017 for Cavium:
Basic net income (loss) per share from continuing operations	$0.77	$(0.99)	$0.14	$0.30
Diluted net income (loss) per share from continuing operations	$0.75	$(0.99)	$0.14	$0.30
Cash dividends declared per share for the nine months ended October 28, 2017 for Marvell and the nine months ended September 30, 2017 for Cavium:	$0.18	—	$0.18	$0.39
Book value per common share as of October 28, 2017 for Marvell and September 30, 2017 for Cavium:	$8.27	$10.94	$11.63	$25.30

(1)	Pro forma net income (loss) per share from continuing operations is based on pro forma combined net income and pro forma combined weighted average common shares outstanding at the end of the period.
(2)	Pro forma cash dividends declared per share represents Marvell’s historical cash dividends declared per share.

(3)	Pro forma book value per common share is calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.
(4)	The pro forma equivalent Cavium share amounts were calculated by multiplying the pro forma combined amounts by the Exchange Ratio of 2.1757. The Exchange Ratio does not include the $40 per share cash portion of the Merger Consideration.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the information and other documents incorporated by reference into this joint proxy statement/prospectus, contains or incorporates by reference or may contain or may incorporate by reference “forward-looking statements” that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the benefits of the Merger, the anticipated timing of the Merger and the products and markets of each company. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to future prospects, developments and business strategies. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are made based on expectations and beliefs concerning future events affecting Marvell and Cavium and are subject to uncertainties and factors relating to their respective operations and business environment, all of which are difficult to predict and many of which are beyond their control, that could cause their actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The forward-looking statements involve risks and uncertainties. The ability of either Marvell or Cavium to predict results or actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of each of Marvell and Cavium that are incorporated herein by reference, including the following:

•	risks related to the fluctuation of the market price of Marvell common shares prior to completion of the Merger;

•	the risk that factors other than those currently affecting the current market prices of Marvell common shares and Cavium common stock may affect the market price of Marvell common shares after the Merger;

•	the risk that the Merger disrupts current plans and operations of Cavium or Marvell;

•	the risk that the Merger may not be completed in a timely manner or at all;

•	the failure to satisfy the conditions to the completion of the Merger, including the adoption of the Merger Agreement by the shareholders of Cavium, the approval of the Marvell Share Issuance by the shareholders of Marvell, and the receipt of required governmental and regulatory approvals;

•	the risk that in order to facilitate the satisfaction of any of the conditions to the completion of the Merger relating to regulatory matters, Marvell may commit to change its place of domicile or organization from Bermuda to Delaware or become a wholly owned subsidiary of a new corporation incorporated in Delaware, either of which would alter shareholders’ rights and may have significant adverse tax consequences;

•	risks that the business relationships of Marvell and Cavium may be subject to disruption due to uncertainty associated with the Merger;

•	risks that Marvell will not be able to secure the funds necessary to pay the cash portion of the Merger Consideration and refinance certain of Marvell’s and Cavium’s existing indebtedness on acceptable terms, in a timely manner or at all;

•	the effect or outcome of any legal proceedings that may be instituted in connection with the Merger Agreement or the Merger;

•	risks related to Marvell’s ability to realize the benefits expected from the Merger, including its ability to realize anticipated cost synergies in the timeframe anticipated or at all;

•	the ability of Marvell to successfully integrate Cavium’s operations and product lines;

•	the risk of downturns in the highly cyclical semiconductor industry;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	risks related to the retention of employees and protection of intellectual property of Marvell and Cavium; and

•	risks related to Marvell’s incurrence of indebtedness in connection with the Merger.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results might differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this joint proxy statement/prospectus and attributable to Marvell or Cavium or any person acting on their behalf are expressly qualified in their entirety by the cautionary notes contained or referred to in this section. Except to the extent required by applicable law or regulation, Marvell and Cavium undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events. Neither Marvell nor Cavium gives any assurance that either Marvell or Cavium will achieve its expectations.

THE MARVELL GENERAL MEETING

Overview

This joint proxy statement/prospectus is being provided to Marvell shareholders as part of a solicitation of proxies by the Marvell board of directors for use at the general meeting of Marvell shareholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to shareholders of Marvell on or about February 7, 2018. In addition, this joint proxy statement/prospectus constitutes a prospectus for Marvell in connection with the Marvell Share Issuance.

Date, Time and Place of the Marvell General Meeting

The general meeting of Marvell shareholders will be held at the offices of Marvell Semiconductor, Inc. located at 5488 Marvell Lane, Santa Clara, California 95054, on March 16, 2018 at 1:00 p.m. local time, unless adjourned or postponed to a later date or time.

Purposes of the Marvell General Meeting

At the Marvell general meeting, Marvell shareholders will be asked to consider and vote on the following proposals:

•	the proposal to approve the Marvell Share Issuance; and

•	the Marvell Adjournment Proposal.

A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. Marvell shareholders are encouraged to read the Merger Agreement in its entirety.

THE MATTERS TO BE CONSIDERED AT THE MARVELL GENERAL MEETING ARE OF GREAT IMPORTANCE TO MARVELL SHAREHOLDERS. ACCORDINGLY, MARVELL SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED, PRE-ADDRESSED, POSTAGE-PAID ENVELOPE.

The Marvell board of directors unanimously recommends that Marvell shareholders vote “FOR” the approval of Marvell Share Issuance and “FOR” the Marvell Adjournment Proposal.

Record Date; Issued Shares; Shares Entitled to Vote

The record date for the Marvell general meeting is February 2, 2018. This means that you must be a shareholder of record of Marvell common shares at the close of business on February 2, 2018, in order to vote at the Marvell general meeting. You are entitled to one vote for each Marvell common share you own. At the close of business on the Marvell record date, there were 495,909,755 Marvell common shares issued and entitled to vote, held by approximately 418 holders of record.

Quorum and Vote Required

A quorum of Marvell shareholders is required to transact business at the Marvell general meeting. A quorum for the Marvell general meeting is the presence of holders representing in person or by proxy in excess of 50% of the total issued voting shares of Marvell throughout the Marvell general meeting. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum. Marvell’s transfer agent, American

Stock Transfer and Trust Company, will act as inspector of elections at the Marvell general meeting and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to the Marvell shareholders at the Marvell general meeting. If a quorum is not present, the Marvell general meeting will stand adjourned as may be determined by Marvell’s board of directors in accordance with its Bye-laws in order to permit the further solicitation of proxies or votes. At any subsequent reconvening of the Marvell general meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Marvell general meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the Marvell general meeting.

For shares held in “street name,” your bank, broker or other nominee will not be permitted to vote at the Marvell general meeting without specific instructions as to how to vote from you as the beneficial owner of Marvell common shares. Broker non-votes will be entirely excluded from the vote and will have no effect on the vote on the Marvell Share Issuance or the Marvell Adjournment Proposal.

•	Required vote to approve the Marvell Share Issuance. Approval of the Marvell Share Issuance requires the affirmative vote of a majority of the Marvell common shares represented in person or by proxy at the Marvell general meeting at which a quorum is present, which, under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, excludes abstentions and broker non-votes, if any, which will have no effect on the outcome of the vote on the Marvell Share Issuance. An abstention occurs when a Marvell shareholder attends the Marvell general meeting in person or is represented at the Marvell general meeting by proxy and abstains from voting. Shares not in attendance and not represented by proxy at the Marvell general meeting will have no effect on the vote on the Marvell Share Issuance, provided that a quorum is present.

•	Required vote to approve the Marvell Adjournment Proposal. Approval of the Marvell Adjournment Proposal requires the affirmative vote of a majority of the Marvell common shares represented in person or by proxy at the Marvell general meeting regardless of whether a quorum is present. Under legal principles understood by Marvell’s Bermuda counsel to be applicable in Bermuda, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on the Marvell Adjournment Proposal. Shares not in attendance and not represented by proxy at the Marvell general meeting will have no effect on the outcome of the vote on the Marvell Adjournment Proposal.

Share Ownership and Voting by Marvell’s Directors and Executive Officers

At the close of business on the record date for the Marvell general meeting, Marvell’s directors and executive officers had the right to vote approximately 34,168,030 Marvell common shares at the Marvell general meeting, collectively representing approximately 6.9% of Marvell common shares issued and entitled to vote on that date. We currently expect that Marvell’s directors and executive officers will vote their shares “FOR” the approval of the Marvell Share Issuance and “FOR” the Marvell Adjournment Proposal.

How to Vote

You may vote your Marvell common shares in person at the Marvell general meeting or by submitting a proxy (including proxies received by telephone or over the Internet). Marvell recommends that you submit your proxy even if you plan to attend the Marvell general meeting. If you submit your proxy, you may change your vote if you attend and vote at the Marvell general meeting. However, mere attendance at the Marvell general meeting will not automatically revoke your previously submitted proxy.

Owners of record (that is, shareholders of record who hold Marvell common shares in their own name, as opposed to through a bank, broker or other nominee), as of the close of business on the Marvell record date, may vote in person at the Marvell general meeting or by proxy. This means that you may use the enclosed proxy card(s) to instruct the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the Internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Marvell general meeting for which proxies have been properly submitted (whether by mail, telephone or over the Internet) and not revoked. Owners of record have three ways to vote by proxy:

•	Internet: You can submit your proxy over the Internet at the Internet address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote. If you submit your proxy over the Internet, do not return your proxy card(s).

•	Telephone: You can submit your proxy by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote. If you submit your proxy by telephone, do not return your proxy card(s).

•	Mail: You can submit your proxy by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you sign and return your proxy card(s) but do not mark your card(s) to instruct the proxies how to vote your shares on each proposal, your shares will be voted as recommended by the Marvell board of directors.

The deadline for voting electronically through the Internet or by telephone is 11:59 p.m. Eastern time on March 15, 2018.

Shares Held in “Street Name”

Marvell shareholders who hold Marvell common shares in a stock brokerage account or through a bank, broker or other nominee (“street name” shareholders) who wish to vote at the Marvell general meeting should be provided a voting instruction form by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your common shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Generally, votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m. Eastern time on March 15, 2018. However, please follow the instructions included on the voting instruction form. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Marvell general meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Marvell general meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

With respect to the approval of the Marvell Share Issuance and the Marvell Adjournment Proposal, for shares held in “street name,” if you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote, and will not vote your shares. This will have no effect on the outcome of the vote on the approval of the Marvell Share Issuance or the Marvell Adjournment Proposal.

If you abstain from voting with respect to the approval of the Marvell Share Issuance or the Marvell Adjournment Proposal, your abstention will be entirely excluded from the vote and will have no effect on the outcome of the vote on the approval of the Marvell Share Issuance or the Marvell Adjournment Proposal.

If you do not vote your shares, either in person at the Marvell general meeting or by proxy, your failure to vote will have no effect on the outcome of the vote on the approval of the Marvell Share Issuance or the Marvell Adjournment Proposal.

Revoking Your Proxy

If you are the owner of record as of the close of business on the Marvell record date, you may change or revoke your proxy at any time before it is voted at the Marvell general meeting by:

•	sending a written notice to Marvell’s registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, Attn: Assistant Secretary, bearing a date later than the date of the proxy that is received prior to the Marvell general meeting and stating that you revoke your proxy;

•	signing, dating and delivering a new valid proxy card(s) bearing a later date that is received prior to the Marvell general meeting;

•	submitting your voting instructions again by telephone or over the Internet by 11:59 p.m. Eastern time on March 15, 2018; or

•	attending the Marvell general meeting and voting in person, although attendance at the Marvell general meeting will not, by itself, revoke a proxy.

If you are a “street name” shareholder and submitted voting instructions to your broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee on how to change your vote.

Tabulation of the Votes

Each Marvell common share held by a shareholder as of the Marvell record date will be entitled to one vote. All votes will be tabulated by American Stock Transfer and Trust Company, which will act as the inspector of elections at the Marvell general meeting. It will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to the Marvell shareholders at the Marvell general meeting. Voting at the meeting will be taken on a poll in accordance with Marvell’s Bye-laws.

Other Voting Matters

Voting in Person

If you plan to attend the Marvell general meeting and wish to vote in person, Marvell will give you a ballot at the general meeting. To help ensure your shares are voted, Marvell recommends that you submit your proxy or voting instruction form anyway. If you are a shareholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, bank or other nominee and you plan to attend the meeting, you must present proof of your beneficial ownership of those shares as of the Marvell record date, such as a bank or brokerage account statement or letter, together with a form of personal identification, to be admitted to the Marvell general meeting.

However, if your shares are held in “street name,” you must first obtain from your bank, broker or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Marvell general meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus is available on Marvell’s Internet site at http://investor.marvell.com and http://marvellcavium.transactionannouncement.com.

Individuals with Disabilities

Marvell can provide you with reasonable assistance to help you to participate in the Marvell general meeting if you tell Marvell about your disability and how you plan to attend. Please write to 5488 Marvell Lane, Santa Clara, California 95054 Attention: Investor Relations, or call Marvell’s Investor Relations department at (408) 222-0777, at least two weeks before the Marvell general meeting.

Proxy Solicitations

Marvell is soliciting proxies for the Marvell general meeting from Marvell shareholders. This proxy is being solicited on behalf of Marvell’s board of directors. Marvell will pay the cost of distributing this joint proxy statement/prospectus and related materials. In addition to this mailing, Marvell’s directors, officers and other staff members (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, press release or advertisement (including on television, radio, newspapers or other publications of general distribution) or over the Internet. The extent to which this will be necessary depends upon how promptly proxies are returned. Marvell urges you to send in your proxy without delay. Innisfree M&A Incorporated has been engaged to aid in the distribution and solicitation of proxies. Marvell will pay Innisfree M&A Incorporated a fee of approximately $25,000 for these services, plus a reasonable amount to cover expenses. Marvell has agreed to indemnify Innisfree M&A Incorporated against certain liabilities arising out of or in connection with this engagement. Marvell and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Marvell common shares and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Assistance

If you need assistance in completing your proxy card or you have questions regarding the Marvell general meeting, you should contact the following:

Marvell Technology Group Ltd.

Attention: Investor Relations

c/o Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

Phone: 408-222-0777

ir@marvell.com

or

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1

THE MARVELL SHARE ISSUANCE

As discussed in this joint proxy statement/prospectus, Marvell shareholders are being asked to consider and vote on the proposal to approve the Marvell Share Issuance in connection with the Merger pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/ prospectus. The approval of this proposal by the shareholders of Marvell is a condition to the completion of the Merger.

You should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the proposed Marvell Share Issuance and the other transactions contemplated by the Merger Agreement, including the Merger.

AFTER CAREFUL CONSIDERATION, THE MARVELL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE MARVELL SHARE ISSUANCE, AND HAS DETERMINED THAT THE MERGER AND THE MARVELL SHARE ISSUANCE ARE FAIR TO, AND IN THE BEST INTERESTS OF, MARVELL AND ITS SHAREHOLDERS. ACCORDINGLY, THE MARVELL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MARVELL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MARVELL SHARE ISSUANCE, AND YOUR PROPERLY SIGNED AND DATED PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL 2

THE MARVELL ADJOURNMENT PROPOSAL

Marvell shareholders may be asked to vote on the Marvell Adjournment Proposal, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Marvell general meeting to approve the Marvell Share Issuance.

The Marvell board of directors unanimously recommends that Marvell shareholders vote “FOR” the Marvell Adjournment Proposal, and your properly signed and dated proxy will be so voted unless you specify otherwise.

Please note that pursuant to Section 41 of Marvell’s Bye-laws, the chairman of a general meeting may, with the consent of the shareholders at any general meeting at which a quorum is present (and shall if so directed by the shareholders), adjourn the meeting. In addition, the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him or her that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of shareholders wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

Unless the meeting is adjourned to a specific date and time, new notice of the date, time and place for the resumption of the adjourned meeting shall be given to each shareholder in accordance with Marvell’s Bye-laws. If a quorum is not present at the Marvell general meeting within half an hour from the time appointed for the meeting, Section 40 of Marvell’s Bye-laws requires that the meeting be adjourned to the same day one week later, at the same time and place or to such other day, time or place as Marvell’s board of directors may determine.

The Merger Agreement provides that, subject to certain exceptions, Marvell must obtain Cavium’s consent before postponing or adjourning the Marvell general meeting. For more information, see “The Merger Agreement—Shareholder Meetings; Proxy Statement/Prospectus.”

THE CAVIUM SPECIAL MEETING

Overview

This joint proxy statement/prospectus is being provided to Cavium shareholders as part of a solicitation of proxies by the Cavium board of directors for use at the Cavium special meeting and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to shareholders of Cavium on or about February 7, 2018. In addition, this joint proxy statement/prospectus constitutes a prospectus for Marvell in connection with the issuance by Marvell of its common shares pursuant to the Merger Agreement.

Date, Time and Place of the Cavium Special Meeting

The Cavium special meeting will be held at Cavium’s headquarters, located at 2315 N. First Street, San Jose, California 95131, on March 16, 2018, at 10:00 a.m., local time, unless adjourned or postponed to a later date or time.

Purposes of the Cavium Special Meeting

At the Cavium special meeting, Cavium shareholders will be asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the Cavium Adjournment Proposal; and

•	the Cavium Non-Binding Compensation Proposal.

A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. Cavium shareholders are encouraged to read the Merger Agreement in its entirety.

THE MATTERS TO BE CONSIDERED AT THE CAVIUM SPECIAL MEETING ARE OF GREAT IMPORTANCE TO CAVIUM SHAREHOLDERS. ACCORDINGLY, CAVIUM SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

The Cavium board of directors unanimously recommends that you vote “FOR” the Merger Proposal; “FOR” the Cavium Adjournment Proposal; and “FOR” the Cavium Non-Binding Compensation Proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the Cavium special meeting is February 2, 2018. This means that you must be a holder of record of Cavium common stock at the close of business on February 2, 2018, in order to vote at the Cavium special meeting. You are entitled to one vote for each share of Cavium common stock you own. At the close of business on the Cavium record date, there were 69,731,912 shares of Cavium common stock outstanding and entitled to vote, held by approximately 166 holders of record.

A complete list of Cavium shareholders entitled to vote at the Cavium special meeting will be available for inspection at the principal place of business of Cavium during regular business hours for a period of no less than ten days before the Cavium special meeting and at the place of the Cavium special meeting during the meeting.

Quorum and Vote Required

The presence in person or by proxy of a majority of the outstanding shares of Cavium common stock entitled to vote will constitute a quorum for the transaction of business at the Cavium special meeting.

The votes required for each proposal are as follows:

•	Required vote to approve the Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Cavium common stock entitled to vote at the Cavium special meeting. Accordingly, abstentions, broker non-votes and shares not represented at the Cavium special meeting will have the same effect as a vote “AGAINST” the Merger Proposal.

•	Required vote to approve the Cavium Adjournment Proposal. Approval of the Cavium Adjournment Proposal requires an affirmative vote of a majority of the shares present in person, by remote communication, or represented by proxy and entitled to vote at the Cavium special meeting, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Cavium Adjournment Proposal, while broker non-votes and shares not represented at the Cavium special meeting will have no effect on the Cavium Adjournment Proposal.

•	Required vote to approve the Cavium Non-Binding Compensation Proposal. Approval of the Cavium Non-Binding Compensation Proposal requires an affirmative vote of a majority of the shares present in person, by remote communication, or represented by proxy and entitled to vote, assuming a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Cavium Non-Binding Compensation Proposal, while broker non-votes and shares not represented at the Cavium special meeting will have no effect on the Cavium Non-Binding Compensation Proposal, provided that a quorum is present. The Cavium Non-Binding Compensation Proposal is advisory, and therefore not binding on Cavium, Cavium’ compensation committee or the Cavium board of directors. Further, the arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the Cavium Non-Binding Compensation Proposal, if the Merger is completed, Cavium’s named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Share Ownership and Voting by Cavium’s Directors and Executive Officers

At the close of business on the record date for the Cavium special meeting, Cavium’s directors and executive officers had the right to vote approximately 2,303,909 shares of the then-outstanding Cavium voting stock at the Cavium special meeting, collectively representing approximately 3.3% of the Cavium common stock outstanding and entitled to vote on that date. We currently expect that Cavium’s directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Cavium Adjournment Proposal and “FOR” the Cavium Non-Binding Compensation Proposal. Mr. Ali has entered into a voting agreement with Marvell to vote his 1,786,745 shares of Cavium common stock at the Cavium special meeting “FOR” the Merger Proposal and “FOR” the Cavium Adjournment Proposal.

How to Vote

You may vote your shares of Cavium common stock in person at the Cavium special meeting, by remote communication or by proxy. Cavium recommends that you submit your proxy even if you plan to attend the Cavium special meeting. If you submit your proxy, you may change your vote if you attend and vote at the Cavium special meeting; however, mere attendance at the Cavium special meeting will have no effect on your vote.

Owners of record (that is, shareholders of record who hold shares of Cavium common stock in their own name, as opposed to through a bank, broker or other nominee) as of the close of business on the Cavium record date, may vote in person at the Cavium special meeting, by remote communication or by proxy. This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the Internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the

Cavium special meeting for which proxies have been properly submitted (whether by mail, telephone or over the Internet) and not revoked. Owners of record have three ways to vote by proxy:

•	Internet: You can submit a proxy over the Internet at the Internet address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote. If you submit a proxy over the Internet, do not return your proxy card(s).

•	Telephone: You can submit a proxy by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote. If you submit a proxy by telephone, do not return your proxy card(s).

•	Mail: You can submit a proxy by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted as recommended by the Cavium board of directors.

The deadline for voting electronically through the Internet or by telephone is 11:59 p.m., Eastern time on March 15, 2018.

Shares Held in “Street Name”

Cavium shareholders who hold shares of Cavium common stock in a stock brokerage account or through a bank, broker or other nominee (“street name” shareholders) who wish to vote at the Cavium special meeting should be provided a voting instruction form by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits “street name” shareholders to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m. Eastern time, on March 15, 2018. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Cavium special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Cavium special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

With respect to the Merger Proposal, the Cavium Adjournment Proposal and the Cavium Non-Binding Compensation Proposal, for shares held in “street name,” if you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote, and a broker non-vote will occur. A broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Cavium Adjournment Proposal and will have no effect on the Cavium Non-Binding Compensation Proposal (provided that a quorum is present).

If you abstain from voting with respect to the Merger Proposal, the Cavium Adjournment Proposal or the Cavium Non-Binding Compensation Proposal, your abstention will have the same effect as a vote “AGAINST” such proposal.

If you do not vote your shares, either in person at the Cavium special meeting or by proxy, your failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Cavium

Adjournment Proposal and will have no effect on the Cavium Non-Binding Compensation Proposal (provided that a quorum is present).

Revoking Your Proxy

If you are the owner of record as of the close of business on the Cavium record date, you may change or revoke your proxy at any time before it is voted at the Cavium special meeting by:

•	sending a written notice to Cavium at 2315 N. First Street, San Jose, California 95131, Attention: Secretary, bearing a date later than the date of the proxy that is received prior to the Cavium special meeting and stating that you revoke your proxy;

•	signing, dating and delivering a new valid proxy card(s) bearing a later date that is received prior to the Cavium special meeting;

•	submitting your voting instructions again by telephone or over the Internet by 11:59 p.m. Eastern time on March 15, 2018; or

•	attending the Cavium special meeting and voting in person, although attendance at the Cavium special meeting will not, by itself, revoke a proxy.

If you are a “street name” shareholder and submitted voting instructions to your broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee on how to change your vote.

Tabulation of the Votes

Each Cavium share held by a shareholder as of the Cavium record date will be entitled to one vote. All votes will be tabulated by the inspector of elections appointed for the Cavium special meeting, who will count the votes, determine the existence of a quorum, validity of proxies and ballots, and certify the results of the voting.

Other Voting Matters

Voting in Person

If you plan to attend the Cavium special meeting and wish to vote in person, Cavium will give you a ballot at the special meeting. To help ensure your shares are voted, Cavium recommends that you submit your proxy or voting instruction form anyway. If you are a shareholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, bank or other nominee and you plan to attend the meeting, you must present proof of your beneficial ownership of those shares as of the Cavium record date, such as a bank or brokerage account statement or letter, together with a form of personal identification, to be admitted to the Cavium special meeting.

However, if your shares are held in “street name,” you must first obtain from your bank, broker or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Cavium special meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus is available on Cavium’s Internet site at http://investor.caviumnetworks.com and http://marvellcavium.transactionannouncement.com.

Individuals with Disabilities

Cavium can provide you with reasonable assistance to help you to participate in the Cavium special meeting if you tell Cavium about your disability and how you plan to attend. Please write to Cavium’s Investor Relations department, at Cavium, Inc., 2315 N. First Street, San Jose, California 95131, Attention: Investor Relations, or call Cavium’s Investor Relations department at (408) 943-7417, at least two weeks before the Cavium special meeting.

Proxy Solicitations

Cavium is soliciting proxies for the Cavium special meeting from Cavium shareholders. Cavium will bear the entire cost of soliciting proxies from Cavium shareholders. In addition to this mailing, Cavium’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, press release or advertisement (including on television, radio, newspapers or other publications of general distribution) or over the Internet. The extent to which this will be necessary depends upon how promptly proxies are returned. Cavium urges you to send in your proxy without delay. MacKenzie Partners, Inc. (“MacKenzie”), has been engaged to aid in the distribution and solicitation of proxies. Cavium will pay MacKenzie a fee estimated not to exceed $25,000 plus a reasonable amount to cover expenses. Cavium has agreed to indemnify MacKenzie against certain liabilities arising out of or in connection with this engagement. Cavium and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Cavium common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Cavium shareholders should not submit any stock certificates with their proxy cards.

Cavium shareholders will not need to send in their share certificates or surrender their book-entry shares with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of common stock or book-entry shares of common stock, as applicable, will be mailed to Cavium shareholders assuming the Merger is completed.

Assistance

If you need assistance in completing your proxy card or have questions regarding Cavium’s special meeting, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Banks and brokers may call collect: (212) 929-5500

All others may call toll-free: (800) 322-2885

PROPOSAL 1

THE MERGER PROPOSAL

As discussed in this joint proxy statement/prospectus, Cavium shareholders are being asked to consider and vote on the Merger Proposal. You should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the transactions contemplated by the Merger Agreement, including the Merger. In particular, you are directed to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

AFTER CAREFUL CONSIDERATION, THE CAVIUM BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF CAVIUM AND THE SHAREHOLDERS OF CAVIUM, RESPECTIVELY. ACCORDINGLY, THE CAVIUM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAVIUM SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, AND YOUR PROPERLY SIGNED AND DATED PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL 2

THE CAVIUM ADJOURNMENT PROPOSAL

Cavium shareholders may be asked to vote on the Cavium Adjournment Proposal to adjourn the Cavium special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Cavium special meeting to approve the Merger Proposal.

The Cavium board of directors unanimously recommends that Cavium shareholders vote “FOR” the Cavium Adjournment Proposal, and your properly signed and dated proxy will be so voted unless you specify otherwise.

Please note that pursuant to Article III, Section 9 of Cavium’s bylaws, the shareholders entitled to vote thereon and present in person or by remote communication, or represented by proxy are authorized to adjourn the Cavium special meeting by the vote of the majority of the shares present in person, by remote communication, or represented by proxy at the meeting. Additionally, Article III, Section 9 of Cavium’s bylaws generally authorizes the chairman of a special meeting to adjourn the meeting for any or no reason if a quorum is present, and Article III, Section 8 of Cavium’s bylaws authorizes the chairman of a meeting or the shareholders by a vote of the holders of a majority of the shares represented at the meeting, to adjourn a special meeting if a quorum is not present.

Unless the meeting is adjourned to a specific date and time, new notice of the date, time and place for the resumption of the adjourned meeting shall be given to each shareholder in accordance with Cavium’s bylaws.

The Merger Agreement provides that, subject to certain exceptions, Cavium must obtain Marvell’s consent before postponing or adjourning the Cavium special meeting. For more information see “The Merger Agreement—Shareholder Meetings; Proxy Statement/Prospectus.”

PROPOSAL 3

THE CAVIUM NON-BINDING COMPENSATION PROPOSAL

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Cavium shareholders be provided with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by Cavium to its named executive officers in connection with the Merger, as disclosed in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Cavium Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 128.

Cavium is asking its shareholders to indicate their approval, on an advisory, non-binding basis, of the compensation that will or may become payable by Cavium to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger—Interests of Cavium Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 128 of this joint proxy statement/prospectus. Certain plans and arrangements pursuant to which these compensation payments may be made formed part of Cavium’s overall compensation program for its named executive officers, and have previously been disclosed to Cavium’s shareholders as part of the Compensation Discussion and Analysis and related sections of its annual proxy statements. The compensation committee of the Cavium board of directors, which is composed solely of non-employee directors, believes the compensatory arrangements to be reasonable.

The Cavium board of directors encourages Cavium shareholders to review carefully the named executive officer Merger-related compensation information disclosed in this joint proxy statement/prospectus. The Cavium board of directors unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Cavium, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Cavium to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Cavium’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” in the joint proxy statement/prospectus for the shareholder meeting.”

This resolution requires the affirmative vote of the holders of a majority of the shares of Cavium common stock present in person, by remote communication, or represented by proxy and entitled to vote on the matter. Cavium shareholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Cavium, the board of directors of Cavium, or Marvell. Further, the arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the Cavium Non-Binding Compensation Proposal, if the Merger is completed, Cavium’s named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments, as described under the section titled “The Merger—Interests of Cavium Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

The board of directors of Cavium believes that the Cavium Non-Binding Compensation Proposal is in the best interests of Cavium and Cavium shareholders and unanimously recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Cavium to its named executive officers in connection with the Merger.

THE MERGER

Overview

The Marvell board of directors and the Cavium board of directors have each approved the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub, an indirect wholly owned subsidiary of Marvell will merge with and into Cavium, with Cavium continuing as the surviving corporation in the Merger and an indirect wholly owned subsidiary of Marvell.

Pursuant to the terms of the Merger Agreement, each share of Cavium common stock will be canceled and extinguished and automatically converted into the right to receive 2.1757 Marvell common shares and $40.00 in cash, without interest.

Background of the Merger

Each of Cavium’s and Marvell’s board of directors and senior management team regularly review their company’s performance, future growth prospects and overall strategic direction and consider potential opportunities to strengthen their company’s businesses and enhance shareholder value, including the review of their company’s strategy as a stand-alone company and potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

From time to time, Syed Ali, the Co-Founder, President, Chief Executive Officer and Chairman of the Board of Directors of Cavium, and Matt Murphy, the President and Chief Executive Officer of Marvell, discussed generally Cavium’s and Marvell’s industry and respective businesses, as well as potential partnering opportunities.

On March 27, 2017, Mr. Ali met in person with Mr. Murphy and discussed potential partnering opportunities through product combinations for reference designs. At this meeting, the possibility of a potential strategic transaction between Marvell and Cavium was first raised by Mr. Murphy. No price or other specific terms were discussed at this meeting.

On or about April 13, 2017, Mr. Ali and Mr. Murphy had a telephone call to further discuss potential partnering opportunities, including the possibility of a potential strategic transaction.

In late May 2017, Gary Ignatin, Senior Vice President, Corporate Development of Marvell, contacted a representative of Goldman Sachs to discuss the potential engagement of Goldman Sachs as financial advisor to Marvell in connection with Marvell’s evaluation of certain potential strategic transactions, including a potential transaction between Marvell and Cavium.

In early June 2017, Marvell contacted a representative of Hogan Lovells US LLP (“Hogan Lovells”) to discuss the potential engagement of Hogan Lovells as outside counsel to Marvell in connection with Marvell’s evaluation of certain potential strategic transactions, including a potential transaction between Marvell and Cavium.

On June 12, 2017, Mr. Ali met in person with Mr. Murphy and further discussed the idea of a potential strategic transaction between Marvell and Cavium, including a discussion of the potential benefits of a transaction to both companies.

Between June 13, 2017 and November 17, 2017, Mr. Ali had discussions with various members of Cavium’s board of directors regarding Marvell’s potential interest in a strategic transaction and engaging financial advisors to help evaluate a potential strategic transaction with Marvell or other potentially interested parties, and received strategic advice and input from directors as discussions between representatives of Marvell and representatives of Cavium progressed.

On June 16, 2017, Marvell’s board of directors held a regularly scheduled meeting. During this meeting, Mr. Ignatin discussed recent developments in the semiconductor industry and reviewed potential opportunities for strategic transactions. Mr. Ignatin discussed Cavium’s financial performance, products and technology and discussed the strategic rationale for a potential strategic transaction with Cavium as well as potential valuation matters. Following the discussion, Marvell’s board of directors authorized Marvell’s management to pursue a potential strategic transaction with Cavium and submit a preliminary non-binding proposal to acquire Cavium.

On July 18, 2017, Mr. Ali and Mr. Murphy met in person. Mr. Murphy discussed the concept of an “illustrative” potential strategic transaction where Marvell would purchase all of the outstanding shares of Cavium common stock at a price of $72 per share. The discussion included multiple scenarios on the potential mix of cash and stock, including a scenario where fifty percent would be paid in cash and fifty percent would be paid in Marvell common shares. The “illustrative” $72 price per share represented a premium of approximately 10% over the closing price of Cavium’s common stock on the prior trading day. Mr. Ali indicated that the “illustrative” price per share undervalued Cavium and was thus insufficient. Mr. Murphy requested a meeting with Cavium’s management to review Cavium’s business and financial forecast.

Also on July 18, 2017, Mr. Ali contacted a representative of J.P. Morgan to discuss the potential engagement of J.P. Morgan to act as a financial co-advisor to Cavium in connection with Cavium’s review of potential strategic transactions, including a potential transaction between Marvell and Cavium.

On July 19, 2017, Marvell sent a draft mutual non-disclosure agreement with respect to a potential strategic transaction to Cavium.

On July 20, 2017, Mr. Ali contacted a representative of Qatalyst Partners to discuss the potential engagement of Qatalyst Partners to act as a financial co-advisor to Cavium in connection with Cavium’s review of potential strategic transactions, including a potential transaction between Marvell and Cavium.

On July 21, 2017, Marvell and Cavium entered into a mutual non-disclosure agreement with respect to a potential strategic transaction. The non-disclosure agreement was subsequently amended on November 4, 2017.

On July 26, 2017, Mr. Chadwick, the Chief Financial Officer of Cavium, met in person with Jean Hu, the Chief Financial Officer of Marvell, to discuss the framework for quantifying potential synergies in connection with a potential strategic transaction.

On July 27, 2017, Cavium’s board of directors held a regularly scheduled meeting. At the meeting, Cavium’s board of directors received an update from Cavium’s management on the meetings and communications that had taken place between representatives of Cavium and Marvell, including the “illustrative” $72 per share price proposed by Mr. Murphy. Cavium’s board of directors also discussed engaging J.P. Morgan and Qatalyst Partners to act as financial co-advisors to help evaluate a potential strategic transaction with Marvell or other potentially interested parties.

On August 4, 2017, Messrs. Ali, Chadwick and Raghib Hussain, the Co-Founder and Chief Operating Officer of Cavium, met in person with Mr. Murphy, Mr. Ignatin and Ms. Hu and discussed the potential benefits of a strategic transaction between Cavium and Marvell. At this meeting, the parties also provided high-level overviews of their respective businesses and discussed Marvell’s interest in, and next steps towards, a potential strategic transaction with Cavium.

Between August 8, 2017 and November 17, 2017, Mr. Murphy regularly provided e-mail and telephonic updates to Marvell’s board of directors on the status of discussions that were taking place between representatives of Marvell and representatives of Cavium and received strategic advice and input from directors as those discussions progressed.

On August 11, 2017, Marvell’s board of directors held a meeting. At this meeting, Mr. Ignatin updated Marvell’s board of directors on the meetings and discussions that had taken place between representatives of Marvell and representatives of Cavium. Mr. Ignatin also discussed Cavium’s financial performance, products and technology and reviewed the strategic rationale for a potential strategic transaction with Cavium as well as potential interlopers and deal structures and valuation matters. Following the discussion, Marvell’s board of directors authorized Marvell’s management to continue to pursue a potential strategic transaction with Cavium and to submit a preliminary non-binding proposal to acquire Cavium.

On August 25, 2017, Mr. Murphy had a telephone call with Mr. Ali. During this call, Mr. Murphy conveyed to Mr. Ali a preliminary non-binding proposal for Marvell to purchase all of Cavium’s outstanding common stock at a price of $72 per share, $52 of which would be paid in cash and the remaining $20 of which would be paid in Marvell common shares. The per share price proposed represented a premium of approximately 18% over the closing price per share of Cavium’s common stock on the prior trading day. Mr. Ali informed Mr. Murphy that this proposal undervalued Cavium’s products, intellectual property, market position and growth potential and that Marvell would need to increase its proposed price or there would be no reason to continue discussions. Mr. Murphy requested due diligence materials from Cavium.

Also on August 25, 2017, Robert Switz, a member of Marvell’s board of directors, had a telephone call with Sanjay Mehrotra, a member of Cavium’s board of directors, on an unrelated matter. During the call, Mr. Switz indicated that Marvell continued to be interested in pursuing a potential strategic transaction with Cavium.

On August 26, 2017, Mr. Ali and Mr. Murphy exchanged emails regarding setting up further due diligence meetings to discuss potential synergies and Cavium’s anticipated revenue plan. Later that day, Mr. Ali called Mr. Murphy to discuss and gain an understanding of the basis for Marvell’s preliminary non-binding proposal.

Between August 28, 2017 and September 1, 2017, Mr. Chadwick and Ms. Hu had multiple discussions and exchanged emails regarding certain Cavium revenue estimates and potential synergies that might result from a strategic transaction between Cavium and Marvell. Mr. Ignatin and Mr. Hussain had a series of calls and exchanged emails to prepare for due diligence meetings related to Cavium’s business.

On September 1, 2017, Mr. Ali, Mr. Hussain and Mr. Chadwick met with Mr. Murphy, Ms. Hu and Mr. Ignatin to discuss potential synergies from a strategic transaction and certain financial and business due diligence matters.

On September 22, 2017, Marvell’s board of directors held a regularly scheduled meeting. During this meeting, Marvell’s management updated the board of directors on the meetings and discussions that had taken place between representatives of Marvell and representatives of Cavium and provided updates regarding due diligence and potential deal structures and valuation matters. Marvell’s board of directors and management also discussed potential negotiating strategies and current and possible future market conditions. Following the discussion, Marvell’s board of directors authorized Marvell’s management to continue to pursue a potential strategic transaction with Cavium and to submit a preliminary written non-binding indication of interest to Cavium.

On September 26, 2017, Mr. Murphy delivered to Mr. Ali a preliminary, written non-binding indication of interest for Marvell to purchase all of the outstanding shares of Cavium common stock at a price of $75 per share, of which fifty-percent would be paid in cash and fifty-percent would be paid in Marvell common shares. Mr. Murphy indicated that Marvell preferred to have a portion of the consideration consist of Marvell common shares and that this would allow Cavium shareholders to more meaningfully share in Marvell’s future growth potential following a combination of the two companies. The preliminary, written non-binding indication of interest also proposed that Cavium agree to a 30-day exclusivity period for negotiations with Marvell. The $75 price per share contained in the preliminary non-binding indication of interest represented a premium of approximately 17% over the closing price per share of Cavium’s common stock on the prior trading day. Mr. Ali told Mr. Murphy that Marvell’s indication of interest still undervalued Cavium, but that he would discuss the indication of interest further with Cavium’s board of directors. Following its receipt, Mr. Ali provided the preliminary, written non-binding indication of interest to Cavium’s board of directors.

Also on September 26, 2017, Mr. Murphy encountered Mr. Hussain at an industry event and they briefly discussed the potential strategic transaction between Marvell and Cavium, including the retention of key Cavium employees.

On September 28, 2017, Mr. Murphy provided an update to Marvell’s board of directors regarding his discussion with Mr. Ali on September 26, 2017.

On October 1, 2017, Cavium’s board of directors held a meeting. At the meeting, a representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), outside legal counsel to Cavium, reviewed with the members of Cavium’s board of directors their fiduciary duties in the context of consideration of a strategic transaction. After representatives of Qatalyst Partners and J.P. Morgan joined the meeting, Mr. Ali provided an update on the meetings and communications that had taken place between representatives of Cavium and Marvell. Representatives of Qatalyst Partners and J.P. Morgan discussed with Cavium’s board of directors the financial aspects of the preliminary non-binding indication of interest from Marvell and reviewed strategic alternatives with the board of directors. The Cavium board of directors, together with representatives of Cavium’s management and representatives of Qatalyst Partners, J.P. Morgan and Skadden, also discussed the business environment surrounding Cavium as a stand-alone entity, the competitive environment in the semiconductor industry generally, alternative acquisition targets potentially available to Marvell, acquisition targets potentially available to Cavium and the potential impact on Cavium of various industry merger and acquisition scenarios. The Cavium board of directors, together with Cavium’s management and financial and legal advisors, also reviewed a list of companies provided by Cavium’s financial advisors, and discussed several other companies in the industry, in each case, that could potentially have an interest in engaging in a strategic transaction with Cavium, and discussed the likelihood that each of these companies would have an interest and the ability to consummate a transaction at this time, the potential benefits and risks of reaching out to these companies, and the potential timing of any such contacts in view of those benefits and risks. After the representatives of Qatalyst Partners and J.P. Morgan left the meeting, Cavium’s board of directors authorized Cavium’s management, based on Qatalyst Partners’ and J.P. Morgan’s respective skills, reputations and familiarity with Cavium and the industry in which Cavium operates, to enter into discussions to retain Qatalyst Partners and J.P. Morgan as financial advisors to Cavium at such later time as Cavium’s management believed that the status of any of Cavium’s discussions with Marvell or other potentially interested parties so warranted, subject to satisfactory resolution of any potential conflicts and the negotiation of satisfactory economic terms. Following a lengthy discussion about the importance of achieving the greatest value for Cavium shareholders, as well as a discussion regarding the mix of consideration that may be acceptable to Cavium, Cavium’s board of directors also authorized and directed management to continue its preliminary discussions with Marvell but directed management to seek a higher purchase price from Marvell without providing Marvell a counterproposal or view on the specific mix of consideration at this time.

On October 3, 2017, Mr. Murphy had a telephone call with Mr. Ali. During this call, Mr. Ali conveyed to Mr. Murphy that Cavium would not accept Marvell’s preliminary non-binding indication of interest and urged Mr. Murphy to increase Marvell’s proposed consideration. Mr. Ali indicated that, although the proposed price was not acceptable, the proposed consideration of fifty-percent Marvell common shares and fifty-percent cash was potentially acceptable. Mr. Ali also provided feedback on other aspects of Marvell’s preliminary non-binding indication of interest.

On October 5, 2017, Mr. Switz met with Mr. Mehrotra on an unrelated matter. During this meeting, they briefly discussed the potential strategic transaction between Marvell and Cavium, and Mr. Switz conveyed Marvell’s desire to receive a counterproposal to Marvell’s most recent preliminary non-binding indication of interest.

On October 6, 2017, Mr. Murphy and Mr. Ali had a number of telephone calls to discuss the possible terms of a potential strategic transaction between Marvell and Cavium.

On October 9, 2017, Mr. Murphy provided an update to Marvell’s board of directors regarding his discussions with Mr. Ali, including Cavium’s response to Marvell’s non-binding indication of interest.

Later on October 9, 2017, Mr. Murphy had a telephone call with Mr. Ali. During this call, Mr. Murphy discussed the potential strategic transaction between Marvell and Cavium, including Cavium’s response to Marvell’s non-binding indication of interest.

On October 12, 2017, Mr. Murphy met with Mr. Ali and delivered a revised written non-binding indication of interest for Marvell to purchase all of the outstanding shares of Cavium common stock at a price of $76.75 per share, of which fifty-percent would be paid in cash and fifty-percent would be paid in Marvell common shares. The revised non-binding indication of interest also required Cavium to agree to a 30-day exclusivity period for negotiations with Marvell and included a draft exclusivity agreement. The price contained in the non-binding indication of interest represented a premium of approximately 11% over the closing price of Cavium’s common stock on the prior trading day. Mr. Ali informed Mr. Murphy that Marvell’s proposal still undervalued Cavium. Following its receipt, Mr. Ali provided the revised non-binding indication of interest to Cavium’s board of directors.

Also on October 12, 2017, Cavium’s board of directors held a meeting. At the meeting, Cavium’s board of directors received an update from Cavium’s management and representatives of Skadden, Qatalyst Partners and J.P. Morgan on the meetings and communications that had taken place between representatives of Cavium and Marvell. With the assistance of Cavium’s management and financial and legal advisors, the board of directors deliberated on the revised non-binding indication of interest from Marvell and discussed the benefits and risks of contacting certain third parties who might have an interest in engaging in a strategic transaction with Cavium. Cavium’s board of directors also considered Marvell’s request for exclusivity, including possible benefits and risks of granting exclusivity, and received advice from its financial and legal advisors. Following a lengthy discussion about the importance of achieving the greatest value for Cavium shareholders, Cavium’s board of directors reaffirmed their interest in pursuing a potential transaction with Marvell but directed management to seek a purchase price of $83.50 per share without specifying the mix of consideration but authorized management to convey that a 50/50 mix of stock and cash would be acceptable. Cavium’s board of directors also authorized and directed Cavium’s management and representatives of Qatalyst Partners and J.P. Morgan to contact certain third parties who might have an interest in engaging in a strategic transaction with Cavium, at the appropriate time, but in any case prior to entering into exclusivity with Marvell.

On October 13, 2017, Mr. Ali communicated to Mr. Murphy that Cavium’s board of directors viewed Marvell’s $76.75 per share proposal as unacceptable, but reiterated Cavium’s continued interest in pursuing a possible strategic transaction with Marvell and indicated that a purchase price of $83.50 per share would be acceptable to Cavium.

On October 14, 2017, Mr. Murphy met with Mr. Ali. During this meeting, Mr. Murphy asked Mr. Ali to decrease the purchase price of Cavium’s most recent counterproposal of $83.50 per share. Mr. Ali declined to decrease the proposal as requested.

On October 15, 2017, Marvell’s board of directors held a meeting. During this meeting, Marvell’s management updated the board of directors on the meetings and discussions that had taken place between representatives of Marvell and representatives of Cavium, including Cavium’s counterproposal of $83.50 per share. Marvell’s board of directors and management also discussed potential negotiating strategies and possible future market conditions. Following the discussion, Marvell’s board of directors authorized Marvell’s management to continue to pursue a potential strategic transaction with Cavium and to make a counterproposal to Cavium.

On October 16, 2017, Mr. Murphy had a telephone call with Mr. Ali. During this call, Mr. Murphy conveyed to Mr. Ali that Mr. Murphy was hopeful that Marvell’s board of directors would approve a revised proposal to purchase all of the outstanding shares of Cavium common stock at a price of $78.50 per share, of which fifty-percent would be paid in cash and fifty-percent would be paid in Marvell common shares. Mr. Ali indicated to

Mr. Murphy that even if Marvell’s board of directors approved a proposal of $78.50 per share, Cavium’s board of directors would likely view it as unacceptable and that the price would need to be increased.

On October 18, 2017, Mr. Murphy had a telephone call with Mr. Ali. During this call, Mr. Murphy and Mr. Ali discussed Cavium’s counterproposal of $83.50 per share. Mr. Murphy indicated to Mr. Ali that he believed he could obtain approval from Marvell’s board of directors for a revised proposal in the “high $70s per share” but that Cavium would need to show significant movement from its counterproposal as well. Mr. Ali indicated that he would discuss the matter with Cavium’s board of directors and respond to Mr. Murphy with an updated counterproposal.

On October 19, 2017, Mr. Ali called Mr. Murphy to discuss Cavium’s expectations in advance of Cavium’s board meeting. Mr. Ali indicated to Mr. Murphy that he believed Cavium’s board of directors would not accept a proposal below the “low $80s per share.”

Later on October 19, 2017, Cavium’s board of directors held a meeting. At the meeting, Cavium’s board of directors received an update from Cavium’s management and representatives of Skadden, Qatalyst Partners and J.P. Morgan on the meetings and communications that had taken place between representatives of Cavium and Marvell. With the assistance of Cavium’s management and financial and legal advisors, the Cavium board of directors deliberated on the discussions between Mr. Ali and Mr. Murphy regarding Marvell’s price expectations and considered Marvell’s request for exclusivity, including possible benefits and risks of granting exclusivity. Following a lengthy discussion about the importance of achieving the greatest value for Cavium shareholders, Cavium’s board of directors reaffirmed their interest in pursuing a potential transaction with Marvell but directed management to seek a purchase price of $80.50 per share and authorized management to accept a revised indication of interest from Marvell of $80.00 per share or higher. Cavium’s board of directors authorized and directed Cavium’s management and representatives of Qatalyst Partners and J.P. Morgan to contact certain of the companies identified in prior discussions as potentially having an interest in, and the ability to consummate, a strategic transaction with Cavium.

Also on October 19, 2017, a representative of Qatalyst Partners contacted a representative of Party A, to inquire as to whether Party A would be interested in pursuing a potential strategic transaction involving Cavium.

On October 20, 2017, a representative of Qatalyst Partners contacted a representative of Party B, to inquire as to whether Party B would be interested in pursuing a potential strategic transaction involving Cavium. Later on October 20, 2017, a representative of Party B informed a representative of Qatalyst Partners that Party B was not interested in pursuing a potential strategic transaction involving Cavium, because Cavium’s focus on providing highly integrated digital system-on-a-chip solutions was outside of their core area of expertise and focus.

Also on October 20, 2017, Mr. Ali contacted a representative of Party C, to inquire as to whether Party C would be interested in pursuing a potential strategic transaction involving Cavium.

Also on October 20, 2017, a representative of J.P. Morgan contacted representatives of Party D, to inquire as to whether Party D would be interested in pursuing a potential strategic transaction involving Cavium. Representatives of Party D expressed initial interest in evaluating a potential strategic transaction, indicated they will review internally and expressed initial reservation around the potential regulatory issues raised by a potential strategic transaction involving Cavium.

Also on October 20, 2017, a representative of Qatalyst Partners contacted a representative of Party E, to inquire as to whether Party E would be interested in pursuing a potential strategic transaction involving Cavium. Later on October 20, 2017, a representative of Party E informed a representative of Qatalyst Partners that Party E was not interested in pursuing a potential strategic transaction involving Cavium at a valuation that Party E believed Cavium would consider.

On October 22, 2017, a representative of Party A informed a representative of Qatalyst Partners that Party A was not interested in pursuing a potential strategic transaction with Cavium.

Also on October 22, 2017, the chief executive officer of Party C informed Mr. Ali that Party C was not interested in pursuing a potential strategic transaction with Cavium due to various regulatory concerns regarding a potential strategic transaction with Cavium.

On October 23, 2017, Mr. Murphy met with Mr. Ali. During this meeting, Mr. Ali indicated that he expected to be able to provide a revised counterproposal the following day that would show movement from Cavium’s last counterproposal. Mr. Ali also indicated that the counterproposal would include other terms, including a request for board representation and a proposal on determining the exchange ratio.

On October 24, 2017, Mr. Ali called Mr. Murphy to discuss the potential transaction. Mr. Ali indicated that a purchase price of $80.75 per share would be acceptable to Cavium and made proposals on additional matters, including the method for determining the exchange ratio and expected timing for signing a definitive agreement. Mr. Ali also proposed that three members of Cavium’s board of directors join Marvell’s board of directors at the closing of the proposed transaction.

Later on October 24, 2017, Marvell’s board of directors held a meeting. During this meeting, Marvell’s management updated the board of directors on the meetings and discussions that had taken place between representatives of Marvell and representatives of Cavium, including Cavium’s latest counterproposal. Marvell’s board of directors and management also discussed potential negotiating strategies. Following the discussion, Marvell’s board of directors authorized Marvell’s management to continue to pursue a potential strategic transaction with Cavium and to provide a counterproposal to Cavium.

On October 25, 2017, Mr. Murphy had a telephone call with Mr. Ali. During this call, Mr. Murphy conveyed to Mr. Ali a revised proposal for Marvell to purchase all of Cavium’s outstanding common stock at a price of $80.00 per share, of which fifty-percent would be paid in cash and fifty-percent would consist of Marvell common shares, subject to Marvell declaring a one-time dividend of $0.50 per Marvell common share payable to Marvell shareholders prior to the closing of the proposed transaction between Marvell and Cavium. The $80.00 per share price represented a premium of approximately 17% over the closing price of Cavium’s common stock on the prior trading day. Mr. Murphy also proposed that two members of Cavium’s board of directors, one of whom would be Mr. Ali, join Marvell’s board of directors at the closing of the proposed transaction. Mr. Ali indicated that he would not discuss a potential future role for himself until the parties agreed upon a price for the potential strategic transaction.

On October 26, 2017, Cavium’s board of directors held a regularly scheduled meeting. At the meeting, Cavium’s board of directors received an update from Cavium’s management and representatives of Qatalyst Partners and J.P. Morgan on the meetings and communications that had taken place between representatives of Cavium and Marvell, including Marvell’s revised per share price and its proposal that two members of Cavium’s board of directors join Marvell’s board of directors at the closing of the proposed transaction. Following a lengthy discussion about the importance of achieving the greatest value for Cavium shareholders, Cavium’s board of directors reaffirmed their interest in pursuing a potential transaction with Marvell but directed management to seek a higher purchase price of $80.00 per share, without a stipulation that Marvell have the right to declare a one-time dividend of $0.50 per Marvell common share payable to Marvell shareholders prior to the closing of the proposed transaction, and request that three members of Cavium’s board of directors join Marvell’s board of directors at the closing of the proposed transaction.

Also on October 26, 2017, Mr. Ali conveyed to Mr. Murphy that Cavium would not accept Marvell’s revised proposal and advised Mr. Murphy that Cavium’s board of directors had authorized him only to accept $80.00 per share and noted that the practical effect of Marvell’s revised proposal, which included the right of Marvell to declare a one-time dividend of $0.50 per Marvell common share payable to Marvell shareholders prior to the closing of the proposed transaction between Marvell and Cavium, would be to reduce the value of each Marvell common share that Cavium shareholders would receive and thus would result in an effective purchase price below $80.00 per share. Mr. Ali reiterated Cavium’s request that three members of Cavium’s board of directors join Marvell’s board of directors at the closing of the proposed transaction.

Also on October 26, 2017, a representative of Party D informed a representative of J.P. Morgan that while there could be a strategic fit between Party D and Cavium, Party D was not interested in pursuing a strategic transaction due to various regulatory concerns regarding a potential strategic transaction involving Cavium.

On October 27, 2017, Marvell’s board of directors held a meeting. During this meeting, Marvell’s management provided an update to the board of directors on the discussions that had taken place between representatives of Marvell and representatives of Cavium. Following the discussion, Marvell’s board of directors authorized Marvell’s management to continue to pursue a potential strategic transaction with Cavium and to submit a revised proposal to Cavium.

Later on October 27, 2017, Mr. Murphy had a telephone call with Mr. Ali. During this call, Mr. Murphy conveyed to Mr. Ali a revised proposal for Marvell to purchase all of Cavium’s outstanding common stock at a price of $80.00 per share, of which fifty-percent would be paid in cash and fifty-percent would be paid in Marvell common shares using an exchange ratio to be based on the volume weighted average closing price of Marvell’s common shares for a period of five trading days ending two trading days before the public announcement of the proposed transaction, without a stipulation that Marvell have the right to declare a one-time dividend of $0.50 per Marvell common share payable to Marvell shareholders prior to the closing of the proposed transaction. The per share price represented a premium of approximately 19% over the closing price of Cavium’s common stock on the prior trading day. Mr. Murphy also proposed that three members of Cavium’s board of directors, one of whom would be Mr. Ali, join Marvell’s board of directors at the closing of the proposed transaction. Mr. Ali reiterated that he would not discuss a potential future role for himself until the parties agreed upon a price for the potential strategic transaction. Following its receipt, Mr. Ali advised Cavium’s board of directors of the terms of the revised proposal.

Also on October 27, 2017, representatives of Skadden delivered a draft of an amendment to the non-disclosure agreement, which included a standstill provision and non-solicitation provision, and a revised draft of the exclusivity agreement to representatives of Hogan Lovells.

On October 28, 2017, representatives of Hogan Lovells delivered a revised draft of the amendment to the non-disclosure agreement to representatives of Skadden.

On October 29, 2017, representatives of Cavium, Qatalyst Partners and J.P. Morgan met with representatives of Marvell and Goldman Sachs to discuss, among other things, communications strategy and the timeline for the potential transaction.

Also on October 29, 2017, representatives of Hogan Lovells delivered a revised draft of the exclusivity agreement to representatives of Skadden.

Also on October 29, 2017, representatives of Marvell delivered a due diligence request list to representatives of Cavium.

On October 30, 2017, representatives of Skadden delivered a draft outline of Cavium’s position on certain key terms for the proposed transaction to representatives of Hogan Lovells.

Also on October 30, 2017, representatives of Skadden delivered revised drafts of the amendment to the non-disclosure agreement and the exclusivity agreement to representatives of Hogan Lovells.

Also on October 30, 2017, representatives of Qatalyst Partners delivered a reverse due diligence request list to representatives of Marvell and Goldman Sachs.

Also on October 30, 2017, representatives of Marvell delivered to representatives of Cavium an agenda for the upcoming due diligence and reverse due diligence meetings between Cavium and Marvell.

On October 31, 2017, representatives of Cavium, Marvell and Ernst & Young LLP, consultants to Marvell providing human resources due diligence services, held meetings to discuss human resources and legal due diligence matters.

Also beginning on October 31, 2017, representatives of Marvell began evaluating the compensation for certain key employees of Cavium, including Messrs. Hussain and Jain, for the purpose of delivering offer letters, which would be contingent upon the closing of the proposed transaction, and non-competition agreements to be signed by key employees of Cavium, including Mr. Ali.

On November 1, 2017, representatives of Hogan Lovells delivered revised drafts of the amendment to the non-disclosure agreement and the exclusivity agreement to representatives of Skadden. Later on November 1, 2017, representatives of Skadden delivered a revised draft of the amendment to the non-disclosure agreement to representatives of Hogan Lovells.

On November 2, 2017, management presentations were given by representatives of Cavium, during which representatives of Marvell conducted due diligence on Cavium. Representatives of Marvell, Hogan Lovells, Goldman Sachs, Skadden, Qatalyst Partners and J.P. Morgan attended these presentations.

Also on November 2, 2017, Cavium’s board of directors held a meeting. At this meeting, Cavium’s board of directors received an update from Cavium’s management and Skadden on the meetings and communications that had taken place between representatives of Cavium and Marvell. Cavium’s management and board of directors discussed the anticipated next steps for discussions with representatives of Marvell, the scope of Cavium’s reverse due diligence investigation of Marvell in relation to the stock component of Marvell’s proposal and the status of discussions with other potential interested parties. During the discussion it was noted that Party A, Party B, Party C, Party D and Party E had all indicated that they were not interested in pursuing a potential strategic transaction with Cavium at that time. Cavium’s board of directors also discussed the fact that the merger agreement with Marvell would be negotiated to preserve the ability of Cavium’s board of directors to consider superior offers should any interested parties emerge following the announcement of a strategic transaction with Marvell. Cavium’s management and board of directors discussed formally retaining Qatalyst Partners and J.P. Morgan as financial advisors to Cavium, and, after reviewing draft engagement letters between Cavium and each of Qatalyst Partners and J.P. Morgan as financial advisors, Cavium’s board of directors determined to engage Qatalyst Partners and J.P. Morgan. Following such review, representatives of Skadden discussed with the board of directors certain regulatory matters that may be relevant to the proposed transaction with Marvell.

Also on November 2, 2017, Cavium made available to Marvell and its representatives an online data room containing certain information concerning Cavium.

Also on November 2, 2017, representatives of Cavium and Skadden met with representatives of Marvell and Hogan Lovells to discuss the terms of the amendment to the non-disclosure agreement and the exclusivity agreement being negotiated between Cavium and Marvell.

Later on November 2, 2017, Cavium formally engaged each of Qatalyst Partners and J.P. Morgan as Cavium’s respective financial advisors and executed engagement letters with each of Qatalyst Partners and J.P. Morgan.

On November 3, 2017, management presentations were given by representatives of Marvell, during which representatives of Cavium conducted reverse due diligence on Marvell. Representatives of Cavium, Skadden, Qatalyst Partners, J.P. Morgan, Hogan Lovells and Goldman Sachs attended these presentations.

After the close of the trading day on November 3, 2017, a report from anonymous sources appeared in the Wall Street Journal stating that Marvell and Cavium were in advanced discussions regarding a potential strategic transaction. The closing price of Cavium’s common stock on the prior trading day, November 2, 2017, was $66.01 per share, compared to a closing price of $76.43 per share on the following trading day, November 6, 2017. The closing price of Marvell’s common shares on November 2, 2017 was $18.28 per share, compared to a closing price of $20.20 per share on November 6, 2017, the trading day following the Wall Street Journal report.

On November 4, 2017, representatives of Cavium and Marvell met to discuss the communications strategy and the timeline for the potential transaction.

Also on November 4, 2017, Cavium and Marvell entered into an amendment to the non-disclosure agreement between Cavium and Marvell, which included both a customary nine-month non-solicitation provision and a customary nine-month standstill provision.

Also on November 4, 2017, Cavium and Marvell entered into an exclusivity agreement, providing among other things that neither Cavium nor Marvell would solicit, initiate or participate in discussions regarding a potential strategic transaction with any third party through November 28, 2017.

Also on November 4, 2017, representatives of Cavium, Skadden, Marvell and Hogan Lovells had a telephone call to discuss due diligence and reverse due diligence matters.

Also on November 4, 2017, Marvell made available to Cavium and its representatives an online data room containing certain information concerning Marvell.

On November 5, 2017, Mr. Murphy exchanged emails with Mr. Hussain regarding certain key employees of Cavium with whom Marvell may want to enter into employment offer letters, including Messrs. Hussain and Jain, and Syed Zaheer, Vice President of Operations of Cavium, which would be contingent upon the closing of the proposed transaction.

On November 7, 2017, representatives of Hogan Lovells delivered an initial draft of the merger agreement to representatives of Skadden, which draft included, among other things, a provision for three members of Cavium’s board of directors, one of whom would be Mr. Ali, to join Marvell’s board of directors at the closing of the proposed transaction.

Also on November 7, 2017, Mitchell Gaynor, Chief Administration and Legal Officer and Secretary of Marvell, Janice Hall, Vice President of Human Resources of Marvell, and Mr. Hussain discussed compensation and employment matters for certain key employees of Cavium with whom Marvell may want to enter into employment offer letters, including Messrs. Hussain, Jain, and Zaheer, which would be contingent upon the closing of the proposed transaction.

On November 7, 2017 and November 8, 2017, representatives of Cavium, Skadden, Marvell and Hogan Lovells held a series of due diligence and reverse due diligence telephone calls regarding various aspects of Cavium’s and Marvell’s respective businesses.

On November 8, 2017, representatives of Company F contacted Mr. Ali regarding a potential business combination of Cavium and Company F. Mr. Ali did not respond to Party F due to Cavium’s obligations under the exclusivity agreement with Marvell.

On November 9, 2017, Ms. Hu had a telephone call with representatives of PricewaterhouseCoopers LLP and representatives of Qatalyst Partners regarding financial and reverse tax due diligence matters.

Also on November 9, 2017, Cavium’s board of directors held a meeting. At the meeting, Cavium management and representatives of Skadden, Qatalyst Partners and J.P. Morgan provided an update on the status of negotiations with Marvell. Cavium’s board of directors, with the assistance of Cavium’s management and financial and legal advisors, also discussed Party F’s expression of interest regarding a potential business combination with Cavium, as well as a presentation and discussion of the results of the reverse due diligence investigation Cavium had conducted on Marvell to date. Representatives of Skadden also reviewed certain legal and regulatory considerations in connection with a potential transaction with Marvell. The Cavium board of directors also discussed challenges that Party F would face in providing superior value compared to the transaction proposed by Marvell and the fact that the merger agreement would preserve the ability of Cavium’s board of directors to consider superior offers should any interested parties emerge following the announcement of any strategic transaction with Marvell. The Cavium board of directors also discussed certain management projections and forecasts for Cavium, forecasts for Marvell and forecasts relating to anticipated synergies, in each case identified in “The Merger—Unaudited Prospective Financial Information—Cavium Unaudited Prospective Financial Information,” and directed each of Qatalyst Partners and J.P. Morgan to use these management projections and forecasts, or subsets thereof, for their respective valuation analyses. For further information regarding these management projections and forecasts, please see “The Merger—Unaudited Prospective Financial Information—Cavium Unaudited Prospective Financial Information.”

On November 10, 2017, representatives of Skadden delivered a revised draft of the merger agreement to representatives of Hogan Lovells.

On November 11, 2017, Marvell’s board of directors held a meeting. At the meeting, Marvell’s management provided an update on the status of negotiations with Cavium and the market reaction to rumors of a potential transaction between Marvell and Cavium that were first reported in the Wall Street Journal. Following that update, Marvell’s board of directors and management discussed potential negotiating strategies. Marvell’s management also reviewed the terms of the proposed financing for the potential strategic transaction with Cavium and related materials with Marvell’s board of directors. Marvell’s board of directors and management also discussed formally retaining Goldman Sachs as financial advisor to Marvell in connection with the potential strategic transaction with Cavium, and, after reviewing the terms of the draft engagement letter between Marvell and Goldman Sachs, Marvell’s board of directors authorized the engagement of Goldman Sachs.

Later on November 11, 2017, Mr. Ali had a telephone call with Mr. Murphy. During the call, Mr. Ali and Mr. Murphy agreed to use an exchange ratio based on the volume weighted average price for Marvell common shares during a five trading day period prior to November 2, 2017, the last full day before rumors of a potential transaction between Cavium and Marvell were first reported in the Wall Street Journal.

Also on November 11, 2017, representatives of Cavium and Skadden met with representatives of Marvell and Hogan Lovells to negotiate the merger agreement.

On November 12, 2017, representatives of Cavium and Skadden met with representatives of Marvell and Hogan Lovells to continue to negotiate the merger agreement.

Also on November 12, 2017, Cavium agreed that the exchange ratio would be calculated based on the volume weighted average price for Marvell common shares during a five trading day period up to and including October 31, 2017, which represents the date two trading days prior to November 2, 2017, the last full day before rumors of a potential transaction between Cavium and Marvell were first reported in the Wall Street Journal.

Also on November 12, 2017, Cavium’s board of directors held a meeting. At the meeting, Cavium management and representatives of Skadden, Qatalyst Partners and J.P. Morgan provided an update on the status of negotiations with Marvell. The Cavium board of directors discussed key remaining issues in the merger agreement negotiation, including efforts required to obtain regulatory approvals and reverse termination fees payable by Marvell in the event certain regulatory approvals were not obtained, including CFIUS and MOFCOM approvals, as well as the termination fee payable by Cavium in the event that, among other situations, Cavium were to terminate the merger agreement to enter into an alternative transaction. Cavium’s board of directors also received a presentation from PricewaterhouseCoopers LLP regarding the status and findings of Cavium’s ongoing due diligence investigation of Marvell from finance, accounting and tax perspectives.

On November 13, 2017, representatives of Hogan Lovells delivered initial drafts of the respective voting agreements for Starboard Value LP and certain of its affiliates (“Starboard”) and Mr. Ali to representatives of Skadden. As of that date, Starboard beneficially owned approximately 6.8% of Marvell’s issued common shares and Mr. Ali beneficially owned approximately 2.6% of the outstanding shares of Cavium common stock.

Also on November 13, 2017, Marvell executed an engagement letter to formally engage Goldman Sachs as its financial advisor.

On November 14, 2017, representatives of Hogan Lovells delivered a revised draft of the merger agreement to representatives of Skadden.

Also on November 14, 2017, Mr. Gaynor delivered employment offer letters to certain key employees of Cavium, including Messrs. Hussain, Jain, and Zaheer, which would be contingent upon the closing of the proposed transaction.

On November 15, 2017, representatives of Skadden delivered a revised draft of the merger agreement and the initial draft of Cavium’s disclosure schedule to the merger agreement to representatives of Hogan Lovells.

Also on November 15, 2017, representatives of Cavium, Skadden, Marvell and Hogan Lovells had multiple due diligence and reverse due diligence telephone calls regarding various aspects of Cavium’s and Marvell’s respective businesses.

Also on November 15, 2017, representatives of Skadden delivered a revised draft of the voting agreements for Starboard and Mr. Ali to representatives of Hogan Lovells.

Between November 15, 2017 and November 20, 2017, Mr. Gaynor and certain key employees of Cavium, including Messrs. Hussain and Jain, negotiated the terms and exchanged drafts of their respective employment offer letters.

On November 16, 2017, Cavium’s board of directors held a meeting. At the meeting, Cavium management and representatives of Skadden, Qatalyst Partners and J.P. Morgan provided an update on the status of the merger agreement and negotiations with Marvell. The Cavium board of directors discussed key remaining issues in the merger agreement negotiation, including efforts required to obtain regulatory approvals and reverse termination fees payable by Marvell in the event certain regulatory approvals were not obtained, including CFIUS and MOFCOM approvals, as well as the termination fee payable by Cavium in the event that, among other situations, Cavium were to terminate the merger agreement to enter into an alternative transaction.

On November 17, 2017, representatives of Hogan Lovells delivered a revised draft of the merger agreement, a revised draft of Cavium’s disclosure schedule to the merger agreement, the initial draft of Marvell’s disclosure schedule to the merger agreement and the initial draft of the debt commitment letter, described under the section “The Merger Agreement—Financing Matters” below, from Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to representatives of Skadden.

Also on November 17, 2017, representatives of Cavium, Qatalyst Partners and J.P. Morgan had a telephone call with representatives of Marvell and Goldman Sachs regarding business due diligence and reverse business due diligence matters.

Also on November 17, 2017, representatives of Cavium, Skadden, Marvell, Hogan Lovells and Cravath, Swaine & Moore LLP, counsel to Marvell’s financing sources, had a telephone call to discuss due diligence matters.

Between November 17, 2017 and November 19, 2017, representatives of Cavium, Skadden, Marvell and Hogan Lovells negotiated the terms and exchanged drafts of the merger agreement and the respective disclosure schedules of Cavium and Marvell.

On November 18, 2017, Cavium’s board of directors held a meeting. At this meeting, Cavium’s board of directors received an update from Cavium’s management and representatives of Skadden, Qatalyst Partners and J.P. Morgan regarding the status of discussions with Marvell. Skadden representatives also reviewed certain legal and regulatory considerations in connection with a potential transaction with Marvell and provided a summary of the current proposed terms of the merger agreement, which included a termination fee equal to approximately 3% of the proposed transaction consideration payable in the event that, among other situations, Cavium were to terminate the merger agreement to enter into an alternative transaction. Skadden representatives noted that the key remaining issue in the merger agreement negotiation involved reverse termination fees payable by Marvell in the event certain regulatory approvals were not obtained, including CFIUS and MOFCOM approvals. Cavium’s board of directors and management considered recent discussions with Marvell, and together with its legal and financial representatives, discussed the results of the due diligence investigation Cavium had conducted on Marvell. Representatives of Qatalyst Partners and J.P. Morgan then presented an overview of the proposed transaction and their financial analysis of the merger consideration.

On November 18, 2017, Marvell’s board of directors held a meeting in which Marvell’s management and representatives from Goldman Sachs and Hogan Lovells participated. During the meeting, Marvell’s management made a presentation to the board of directors regarding the business, financial and other aspects of the potential transaction with Cavium and the outcome of management’s due diligence review of Cavium. A representative of Hogan Lovells reviewed certain legal and regulatory considerations in connection with the potential transaction with Cavium and provided a summary of the principal terms of the merger agreement and other transaction documentation. Members of the board of directors asked questions and discussed the potential transaction with Marvell’s management. Marvell’s board of directors also received a presentation from representatives of Goldman Sachs with respect to its financial analyses of the potential transaction and representatives of Goldman Sachs rendered its oral opinion to Marvell’s board of directors, subsequently confirmed in writing by delivery of a written opinion dated as of November 19, 2017, that as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by Marvell for each outstanding share of Cavium common stock pursuant to the merger agreement was fair from a financial point of view to Marvell. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. After further consideration and consultation with its advisors, including consideration of the factors described under the section “ —Marvell’s Reasons for the Merger and Recommendation of Marvell’s Board of Directors” below in this joint proxy statement/prospectus, Marvell’s board of directors determined that the Merger and the Marvell Share Issuance were fair to and in the best interests of Marvell and Marvell’s shareholders, and authorized the execution of the definitive merger agreement and related transaction documents.

On November 19, 2017, Cavium’s board of directors held a meeting. At this meeting, Cavium’s board of directors received an update from Cavium’s management and representatives of Skadden, Qatalyst Partners and J.P. Morgan regarding the status of discussions with Marvell. Skadden representatives also reviewed certain legal and regulatory considerations in connection with a potential transaction with Marvell. Representatives of Qatalyst Partners then rendered Qatalyst Partners’ oral opinion, which was subsequently confirmed in writing, to the Cavium board of directors that, as of the date of Qatalyst Partners’ opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Qatalyst Partners as set forth in Qatalyst Partners’ opinion, the merger consideration to be received pursuant to, and in accordance with, the merger agreement by the holders of shares of Cavium common stock (other than Marvell or any of its affiliates) was fair, from a financial point of view, to such holders, as more fully described below under the caption “ —Opinions of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan—Opinion of Qatalyst Partners.” Representatives of J.P. Morgan then rendered J.P. Morgan’s oral opinion, which was subsequently confirmed in writing, to the Cavium board of directors that, as of the date of J.P. Morgan’s opinion and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s opinion, the consideration to be paid to the holders of shares of Cavium common stock was fair, from a financial point of view, to such holders, as more fully described below under the caption “ —Opinions of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan—Opinion of J.P. Morgan.” After further consideration and consultation with its advisors, including consideration of the factors described under the section “ —Cavium’s Reasons for the Merger and Recommendation of Cavium’s Board of Directors” below in this joint proxy statement/prospectus, Cavium’s board of directors determined that the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Cavium and Cavium’s shareholders, and authorized management to execute the final definitive agreement with Marvell.

Following final negotiations, the parties executed and delivered the merger agreement and related transaction documents. Cavium and Marvell jointly announced the transactions on the morning of November 20, 2017.

Marvell’s Reasons for the Merger and Recommendation of Marvell’s Board of Directors

By a vote at a meeting of the Marvell board of directors held on November 18, 2017, the Marvell board of directors unanimously determined that the Merger and the Marvell Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, were fair to, and in the best interests of, Marvell and its shareholders and approved the Merger Agreement, the Marvell Share Issuance and the other transactions contemplated by the Merger Agreement. The Marvell board of directors unanimously recommends that Marvell shareholders vote “FOR” the approval of the Marvell Share Issuance and “FOR” the Marvell Adjournment Proposal.

In evaluating the proposed Merger, the Marvell board of directors consulted with Marvell’s management and legal and financial advisors and, in reaching its determination and recommendation, the Marvell board of directors considered a number of factors. The Marvell board of directors also consulted with its outside legal counsel regarding legal due diligence matters and the legal terms of the Merger Agreement and with its financial advisors regarding the financial terms of the Merger Agreement.

Many of the factors considered favored the conclusion of the Marvell board of directors that the Merger and the Marvell Share Issuance were fair to and in the best interests of Marvell and its shareholders, including the following (not in any relative order of importance):

•	the highly complementary product portfolios and end-market exposure of the businesses of Marvell and Cavium and the expectation that the combined company will be able to create the scale and breadth to deliver more innovative and complete end-to-end solutions to its customers across the cloud data center, enterprise and service provider markets by combining Marvell’s portfolio of leading HDD and SSD storage controllers, networking solutions and high-performance wireless connectivity products with Cavium’s portfolio of leading multi-core processing, networking communications, storage connectivity and security solutions;

•	the expectation that the combination of Cavium’s leadership in multi-core processors, security and fibre channel and Marvell’s leadership in Ethernet and storage presents a unique opportunity for the combined company to emerge as a leader in infrastructure solutions;

•	the opportunity for the combined company to become a R&D innovation engine to accelerate product development, positioning the combined company to meet today’s massive and growing demand for solutions encompassing data storage, heterogeneous computing and high-speed connectivity;

•	the expectation based on estimates by Marvell’s management prior to the execution of the Merger Agreement that Marvell would achieve annual run-rate synergies of at least $150 million to $175 million within 18 months following the completion of the Merger;

•	the expectation based on estimates by Marvell’s management prior to the execution of the Merger Agreement that the serviceable addressable market for the combined company will expand to more than $16 billion;

•	the expectation based on estimates by Marvell’s management prior to the execution of the Merger Agreement that the Merger will be accretive to Marvell’s revenue, margins and non-GAAP earnings per share in the first full year following the completion of the Merger;

•	the expectation of the Marvell board of directors, following consultation with Marvell’s management, that the combined company would be able to execute and deliver on its business plans throughout the business cycle and in a semiconductor industry that is highly competitive, cyclical and subject to constant and rapid technological change;

•	the opportunity to further expand the combined company’s global market reach and customer base and expand into other business areas of strategic importance;

•	the opportunity to combine expertise, and skills of experienced managers in the semiconductor industry, in order to meet the needs of the customers of both Marvell and Cavium, and for the combined company to access Cavium’s intellectual property portfolio and other resources after the completion of the Merger;

•	the expectation that the larger scale organization, greater marketing resources and financial strength of the combined company will lead to improved opportunities for marketing and cross-selling the combined company’s products;

•	the expected generation, based on estimates by Marvell’s management prior to the execution of the Merger Agreement, of strong operating cash flow, which is anticipated to permit the combined company to deleverage to a ratio of consolidated total indebtedness to consolidated EBITDA of 1.3 to 1 within eight quarters after the completion of the Merger;

•	the probability that regulatory approvals for the Merger would be obtained in a timely manner without the imposition of any conditions that Marvell would find unacceptable;

•	the fact that, based on the Marvell common shares then issued, Marvell shareholders are expected to own shares of the combined company representing approximately 75% of the combined company’s issued shares immediately following the completion of the Merger;

•	information and discussions with Marvell’s management and advisors regarding Cavium’s business, assets, financial condition, results of operations, reputation, current business strategy and prospects, including the projected long-term financial results of Cavium as a standalone company, the size and scale of the combined company and the expected pro forma effect of the proposed Merger on the combined company;

•	the fact that Mr. Ali, Cavium’s Co-Founder, Chief Executive Officer and Chairman of the board of directors, as well as two other members of Cavium’s board of directors who will be designated by Marvell, will become members of the Marvell board of directors as of the Effective Time, which will provide additional semiconductor industry expertise to the Marvell board of directors and guidance on the integration of Cavium and Marvell, and that the Marvell board of directors and senior management would otherwise continue as members of the board of directors and senior management of Marvell;

•	that six key Cavium employees executed offer letters with Marvell, with their employment by Marvell contingent upon the completion of the Merger;

•	the belief that the Marvell management team will be able to successfully integrate the two companies;

•	the oral opinion of Goldman Sachs rendered to the Marvell board of directors on November 18, 2017, subsequently confirmed in writing by delivery of a written opinion, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by Marvell for each outstanding share of Cavium common stock, pursuant to the Merger Agreement was fair to Marvell from a financial point of view, such opinion more fully described below in the section entitled “The Merger—Opinion of Marvell’s Financial Advisor, Goldman Sachs”;

•	the fact that the Starboard Shareholders have signed a voting agreement obligating the Starboard Shareholders to vote all Marvell common shares owned by them in favor of the approval of the Marvell Share Issuance until termination of the voting agreement, which occurs automatically upon the earliest of certain conditions, including termination of the Merger Agreement, the effective date of the Merger, Cavium’s board of directors changing its recommendation regarding the adoption of the Merger Agreement, Marvell’s board of directors changing its recommendation regarding the approval of the Marvell Share Issuance or a Cavium Triggering Event (as more fully described in the section entitled “The Merger—Voting Agreements”);

•	the fact that Mr. Ali has signed a voting agreement obligating Mr. Ali to vote his Cavium shares in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement until termination of the voting agreement, which occurs automatically upon the earliest of certain conditions, including termination of the Merger Agreement, the effective date of the Merger, Cavium’s board of directors changing its recommendation regarding the adoption of the Merger Agreement, Marvell board of directors changing its recommendation regarding the approval of the Marvell Share Issuance or a Marvell Triggering Event (as more fully described in the section entitled “The Merger—Voting Agreements”);

•	the review by the Marvell board of directors with its advisors of the structure of the proposed Merger and the financial and other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the completion of the Merger and the evaluation by the Marvell board of directors of the likely time period necessary to complete the Merger. The Marvell board of directors also considered the following specific aspects of the Merger Agreement:

•	the fact that the Exchange Ratio is fixed and will not adjust to compensate for any decrease in the trading price of Marvell common shares prior to the completion of the Merger, which provides certainty to Marvell shareholders as to their pro forma percentage ownership of the combined company;

•	the limited number and nature of the conditions to Cavium’s obligation to complete the Merger included in the Merger Agreement, as well as the probability that those conditions to Cavium’s obligation to complete the Merger would be satisfied prior to 11:59 p.m. (New York City time) on September 19, 2018, subject to certain exceptions (the “Outside Date”);

•	the conditions to Marvell’s obligation to complete the Merger, as well as the probability that these conditions to Marvell’s obligation to complete the Merger would be satisfied prior to the Outside Date;

•	the extensive representations and warranties made by Cavium, as well as the interim operating covenants agreed to by Cavium requiring Cavium to conduct its business in the ordinary course prior to completion of the Merger, subject to certain limitations;

•	the fact that the Merger Agreement includes restrictions on the ability of Cavium to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to certain exceptions and Marvell’s right to match any such proposals;

•	the ability of Marvell to terminate the Merger Agreement and receive a $180 million termination fee from Cavium in the event the Cavium board of directors changes its recommendation regarding the adoption of the Merger Agreement;

•	Marvell’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal that is received prior to the approval of the Marvell Share Issuance by Marvell shareholders and relates to an alternative transaction if the Marvell board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Marvell’s outside legal counsel, that (a) such proposal is, or could reasonably be expected to lead to, a superior offer and (b) failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations, subject to certain conditions (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Marvell; No Change in Marvell Board Recommendation”);

•

the right of the Marvell board of directors to change its recommendation regarding the approval of the Marvell Share Issuance, including to recommend a superior offer, if the Marvell board of directors has determined in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Marvell’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations, subject to certain conditions (including in connection with a termination of the Merger Agreement by Cavium as a result of such change of recommendation by the Marvell board of directors, the payment by Marvell to Cavium of a $180 million termination fee) (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Marvell; No Change in Marvell Board Recommendation”);

•	the belief of the Marvell board of directors, following consultation with its advisors, and based in part upon the financing commitments that it had obtained, that it was likely that Marvell would be able to obtain the necessary financing to pay a portion of the cash portion of the Merger Consideration and refinance existing Cavium indebtedness, and that after completing the Merger, Marvell would be able to repay, service or refinance the indebtedness incurred in connection with the Merger and, to the extent such indebtedness remains outstanding, to comply with the financial covenants applicable to such indebtedness, after its review and discussion of various factors, including the terms of the proposed financing for the Merger (including fees and interest);

•	the belief of the Marvell board of directors, following consultation with its advisors, that the financing commitments it had obtained to pay a portion of the cash portion of the Merger Consideration and to refinance certain of Cavium’s existing indebtedness were sufficient for such purposes and on attractive terms for Marvell;

•	the fact that if Marvell shareholders fail to approve the Marvell Share Issuance, Marvell would have no liability to Cavium under the Merger Agreement (unless it accepts or completes an alternative transaction within 12 months of termination of the Merger Agreement under certain circumstances, in which event Marvell will pay a $180 million termination fee to Cavium); and

•	the fact that Marvell’s maximum liability to Cavium under the Merger Agreement in the event of a failure to obtain required consents, approvals or clearances by applicable regulatory authorities is a $180 million termination fee to Cavium, subject to certain exceptions.

In the course of its deliberations, the Marvell board of directors also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•	the possibility that the Merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Marvell, including the potential length of the regulatory review process and the risk that CFIUS and/or applicable antitrust and competition authorities may prohibit or enjoin the proposed Merger or otherwise impose conditions on Marvell and/or Cavium to obtain clearance for the Merger;

•	the potential dilution to Marvell shareholders;

•	the fact that Marvell’s refinancing of Cavium’s existing indebtedness (along with the incurrence of additional indebtedness to fund a portion of the cash portion of the Merger Consideration payable in connection with the Merger) may, at least in the short term, among other things, reduce Marvell’s operational flexibility;

•	the fact that Marvell’s obligations pursuant to the Merger Agreement are not subject to any financing condition or similar contingency based on Marvell’s ability to obtain financing, and that Cavium would be entitled to specifically enforce the Merger Agreement, including the obligations of Marvell to complete the Merger, regardless of the availability or terms of Marvell’s financing;

•	the possible disruption to Marvell’s business that may result from the Merger, including the potential for diversion of management and employee attention from other strategic opportunities or operational matters and for increased employee attrition during the period prior to completion of the Merger, and the potential effect of the Merger on Marvell’s business and relations with customers and suppliers;

•	the adverse impact that business uncertainty pending completion of the Merger could have on Marvell’s ability to attract, retain and motivate key personnel;

•	the challenges of combining the businesses, operations and workforces of Cavium and Marvell and the risk that anticipated strategic and other benefits to Marvell and Cavium following completion of the Merger, including the synergies described above, will not be realized or will take longer to realize than expected;

•	the fact that the Exchange Ratio is fixed and will not adjust for any increase in the trading price of Marvell common shares prior to completion of the Merger;

•	certain terms and conditions of the Merger Agreement, including:

•	the restrictions on Marvell’s ability to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to certain exceptions (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Marvell; No Change in Marvell Board Recommendation”);

•	Cavium’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal that is received prior to the approval of the Merger Proposal by Cavium’s shareholders and relates to an alternative transaction if the Cavium board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Cavium’s outside legal counsel that (a) such proposal is, or could reasonably be expected to lead to, a superior offer and (b) failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations, subject to certain conditions (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Cavium; No Change in Cavium Board Recommendation”);

•	the right of the Cavium board of directors to change its recommendation regarding the adoption of the Merger Agreement, including to recommend a superior offer, if the Cavium board of directors has determined in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Cavium’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations, subject to certain conditions (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Cavium; No Change in Cavium Board Recommendation”);

•	the restrictions on the ability of the Marvell board of directors to change its recommendation regarding the approval of the Marvell Share Issuance, and to recommend a superior offer, subject to certain exceptions and conditions (including in connection with a termination of the Merger Agreement by Cavium as a result of such change of recommendation by the Marvell board of directors, the payment by Marvell to Cavium of a $180 million termination fee), which could have the effect of discouraging such proposals from being made or pursued;

•	the requirement that Marvell provide Cavium with an opportunity to propose revisions to the Merger Agreement prior to Marvell being able to terminate the Merger Agreement to accept a superior offer;

•	the requirement that Marvell pay a termination fee of $180 million to Cavium if CFIUS Approval has not been obtained and the Merger Agreement is terminated under certain circumstances or pay a termination fee of $50 million to Cavium if MOFCOM approval has not been obtained and the Merger Agreement is terminated under certain circumstances (as more fully described in the section entitled “The Merger Agreement—Transaction Expenses and Termination Fees”); and

•	the fact that Marvell’s current shareholders will have a reduced ownership and voting interest in Marvell after the completion of the Merger and will exercise less influence over the Marvell board of directors and management and policies of Marvell;

•	the transaction costs to be incurred in connection with the Merger, regardless of whether the Merger is completed;

•	the risks and contingencies relating to the announcement and pendency of the Merger and the risks and costs to Marvell if the Merger is not completed on a timely basis or at all, including the impact on Marvell’s relationships with employees, with customers and with third parties;

•	the fact that if the Merger is not completed, Marvell will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee under various circumstances (as more fully described in the section entitled “The Merger Agreement—Transaction Expenses and Termination Fees”); and

•	various other risks associated with the Merger and the business of Marvell and the combined company described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” respectively.

The reasons set forth above are not intended to be exhaustive, but include the material factors considered by the Marvell board of directors in approving the Merger Agreement, the Marvell Share Issuance and the other transactions contemplated by the Merger Agreement. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Marvell board of directors did not find it useful to and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement, the Marvell Share Issuance and the other transactions contemplated by the Merger Agreement and to make its recommendation to Marvell shareholders. In addition, individual members of the Marvell board of directors may have given different weights to different factors. The Marvell board of directors carefully considered all of the factors described above as a whole.

Cavium’s Reasons for the Merger and Recommendation of Cavium’s Board of Directors

The Cavium board of directors has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Cavium and its shareholders. Accordingly, by a vote at a meeting held on November 19, 2017, the Cavium board of directors unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

The Cavium board of directors unanimously recommends that Cavium shareholders vote “FOR” each of the Merger Proposal, the Cavium Adjournment Proposal and the Cavium Non-Binding Compensation Proposal at the Cavium special meeting.

In evaluating the proposed Merger, the Cavium board of directors consulted with Cavium’s management and Cavium’s legal and financial advisors and, in reaching its determination and recommendation, the Cavium board of directors considered a number of factors. The Cavium board of directors also consulted with Cavium’s legal counsel regarding its obligations, legal due diligence matters and the legal terms of the Merger Agreement and Cavium’s financial advisors regarding the financial terms of the Merger Agreement.

Many of the factors considered favored the conclusion of the Cavium board of directors that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Cavium and its shareholders, including the following:

•	the growing challenges faced by the semiconductor industry, including macroeconomic trends and the fact that the industry is highly competitive, cyclical and subject to constant and rapid technological change with short product life-cycles for certain products and wide fluctuations in product supply and demand;

•	the opportunity to combine Marvell’s and Cavium’s product portfolios to create the scale and breadth to deliver comprehensive end-to-end solutions for customers across the cloud data center, enterprise and service provider markets, and to expand the combined companies’ serviceable addressable market to more than $16 billion;

•	the opportunity to combine resources, including consolidating and reducing areas of overlap in operating and other expenses, such as the expenses of maintaining two separate public companies;

•	the opportunity to combine expertise, including the skills of experienced managers in the semiconductor industry, to better meet the needs of the customers of both Cavium and Marvell;

•	the products and development capabilities of Cavium and Marvell are complementary, and should enable the combined company to offer broader product value to customers of both companies;

•	the opportunity for the combined company to become an R&D innovation engine to accelerate product development, positioning the combined company to meet today’s massive and growing demand for solutions encompassing data storage, heterogeneous computing and high-speed connectivity;

•	the financial strength of the combined company and its ability to fund required investments to remain a leader in the semiconductor industry;

•	the fact that the share component of the Merger Consideration offers Cavium shareholders an opportunity to participate in the potential for earnings per share accretion and potential synergies created by the Merger;

•	the fact that the consideration proposed by Marvell reflected extensive negotiations between the parties and their respective advisors, and the Cavium board of directors’ belief that the agreed Merger Consideration represented the best proposal and economic value available to Cavium shareholders, based upon an overall assessment of the net present value of the risk-adjusted returns that are likely to accrue to shareholders over the long term;

•	the historical share prices of Cavium and Marvell, including the fact that the implied value of the Merger Consideration of $84.14 per share (based on the price per Marvell common share of $20.29 on November 17, 2017, the last trading day prior to the approval by Cavium’s board of directors of the Merger Agreement) represents a premium of approximately 27% based on the unaffected closing price per share of Cavium common stock of $66.01 on November 2, 2017 (before the November 3, 2017 press reports regarding a possible strategic transaction between Cavium and Marvell) and the closing price per Marvell common share of $20.29 on November 17, 2017;

•	the expectation that the Merger will result in greater long-term shareholder value than the potential for earnings per share accretion that might result from other alternatives available to Cavium, including seeking an alternative transaction with another third party or remaining an independent public company, in each case, considering the potential for Cavium shareholders to share in any future earnings growth of Cavium’s businesses, and the continued expenses of operating a public company and the overall assessment of the net present value of the risk-adjusted returns that are likely to accrue to shareholders over the long term;

•	the Cavium board of directors’ familiarity with, and understanding of, Cavium’s business, assets, financial condition, results of operations, current business strategy, prospects and the risks facing the semiconductor industry and Cavium;

•	information and discussions with Cavium’s management and advisors regarding Marvell’s business, assets, financial condition, results of operations, current business strategy and prospects, including the projected long-term financial results of Marvell as a standalone company, the size and scale of the combined company and the expected pro forma effect of the proposed Merger on the combined company;

•	the oral opinion of Qatalyst Partners delivered to the Cavium board of directors on November 19, 2017, which was confirmed by delivery of a written opinion from Qatalyst Partners dated November 19,

2017, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Qatalyst Partners as set forth in its written opinion, the Merger Consideration to be received pursuant to, and in accordance with, the Merger Agreement by the holders of shares of Cavium common stock (other than Marvell or any of its affiliates) was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger—Opinions of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan.” The full text of Qatalyst Partners’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Qatalyst Partners in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus, and Cavium shareholders are urged to read this written opinion in its entirety;

•	the oral opinion of J.P. Morgan delivered to the Cavium board of directors on November 19, 2017, which was confirmed by delivery of a written opinion from J.P. Morgan dated November 19, 2017, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Cavium’s shareholders in the proposed Merger was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger—Opinions of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan.” The full text of J.P. Morgan’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus, and Cavium shareholders are urged to read this written opinion in its entirety;

•	the fact that Cavium conducted a thorough process to explore Cavium’s strategic alternatives during which representatives of Cavium sought offers from various potential buyers, none of which made an offer or even expressed an interest to engage in substantive discussions concerning a transaction with Cavium;

•	the commitment that Mr. Ali, Cavium’s Co-Founder, Chief Executive Officer and Chairman of the board of directors, as well as two other members of Cavium’s board of directors who will be designated by Marvell, will become members of the Marvell board of directors as of the Effective Time, which will provide additional semiconductor industry expertise to the Marvell board of directors and guidance on the integration of Cavium and Marvell;

•	the nature of the conditions to completion of the Merger included in the Merger Agreement, as well as the likelihood of satisfaction of all of the conditions to the completion of the proposed Merger;

•	the obligation of the parties to use reasonable best efforts to obtain approvals or clearances from CFIUS and applicable antitrust and competition authorities, including by furnishing certain information and agreeing to certain divestitures, hold separates and other conduct remedies (provided that Marvell will not be required to, among other things, take any actions which would reasonably be expected to result in a significant impact on the strategic or financial benefits of the Merger to Marvell or agree to divest Cavium’s or Marvell’s Ethernet switch or processor businesses), and Marvell’s obligation to pay a termination fee to Cavium in the event that the Merger Agreement is terminated based on the failure to receive any required regulatory clearance by CFIUS and/or MOFCOM (as more fully described in the section entitled “The Merger Agreement—Transaction Expenses and Termination Fees”);

•	the delivery by Marvell of a debt commitment letter setting forth the financing commitments and other arrangements regarding the financing available to Marvell to complete the proposed Merger;

•	the fact that Marvell’s obligations pursuant to the Merger Agreement are not subject to any financing condition or similar contingency based on Marvell’s ability to obtain financing, and that Cavium would be entitled to specifically enforce the Merger Agreement, including the obligations of Marvell to complete the Merger, regardless of the availability or terms of Marvell’s financing;

•	Cavium’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal that is received prior to the approval of the Merger Proposal by Cavium shareholders and relates to an alternative transaction, if the Cavium board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Cavium’s outside legal counsel, that (a) such proposal is, or could reasonably be expected to lead to, a superior offer and (b) failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations, subject to certain conditions (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Cavium; No Change in Cavium Board Recommendation”);

•	the right of the Cavium board of directors to change its recommendation regarding the approval of the Merger Agreement, including to recommend a superior offer, if the Cavium board of directors has determined in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Cavium’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations, subject to certain conditions (including in connection with a termination of the Merger Agreement by Marvell as a result of such change of recommendation by the Cavium board of directors, the payment by Cavium to Marvell of a $180 million termination fee) (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Cavium; No Change in Cavium Board Recommendation”);

•	the fact that the Starboard Shareholders have signed a voting agreement obligating the Starboard Shareholders to vote all Marvell common shares owned by the Starboard Shareholders in favor of the approval of the Marvell Share Issuance until termination of the voting agreement, which occurs automatically upon the earliest of certain conditions, including termination of the Merger Agreement, the effective date of the Merger, Cavium’s board of directors changing its recommendation regarding the adoption of the Merger Agreement, Marvell’s board of directors changing its recommendation regarding the approval of the Marvell Share Issuance or a Cavium Triggering Event (as more fully described in the section entitled “The Merger—Voting Agreements”);

•	the fact that Mr. Ali has signed a voting agreement obligating Mr. Ali to vote his Cavium shares in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement until termination of the voting agreement, which occurs automatically upon the earliest of certain conditions, including termination of the Merger Agreement, the effective date of the Merger, Cavium’s board of directors changing its recommendation regarding the adoption of the Merger Agreement, Marvell’s board of directors changing its recommendation regarding the approval of the Marvell Share Issuance or a Marvell Triggering Event (as more fully described in the section entitled “The Merger—Voting Agreements”);

•	the right of Cavium and Marvell to specific performance to prevent breaches and to enforce the Merger Agreement (as more fully described in the section entitled “The Merger Agreement—Specific Performance; Remedies”);

•	the availability of appraisal rights under Delaware law for the Cavium shareholders who oppose adoption of the Merger Agreement;

•	the customary nature of the other representations, warranties and covenants of Cavium in the Merger Agreement; and

•	the requirement that Cavium or Marvell pay a termination fee to the other party under certain circumstances specified in the Merger Agreement (as more fully described in the section entitled “The Merger Agreement—Transaction Expenses and Termination Fees”).

In the course of its deliberations, the Cavium board of directors also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•	the possibility that the Merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Cavium and/or Marvell, including the potential length of the regulatory review process and the risk that CFIUS and/or applicable antitrust and competition authorities may prohibit or enjoin the proposed Merger or otherwise impose conditions on Cavium and/or Marvell to obtain clearance for the Merger;

•	the fact that the Exchange Ratio is fixed, indicating that Cavium shareholders could be adversely affected by a decrease in the trading price of Marvell common shares during the pendency of the proposed Merger and the fact that the Merger Agreement does not provide Cavium with a price-based termination right or other similar protection in favor of Cavium or its shareholders;

•	the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the proposed Merger, and the potential effect of the proposed Merger on Cavium’s business and relations with customers, suppliers and strategic partners;

•	the restrictions on the conduct of Cavium’s business prior to completion of the proposed Merger, requiring Cavium to conduct its business and operations in the ordinary course in all material respects and substantially in accordance with past practice, subject to specific limitations, which could delay or prevent Cavium from undertaking business opportunities that may arise pending completion of the Merger and could negatively impact Cavium’s ability to attract and retain employees and decisions of customers, suppliers and strategic partners;

•	the difficulty inherent in integrating the businesses, assets and workforces of two large companies and the risk that anticipated strategic and other benefits to Cavium and Marvell following completion of the proposed Merger, including any expected synergies, will not be realized or will take longer to realize than expected;

•	the transaction costs and retention costs to be incurred in connection with the proposed Merger, regardless of whether the proposed Merger is completed;

•	the fact that the Merger Agreement includes restrictions on the ability of Cavium to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to certain exceptions (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Cavium; No Change in Cavium Board Recommendation”);

•	Marvell’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal that is received prior to the approval of the Marvell Share Issuance by Marvell shareholders and relates to an alternative transaction if the Marvell board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Marvell’s outside legal counsel, that (a) such proposal is, or could reasonably be expected to lead to, a superior offer and (b) failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations, subject to certain conditions (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Marvell; No Change in Marvell Board Recommendation”);

•	the right of the Marvell board of directors to change its recommendation regarding the approval of the Marvell Share Issuance, including to recommend a superior offer, if the Marvell board of directors has determined in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Marvell’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary obligations, subject to certain conditions (as more fully described in the section entitled “The Merger Agreement—No Solicitation or Discussions by Marvell; No Change in Marvell Board Recommendation”);

•	the risk that if Marvell shareholders fail to approve the Marvell Share Issuance, then Marvell may terminate the Merger Agreement;

•	the fact that if the Merger is not completed, Cavium will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee under various circumstances (as more fully described in the section entitled “The Merger Agreement—Transaction Expenses and Termination Fees”); and

•	various other risks associated with the Merger and the business of Cavium and the combined company described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” respectively.

The Cavium board of directors considered all of these factors as a whole, and, on balance, concluded that they supported a determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The foregoing discussion of the information and factors considered by the Cavium board of directors is not exhaustive. In view of the wide variety of factors considered by the Cavium board of directors in connection with its evaluation of the proposed Merger and the complexity of these matters, the Cavium board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Cavium board of directors evaluated the factors described above, among others, and concluded that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interests of Cavium and its shareholders. In considering the factors described above and any other factors, individual members of the Cavium board of directors may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Cavium board of directors to approve the Merger Proposal, Cavium shareholders should be aware that Cavium’s executive officers and directors may have interests in the Merger that are different from, or in addition to, those of Cavium shareholders generally. The Cavium board of directors was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that Cavium shareholders vote “FOR” the Merger Proposal. See the section entitled “—Interests of Cavium Directors and Executive Officers in the Merger” for more information.

Opinion of Marvell’s Financial Advisor, Goldman Sachs

Goldman Sachs rendered its opinion to Marvell’s board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by Marvell for each outstanding share of Cavium common stock, pursuant to the Merger Agreement, was fair to Marvell from a financial point of view.

The full text of the written opinion of Goldman Sachs, dated November 19, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of Marvell’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Marvell common shares should vote on the proposed transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Marvell and Cavium for the five fiscal years ended January 28, 2017 and December 31, 2016, respectively;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Marvell and Cavium;

•	certain other communications from Marvell and Cavium to their respective shareholders;

•	certain publicly available research analyst reports for Marvell and Cavium;

•	certain internal financial analyses and forecasts for Cavium prepared by its management and summarized in the section titled “The Merger—Unaudited Prospective Financial Information—Cavium Unaudited Financial Information”; and

•	certain internal financial analyses and forecasts for Marvell stand-alone and pro forma for the transaction and certain financial analyses and forecasts for Cavium, in each case, as prepared by the management of Marvell and approved for Goldman Sachs’ use by Marvell (referred to in this section as the “Forecasts”), and certain operating synergies projected by the management of Marvell to result from the transaction, as approved for Goldman Sachs’ use by Marvell (referred to in this section as the “Synergies”) and summarized in the section entitled “The Merger—Unaudited Prospective Financial Information—Marvell Unaudited Financial Information.”

Goldman Sachs also held discussions with members of the senior managements of Marvell and Cavium regarding their assessment of the past and current business operations, financial condition and future prospects of Cavium and with the members of senior management of Marvell regarding their assessment of the past and current business operations, financial condition and future prospects of Marvell and the strategic rationale for, and the potential benefits of, the proposed transaction; reviewed the reported price and trading activity for the Marvell common shares and the shares of Cavium common stock; compared certain financial and stock market information for Marvell and Cavium with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Marvell’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Marvell’s consent that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Marvell. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Marvell or Cavium or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for completion of the proposed transaction will be obtained without any adverse effect on Marvell or Cavium or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be completed on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Marvell to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Marvell; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Merger Consideration to be paid by Marvell for each outstanding share of Cavium common stock, pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Marvell; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Marvell or Cavium, or any class of such persons in connection with the transaction, whether relative to the Merger Consideration to be paid by Marvell for each outstanding share of Cavium common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the Marvell common shares will trade at any time or as to the impact of the transaction on the solvency or viability of Marvell or Cavium or the ability of Marvell or Cavium to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Marvell’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 16, 2017 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs first calculated $79.77 as the implied value of the per share Merger Consideration, determined by adding $40.00, the cash portion of the per share Merger Consideration, to $39.77, the implied value of the equity portion of the per share Merger Consideration calculated by multiplying the undisturbed price per Marvell common share on November 2, 2017, the last day of trading prior to rumors of a transaction surfacing, of $18.28 by the exchange ratio of 2.1757.

Goldman Sachs then reviewed the historical trading prices and volumes for the shares of Cavium common stock for the five-year period ended November 16, 2017. In addition, Goldman Sachs analyzed the implied value of the per share Merger Consideration to be paid to holders of Cavium common stock pursuant to the Merger Agreement in relation to certain per share prices of Cavium common stock on certain dates and for certain periods. This analysis indicated that the implied value of the per share Merger Consideration represented:

•	a premium of 4.6% based on the closing price of $76.30 per share of Cavium common stock on November 16, 2017;

•	a premium of 20.8% based on the closing price of $66.01 per share of Cavium common stock on November 2, 2017;

•	a premium of 16.6% based on the volume-weighted average price of $68.44 per share of Cavium common stock for the one-month period ended on November 2, 2017; and

•	a premium of 23.9% based on the volume-weighted average price of $64.38 per share of Cavium common stock for the three-month period ended on November 2, 2017.

Goldman Sachs also noted that the 52-week high closing price per share of Cavium common stock for the period ended on November 2, 2017 was $75.48 and the 52-week low closing price per share of Cavium common stock for the period ended on November 2, 2017 was of $52.31.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and multiples for Cavium to corresponding information for the following publicly traded companies in the semiconductor industry, the operations of which Goldman Sachs deemed similar for purposes of this analysis, based on its professional judgment and experience, to certain operations of Cavium (collectively referred to in this section as the “Cavium Selected Companies”):

•	Advanced Micro Devices, Inc.

•	Broadcom Limited

•	Intel Corporation

•	Mellanox Technologies, Ltd.

•	Microsemi Corporation

•	Xilinx, Inc.

Goldman Sachs also reviewed and compared certain financial information for Marvell to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the semiconductor industry, the operations of which Goldman Sachs deemed similar for purposes of this analysis, based on its professional judgment and experience, to certain operations of Marvell (collectively referred to in this section as the “Marvell Selected Companies”):

•	Broadcom Limited

•	Mellanox Technologies, Ltd.

•	Microsemi Corporation

•	Quantenna Communications, Inc.

•	Realtek Semiconductor Corp.

•	Silicon Motion Technology Corporation

In addition, Goldman Sachs also reviewed and compared certain financial information for Cavium and Marvell to corresponding financial information, ratios and public market multiples for the companies represented in the PHLX Semiconductor Sector index (the “SOX Companies”).

Although none of the Cavium Selected Companies is directly comparable to Cavium, none of the Marvell Selected Companies is directly comparable to Marvell, and none of the SOX Companies is directly comparable to either Cavium or Marvell, in each case such companies were chosen because they are publicly traded companies with operations that, for the purposes of analysis, may be considered similar to certain of Marvell’s or Cavium’s results, market size and product profile.

In addition, for each of the Cavium Selected Companies, the Marvell Selected Companies and the SOX Companies, Goldman Sachs calculated and compared various financial multiples and ratios using (i) the closing price per share as of November 2, 2017 and November 16, 2017 and (ii) the closing prices per share for the three-month, six-month, one-year, two-year and three-year periods ended on November 2, 2017 and November 16, 2017, respectively. Goldman Sachs also calculated for Cavium and Marvell various financial multiples and ratios using (i) the closing price per share as of November 2, 2017 and (ii) the closing price per share as of each date in the three-month, six-month, one-year, two-year and three-year periods ended on November 2, 2017. With respect to each of the Cavium Selected Companies, the Marvell Selected Companies, the SOX Companies, Cavium and Marvell, Goldman Sachs calculated:

•	such company’s price per share as a multiple of its estimated next twelve months’ non-GAAP earnings per share based on the Institutional Brokers’ Estimates System’s (“IBES”) consensus estimates (referred to in this section as the “NTM P/E Ratio”); and

•	such company’s estimated enterprise value, which is (x) the value of such company’s common equity based on closing prices multiplied by the number of outstanding shares of such company plus (y) the net debt of such company, in each case based on data obtained from S&P Capital IQ, as a multiple of its estimated next twelve months’ earnings before interest, taxes, depreciation and amortization (referred to in this section as “EBITDA”) excluding stock based compensation expense based on the IBES consensus estimates (referred to in this section as the “NTM EV/EBITDA Multiple”).

The results of these analyses are summarized as follows:

NTM P/E Ratio
For the Period Ended on November 2, 2017
	November 2, 2017	3 Months Average	6 Months Average	1 Year Average	2 Years Average	3 Years Average
Cavium	18.8x	19.3x	20.5x	21.9x	25.5x	28.0x
Marvell	14.9x	14.6x	14.8x	15.8x	18.0x	17.0x
Cavium Selected Companies	15.9x	15.8x	15.7x	14.9x	14.0x	14.4x
Marvell Selected Companies	15.7x	14.8x	14.8x	14.3x	13.7x	13.6x
SOX Companies (exc. Nvidia Corporation) (1)	16.1x	15.6x	15.6x	15.8x	15.4x	15.6x

For the Period Ended on November 16, 2017
	November 16, 2017	3 Months Average	6 Months Average	1 Year Average	2 Years Average	3 Years Average
Cavium Selected Companies	17.3x	16.0x	15.8x	15.1x	14.1x	14.4x
Marvell Selected Companies	15.3x	14.8x	14.9x	14.4x	13.8x	13.7x
SOX Companies (exc. Nvidia Corporation) (1)	16.3x	15.8x	15.6x	15.9x	15.5x	15.6x

NTM EV/EBITDA Multiple
For the Period Ended on November 2, 2017
	November 2, 2017	3 Months Average	6 Months Average	1 Year Average	2 Years Average	3 Years Average
Cavium	12.0x	13.3x	14.1x	15.1x	17.0x	18.9x
Marvell	10.5x	10.1x	10.1x	10.2x	9.6x	8.9x
Cavium Selected Companies	11.9x	11.5x	11.7x	11.9x	11.0x	10.7x
Marvell Selected Companies	10.5x	10.2x	10.1x	10.1x	9.5x	9.5x
SOX Companies (exc. Nvidia Corporation) (1)	11.5x	10.5x	10.7x	10.7x	9.9x	9.7x

For the Period Ended on November 16, 2017
	November 16, 2017	3 Months Average	6 Months Average	1 Year Average	2 Years Average	3 Years Average
Cavium Selected Companies	11.8x	11.5x	11.6x	11.9x	11.0x	10.7x
Marvell Selected Companies	10.5x	10.3x	10.1x	10.1x	9.5x	9.6x
SOX Companies (exc. Nvidia Corporation) (1)	11.7x	10.8x	10.7x	10.8x	10.0x	9.7x

(1)	Nvidia Corporation was excluded because, among other reasons, its NTM P/E Ratios and NTM EV/EDITDA Multiples for the periods compared were deemed too high to be meaningful for purposes of analysis.

Financial Analyses of Cavium

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the semiconductor industry since 2011 with targets with disclosed enterprise values greater than $1 billion (collectively referred to in this section as the “Selected Transactions”):

Announcement Date	Acquirer	Target
January 5, 2011	Qualcomm Incorporated	Atheros Communications, Inc.
April 4, 2011	Texas Instruments Incorporated	National Semiconductor Corporation
September 12, 2011	Broadcom Corporation	NetLogic Microsystems, Inc.
December 16, 2013	Avago Technologies Limited	LSI Corporation
February 24, 2014	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.
June 9, 2014	Analog Devices, Inc.	Hittite Microwave Corporation

Announcement Date	Acquirer	Target
August 20, 2014	Infineon Technologies AG	International Rectifier Corporation
October 15, 2014	Qualcomm Incorporated	CSR plc
March 2, 2015	NXP Semiconductors N.V.	Freescale Semiconductors, Ltd.
April 30, 2015	Hua Capital Management Co., Ltd.	OmniVision Technologies, Inc.
May 28, 2015	Avago Technologies Limited	Broadcom Corporation
June 1, 2015	Intel Corporation	Altera Corporation
October 21, 2015	Western Digital Corporation	SanDisk Corporation
November 18, 2015	ON Semiconductor Corporation	Fairchild Semiconductor International, Inc.
November 24, 2015	Microsemi Corporation	PMC-Sierra, Inc.
January 19, 2016	Microchip Technology Incorporated	Atmel Corporation
June 15, 2016	Cavium, Inc.	QLogic Corporation
July 26, 2016	Analog Devices, Inc.	Linear Technology Corporation
September 12, 2016	Renesas Electronics Corporation	Intersil Corporation
October 27, 2016	Qualcomm Incorporated	NXP Semiconductors N.V.
November 2, 2016	Broadcom Limited	Brocade Communications Systems, Inc.

While none of the companies that participated in the Selected Transactions is directly comparable to Marvell or Cavium, the companies that participated in the Selected Transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Marvell’s or Cavium’s results, market size and product profile.

For each of the Selected Transactions, Goldman Sachs calculated and compared various financial multiples, financial ratios and other financial information, including:

•	the estimated transaction enterprise value, which is (x) the announced per share consideration paid or payable in the applicable transaction multiplied by the number of diluted outstanding shares of the target company plus (y) the net debt of the target company, in each case based on data obtained from public filings, as a multiple of the target’s estimated next twelve months’ revenue from the announcement date of the transaction based on IBES consensus estimates (referred to in this section as the “NTM Transaction Revenue Multiple”);

•	the estimated transaction enterprise value, as a multiple of the target’s estimated next twelve months’ EBITDA excluding stock based compensation expense, from the announcement date of the transaction based on IBES estimates and data obtained from Wall Street research (referred to in this section as the “NTM Transaction EBITDA Multiple”); and

•	the announced per share consideration paid or payable in the applicable transaction, based on data obtained from public filings, as a multiple of the target’s estimated next twelve months’ earnings per share from the announcement date for the transaction based on IBES estimates and data obtained from Wall Street research (referred to in this section as the “NTM Transaction P/E Ratio”).

The following table presents the results of this analysis:

Selected Transactions
Acquirer	Target	NTM Transaction Revenue Multiple	NTM Transaction EBITDA Multiple	NTM Transaction P/E Ratio
Qualcomm Incorporated	Atheros Communications, Inc.	3.3x	17.2x	24.3x
Texas Instruments Incorporated	National Semiconductor Corporation	4.3x	10.2x	18.2x
Broadcom Corporation	NetLogic Microsystems, Inc.	7.8x	19.3x	29.2x
Avago Technologies Limited	LSI Corporation	2.4x	11.5x	17.0x
RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.	1.7x	8.4x	21.6x
Analog Devices, Inc.	Hittite Microwave Corporation	6.7x	14.6x	29.5x
Infineon Technologies AG	International Rectifier Corporation	1.8x	8.4x	22.8x
Qualcomm Incorporated	CSR plc	2.8x	14.9x	26.5x
NXP Semiconductors N.V.	Freescale Semiconductors, Ltd.	3.4x	13.9x	18.3x
Hua Capital Management Co., Ltd.	OmniVision Technologies, Inc.	0.8x	9.0x	18.1x
Avago Technologies Limited	Broadcom Corporation	3.6x	12.6x	15.0x
Intel Corporation	Altera Corporation	7.6x	22.3x	31.7x
Western Digital Corporation	SanDisk Corporation	2.9x	9.9x	21.6x
ON Semiconductor Corporation	Fairchild Semiconductor International, Inc.	1.7x	8.2x	16.4x
Microsemi Corporation	PMC-Sierra, Inc.	4.2x	12.5x	19.0x
Microchip Technology Incorporated	Atmel Corporation	2.8x	14.9x	35.3x
Cavium, Inc.	QLogic Corporation	2.1x	6.7x	14.8x
Analog Devices, Inc.	Linear Technology Corporation	8.9x	16.5x	25.3x
Renesas Electronics Corporation	Intersil Corporation	5.4x	25.1x	30.8x
Qualcomm Incorporated	NXP Semiconductors N.V.	4.9x	14.0x	16.7x
Broadcom Limited	Brocade Communications Systems, Inc.	2.3x	8.9x	13.4x
Median		3.3x	12.6x	21.6x
High		8.9x	25.1x	35.3x
Low		0.8x	6.7x	13.4x
Proposed Transaction		5.8x	15.2x	22.7x

Goldman Sachs then applied an illustrative range of NTM Transaction P/E Ratios of 20.0x to 30.0x to Cavium’s non-GAAP earnings per share, as provided in the Forecasts, to derive a range of implied equity values of $68 to $102 per share of Cavium common stock when rounded to the nearest dollar.

Premia Analysis. Goldman Sachs also calculated for each of the Selected Transactions the implied premia represented by the announced per share consideration paid or payable in the applicable transaction, based on data obtained from public filings, relative to the last undisturbed closing share price for the target company prior to the announcement of the applicable transaction (referred to in this section as the “Implied Premium”). The following table presents the results of this analysis:

Selected Transactions
Acquirer	Target	Implied Premium
Qualcomm Incorporated	Atheros Communications, Inc.	21.6%
Texas Instruments Incorporated	National Semiconductor Corporation	77.7%
Broadcom Corporation	NetLogic Microsystems, Inc.	56.7%
Avago Technologies Limited	LSI Corporation	41.0%
RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.	15.4%
Analog Devices, Inc.	Hittite Microwave Corporation	28.8%
Infineon Technologies AG	International Rectifier Corporation	50.6%
Qualcomm Incorporated	CSR plc	56.5%
NXP Semiconductors N.V.	Freescale Semiconductors, Ltd.	4.2%
Hua Capital Management Co., Ltd.	OmniVision Technologies, Inc.	20.9%
Avago Technologies Limited	Broadcom Corporation	19.0%
Intel Corporation	Altera Corporation	56.2%
Western Digital Corporation	SanDisk Corporation	76.2%
ON Semiconductor Corporation	Fairchild Semiconductor International, Inc.	41.4%
Microsemi Corporation	PMC-Sierra, Inc.	78.0%
Microchip Technology Incorporated	Atmel Corporation	23.7%
Cavium, Inc.	QLogic Corporation	21.4%
Analog Devices, Inc.	Linear Technology Corporation	23.9%
Renesas Electronics Corporation	Intersil Corporation	43.9%
Qualcomm Incorporated	NXP Semiconductors N.V.	33.8%
Broadcom Limited	Brocade Communications Systems, Inc.	46.7%
Median		41%
High		78.0%
Low		4.2%
Proposed Transaction		20.8%

In addition, using data obtained from Thomson Reuters, Goldman Sachs also analyzed the premia paid in transactions involving the acquisition of control of U.S. targets with disclosed enterprise values greater than $1 billion for the period from January 1, 2012 through November 16, 2017 and for the subset of such transactions with a target in the technology, media and telecom sector, in each case in relation to the closing prices per share of the common stock of the target involved in such transaction on the day prior to the announcement of such transaction. The following table presents the results of this analysis:

Acquisition Premia U.S. Targets with Enterprise Values over $1 Billion January 1, 2012 through November 16, 2017

Median of 25th Percentile of Premia	14%
Median of 75th Percentile of Premia	33%
Median Premium	26%

Acquisition Premia U.S. Targets with Enterprise Values over $1 Billion Technology, Media and Telecom Sector Only January 1, 2012 through November 16, 2017

Median of 25th Percentile of Premia	12%
Median of 75th Percentile of Premia	41%
Median Premium	26%

Goldman Sachs then applied an illustrative range of premia of 20% to 50% to the closing price of $66.01 per share of Cavium common stock on November 2, 2017, to derive a range of implied per share equity values of $79 to $99 when rounded to the nearest dollar.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Cavium. Using discount rates ranging from 10.0% to 14.0%, reflecting estimates of Cavium’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flow for Cavium for the fourth quarter of 2017, and then annually through 2026 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Cavium, which were calculated by applying perpetuity growth rates ranging from 4.0% to 6.0%, to a terminal year estimate of the free cash flow to be generated by Cavium, as reflected in the Forecasts (which analysis implied exit terminal year next twelve months’ EBITDA multiples, excluding stock based compensation, ranging from 6.8x to 16.6x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Cavium by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Cavium the net debt of Cavium as of September 30, 2017, as publicly reported and provided by the management of Marvell, to derive a range of illustrative equity values for Cavium. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Cavium, as provided by the management of Marvell, to derive a range of illustrative present values per share ranging from $46.62 to $119.05.

Financial Analyses of Marvell (Stand-Alone and Pro Forma for the Transaction)

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis for Marvell on a stand-alone basis. Using discount rates ranging from 9.5% to 11.5%, reflecting estimates of Marvell’s weighted average cost of capital, Goldman Sachs discounted to present value as of July 29, 2017 (i) estimates of unlevered free cash flow for Marvell for the second half of fiscal year 2018, and then annually through fiscal year 2023 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Marvell, which were calculated by applying perpetuity growth rates ranging from 2.0% to 4.0%, to a terminal year estimate of the free cash flow to be generated by Marvell, as reflected in the Forecasts (which analysis implied exit terminal year next twelve months’ EBITDA multiples, excluding stock based compensation, ranging from 8.7x to 14.7x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Marvell by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Marvell the net debt of Marvell as of July 29, 2017, as publicly reported and provided by the management of Marvell, to derive a range of illustrative equity values for Marvell. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding Marvell common shares, as provided by the management of Marvell, to derive a range of illustrative present values per share ranging from $18.84 to $28.11.

Using the Forecasts and the Synergies, Goldman Sachs also performed an illustrative discounted cash flow analysis for Marvell pro forma for the transaction (after giving effect to the Synergies). Using discount rates ranging from 10.0% to 12.0%, reflecting estimates of Marvell’s pro forma weighted average cost of capital, Goldman Sachs discounted to present value as of July 29, 2017 (i) estimates of pro forma unlevered free cash flow for Marvell for the second half of fiscal year 2018, and then annually through fiscal year 2023, as reflected in the Forecasts, inclusive of the Synergies, and (ii) a range of illustrative pro forma terminal values for Marvell, which were calculated by applying perpetuity growth rates ranging from 3.5% to 5.5%, to a terminal year estimate of the pro forma free cash flow to be generated by Marvell as reflected in the Forecasts, inclusive of the Synergies that were grown at perpetuity growth rates ranging from 2.5% to 4.5% (which analysis implied exit terminal year next twelve months’ EBITDA multiples, excluding stock based compensation, ranging from 9.5x to 17.4x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company pro forma for the transaction, as well as certain financial metrics for the United States financial markets generally. The ranges of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative pro forma enterprise values for Marvell by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative pro forma enterprise values it derived for Marvell the pro forma net debt of Marvell, as provided by the management of Marvell, to derive a range of pro forma illustrative equity values for Marvell. Goldman Sachs then divided the range of illustrative equity values it derived by the pro forma number of fully diluted outstanding Marvell common shares, as provided by the management of Marvell, to derive a range of illustrative present values per Marvell common share pro forma for the transaction. This analysis indicated that the range of illustrative present values per Marvell common share pro forma for the transaction ranged from $18.53 to $34.36.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future value per Marvell common share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. Goldman Sachs first calculated the implied values per Marvell common share as of the fiscal years ending February 3, 2018, February 2, 2019, February 1, 2020, January 30, 2021 and January 29, 2022, by applying a range of next twelve months’ price-to-earnings per share multiples of 14.0x to 16.0x to the estimated earnings per Marvell common share for the fiscal years ended February 2, 2019, February 1, 2020, January 30, 2021, January 29, 2022 and January 28, 2023 contained in the Forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account undisturbed and historical trading data and next twelve months’ price-to-earnings per share multiples for Marvell and current and historical trading data and next twelve months’ price-to-earnings per share multiples for the Marvell Selected Companies and the SOX Companies. Goldman Sachs then discounted the implied values per Marvell common share back to implied present values as of July 29, 2017, using an illustrative discount rate of 10.2%, reflecting an estimate of Marvell’s cost of equity. Goldman Sachs then used the same illustrative discount rate to discount back to implied present values as of July 29, 2017 the estimated cumulative dividends per Marvell common share for the fiscal years ended February 2, 2019, February 1, 2020, January 30, 2021, January 29, 2022 and January 28, 2023 contained in the Forecasts. Goldman Sachs derived such range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added together these theoretical future values per Marvell common share and the present value of the estimated cumulative dividends per Marvell common share. This analysis resulted in a range of implied present values of $18 to $23 per Marvell common share when rounded to the nearest dollar.

Goldman Sachs also performed an illustrative analysis of the implied present value of the future value per Marvell common share pro forma for the transaction. Goldman Sachs first calculated the implied values per Marvell common share pro forma for the transaction as of the fiscal years ended February 3, 2018, February 2, 2019, February 1, 2020, January 30, 2021 and January 29, 2022, by applying a range of next twelve months’ price-to-earnings per share multiples of 15.0x to 17.0x to the estimated pro forma earnings per Marvell common share for the fiscal years ended February 2, 2019, February 1, 2020, January 30, 2021, January 29, 2022 and January 28, 2023 contained in the Forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account undisturbed and historical trading data and next twelve months’ price-to-earnings per share multiples for Marvell and current and historical trading data and next twelve months’ price-to-earnings per share multiples for the Marvell Selected Companies and the SOX Companies. Goldman Sachs then discounted the implied values per Marvell common share pro forma for the transaction back to implied present values as of July 29, 2017, using an illustrative discount rate of 11.3%, reflecting an estimate of Marvell’s pro forma cost of equity. Goldman Sachs then used the same illustrative discount rate to discount back to implied present values as of July 29, 2017 the estimated pro forma cumulative dividends per Marvell common share for the fiscal years ended February 2, 2019, February 1, 2020, January 30, 2021, January 29, 2022 and January 28, 2023 contained in the Forecasts. Goldman Sachs derived such range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added together these theoretical future values per Marvell common share pro forma for the transaction and the present value of the estimated cumulative pro forma dividends per Marvell common share pro forma for the transaction. This analysis resulted in a range of implied present values of $20 to $28 per Marvell common share pro forma for the transaction when rounded to the nearest dollar.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Marvell or Cavium or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Marvell’s board of directors that, as of the date of the opinion, the Merger Consideration to be paid by Marvell for each outstanding share of Cavium common stock, pursuant to the Merger Agreement, was fair from a financial point of view to Marvell. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Marvell, Cavium, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between Marvell and Cavium and was approved by Marvell’s board of directors. Goldman Sachs provided advice to Marvell during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Marvell or its board of directors or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio or amount of consideration for the transaction.

As described above, Goldman Sachs’ opinion to Marvell’s board of directors was one of many factors taken into consideration by Marvell’s board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Marvell, Cavium, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Marvell in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement. At the request of Marvell, an affiliate of Goldman Sachs entered into financing commitments and agreements to provide Marvell with a $900 million three-year term loan facility and an $850 million 364-day bridge facility. An affiliate of Goldman Sachs may also act as a lead underwriter, initial purchaser, placement agent, arranger and bookrunner in connection with Marvell’s possible incurrence of permanent debt financing to fund, in part, the cash portion of the Merger Consideration, to refinance certain existing indebtedness of Cavium and to pay related fees and expenses. The actual amount of aggregate fees received and to be received by Goldman Sachs and its affiliates in connection with this debt financing will depend upon, among other things, the timing of reductions of the bridge loan commitments and term loan facility, Marvell’s credit rating and the issuance costs for such debt financing. Marvell estimates that Goldman Sachs and its affiliates will in the aggregate receive approximately $10 million in fees in connection with the bridge loan facility, term loan facility and permanent debt financing. This estimate is based on various assumptions, including that Marvell will incur permanent debt financing in connection with the proposed transaction and will receive an investment grade credit rating from two of S&P, Moody’s and Fitch. Except as disclosed herein with respect to the contemplated transaction and with respect to the debt financing, during the two year period ended November 19, 2017, the Investment Banking Division of Goldman Sachs has not been engaged by Marvell, Cavium or their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory or underwriting services to Marvell, Cavium and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation, including compensation in connection with providing Marvell with a revolving credit facility, borrowings under which would be used for general corporate purposes.

The Marvell board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated November 11, 2017, Marvell engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Marvell and Goldman Sachs provides for a transaction fee of $22,000,000, of which $5,000,000 became payable upon execution of the Merger Agreement, and the remainder of which is contingent upon completion of the Merger. In addition, Marvell has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinions of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan

Opinion of Qatalyst Partners

Cavium retained Qatalyst Partners to act as financial advisor to the Cavium board of directors in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Cavium common stock, other than Marvell or any of its affiliates, was fair, from a financial point of view, to such holders. Cavium selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Cavium and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this joint proxy statement/prospectus. At the meeting of the Cavium board of directors on November 19, 2017, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Cavium common stock, other than Marvell or any of its affiliates, was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated November 19, 2017, to the Cavium board of directors following the meeting of the Cavium board of directors.

The full text of Qatalyst Partners’ written opinion, dated November 19, 2017, to the Cavium board of directors is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Cavium board of directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Cavium common stock, other than Marvell or any of its affiliates, and it does not address any other aspect of the Merger. Qatalyst Partners’ opinion does not constitute a recommendation as to how any Cavium shareholder should vote with respect to the Merger Proposal or any other matter and does not in any manner address the price at which the shares of Cavium common stock or Marvell common shares will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement, certain related documents, and certain publicly available financial statements of Cavium and Marvell and other business and financial information of Cavium, and to the extent made available by Cavium, of Marvell. Qatalyst Partners also reviewed (i) certain forward-looking information relating to Cavium prepared by the management of Cavium, including financial projections and operating data of Cavium, which are described below in the section titled “The Merger—Unaudited Prospective Financial Information—Cavium Unaudited Prospective Financial Information” (referred to in this joint proxy statement/prospectus as the “Cavium Projections”), (ii) certain forward-looking information relating to Marvell prepared by the management of Marvell, including financial projections and operating data of Marvell prepared by the management of Marvell, and adjusted by the management of Cavium, which are described below in the section titled “The Merger—Unaudited Prospective Financial Information—Cavium Unaudited Prospective Financial Information” (referred to in this joint proxy statement/prospectus as the “Adjusted Marvell Projections”), and (iii) information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the management of Marvell, and adjusted by the management of Cavium, as described below in the section titled “The Merger—Unaudited Prospective Financial Information—Cavium Unaudited Prospective Financial Information” (referred to in this joint proxy statement/prospectus as the “Adjusted Marvell Synergies”). Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Cavium and Marvell, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Cavium and Marvell, respectively. Qatalyst Partners also reviewed the historical market prices and trading activity for shares of Cavium common stock and Marvell common shares and compared the financial performance of Cavium and Marvell and the prices and trading activity of the shares of Cavium common stock and Marvell common shares with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Cavium and Marvell, respectively. With respect to the Cavium Projections, Qatalyst Partners was advised by management of Cavium, and Qatalyst Partners assumed, that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Cavium of the future financial performance of Cavium. With respect to the Adjusted Marvell Projections, Qatalyst Partners was advised by the management of Cavium, and Qatalyst Partners assumed, that the Adjusted Marvell Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Marvell, as adjusted by the management of Cavium, of the future financial performance of Marvell. With respect to the Adjusted Marvell Synergies, Qatalyst Partners was advised by the management of Cavium, and Qatalyst Partners assumed, that the Adjusted Marvell Synergies had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Marvell, and adjusted by the management of Cavium, relating to the strategic, financial and operational benefits anticipated from the Merger. Qatalyst Partners assumed that the Merger will be completed in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that, in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Cavium, Marvell or the contemplated benefits expected to be derived in the proposed merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cavium or Marvell, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Cavium as to (i) the existing and future technology and products of Cavium and Marvell and the risks associated with such technology and products; (ii) the ability to integrate the businesses of Cavium and Marvell; and (iii) the ability to retain key employees of Cavium and Marvell. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Cavium to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Cavium. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by Cavium shareholders, other than Marvell or any of its affiliates, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Marvell or Cavium, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated November 19, 2017. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections of the future financial performance of Cavium as of November 17, 2017 (referred to in this joint proxy statement/prospectus as the “Analyst Projections”) as well as the Cavium Projections and certain forward-looking information related to Marvell’s financial performance after taking into account the Merger based on the Cavium Projections, the Adjusted Marvell Projections and the Adjusted Marvell Synergies (referred to in this joint proxy statement/prospectus as the “Adjusted Pro Forma Combined Projections”).

Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Standalone Company

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value per share for Cavium common stock as of December 31, 2017 by:

•	adding:

•	the implied net present value of the estimated future unlevered free cash flows of Cavium, based on the Cavium Projections, for calendar year 2018 through calendar year 2022 (which implied present value was calculated by using a mid-period discounting convention and a range of discount rates of 9.5% to 13.5%, based on an estimated weighted average cost of capital for Cavium);

•	the implied net present value of a corresponding terminal value of Cavium, calculated by multiplying Cavium’s estimated net operating profit after tax (referred to in this joint proxy statement/prospectus as “NOPAT”) in calendar year 2023 of approximately $569 million, based on the Cavium Projections, by a range of fully-diluted enterprise value to next-twelve-months NOPAT multiples of 17.0x to 22.0x, and discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future unlevered free cash flows of Cavium described above; and

•	the estimated cash balance of Cavium as of December 31, 2017 of approximately $178 million, as provided by Cavium management;

•	subtracting the estimated debt (including, without limitation, capital lease obligations and certain technology license obligations) of Cavium as of December 31, 2017 of approximately $655 million, as provided by Cavium management;

•	applying a dilution factor of approximately 13% to reflect the dilution to Cavium shareholders over the projection period due to the effect of future issuances by Cavium of equity awards, as projected by Cavium’s management; and

•	dividing the resulting amount (the “Implied Equity Value”) by the number of fully-diluted shares of Cavium common stock outstanding, adjusted for Cavium restricted stock units and Cavium options outstanding (options calculated using the treasury stock method), estimated as of December 31, 2017, as provided by Cavium management on November 14, 2017 (which number of fully diluted shares of Cavium common stock outstanding, based on the applicable Implied Equity Value, ranged from between approximately 83.0 million shares to 83.2 million shares).

Based on the calculations set forth above, this analysis implied a range of values for Cavium common stock of approximately $72.34 to $107.53 per share of Cavium common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Cavium shareholders pursuant to the Merger Agreement was $84.14 per share of Cavium common stock, based on Marvell’s closing stock price on November 17, 2017.

Pro Forma Combined Company

Qatalyst Partners also performed an illustrative pro forma discounted cash flow analysis with respect to Marvell, taking into account the Merger, based on the Adjusted Pro Forma Combined Projections, to calculate indications of the implied pro forma present value of the Marvell common shares constituting the stock portion of the Merger Consideration as of December 31, 2017 and thus, by addition of the cash portion of the Merger Consideration, the per share merger consideration by:

•	adding:

•	the implied net present value of the estimated future unlevered free cash flows of Marvell, taking into account the Merger, based on the Adjusted Pro Forma Combined Projections (such estimated future unlevered free cash flows calculated by adding (i) the unlevered free cash flows based on the Cavium Projections, (ii) the unlevered free cash flows based on the Adjusted Marvell Projections, and (iii) the after-tax cost synergies calculated by subtracting the incremental cash taxes associated with the increased profits arising from the cost synergies (applying the pro forma cash tax rate) from the pre-tax cost synergies (based on the Adjusted Marvell Synergies), subtracting one-time costs to achieve the pre-tax cost synergies (as detailed in the Adjusted Marvell Synergies), and then adding the pro forma tax savings (as detailed in the Adjusted Marvell Synergies), for calendar year 2018 through calendar year 2022 (which implied present value was calculated by using a mid-period discounting convention and a range of discount rates of 9.0% to 12.5%, based on an estimated weighted average cost of capital for Marvell, taking into account the Merger); and

•	the implied net present value of a corresponding terminal value of Marvell, taking into account the Merger, calculated by multiplying Marvell’s estimated NOPAT in calendar year 2023 of approximately $1,523 million, based on the Adjusted Pro Forma Combined Projections, by a range of fully-diluted enterprise value to next-twelve-months NOPAT multiples of 14.0x to 18.0x, and discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future unlevered free cash flows of Marvell described above;

•	subtracting the estimated net debt of Marvell as of December 31, 2017 of approximately $1,450 million, taking into account the Merger, as projected by the management of Marvell and the management of Cavium, respectively;

•	applying a dilution factor of approximately 13% to reflect the dilution to Marvell shareholders, taking into account the Merger, over the projection period due to the effect of future issuances of equity awards, as projected by the management of Cavium;

•	dividing the resulting amount (the “Implied Pro Forma Equity Value”) by the number of fully-diluted Marvell common shares, adjusted for Marvell restricted stock units and Marvell options issued (options calculated using the treasury stock method), taking into account the Merger, estimated as of December 31, 2017, as provided by the management of Marvell and the management of Cavium, respectively (which number of fully diluted Marvell common shares, based on the applicable Implied Pro Forma Equity Value, ranged from between approximately 760.3 million shares and 763.8 million shares);

•	applying the exchange ratio comprising the stock portion of the Merger Consideration of 2.1757 Marvell common shares per share of Cavium common stock; and

•	adding the per share cash portion of the Merger Consideration of $40.00 per share of Cavium common stock.

Based on the calculations set forth above, this analysis implied a range of values for Cavium common stock of approximately $82.75 to $100.66 per share of Cavium common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Cavium shareholders pursuant to the Merger Agreement was $84.14 per share of Cavium common stock, based on Marvell’s closing share price on November 17, 2017.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Cavium with publicly available information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected from publicly traded companies in the semiconductor industry by Qatalyst Partners based on its professional judgment, which included such factors as companies participating in similar lines of businesses to Cavium, having similar financial performance, or having other relevant or similar characteristics. Based upon research analyst consensus estimates for calendar year 2018 as of November 17, 2017, Qatalyst Partners calculated, among other things, the ratio of price to earnings per share for calendar year 2018 (referred to as the “CY2018E P/E Multiple”) for each of the selected companies. The CY2018E P/E Multiples are based on closing prices as of November 17, 2017, except that Broadcom Limited is based on the closing price as of November 2, 2017, the last full trading day before publication of press reports regarding its potential acquisition of QUALCOMM Incorporated.

Selected Company	CY2018E P/E Multiple
Silicon Laboratories Inc.	26.1x
Xilinx, Inc.	21.7x
Inphi Corporation	19.8x
Mellanox Technologies, Ltd.	19.4x
Integrated Device Technology, Inc.	18.0x
Semtech Corporation	17.4x
MACOM Technology Solutions Holdings, Inc.	16.0x
Broadcom Limited	14.7x
MaxLinear, Inc.	14.6x
Intel Corporation	12.9x
Microsemi Corporation	12.1x

The CY2018E P/E Multiple for Cavium was 19.1x based on the Analyst Projections using Cavium’s closing share price on November 3, 2017, the last full trading day before the publication of press reports regarding a potential sale of Cavium to Marvell.

Based on an analysis of the CY2018E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 15.0x to 22.0x and applied this range to Cavium’s estimated calendar year 2018 per share earnings (excluding stock-based compensation expenses and related payroll taxes, amortization of acquisition related assets, acquisition and integration related cost and tax adjustments, inventory charges and other non-recurring charges) based on each of the Cavium Projections and the Analyst Projections. This analysis implied a range of values for Cavium common stock of approximately $53.63 to $78.65 per share of Cavium common stock based on each of the Cavium Projections and the Analyst Projections. Qatalyst Partners noted that the implied value of the consideration to be received by Cavium shareholders pursuant to the Merger Agreement was $84.14 per share of Cavium common stock, based on Marvell’s closing share price on November 17, 2017.

No company included in the selected companies analysis is identical to Cavium. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Cavium, such as the impact of competition on the business of Cavium and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Cavium or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 26 selected transactions involving companies in the semiconductor industry announced between September 2006 and November 2017, including transactions involving companies participating in similar lines of businesses to Cavium, having similar financial performance, or having other relevant or similar characteristics. These transactions are listed below:

Announcement Date	Target	Acquirer	Transaction Multiples (NTM)
			EV / Revenue	P/E*
12/20/16	InvenSense, Inc.	TDK Corporation	4.0x	NM	**
10/27/16	NXP Semiconductors N.V.***	QUALCOMM Inc.	4.8x	16.6x
09/12/16	Intersil Corporation	Renesas Electronics Corporation	5.4x	31.1x
07/26/16	Linear Technology Corporation	Analog Devices, Inc.	9.0x	25.3x
06/15/16	QLogic Corporation	Cavium, Inc.	2.1x	14.9x
01/19/16	Atmel Corporation	Microchip Technology Inc.	2.9x	21.7x
11/24/15	PMC-Sierra, Inc.	Microsemi Corporation	4.2x	18.6x
11/18/15	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	1.7x	20.9x
10/21/15	SanDisk Corporation	Western Digital Corporation	3.1x	25.3x
06/01/15	Altera Corporation	Intel Corporation	7.7x	35.6x
05/28/15	Broadcom Corporation	Avago Technologies Ltd.	3.6x	15.0x
04/30/15	OmniVision Technologies, Inc.	Investor Group	1.0x	22.0x
03/02/15	Freescale Semiconductor, Ltd.	NXP Semiconductors N.V.	3.4x	16.7x
12/01/14	Spansion, Inc.	Cypress Semiconductor Corporation	1.5x	16.8x
10/14/14	CSR plc	QUALCOMM Inc.	2.8x	27.1x
08/20/14	International Rectifier Corporation	Infineon Technologies AG	2.0x	22.3x
06/09/14	Hittite Microwave Corporation	Analog Devices, Inc.	6.5x	28.6x
02/24/14	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	1.8x	32.4x
12/16/13	LSI Corporation	Avago Technologies Ltd.	2.7x	17.1x
07/12/13	Spreadtrum Communications, Inc.	Tsinghua Holdings Co. Ltd.	1.5x	10.6x
06/22/12	MStar Semiconductor, Inc.	MediaTek Inc.	2.1x	15.9x
09/12/11	NetLogic Microsystems, Inc.	Broadcom Corporation	8.3x	29.2x
04/04/11	National Semiconductor Corporation	Texas Instruments Inc.	4.4x	18.8x
01/05/11	Atheros Communications Inc.	QUALCOMM Inc.	3.4x	23.5x
12/04/06	Agere Systems Inc.	LSI Corporation	2.5x	22.6x
09/15/06	Freescale Semiconductor Inc.	Investor Group	2.4x	17.7x

*	Estimates based on non-GAAP statistics as defined by each company and explicitly excluding stock-based compensation expense regardless of non-GAAP treatment.
**	Multiple greater than 100.0x considered not meaningful (“NM”).
***	Revenue estimate for NXP Semiconductors N.V. (“NXP”) is based on Wall Street analyst estimates as of September 28, 2016 including contribution from NXP’s Standard Products business and further adjusted for the impact of the divestiture of NXP’s Standard Products business (based on Wall Street analyst estimates of Standard Products’ business revenue and publicly announced guidance from NXP’s management). Non-GAAP earnings per share estimate for NXP is based on Wall Street analyst estimates as of September 28, 2016 including contribution from NXP’s Standard Products business. Fully-diluted enterprise value for NXP is adjusted for receipt of estimated post-tax proceeds from the sale of the Standard Products business, as publicly reported in NXP’s filings on June 14, 2016.

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months revenue of the target company. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 4.0x to 8.0x applied to Cavium’s estimated next-twelve-months revenue (calculated as the four quarters ending on September 30, 2018 and based on the Analyst Projections). Based on the calculations set forth above, then subtracting net debt of Cavium as of September 30, 2017, and then dividing the resulting amount by the fully-diluted shares of Cavium common stock outstanding as of November 16, 2017, adjusted for Cavium restricted stock units and Cavium options outstanding (options calculated using the treasury stock method), as provided by Cavium’s management on November 17, 2017, this analysis implied a range of values for Cavium common stock of approximately $51.89 to $109.98 per share of Cavium common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Cavium shareholders pursuant to the Merger Agreement was $84.14 per share of Cavium common stock, based on Marvell’s closing share price on November 17, 2017.

For each of the transactions listed above, Qatalyst Partners also reviewed, among other things, the price per share paid for the target company as a multiple of analyst estimates of the next-twelve-months earnings per share (excluding stock-based compensation expense) of the target company. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 20.0x to 30.0x applied to Cavium’s estimated next-twelve-months earnings per share excluding stock-based compensation (calculated as the four quarters ending on September 30, 2018 and based on the Analyst Projections). This analysis implied a range of values for Cavium common stock of approximately $67.19 to $100.78 per share of Cavium common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Cavium shareholders pursuant to the Merger Agreement was $84.14 per share of Cavium common stock, based on Marvell’s closing share price on November 17, 2017.

No company or transaction utilized in the Selected Companies Analysis is identical to Cavium or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of Cavium, such as the impact of competition on the business of Cavium or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Cavium or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the Cavium board of directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Cavium. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cavium. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by Cavium shareholders, other than Marvell or any of its affiliates, and in connection with the delivery of its opinion to the Cavium board of directors. These analyses do not purport to be appraisals or to reflect the price at which Cavium common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to the Cavium board of directors were just some of the many factors considered by the Cavium board of directors in deciding to approve the Merger Agreement. The analyses as described above should not be viewed as determinative of the opinion of the Cavium board of directors with respect to the Merger Consideration to be received by Cavium shareholders pursuant to the Merger or of whether the Cavium board of directors would have been willing to agree to different consideration. The Merger Consideration was determined through arm’s-length negotiations between Cavium and Marvell and was approved by the Cavium board of directors. Qatalyst Partners provided advice to Cavium during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Cavium or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Cavium, Marvell or certain of their respective affiliates. During the two year period prior to November 19, 2017, the date of Qatalyst Partners’ written opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Cavium or Marvell pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Cavium or Marvell and their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Cavium with financial advisory services in connection with the Merger for which it will be paid approximately $38 million (provided that the final actual fee will be, in part, based on an average of Marvell’s closing share price over ten consecutive trading days up to and including the second trading day immediately preceding the closing date of the Merger, and, accordingly, the final fee may vary significantly from this estimate), $150,000 of which became payable upon the execution of its engagement letter, $3.5 million of which became payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, the completion of the Merger. Cavium has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Opinion of J.P. Morgan

Pursuant to an engagement letter dated November 2, 2017 with an effective date of August 16, 2017, Cavium retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of the Cavium board of directors on November 19, 2017, J.P. Morgan rendered its oral opinion to the Cavium board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Cavium’s shareholders in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its November 19, 2017 oral opinion by delivering its written opinion to the Cavium board of directors, dated November 19, 2017, that, as of such date, the consideration to be paid to Cavium’s shareholders in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated November 19, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Cavium’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Cavium board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Cavium or as to the underlying decision by Cavium to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Cavium as to how such shareholder should vote with respect to the proposed Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated November 18, 2017 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning Cavium and Marvell and the industries in which they operate;

•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Cavium and Marvell with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Cavium common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Cavium and Marvell relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Merger (which, as adjusted by Cavium, as described below in the section titled “The Merger—Unaudited Prospective Financial Information—Cavium Unaudited Prospective Financial Information,” are referred to in this section of this joint proxy statement/prospectus as the “Adjusted Marvell Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Cavium and Marvell with respect to certain aspects of the Merger, and the past and current business operations of Cavium and Marvell, the financial condition and future prospects and operations of Cavium and Marvell, the effects of the Merger on the financial condition and future prospects of Cavium and Marvell, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Cavium and Marvell or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Cavium or Marvell under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Adjusted Marvell Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Cavium and Marvell to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Adjusted Marvell

Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will have the tax consequences described in this joint proxy statement/prospectus, and in discussions with, and materials furnished to J.P. Morgan by, representatives of Cavium, and will be completed as described in the Merger Agreement and this joint proxy statement/prospectus, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Cavium and Marvell in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Cavium with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the Merger will be obtained without any adverse effect on Cavium or Marvell or on the contemplated benefits of the Merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect its opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to Cavium’s shareholders in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Cavium or the underlying decision by Cavium to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the consideration in the proposed Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Cavium common stock or Marvell common shares will trade at any future time

The terms of the Merger Agreement, including the consideration, were determined through arm’s length negotiations between Cavium and Marvell, and the decision to enter into the Merger Agreement was solely that of the Cavium board of directors and the Marvell board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Cavium board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the board of directors or management of Cavium with respect to the proposed Merger or the consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Cavium board of directors on November 19, 2017 and contained in the presentation delivered to the Cavium board of directors in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Cavium with similar data for selected publicly traded companies in the semiconductor industry:

•	Inphi Corporation

•	Integrated Device Technology, Inc.

•	MACOM Technology Solutions Holdings, Inc.

•	Marvell Technology Group Ltd.

•	MaxLinear, Inc.

•	Mellanox Technologies, Ltd.

•	Microsemi Corporation

•	Semtech Corporation

•	Silicon Laboratories Inc.

•	Xilinx, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Cavium based on business sector participation, operational characteristics and financial metrics. None of the selected companies is identical to Cavium, and certain of the selected companies may have characteristics that are materially different from those of Cavium. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Cavium. Using publicly available information, J.P. Morgan calculated, for each selected company, (1) the multiple of firm value (which is referred to in this section as “FV”) as of November 17, 2017 to estimated EBITDA (earnings before interest, tax, depreciation and amortization and excluding stock-based compensation) for the calendar year 2018 (“FV/EBITDA CY2018E”) and (2) the multiple of closing share price as of November 17, 2017 to estimated earnings per share for the calendar year 2018 (“P/E CY2018E”), in each case based on Wall Street analysts’ consensus estimates. This analysis indicated the following FV/EBITDA CY2018E and P/E CY2018E multiples:

	FV/EBITDA CY2018E	P/E CY2018E
Inphi Corporation	17.9x	19.8x
Integrated Device Technology, Inc.	15.8x	18.0x
MACOM Technology Solutions Holdings, Inc.	13.4x	15.8x
Marvell Technology Group Ltd. (1)	10.6x	14.9x
MaxLinear, Inc.	13.4x	14.6x
Mellanox Technologies, Ltd.	13.3x	19.4x
Microsemi Corporation	11.7x	12.0x
Semtech Corporation	12.3x	17.6x
Silicon Laboratories Inc.	20.2x	26.1x
Xilinx, Inc.	17.0x	21.8x

(1)	Based on the closing price of Marvell Technology Group Ltd on November 3, 2017, prior to release of media outlet reports of Cavium’s potential transaction with Marvell.

Based on the results of this analysis and such other factors that J.P. Morgan considered relevant, J.P. Morgan selected a multiple reference range for FV/EBITDA CY2018E of 11.0x—18.0x and a multiple reference range for P/E CY2018E of 15.0x—20.0x.

After applying such ranges to Cavium management’s estimate of EBITDA and EPS for Cavium for calendar year 2018, the analysis indicated the following implied equity value per share ranges for Cavium common stock, rounded to the nearest $0.25:

	Implied equity value per share
	Low	High
FV/EBITDA CY2018E	$51.00	$87.50
P/E CY2018E	$53.75	$71.50

Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving businesses that J.P. Morgan considered to be sufficiently analogous to Cavium’s business or aspects thereof for purposes of analysis. For each of the selected transactions, J.P. Morgan calculated the FV implied for the target company as a multiple of the target company’s EBITDA for the 12-month period following the announcement of the applicable transaction, adjusted to exclude stock-based compensation (which is referred to as “FV / NTM EBITDA”). These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to Cavium based on business sector participation, operational characteristics and financial metrics. Specifically, J.P. Morgan reviewed the following transactions:

Month/Year Announced	Acquiror	Target	FV / NTM EBITDA
October 2016	QUALCOMM Incorporated	NXP Semiconductors N.V.	13.8x
September 2016	Renesas Electronics Corporation	Intersil Corporation	20.2x
July 2016	Analog Devices, Inc.	Linear Technology Corporation	16.2x
January 2016	Microchip Technology Incorporated	Atmel Corporation	16.3x
November 2015	Microsemi Corporation	PMC-Sierra, Inc.	15.9x
June 2015	Intel Corporation	Altera Corporation	23.2x
May 2015	Avago Technologies Limited	Broadcom Corporation	12.2x
March 2015	NXP Semiconductors N.V.	Freescale Semiconductor, Ltd.	13.3x
October 2014	QUALCOMM Incorporated	CSR plc	16.6x
June 2014	Analog Devices, Inc.	Hittite Microwave Corporation	13.8x

Based on the results of this analysis and other factors that J.P. Morgan considered relevant, J.P. Morgan selected a multiple reference range of 13.0x—20.0x for FV / NTM EBITDA.

After applying such ranges to Cavium management’s estimates for NTM EBITDA, the analysis indicated the following implied equity value per share range for Cavium common stock, rounded to the nearest $0.25:

	Implied equity value per share
	Low	High
FV / NTM EBITDA	$58.50	$93.25

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for Cavium common stock. J.P. Morgan calculated the unlevered free cash flows that Cavium is expected to generate during the remainder of 2017 (applying a valuation date as of September 30, 2017) and calendar years 2018 through 2027 based upon the Cavium Projections. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of the business. Based on Cavium management’s estimates of a 3.0% terminal growth rate applicable to the industry in which Cavium operates, J.P. Morgan also calculated a range of terminal values for Cavium at the end of the projection period by applying terminal growth rates ranging from 2.5% to 3.5% to the unlevered free cash flows, which J.P. Morgan selected based on its professional judgment. The unlevered free cash flows and the range of terminal values were then discounted to present values using discount rates ranging from 9.0% to 11.0%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Cavium, taking into account macro-economic assumptions, estimates of risk, Cavium’s capital structure and other factors J.P. Morgan deemed appropriate. The present values of the unlevered free cash flows and the range of terminal values were then adjusted for Cavium’s net debt as of September 30, 2017 and divided by the fully diluted shares outstanding of Cavium (calculated using the treasury stock method). The discounted cash flow analysis indicated the following implied equity value per share range for Cavium common stock, rounded to the nearest $0.25:

	Implied equity value per share
	Low	High
Discounted Cash Flow	$54.75	$86.00

Intrinsic Value of Merger Consideration—DCF Based

J.P. Morgan prepared a value creation analysis that compared the equity value calculated from J.P. Morgan’s discounted cash flow analysis of Cavium on a standalone basis to Cavium shareholders’ pro forma ownership of the equity value of the combined company. The pro forma combined company equity value was equal to: (1) the Cavium standalone discounted cash flow value of $4.9 billion, plus (2) the Marvell standalone discounted cash flow value of $9.9 billion, as derived from the Adjusted Marvell Projections, plus (3) the present value of Cavium management’s estimates of after-tax synergies of $2.0 billion (net of one-time costs to achieve such synergies), less (4) the cash consideration paid to Cavium’s shareholders in the proposed Merger and Cavium management’s estimates of the transaction expenses of $2.9 billion in the aggregate. For purposes of the discounted cash flow values used in this analysis, J.P. Morgan used a terminal growth rate of 3.0% for the unlevered free cash flow for Cavium and a terminal growth rate of 2.0% for the unlevered free cash flow for Marvell and for the Adjusted Marvell Synergies, in each case as estimated by Cavium’s management, and a discount rate of 10.0%. The discount rate of 10.0% was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Marvell, taking into account macro-economic assumptions, estimates of risk, Marvell’s capital structure and other factors J.P. Morgan deemed appropriate. J.P. Morgan then determined the implied pro forma equity value of the combined company attributable to Cavium’s shareholders based on the equity ownership percentage of the combined company of approximately 25% to be owned by Cavium’s shareholders implied by the exchange ratio provided for in the Merger Agreement plus the cash consideration to be paid to Cavium’s shareholders. J.P. Morgan then compared the result to the implied equity value of Cavium on a standalone basis derived from the discounted cash flow analysis described above. The value creation analysis indicated (i) implied total equity value of $6.2 billion, (ii) implied equity value per share, rounded to the nearest $0.25, of $84.50 and (iii) implied pro forma accretion in equity value to the holders of Cavium common stock of 26%.

Other Information

J.P. Morgan reviewed and presented other information, including historical stock trading and equity research analyst price targets, and noted that these are not valuation methodologies and were presented for reference purposes only.

Historical Stock Trading

J.P. Morgan reviewed the 52-week trading range of Cavium common stock for the period ended November 3, 2017 (the last market close prior to release of media outlet reports of Cavium’s potential transaction with Marvell on November 3, 2017). J.P. Morgan noted that the low and high closing share prices during this period were $52.35 and $75.48 per share of Cavium common stock, respectively.

Equity Research Analyst Price Targets

J.P. Morgan reviewed the price targets of public equity research analysts for Cavium common stock, which provided a reference range as of November 3, 2017 (the last market close prior to release of media outlet reports of Cavium’s potential transaction with Marvell on November 3, 2017) of $67.00 to $85.00 per share of Cavium common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Cavium or Marvell. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Cavium or Marvell, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Cavium and Marvell. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Cavium and Marvell and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Cavium with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Cavium, Marvell and the industries in which they operate.

For services rendered in connection with the Merger, Cavium has agreed to pay J.P. Morgan a fee of approximately $25 million, of which $3.5 million became payable upon delivery of the opinion and the remainder will be payable only upon the completion of the Merger. In addition, Cavium has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Cavium for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as sole lead arranger and bookrunner on Cavium’s term loan facilities in August 2016 and in March 2017 and acting as financial advisor to Cavium on its acquisition of QLogic in August 2016. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Cavium, for which it receives customary compensation or other financial benefits. During the two years preceding delivery of its opinion ending on November 19, 2017, neither J.P. Morgan nor its affiliates had any material financial advisory or other material commercial or investment banking relationships with Marvell. During such two year period, the aggregate fees received by J.P. Morgan from Cavium were approximately $25 million. In addition, as of November 2, 2017, J.P. Morgan and its affiliates held, on a proprietary basis, less than 1% of the outstanding common shares of each of Cavium and Marvell. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Cavium or Marvell for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Unaudited Prospective Financial Information

Marvell Unaudited Prospective Financial Information

Marvell Management Projections of Marvell Financial Information

As noted above, Marvell does not normally publicly disclose long-term projections as to future revenue, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of the Merger, Marvell provided its board of directors and its financial advisor (Goldman Sachs) with certain non-public, unaudited financial forecasts relating to Marvell that were prepared by management of Marvell (the “Marvell Management Projections”). The projections for fiscal years 2018 through 2023 were prepared for the purpose of evaluating the Merger, and not for public disclosure. Marvell provided to Cavium a subset of the Marvell Management Projections limited to fiscal years 2018 through 2021.

The following table presents a summary of the Marvell Management Projections:

	Fiscal Year
	FY2018E	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
	(in millions, except per share data)
Revenue	$2,383	$2,460	$2,655	$2,874	$3,010	$3,144
EBITDA (ex-SBC) (1)	$678	$763	$860	$964	$1,009	$1,053
Net Income (2)	$589	$679	$778	$882	$929	$974
EPS (2)	$1.14	$1.34	$1.55	$1.78	$1.91	$2.05
Unlevered Free Cash Flow (3)	n.a.(4)	$575	$661	$755	$790	$825

(1)	“EBITDA (ex-SBC)” is a non-GAAP financial measure defined as estimated earnings before interest, taxes, depreciation and amortization (EBITDA) adjusted to exclude estimated share based compensation expenses.
(2)	The subset of the Marvell Management Projections Marvell provided to Cavium made certain assumptions regarding future share repurchases of Marvell common shares by Marvell which resulted in Net Income projections of $589 in fiscal year 2018, $680 in fiscal year 2019, $780 in fiscal year 2020 and $885 in fiscal year 2021 and EPS projections of $1.14 in fiscal year 2018, $1.31 in fiscal year 2019, $1.47 in fiscal year 2020 and $1.64 in fiscal year 2021.
(3)	Unlevered free cash flow is a non-GAAP financial measure and was calculated by Goldman Sachs using the Marvell Management Projections and certain prospective financial information provided by management of Marvell by beginning with earnings before interest and taxes (EBIT), adding depreciation and amortization, and subtracting (a) taxes, (b) capital expenditures and (c) increases in net working capital. Unlevered free cash flow includes stock based compensation. These calculations of unlevered free cash flow were not made available to Cavium.
(4)	Goldman Sachs calculated that the estimated unlevered free cash flow of Marvell for the second half of Marvell’s fiscal year 2018 as $306 million, but did not calculate it for the entire fiscal year 2018.

Marvell Management Adjustment of Cavium Prospective Financial Information

Marvell provided to Goldman Sachs certain non-public unaudited financial forecasts relating to Cavium that were provided by Cavium and adjusted by Marvell Management for the calendar years 2017 through 2026 (the “Marvell Adjusted Cavium Projections”). Cavium provided Marvell with financial forecasts limited to calendar years 2017 through 2022. Marvell management adjusted the forecasts provided by Cavium and then extrapolated them for calendar years 2023 through 2026.

The following table presents a summary of the Marvell Adjusted Cavium Projections that Marvell made available to Goldman Sachs, and that Goldman Sachs used, with Marvell’s approval, for purposes of its financial analyses and fairness opinion:

	Calendar Year ending December 31
	CY2017E	CY2018E	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E	CY2024E	CY2025E	CY2026E
	(in millions, except per share data)
Revenue	$984	$1,073	$1,173	$1,291	$1,408	$1,534	$1,660	$1,784	$1,904	$2,018
EBITDA (ex-SBC) (1)	$313	$367	$425	$505	$593	$675	$754	$830	$903	$971
Net Income	$205	$254	$316	$393	$470	$538	$607	$674	$738	$798
EPS	$2.83	$3.44	$4.23	$5.20	$6.15	$6.99	$7.82	$8.62	$9.39	$10.09
Unlevered Free Cash Flow (2)	n.a.(3)	$189	$214	$276	$349	$415	$479	$543	$605	$665

(1)	“EBITDA (ex-SBC)” is a non-GAAP financial measure defined as estimated earnings before interest, taxes, depreciation and amortization (EBITDA) adjusted to exclude estimated share based compensation expenses.
(2)	Unlevered free cash flow is a non-GAAP financial measure and was calculated by Goldman Sachs using the Marvell Adjusted Cavium Projections and certain prospective financial information provided by management of Marvell, in each case, approved for Goldman Sachs’ use by Marvell by beginning with earnings before interest and taxes (EBIT), adding depreciation and amortization, and subtracting (a) taxes, (b) capital expenditures and (c) increases in net working capital. Unlevered free cash flow includes stock based compensation.
(3)	Goldman Sachs calculated that the estimated unlevered free cash flow of Cavium for its quarter ended December 31, 2017 as $45 million. Goldman Sachs did not calculate the estimated unlevered free cash flow of Cavium for its calendar year 2017.

Marvell Management Synergy Projections

Marvell developed and provided to Goldman Sachs projections relating to the anticipated synergies (excluding any potential tax synergies) for Marvell’s fiscal years 2018 through 2023 that would result from the Merger (the “Marvell Management Synergy Projections”). Marvell estimated that the pre-tax costs to achieve these synergies would be $25 million, $45 million and $30 million in fiscal years 2019, 2020 and 2021, respectively, and no costs in fiscal years 2022 and 2023.

The following table presents a summary of the Marvell Management Synergy Projections that Marvell made available to Goldman Sachs, and that Goldman Sachs used, with Marvell’s approval, for purposes of its respective financial analyses and fairness opinion:

	Fiscal Year
	FY2018E	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
	(in millions)
Total Anticipated Synergies	$0	$50	$140	$200	$200	$200

Financial Forecasts Provided by Marvell Related to Combined Marvell and Cavium

In connection with the discussions regarding the proposed Merger, Marvell developed combined Marvell and Cavium Management Projections (“Marvell’s Combined Marvell and Cavium Management Projections” and

together with the Marvell Management Projections, the Marvell Adjusted Cavium Projections and the Marvell Management Synergy Projections, the “Marvell Unaudited Prospective Financial Information”) for the fiscal years 2018 through 2023 based upon Marvell Management Projections, Marvell Adjusted Cavium Projections and Marvell Management Synergy Projections. Marvell is including Marvell’s Combined Marvell and Cavium Management Projections in this joint proxy statement/prospectus solely because they were among the financial information made available to the Marvell board of directors and Goldman Sachs in connection with their evaluation of the Merger, and not to influence your decision on how to vote on any proposal. Please read carefully the section entitled “The Merger—Important Information About the Unaudited Prospective Financial Information” below.

The following table summarizes Marvell’s Combined Marvell and Cavium Management Projections, which are inclusive of synergies, provided by Marvell for Goldman Sachs’ use and reliance for purposes of its financial analysis and opinion:

	Fiscal Year (1)
	Combined FY2018E	Combined FY2019E	Combined FY2020E	Combined FY2021E	Combined FY2022E	Combined FY2023E
	(in millions, except for per share data)
Revenue	$3,367	$3,533	$3,828	$4,165	$4,418	$4,678
EBITDA (ex-SBC) (2)	$983	$1,173	$1,417	$1,661	$1,793	$1,918
Net Income	n.a.(3)	$938	$1,185	$1,417	$1,537	$1,647
EPS	n.a.(3)	$1.37	$1.75	$2.12	$2.33	$2.54
Unlevered Free Cash Flow (4)	n.a.(5)	$795	$981	$1,221	$1,375	$1,473

(1)	Fiscal year end assumes that Marvell’s January 31 fiscal year end is equivalent to Cavium’s December fiscal year end. For example, the column FY 2018E represents Cavium’s December 31, 2018 fiscal year end and Marvell’s January 31, 2019 fiscal year end.
(2)	“EBITDA (ex-SBC)” is a non-GAAP financial measure defined as estimated earnings before interest, taxes, depreciation and amortization (EBITDA) adjusted to exclude estimated share based compensation expenses.
(3)	Net Income and earnings per share were not estimated for fiscal year 2018.
(4)	Unlevered free cash flow is a non-GAAP financial measure and was calculated by Goldman Sachs using the Marvell Management Projections, the Marvell Adjusted Cavium Projections, the Marvell Management Synergies Projections and certain prospective financial information provided by management of Marvell by beginning with earnings before interest and taxes (EBIT), adding depreciation and amortization, and subtracting (a) taxes, (b) capital expenditures and (c) increases in net working capital. Unlevered free cash flow includes stock based compensation.
(5)	Goldman Sachs calculated that the estimated Unlevered free cash flow of the combined Marvell and Cavium for its second half of fiscal year 2018 as $351 million, but did not calculate it for the entire fiscal year 2018.

Cavium Unaudited Prospective Financial Information

Cavium Management Projections of Cavium Financial Information

Cavium does not normally publicly disclose long-term projections as to future revenue, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of the Merger, Cavium provided the Cavium board of directors, Marvell and their respective advisors with certain non-public, unaudited non-GAAP stand-alone financial forecasts that were prepared by management of Cavium for internal purposes of assessing a possible strategic transaction, and not for public disclosure.

At the direction of the Cavium board of directors, each of Qatalyst Partners and J.P. Morgan used unaudited financial projections for Cavium’s calendar years 2017 through 2027 based on forecasts for calendar years 2017 through 2019, and extrapolations of such forecasts for calendar years 2020 through 2027, provided and approved by Cavium’s management (the “Cavium Projections”), or subsets thereof, in performing their financial analyses in connection with rendering their respective opinions described and summarized in the section titled “The Merger—Opinions of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan.” Additionally, at the direction of the Cavium board of directors, Cavium provided to Marvell a subset of the Cavium Projections limited to calendar years 2017 through 2022. The following table presents a summary of the Cavium Projections:

	Calendar year ending December 31,
	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
	(in millions, except per share data)
Net revenue	$984	$1,106	$1,245	$1,381	$1,519	$1,656	$1,789	$1,932	$2,067	$2,212	$2,322
Non-GAAP income from operations (1)	236	303	371	439	516	577	632	683	731	782	821
Non-GAAP net income per share, diluted (2)	$2.82	$3.58	$4.34	$4.88	$5.67	$6.24	$6.74	$7.15	$7.52	$7.91	$8.16
Net Operating Profit After Taxes (3)	232	289	346	395	464	519	569	615	658	704	739
Unlevered Free Cash Flow (4)	173	279	310	363	435	493	543	587	631	675	716
Unlevered Free Cash Flow (including Stock-Based Compensation) (5)	73	172	198	250	317	369	413	450	487	524	558
EBITDA (6)	314	385	458	541	632	707	773	835	893	955	1,003

(1)	Non-GAAP income from operations excludes the impact of stock-based compensation expenses and related payroll taxes, inventory charges, amortization of acquisition related assets, acquisition and integration related costs and other non-recurring charges.
(2)	Non-GAAP net income per share, diluted excludes the impact of stock-based compensation expenses and related payroll taxes, inventory charges, amortization of acquisition related assets, acquisition and integration related costs and tax adjustments and other non-recurring charges.
(3)	Net operating profit after taxes is a non-GAAP financial measure calculated by starting with non-GAAP income from operations (as shown in the table above) and subtracting estimated taxes.
(4)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with non-GAAP income from operations (as shown in the table above) and subtracting estimated cash taxes payable, capital expenditures and investment in net working capital, and then adding back depreciation and amortization expenses.
(5)	Unlevered free cash flow (including stock-based compensation) is a non-GAAP financial measure calculated by starting with non-GAAP income from operations (as shown in the table above) and subtracting estimated cash taxes payable, capital expenditures, investment in net working capital and stock-based compensation expenses, and then adding back depreciation and amortization expenses.
(6)	EBITDA is a non-GAAP financial measure defined as Non-GAAP income from operations plus depreciation and amortization.

In addition to the revenue forecasts set forth above that were approved by Cavium’s board of directors to be furnished to Marvell and used by Cavium’s financial advisors in their analysis of the Merger, Cavium management also discussed potential upside scenarios where revenue could reach as high as $975 million in 2017, $1,165 million in fiscal 2018, and $1,357 million in fiscal 2019. These upside scenario revenue forecasts were not relied upon by either Cavium’s financial advisors or Marvell’s financial advisor in their analyses of the proposed transaction.

Cavium Management Adjustment of Marvell Prospective Financial Information

Cavium provided to each of Qatalyst Partners and J.P. Morgan certain non-public unaudited financial forecasts for Marvell’s calendar years 2017 through 2027 that were based on forecasts provided by the management of Marvell as adjusted by the management of Cavium (referred to in this joint proxy statement/prospectus as the “Adjusted Marvell Projections”). Each of Qatalyst Partners and J.P. Morgan used the Adjusted Marvell Projections, or subsets thereof, with Cavium’s approval, for purposes of their respective financial analyses and fairness opinions. The following table presents a summary of the Adjusted Marvell Projections:

	Calendar year ending December 31,
	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
	(In millions, except per share data)
Net revenue	$2,384	$2,429	$2,453	$2,502	$2,552	$2,604	$2,656	$2,709	$2,763	$2,818	$2,874
Non-GAAP income from operations (1)	591	641	665	724	751	778	804	831	858	887	916
Non-GAAP net income per share, diluted (2)	$1.13	$1.24	$1.33	$1.43	$1.48	$1.53	$1.58	$1.64	$1.69	$1.74	$1.80
Net Operating Profit After Taxes (3)	567	615	638	695	721	747	772	798	824	851	879
Unlevered Free Cash Flow (4)	608	660	682	706	732	751	770	796	821	848	877
Unlevered Free Cash Flow (including Stock-Based Compensation) (5)	504	557	580	608	631	651	670	697	723	751	780
EBITDA (6)	674	725	749	787	814	836	857	885	913	941	973

(1)	Non-GAAP income from operations excludes the impact of stock-based compensation expenses and related payroll taxes, inventory charges, amortization of acquisition related assets, acquisition and integration related costs and other non-recurring charges.
(2)	Non-GAAP net income per share, diluted, excludes the impact of stock-based compensation expenses and related payroll taxes, inventory charges, amortization of acquisition related assets, acquisition and integration related costs and tax adjustments and other non-recurring charges.
(3)	Net operating profit after taxes is a non-GAAP financial measure calculated by starting with non-GAAP income from operations (as shown in the table above) and subtracting estimated taxes.
(4)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with non-GAAP income from operations (as shown in the table above) and subtracting estimated cash taxes payable, capital expenditures and investment in net working capital, and then adding back depreciation and amortization expenses.
(5)	Unlevered free cash flow (including stock-based compensation) is a non-GAAP financial measure calculated by starting with non-GAAP income from operations (as shown in the table above) and subtracting estimated cash taxes payable, capital expenditures, investment in net working capital and stock-based compensation expenses, and then adding back depreciation and amortization expenses.
(6)	EBITDA is a non-GAAP financial measure defined as Non-GAAP income from operations plus depreciation and amortization.

Cavium Management Adjustment of Marvell Synergy Projections

Cavium provided to each of Qatalyst Partners and J.P. Morgan certain forecasts relating to the anticipated synergies for the fiscal years 2018 through 2027 that would result from the Merger that were based on forecasts provided by the management of Marvell, as adjusted by the management of Cavium (referred to in this joint proxy statement/prospectus as the “Adjusted Marvell Synergies”). Each of Qatalyst Partners and J.P. Morgan used the Adjusted Marvell Synergies, or subsets thereof, with Cavium’s approval, for purposes of their respective financial analyses and fairness opinions. The Adjusted Marvell Synergies include $150 million in estimated pre-

tax cost synergies annually and one-time restructuring costs to realize synergies of $65 million in calendar year 2018, and $15 million in calendar year 2019, and also include estimated annual tax savings related to the pro forma tax structure of the combined company. The following table presents a summary of the Adjusted Marvell Synergies:

	Calendar year ending December 31,
	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
	(In millions, except per share data)
Pre-Tax Cost Synergies	$150	$150	$150	$150	$150	$150	$150	$150	$150	$150
One-Time Costs to Achieve Pre-Tax Cost Synergies (1)	65	15	—	—	—	—	—	—	—	—
Pro Forma Cash Tax Rate	4%	4%	4%	4%	4%	4%	4%	4%	4%	4%
Pro Forma Tax Savings (2)	$2	$10	$26	$31	$35	$38	$41	$44	$47	$49

(1)	Represents estimated one-time restructuring costs to realize synergies.
(2)	Represents potential tax savings to be realized by adjusting Cavium’s non-GAAP pre-tax income, based on the Cavium Projections, for the pro forma tax structure of the combined company.

Important Information About the Unaudited Prospective Financial Information

The inclusion of the Marvell Unaudited Prospective Financial Information and the Cavium Unaudited Prospective Financial Information (together the “Unaudited Prospective Financial Information”) as provided in the above section titled “Unaudited Prospective Financial Information” in this joint proxy statement/prospectus should not be regarded as an indication that any of Marvell, Cavium, J.P. Morgan, Qatalyst Partners, Goldman Sachs, their advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, those projections to be predictive of actual future results, and does not constitute an admission or representation by Marvell or Cavium that this information is material. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Merger is completed.

While the Unaudited Prospective Financial Information summarized above was prepared in good faith by Marvell and Cavium based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing the Unaudited Prospective Financial Information will accurately reflect future conditions. In preparing the Unaudited Prospective Financial Information, Marvell’s management and Cavium’s management made assumptions that management considered were reasonable as of the date of preparation regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in the sections entitled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Marvell and Cavium and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results in the Unaudited Prospective Financial Information will be realized, and actual results will likely differ, and may differ materially, from those reflected in the Unaudited Prospective Financial Information, whether or not the Merger is completed. As a result, the Unaudited Prospective Financial Information cannot be considered predictive of actual future operating results, and this information should not be relied on as such.

Since the Unaudited Prospective Financial Information covers multiple years, the information by its nature becomes less predictive with each successive year. Marvell and Cavium shareholders are urged to review the SEC filings of Marvell and Cavium for a description of risk factors with respect to the businesses of Marvell and Cavium, as well as the risks and other factors described or incorporated by reference in the sections entitled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements” of this joint proxy statement/

prospectus. The Unaudited Prospective Financial Information was prepared by Marvell and Cavium solely for internal use by Marvell, Cavium, J.P. Morgan, Qatalyst Partners and Goldman Sachs, as the case may be, and was not prepared with a view toward public disclosure, nor was the information prepared with a view toward compliance with published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

The Unaudited Prospective Financial Information includes certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Marvell and Cavium may not be comparable to similarly titled amounts used by other companies. The footnotes to the tables above provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. The independent registered public accounting firms engaged by Marvell and Cavium have not audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the Unaudited Prospective Financial Information. Accordingly, the independent registered public accounting firms engaged by Marvell and Cavium do not express an opinion or provide any form of assurance with respect thereto. The reports of the independent registered public accounting firms engaged by Marvell and Cavium incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Marvell and Cavium. They do not extend to the Unaudited Prospective Financial Information and should not be read to do so. The Unaudited Prospective Financial Information does not take into account any circumstances or events occurring after the date such information was prepared.

READERS OF THIS JOINT PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION. MARVELL AND CAVIUM DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Share Ownership and Voting of Directors and Executive Officers of Marvell and Cavium

Marvell

At the close of business on the record date for the Marvell general meeting, directors and executive officers of Marvell had the right to vote 34,168,030 Marvell common shares, collectively representing approximately 6.9% of the Marvell common shares issued on that date. Further information about ownership of Marvell common shares by directors and executive officers of Marvell may be found in Marvell’s definitive proxy statement for its 2017 annual general meeting and Marvell’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, which is incorporated by reference in this joint proxy statement/prospectus. See “Documents Incorporated by Reference” for more information.

Cavium

At the close of business on the record date for the Cavium special meeting, directors and executive officers of Cavium had the right to vote 2,303,909 shares of Cavium common stock, collectively representing approximately 3.3% of the shares of Cavium common stock outstanding on that date. Further information about ownership of Cavium common stock by directors and executive officers of Cavium may be found in Cavium’s definitive proxy statement for its 2017 annual meeting, and Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference in this joint proxy statement/prospectus. See “Documents Incorporated by Reference” for more information.

Interests of Cavium Directors and Executive Officers in the Merger

When considering the recommendation of the Cavium board of directors that Cavium shareholders vote in favor of adopting the Merger Agreement, Cavium shareholders should be aware that the executive officers and directors of Cavium have interests in the Merger that are different from, or in addition to, their interests as Cavium shareholders and the interests of shareholders of Cavium generally. The Cavium board of directors was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in reaching its decision to approve the Merger Agreement.

Consideration Payable for Outstanding Cavium Common Stock Pursuant to the Merger

If the proposal to adopt the Merger Agreement is approved, the shares of Cavium common stock held by Cavium’s directors and executive officers will be treated in the same manner as outstanding shares of Cavium common stock held by all other shareholders. The following table sets forth (i) the number of shares of Cavium common stock owned as of January 19, 2018 by each of Cavium’s executive officers and directors and (ii) the number of Marvell common shares and the aggregate Per Share Cash Amount that each executive officer and director would receive for such shares of Cavium common stock if the closing date of the Merger occurred on such date.

Name	Number of Shares of Cavium Common Stock Owned	Share Consideration Payable in Marvell Common Shares	Cash Consideration Payable in Respect of Shares of Cavium Common Stock
Named Executive Officers
Syed B. Ali	1,726,075	3,755,421	$69,043,008
M. Raghib Hussain	245,442	534,008	$9,817,684
Arthur D. Chadwick	—	—	$—
Anil K. Jain	45,074	98,067	$1,802,971
Vincent P. Pangrazio	7,663	16,752	$306,529
Non-Employee Directors
Brad Buss	7,700	16,752	$308,020
Edward H. Frank	5,200	11,313	$208,014
Sanjay Mehrotra	69,208	150,575	$2,768,339
Madhav V. Rajan	26,208	57,020	$1,048,336
Anthony Thornley	5,208	11,331	$208,321

Effect of the Merger Agreement on Cavium’s Equity Awards

Treatment of Stock Options Held by Cavium Executive Officers and Directors.

As described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Stock Options,” the Merger Agreement provides that at the Effective Time, each outstanding Cavium stock option, whether vested or unvested (“Cavium Option”) to purchase shares of Cavium common stock, other than Cavium Options held by non-employee directors who will not serve on Marvell’s board of directors following the Effective Time, will be assumed by Marvell and converted into an option to purchase Marvell common shares (a “Converted Option”), in accordance with the methodology described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Stock Options.” The chart below shows the number of shares underlying vested and unvested options held by each executive officer which would become Converted Options, as of and assuming the closing date of the Merger occurred on January 19, 2018.

Name	Number of Shares Underlying Unvested Cavium Options to be converted into Marvell Options	Number of Shares Underlying Vested Cavium Options to be Converted into Marvell Options
Named Executive Officers
Syed B. Ali	83,783	478,649
M. Raghib Hussain	51,619	61,210
Arthur D. Chadwick	34,050	108,830
Anil K. Jain	27,444	43,044
Vincent P. Pangrazio	21,026	30,553

As described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Stock Options,” the Merger Agreement provides that at the Effective Time, each outstanding and vested Cavium option held by a non-employee member of Cavium’s board of directors who will not serve on Marvell’s board of directors following the Effective Time (a “Director Option”), including those Director Options that become vested by their terms immediately prior to or as of the Effective Time, will be canceled and the director will be entitled to receive a cash payment, determined in accordance with the methodology described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Stock Options.” The table below sets forth, as of and assuming the closing date of the Merger occurred on January 19, 2018, the Director Options held by each of Cavium’s non-employee directors and the cash payment each director would receive upon such date based on the above formulation and assuming all Director Options held by the non-employee directors will become vested by their terms immediately prior to the Effective Time. The unvested stock options held by non-employee members of Cavium’s board of directors who will not serve on Marvell’s board of directors will by their terms become vested immediately prior to or as of the Effective Time.

Name	Number of Shares Underlying Director Options	Estimated Cash Payment of in Respect of Director Options
Non-Employee Directors
Brad Buss	0	$0
Edward H. Frank	0	$0
Sanjay Mehrotra	39,500	$1,975,255
Madhav V. Rajan	31,000	$1,408,720
Anthony S. Thornley	39,500	$1,975,255

Treatment of Restricted Stock Units Held by Executives and Directors

As described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Restricted Stock Units,” the Merger Agreement provides that at the Effective Time, each Cavium RSU that is outstanding and unvested, other than restricted stock units held by non-employee directors, will be converted into a Converted RSU, in accordance with the methodology described below in “The Merger Agreement—Treatment of Cavium Equity

Awards—Restricted Stock Units.” The table below sets forth, as of and assuming the closing date of the Merger occurred on January 19, 2018, the number of Cavium RSUs held by each executive officer that will be subject to such conversion.

Name	Number of Unvested Cavium RSUs
Named Executive Officers
Syed B. Ali	137,584
M. Raghib Hussain	116,760
Arthur D. Chadwick	78,075
Anil K. Jain	63,443
Vincent P. Pangrazio	49,992

As described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Restricted Stock Units,” the Merger Agreement provides that at the Effective Time, each outstanding and vested Cavium RSU and each Cavium RSU held by a non-employee director, whether vested or unvested, will be canceled and extinguished in exchange for both a cash payment and Marvell common shares, each determined in accordance with the methodology described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Restricted Stock Units.” There were no vested RSUs held by any executive officer as of January 19, 2018. The table below sets forth, as of and assuming the closing date of the Merger occurred on January 19, 2018, the Cavium RSUs held by each of Cavium’s non-employee directors and the cash payment and number of Marvell common shares each director would receive upon such date based on the above formulation in exchange for the cancellation of their Cavium RSUs.

Name	Number of Cavium RSUs held by Director	Estimated Cash Payment of in Respect of Cavium RSUs	Number of Marvell Common Shares Payable in Respect of Cavium RSUs
Non-Employee Directors
Brad Buss	3,803	$152,124	$8,274
Edward H. Frank	3,803	$152,124	$8,274
Sanjay Mehrotra	3,803	$152,124	$8,274
Madhav V. Rajan	3,803	$152,124	$8,274
Anthony S. Thornley	3,803	$152,124	$8,274

Treatment of Performance Restricted Stock Units Held by Executives

As described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Performance-Based Restricted Stock Units,” the Merger Agreement provides that at the Effective Time, each outstanding and unvested Cavium PRSU will be assumed and converted into Converted PRSU with the vesting schedule applicable to such Converted PRSU based on the vesting date set forth in the award agreement applicable to such Cavium PRSU prior to the Effective Time, but subject only to the continued service of the grantee with Cavium, Marvell or any of their respective affiliates through the applicable vesting date and with the number of Marvell common shares subject to the Converted PRSUs determined in accordance with the methodology described below in “The Merger Agreement—Treatment of Cavium Equity Awards—Performance-Based Restricted Stock Units.” The table below sets forth, as of and assuming the closing date of the Merger occurred on January 19, 2018, the target number of Cavium PRSUs held by each executive officer, which will be subject to such conversion.

Name	Target Number of Cavium PRSUs
Named Executive Officers
Syed B. Ali	172,406
M. Raghib Hussain	20,294
Arthur D. Chadwick	14,487
Anil K. Jain	11,139
Vincent P. Pangrazio	8,331

Potential Severance Payments and Benefits to Executive Officers

Cavium has entered into employment agreements or offer letters with each of its executive officers, which, among other things, specify the severance payments and/or benefits to be provided upon termination of employment in certain circumstances. Under the terms of Mr. Ali’s employment agreement with Cavium, if Cavium terminates Mr. Ali’s employment without cause (as defined in his employment agreement) or Mr. Ali is constructively terminated (as defined in his employment agreement), Mr. Ali will be entitled to receive $14,583 (less applicable withholding taxes) per month for a period of 12 months and, if terminated without cause, will also receive reimbursement for health care continuation coverage for the same period, subject to his execution of a release of claims and subject to potential reduction if he secures employment (or its equivalent) during such 12-month period.

Under Cavium’s amended and restated offer letter agreement with Mr. Hussain, if his employment is terminated without cause (as defined in his offer letter) or Mr. Hussain resigns for good reason (as defined in his offer letter), subject to his execution of a release of claims, Mr. Hussain will be entitled to receive a lump sum payment equal to 12 months of his base salary and payment of his COBRA premiums for up to 12 months, subject to reduction if Mr. Hussain obtains health benefits from a subsequent employer or ceases to be eligible for COBRA coverage.

Under the terms of Mr. Jain’s offer letter agreement with Cavium, if Cavium terminates his employment for any reason, Mr. Jain is entitled to receive his salary as well as benefits for three months after such termination.

Cavium’s offer letter agreement with Mr. Pangrazio provides that if Cavium terminates Mr. Pangrazio’s employment without cause (as defined in his offer letter) or Mr. Pangrazio resigns for good reason (as defined in his offer letter), two-thirds of his unvested stock options and restricted stock units will become vested and Mr. Pangrazio will receive a lump sum payment equal to six months of his base salary plus half of his target annual cash bonus (if applicable) and payment of COBRA premiums for six months (subject to reduction if Mr. Pangrazio obtains comparable health benefits from a subsequent employer); provided that if such qualifying termination of employment occurs within three months prior to or 12 months following a change in control (as defined in his offer letter agreement), which would include the Merger, or Mr. Pangrazio is not offered a similar position of responsibility within the surviving or continuing entity within three months following the change in control, Mr. Pangrazio’s unvested stock options and restricted stock units will vest in full. Under his offer letter agreement, in the event of a change in control, Mr. Pangrazio also has agreed to assist Cavium with the transition following a change in control for up to three months.

Under an offer letter agreement between Mr. Chadwick and Cavium, in the event his employment is terminated by Cavium other than for cause (as such term is defined in his offer letter agreement) or Mr. Chadwick terminates his employment for good reason (as such term is defined in his offer letter agreement), 50% of his stock options and stock awards will vest upon such termination; provided that, if such termination occurs within three months prior to or 12 months following a change in control (as defined in his offer letter agreement), which would include the Merger, or Mr. Chadwick is not offered the position of chief financial officer of the surviving or continuing entity within three months following the change in control, then Mr. Chadwick’s stock options and stock awards will vest in full. Under his offer letter agreement, in the event of a change in control, Mr. Chadwick also has agreed to assist Cavium with the transition following a change in control for up to six months.

Terms of Equity Awards Held by Executive Officers

Under the terms of the applicable equity award agreements that Cavium has entered into with its executive officers, the executive officers are entitled to acceleration of their awards upon a qualifying termination of employment in connection with a change in control, or, in the case of certain performance based awards, may be entitled to single trigger acceleration, followed by double trigger acceleration for the remainder of the performance period. Under the terms of the equity awards granted to Cavium’s executive officers in February

2014, February 2015 and February 2016, 100% of the options and restricted stock units granted to Messrs. Ali, Hussain, Chadwick, Jain, and Pangrazio will immediately vest if the executive’s employment is terminated by Cavium without cause (as defined in the award agreement) or the executive resigns for good reason (as defined in the award agreement) within 12 months following the change in control (as defined in the award agreement), which would include the Merger, or, with respect to those awards granted in February 2015 and February 2016, within three months prior to or 12 months following a change in control.

Under the terms of the options granted to Cavium’s executive officers in February 2017 and restricted stock units granted to Messrs. Hussain, Chadwick, Jain, and Pangrazio in February 2017 and in January 2018, 100% of the awards will immediately vest if the executive’s employment is terminated by Cavium without cause (as defined in the award agreement) or the executive resigns for good reason (as defined in the award agreement) within three months prior to or 12 months following a change in control (as defined in the award agreement), which would include the Merger. Under the terms of the PRSUs granted to each of Cavium’s executive officers in 2017 and 2018, which become earned based on a non-GAAP EPS performance target, if a change of control (as defined in the award agreement), which would include the Merger, occurs on or prior to January 31, 2018 (January 31, 2019 for the awards granted in January 2018), then 50% of the target number of PRSUs will be delivered on January 31, 2018 (January 31, 2019 for the awards granted in January 2018), and the remaining 50% of the target number of PRSUs will be delivered on January 31, 2019 (January 31, 2020 for the awards granted in January 2018), subject to the executive’s continuous service through such date. If following such change of control and on or prior to January 31, 2019 (January 31, 2020 for the awards granted in January 2018) either (i) the executives employment with Cavium is terminated without cause (as defined in the award agreement) or (ii) the executive resigns for good reason (as defined in the award agreement), then the target number of PRSUs (less any shares previously delivered) will be delivered on the date of such termination or resignation.

Under the terms of Mr. Ali’s PRSUs granted in 2015 with a two-year revenue target, in the event there is a change of control (as defined in the award agreement), which would include the Merger, on or prior to January 31, 2017, then two-thirds of the target shares will be delivered on January 31, 2017, and an additional one-third of the target shares will be delivered on January 31, 2018, subject to Mr. Ali’s continuous service through such date. If following such change of control and on or prior to January 31, 2018 either (i) Mr. Ali’s employment with Cavium is terminated without cause (as defined in the stock award agreement) or (ii) Mr. Ali resigns for good reason (as defined in the stock award agreement), then the PRSUs will vest at the target level on the date of such termination or resignation.

In addition, the terms of Mr. Ali’s PRSUs granted in 2015 with a stock price contingent performance target, provide that in the event a change in control (as defined in the award agreement), which would include the Merger, occurs on or prior to January 31, 2019 and (i) neither of the stock price contingent criteria are achieved prior to such change of control, and (ii) following such change of control (but in any case on or prior to January 31, 2019), either (x) Mr. Ali’s employment with Cavium is terminated without cause (as defined in the award agreement) or (y) Mr. Ali resigns for good reason (as defined in the award agreement), the PRSUs will vest at the target level on the date of such termination or resignation.

The terms of Mr. Ali’s TSR-based PRSUs granted in February 2016 provide that in the event that a change in control (as defined in the award agreement), which would include the Merger, occurs on or prior to February 11, 2019, then the performance period will be deemed to end upon the completion of the change of control and a pro rata portion of the shares subject to the PRSU award will vest upon such change of control. The remaining unvested shares subject to the PRSU award will vest in equal annual installments during the performance period; provided, however, if following such change of control and on or prior to February 12, 2019 either (i) Mr. Ali’s employment with Cavium is terminated without cause (as defined in the award agreement) or (ii) Mr. Ali resigns for good reason (as defined in the award agreement), the PRSUs will vest at target on the date of such termination or resignation.

The terms of the TSR-based PRSUs granted to Mr. Ali in February 2017 and in January 2018 provide that in the event that a change in control (as defined in the award agreement), which would include the Merger, occurs on or prior to February 10, 2020 (February 10, 2021 for the awards granted to Mr. Ali in January 2018), then the performance period will be deemed to end upon the completion of the change of control and the number of PRSUs that vest will be determined based on a comparison of the Cavium TSR to the S&P Semiconductor Select Industry Index TSR for the 30 trading days prior to the first date of the performance period and the 30 trading days immediately prior to the change in control (the “Change in Control RSUs”). A pro rata portion of the shares subject to the Change in Control RSUs will vest upon such change of control. The remaining unvested shares subject to the Change in Control RSUs will vest in equal annual installments during the performance period. If, following such change of control and on or prior to February 10, 2020 (or February 10, 2021 for the awards granted to Mr. Ali in January 2018), either (i) Mr. Ali’s employment with Cavium is terminated without cause (as defined in the award agreement) or (ii) Mr. Ali resigns for good reason (as defined in the award agreement), then any remaining unvested PRSUs will vest on the date of such termination or resignation.

Retention Bonus

Cavium entered into retention bonus agreements with each of its executive officers, pursuant to which each executive will receive a lump sum payment (“Retention Bonus”) equal to six months of the executive’s base salary, as in effect as of November 19, 2017, following the Closing Date (such payment date, if any, the “Payment Date”). To receive the Retention Bonus, the executive must remain employed through the Payment Date, provided that if his employment is terminated without cause (as defined in the retention bonus agreements) prior to the Closing Date, then the executive will receive the Retention Bonus on the 60th day following his termination of employment.

Post-Closing Marvell Board

Under the Merger Agreement, Marvell has agreed to take all necessary corporate actions prior to the Effective Time such that the Chairman and two other members of the Cavium board of directors to be designated by Marvell will become members of the Marvell board of directors at the Effective Time.

Executive Officer Arrangements Following the Transactions

In connection with the execution of the Merger Agreement, two of Cavium’s named executive officers entered into offer letter agreements with Marvell regarding their continued service with Marvell’s U.S. operating subsidiary after the Effective Time, which are contingent on the consummation of the Merger.

Offer Letter Agreement with Mr. Hussain

The agreement with Marvell provides that Mr. Hussain will serve as an officer of Marvell Semiconductor, Inc., contingent on the completion of the Merger. He will receive an annual base salary of $450,000, will be eligible for an annual target bonus of 75% of annual base salary and will be recommended to Marvell’s Executive Compensation Committee for initial equity awards with a total value of $3,500,000. In addition, in exchange for agreeing that, for a period of 18 months following the completion of the Merger, the changes to his compensation, duties, authority or responsibilities as set forth in the offer letter will not form the basis for a resignation for good reason or constitute a termination of employment under his outstanding Cavium equity awards, Mr. Hussain is permitted to elect to cause up to one half of the unvested amount of each of his Cavium equity awards that are outstanding as of the Effective Time to vest at or after the Effective Time, without the need for any termination of Mr. Hussain’s employment. Mr. Hussain will also be eligible to participate in Marvell’s Change in Control Severance Plan (“CIC Plan”) at the Tier 2 level, which provides the following benefits in connection with an Involuntary Termination (as defined in the CIC Plan) within 18 months following a change in control of Marvell: (i) lump sum payment equal to 18 months of annual base salary; (ii) 150% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; (iii) acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); and (iv) reimbursement of 18 months of continued health coverage. Receipt of benefits under the CIC Plan is conditioned on the execution and non-revocation of a separation and release of claims in a form satisfactory to Marvell.

Offer Letter Agreement with Mr. Jain

The agreement with Marvell provides that Mr. Jain will serve as an officer of Marvell Semiconductor, Inc., contingent on the completion of the Merger. He will receive an annual base salary of $400,000, will be eligible for an annual target bonus of 75% of annual base salary and will be recommended to Marvell’s Executive Compensation Committee for initial equity awards with a total value of $1,614,000. In addition, in exchange for agreeing that, for a period of 18 months following the completion of the Merger, the changes to his compensation, duties, authority or responsibilities as set forth in the offer letter will not form the basis for a resignation for good reason or constitute a termination of employment under his outstanding Cavium equity awards, Mr. Jain is permitted to (a) elect to cause up to one half of the unvested amount of each of his Cavium equity awards that are outstanding as of the Effective Time to vest upon the Effective Time, without the need for any termination of Mr. Jain’s employment, and (b) between the end of the 18-month period following the Effective Time and second anniversary of the Effective Time, elect to cause any then-outstanding and unvested Cavium equity awards to vest, without the need for any termination of Mr. Jain’s employment. Mr. Jain will also be eligible to participate in the CIC Plan at the Tier 2 level, which provides the following benefits in connection with an Involuntary Termination (as defined in the CIC Plan) within 18 months following a change in control of Marvell: (i) lump sum payment equal to 18 months of annual base salary; (ii) 150% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; (iii) acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); and (iv) reimbursement of 18 months of continued health coverage. Receipt of benefits under the CIC Plan is conditioned on the execution and non-revocation of a separation and release of claims in a form satisfactory to Marvell.

Restrictive Covenant Agreements

On November 20, 2017, Marvell entered into non-competition and non-solicitation agreements with Messrs. Ali, Jain and Hussain, in their capacity as substantial security holders of Cavium. Such agreements contain non-competition and non-solicitation restrictive covenants in favor of Marvell that become effective upon the consummation of the Merger and, in the case of Messrs. Jain and Hussain, terminate in the event the executive is terminated without cause.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Cavium’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on or otherwise relates to the Merger. For additional details regarding the terms of the payments described below, see the section entitled “The Merger—Interests of Cavium Directors and Executive Officers in the Merger” beginning on page 122.

The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions that the closing date of the Merger occurred on January 19, 2018 and that each named executive officer experienced a qualifying termination of employment on such closing date. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Quantification of Potential Payments and Benefits to

Named Executive Officers in Connection with the Merger

Name	Cash ($) (1)	Equity ($) (2)	Total ($)
Syed B. Ali	$250,000	$28,863,903	$29,113,903
M. Raghib Hussain	$225,000	$13,541,331	$13,766,331
Arthur D. Chadwick	$187,500	$9,100,811	$9,288,311
Anil K. Jain	$187,500	$7,349,529	$7,537,029
Vincent P. Pangrazio	$142,500	$5,738,791	$5,881,291

(1)	Cash. Represents the retention bonus payments that may become payable to the named executive officers under their retention bonus agreements, as described above under the section entitled “The Merger—Interests of Cavium Directors and Executive Officers.” These amounts are “single trigger” payments (that is, they are generally triggered by a change in control and not conditioned upon the executive officer’s termination or resignation).
(2)	Equity. Represents the value of the accelerated vesting of Cavium Options, Cavium RSUs and Cavium PRSUs (less exercise prices, as applicable), which accelerated vesting generally is a “double-trigger” (that is, they are payable upon a qualifying termination that occurs within a specified period following, and in some cases prior to, a change in control), based on the assumptions described above, provided that certain portions of the named executive officers’ PRSUs are subject to single trigger vesting as described in the section entitled “The Merger—Interests of Cavium Directors and Executive Officers in the Merger” beginning on page 122. The value of each such accelerated Cavium Option, Cavium RSU and Cavium PRSU is calculated at a per share value of $87.95, which was Cavium’s average closing market price over the first five business days following the first public announcement of the Merger, as required by Item 402(t) of Regulation S-K, reduced by the applicable exercise price with respect to Cavium Options. Based on such per share formula, the value of the PRSUs that would vest on a single-trigger basis is $3,241,757 for Mr. Ali, $892,449 for Mr. Hussain, $637,081 for Mr. Chadwick, $489,849 for Mr. Jain, and $366,365 for Mr. Pangrazio based on such per share formula and for Mr. Hussain and Mr. Jain, an additional $6,621,796 and $3,579,863 could vest, respectively, on a single-trigger basis with respect to their Cavium Options and Cavium RSUs pursuant to the terms of their offer letters with Marvell, as described under the section entitled “The Merger—Interests of Cavium Directors and Executive Officers in the Merger,” beginning on page 122. The remainder of the amounts for each executive vest on a double-trigger basis.

Name	Value of Cavium Stock Option Payments	Value of Cavium RSU Payments	Value of All PRSUs
Syed B. Ali	$2,418,496	$12,100,788	$14,344,620
M. Raghib Hussain	$1,487,158	$10,269,276	$1,784,898
Arthur D. Chadwick	$959,798	$6,866,853	$1,274,161
Anil K. Jain	$789,893	$5,579,939	$979,698
Vincent P. Pangrazio	$609,167	$4,396,897	$732,729

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, Syed B. Ali, Co-Founder, Chief Executive Officer and Chairman of the board of directors of Cavium, entered into a voting agreement with

Marvell (the “Ali Voting Agreement”) with respect to all shares of Cavium common stock beneficially owned by him, and any additional shares of Cavium common stock and any other voting securities of Cavium of which he acquires record and/or beneficial ownership of after the date of the Ali Voting Agreement (the “Ali Voting Agreement Shares”). As of the date of the Ali Voting Agreement, Mr. Ali beneficially owned 1,813,333 shares of Cavium common stock (approximately 2.62% of Cavium’s total issued and outstanding shares). Pursuant to the Ali Voting Agreement, Mr. Ali has agreed, unless otherwise directed in writing by Marvell, to vote all of the Ali Voting Agreement Shares (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (ii) any action in furtherance of any of the foregoing; (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Cavium in the Merger Agreement; and (c) against any action, agreement, proposal or transaction involving Cavium or any of its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Ali Voting Agreement. Under the Ali Voting Agreement, Mr. Ali has granted to Marvell (and its designees) an irrevocable proxy to vote the Ali Voting Agreement Shares as provided above.

By its terms, the Ali Voting Agreement, including the irrevocable proxy granted thereunder, will terminate upon the earliest of: (a) the date upon which the Merger Agreement is validly terminated; (b) the date upon which the Merger becomes effective; (c) the date of any amendment, modification or supplement to the Merger Agreement, in each such case if such amendment, modification or supplement materially and adversely affects the economic interests or share ownership of Cavium’s shareholders; (d) the date upon which Marvell and Mr. Ali agree to terminate the Ali Voting Agreement in writing; (e) the date upon which the Marvell board of directors makes a Marvell Adverse Recommendation Change (as defined below in “The Merger Agreement—Shareholder Meetings; No Change in Board Recommendation”); (f) the date upon which the Cavium board of directors makes a Cavium Adverse Recommendation Change (as defined below in “The Merger Agreement—Shareholder Meetings; No Change in Board Recommendation”); and (g) the date of any Marvell Triggering Event (as defined below in “The Merger Agreement—Termination of the Merger Agreement”).

Separately, concurrently with the execution and delivery of the Merger Agreement, the Starboard Shareholders entered into a voting agreement with Cavium (the “Starboard Voting Agreement”) with respect to all Marvell common shares beneficially owned by them, and any additional Marvell common shares and any other voting securities of Marvell which they acquire record and/or beneficial ownership of after the date of the Starboard Voting Agreement (the “Starboard Voting Agreement Shares”). As of the date of the Starboard Voting Agreement, the Starboard Shareholders beneficially owned approximately 6.9% of Marvell’s total issued shares. Pursuant to the Starboard Voting Agreement, the Starboard Shareholders have agreed, unless otherwise directed in writing by Cavium, to vote all of the Starboard Voting Agreement Shares (a) in favor of the Marvell Share Issuance and in favor of any action in furtherance of the Marvell Share Issuance; (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Marvell in the Merger Agreement; and (c) against any action, agreement, proposal or transaction involving Marvell or any of its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Marvell Share Issuance or any of the other transactions contemplated by the Merger Agreement or the Starboard Voting Agreement. Under the Starboard Voting Agreement, the Starboard Shareholders have granted to Cavium (and its designees) an irrevocable proxy to vote the Starboard Voting Agreement Shares as provided above.

By its terms, the Starboard Voting Agreement, including the irrevocable proxy granted thereunder, will terminate upon the earliest of: (a) the date upon which the Merger Agreement is validly terminated; (b) the date upon which the Merger becomes effective; (c) the date of any amendment, modification or supplement to the Merger Agreement, in each such case if such amendment, modification or supplement materially and adversely affects the economic interests or share ownership of Marvell’s shareholders; (d) the date upon which Cavium and the Starboard Shareholders agree to terminate the Starboard Voting Agreement in writing; (e) the date upon which the Marvell board of directors makes a Marvell Adverse Recommendation Change; (f) the date upon which the

Cavium board of directors makes a Cavium Adverse Recommendation Change; and (g) the date of any Cavium Triggering Event (as defined below in “The Merger Agreement—Termination of the Merger Agreement”).

Indemnification of Directors and Officers

Marvell Indemnification

Marvell was formed under the laws of Bermuda. Set forth below is a description of certain provisions of the Companies Act, Marvell’s Memorandum of Association, and Marvell’s Bye-laws, as such provisions relate to the indemnification of Marvell’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the Companies Act, Marvell’s Memorandum of Association, and Marvell’s Bye-laws, which are incorporated herein by reference.

The Companies Act permits Marvell to indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to Marvell other than in respect of his or her own fraud or dishonesty.

The Bye-laws provide that every director, officer, committee member and any resident representative of Marvell be indemnified and secured harmless out of the assets of Marvell from and against all actions, costs, charges, losses, damages or expenses incurred or sustained in such capacity, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them subject to limitations imposed in the Companies Act and provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty.

Section 32 of the Bye-laws stipulates that each shareholder and Marvell agree to waive any claim or right of action against any director, officer or committee member, in respect of any failure to act or any action taken by such director, officer or committee member in the performance of his or her duties with or for Marvell. The waiver does not extend to claims arising under United States federal securities laws or any claims, rights of action arising from the fraud of the director, officer, committee member or to recover any gain, personal profit or advantage to which such individual is not legally entitled.

Cavium Indemnification

Cavium is a corporation organized under the laws of the State of Delaware. Set forth below is a description of certain provisions of the DGCL, Cavium’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Cavium’s Amended and Restated Bylaws (the “Bylaws”), as such provisions relate to the indemnification of Cavium’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the DGCL, Cavium’s Certificate of Incorporation, and Cavium’s Bylaws, which are incorporated herein by reference.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. In accordance with Section 145 of the DGCL, Article VI, Section B of Cavium’s Certificate of Incorporation authorizes Cavium to indemnify its agents (as defined in Section 317 of the California General Corporation Law (“CGCL”)) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject at any time or times the corporation is subject to Section 2115(b) to the limits on such excess indemnification set forth in Section 204 of the CGCL. Article VI, Section A of Cavium’s Certificate of Incorporation provides that Cavium’s directors will not be personally liable to Cavium or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Cavium or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Cavium has entered into indemnification agreements with its executive officers and directors which require Cavium, among other things, to (i) indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Cavium, and otherwise to the fullest extent permitted under Delaware law and Cavium’s Bylaws and (ii) advance expenses the officer or director may be required to pay in such actions or proceedings.

Pursuant to the terms of the Merger Agreement, all indemnification rights existing in favor of the directors and officers of Cavium and its subsidiaries for their acts and omissions occurring prior to the Effective Time, as set forth in Cavium and its subsidiaries’ respective organizational documents and as provided in any indemnification agreements between Cavium or its subsidiaries, on the one hand, and their respective directors and officers, on the other hand, will survive the Merger and will remain in effect for a period of six years from the Effective Time to the fullest extent such indemnification rights are available under and consistent with Delaware law.

In addition, the Merger Agreement provides that, for a period of six years from the Effective Time, the Surviving Corporation (as defined below in “The Merger Agreement—The Merger”) will maintain in effect, for the benefit of the directors and officers of Cavium and its subsidiaries and with respect to such directors’ and officers’ acts and omissions made in such capacity prior to the Effective Time, the existing directors’ and officers’ liability insurance policy maintained by Cavium as of November 19, 2017, to the extent that such insurance coverage is available on commercially reasonable terms, or a substitute policy or policies of comparable coverage is or are available. The Merger Agreement also provides that, notwithstanding the foregoing, the Surviving Corporation will not be required to pay an annual premium for the existing (or any substitute) directors’ and officers’ liability insurance policy in excess of 250% of the annual premium currently paid by Cavium for such policy (the “Maximum Premium”). The Merger Agreement further provides that, if any future annual premiums for the existing (or any substitute) directors’ and officers’ insurance policy exceeds Maximum Premium, the Surviving Corporation will be entitled to reduce the amount of coverage of the existing (or any substitute) directors’ and officers’ insurance policy to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

Under the terms of the Merger Agreement, prior to the Effective Time, Cavium may purchase a pre-paid, non-cancellable “tail” policy on the existing directors’ and officers’ insurance policy on terms and conditions no less favorable than its existing directors’ and officers’ insurance policy for a claims reporting or discovery period of six years from the Effective Time; provided, however, that Cavium may not expend an amount for such “tail” policy that exceeds the Maximum Premium without Marvell’s prior written consent. The Merger Agreement provides that, if Cavium purchases such “tail” policy, the Surviving Corporation will, and Marvell will cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue its obligations thereunder, instead of the obligations of the Surviving Corporation to maintain Cavium’s existing policy of directors’ and officers’ liability insurance or any substitute for such policy.

Regulatory Approvals Required for the Merger

The completion of the Merger is subject to compliance with the HSR Act. Marvell and Cavium filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on December 27, 2017.

The completion of the Merger is also subject to compliance with applicable foreign antitrust laws. Under the Merger Agreement, the parties have agreed to provide applicable notifications under the antitrust laws of the People’s Republic of China and Poland.

Under the Merger Agreement, each of Marvell and Cavium has agreed to use reasonable best efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary to complete the Merger and make effective the other transactions contemplated by the Merger Agreement, including obtaining CFIUS Approval and MOFCOM approval. See “The Merger Agreement—Efforts to Complete the Merger” and “The Merger Agreement—Conditions to Completion of the Merger” for more information.

For purposes of the Merger Agreement, “CFIUS Approval” will be deemed to have been obtained if: (a) CFIUS has concluded that none of the transactions contemplated by the Merger Agreement is a “covered transaction” subject to review under the Defense Production Act of 1950, as amended (and all rules and regulations thereunder) (the “DPA”); (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by the Merger Agreement, and has concluded all action under the DPA; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Merger Agreement or (ii) the President has not taken any formal written action within 15 days after the date on which the President received such report from CFIUS; provided, however, that if the written notice described in clause “(b)” above requires or contemplates that Marvell or any of its affiliates take or agree to take, or will take or agree to take, any actions that would, individually or in the aggregate, reasonably be expected to constitute a Burdensome Condition (other than a Burdensome Condition to which Marvell had previously agreed in writing), then the issuance of such written notice will not constitute CFIUS Approval.

Litigation Related to the Merger

Five putative class actions challenging the Merger have been filed on behalf of Cavium shareholders. Four of the complaints were filed in the United States District Court for the Northern District of California. On January 2, 2018, a putative class action was filed by Scott Fineberg (Fineberg v. Cavium et al.). On January 8, 2018, a putative class action was filed by Tammy Raul (Raul v. Cavium et al.). Also on January 8, 2018, a putative class action was filed by Shiva Stein (Stein v. Cavium et al.). Finally, on January 12, 2018, a putative class action was filed by Jordan Rosenblatt (Rosenblatt v. Cavium et al.).

These four complaints assert claims for violation of Section 14(a) of and Rule 14a-9 promulgated under the Exchange Act based on allegations that the registration statement on Form S-4 filed by Marvell with the SEC on December 21, 2017 omits material information. Two of the complaints are filed against Cavium and its directors; the other two complaints name those defendants as well as Marvell and Merger Sub. All complaints also assert control person claims under Section 20(a) of the Exchange Act against the Cavium board of directors.

On January 29, 2018, a fifth putative class action was filed by Paul Berger in the Superior Court of California for the County of Monterey (Berger v. Cavium et al.). The complaint in Berger v. Cavium, et al. alleges that Cavium’s directors breached their fiduciary duties in connection with the Marvell transaction and that the registration statement on Form S-4 filed by Marvell with the SEC on December 21, 2017 omits material information.

Marvell and Cavium believe the allegations and claims asserted in the five putative class actions are without merit.

Shareholders may file additional lawsuits challenging the Merger, which may name Cavium, Marvell, members of the boards of directors of either party, or others as defendants. No assurance can be made as to the outcome of such lawsuits or the lawsuits described above, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the completion of the Merger in the expected timeframe, or may prevent the Merger from being completed altogether.

Dividend Policy Following the Merger

The payment of dividends by Marvell after the Merger is subject to the determination of its board of directors. Decisions regarding whether or not to pay dividends and the amount of any dividends will be based on the judgment of the Marvell board of directors, compliance with the Companies Act, compliance with the Merger Agreement and with agreements governing Marvell’s indebtedness (including the Facilities (as defined below)), earnings, cash requirements, results of operations, cash flows and financial condition, developments in ongoing litigation, the best interests of Marvell and its shareholders, and other factors that the Marvell board of directors may consider important. While Marvell anticipates that it would continue to pay dividends, Marvell can make no assurances that this will be the case.

No Financing Condition; Financing

Marvell’s obligation to complete the Merger is not subject to a financing condition. Marvell anticipates that it will need approximately $3.4 billion in order to pay Cavium’s shareholders the cash portion of the Merger Consideration under the Merger Agreement, to refinance certain existing indebtedness of Cavium and to pay related fees and expenses. Marvell has entered into a Debt Commitment Letter (as defined below in “The Merger Agreement—Financing Matters”) with the financial institutions party thereto (together, the “Initial Lenders”) to provide commitments for (a) a $900 million three-year term loan facility (the “Term Loan Facility”) and (b) an $850 million, 364-day bridge facility (the “Bridge Facility” and, together with the Term Loan Facility, the “Facilities”).

Subject to the terms and conditions of the Debt Commitment Letter, the Initial Lenders have committed to provide the full amount of the Term Loan Facility and the full amount of the Bridge Facility. The proceeds of the Term Loan Facility and the Bridge Facility (or permanent debt financing incurred in lieu of the Bridge Facility) will be used, together with cash on hand of Marvell and Cavium and/or other available financing resources, (a) to finance the cash portion of the Merger Consideration payable pursuant to the terms of the Merger Agreement, (b) to refinance certain existing indebtedness of Cavium and (c) to pay certain related transaction costs.

The Initial Lenders’ commitments under the Debt Commitment Letter include conditions typical for facilities of this kind, including a condition as to the execution and delivery of the definitive financing documentation for the Facilities by Marvell and certain of its subsidiaries.

In lieu of borrowing, in whole or in part, under the Bridge Facility, Marvell may incur permanent debt financing. In addition, in connection with the Merger, Marvell may obtain a revolving credit facility, borrowings under which will be used for general corporate purposes of Marvell and its subsidiaries. There can be no assurance, however, that Marvell will be able to obtain any such permanent debt financing or revolving credit facility.

Maturity

The Term Loan Facility will mature on the date that is three years after the date of funding under the Term Loan Facility. The Bridge Facility will mature on the date that is 364 days after the date of funding under the Bridge Facility. Neither the Term Loan Facility nor the Bridge Facility requires any scheduled amortization prior to the final maturity thereof.

Commitment Reductions and Prepayments

Voluntary reductions of the unutilized commitments with respect to the Facilities and prepayments of borrowings under the Facilities will be permitted at any time, in minimum principal amounts to be set forth in the definitive documentation for the Facilities, without premium or penalty.

Subject to certain exceptions and thresholds, the Bridge Facility will be required to be prepaid with (or, prior to the borrowing thereunder, commitments with respect to the Bridge Facility will be required to be reduced by the amount of) net cash proceeds of (a) non-ordinary course asset sales or other dispositions and (b) the issuance of certain equity securities or the incurrence of certain indebtedness. The Term Loan Facility does not require mandatory prepayments or commitment reductions.

Guarantees and Collateral

The Term Loan Facility and the Bridge Facility will be senior unsecured obligations of Marvell and certain of its subsidiaries that are required to become guarantors under the Facilities (the “Subsidiary Guarantors”), unless Marvell does not obtain an investment grade rating from at least two of S&P Global Ratings, a division of S&P, Moody’s and Fitch, in which case the obligations of Marvell and the Subsidiary Guarantors under the Facilities will be secured on a first-priority basis by substantially all of the assets of Marvell and the Subsidiary Guarantors, subject to certain exceptions.

Covenants and Events of Default

The Facilities will contain a number of negative covenants (to be applicable to Marvell and its subsidiaries) that, subject to certain exceptions, include limitations on, among other things:

•	indebtedness;

•	liens;

•	sale and leaseback transactions;

•	restrictive agreements;

•	mergers and other fundamental changes;

•	sales and other dispositions of assets (including subsidiary shares); and

•	if Marvell does not obtain an investment grade rating from at least two of S&P, Moody’s and Fitch, dividends and other restricted junior payments and acquisitions and other investments.

The Facilities will also contain a total leverage ratio financial covenant requiring that the ratio of consolidated total indebtedness of Marvell to consolidated EBITDA of Marvell does not exceed 3.00 to 1.00.

The Facilities will contain a number of customary events of default permitting, among other things, acceleration of the final maturity of the Facilities in the event of an occurrence thereof.

Listing of Marvell Common Shares and Delisting and Deregistration of Cavium Common Stock

Under the Merger Agreement, Marvell and Cavium have agreed to use their respective reasonable best efforts to take all actions required to be taken under the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder or any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance, exchange and listing of the Marvell common shares to be issued to Cavium shareholders in connection with the Merger. The authorization and approval for listing of such shares on NASDAQ, subject to official notice of issuance, is a condition to the obligation of each of Marvell, Merger Sub and Cavium to complete the Merger. The Marvell common shares to be issued in connection with the Merger will trade under the symbol “MRVL” and will be fully fungible with the Marvell common shares currently trading under that symbol.

Under the Merger Agreement, Cavium has agreed to, prior to the Effective Time, cooperate with Marvell and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable to enable Cavium common stock to be delisted from NASDAQ and deregistered under the Exchange Act as promptly as practicable after the Merger is completed. After such time, Cavium will no longer be a public company wand will no longer file periodic and other reports with the SEC.

Rights of Appraisal for Cavium Shareholders

Because Cavium is a Delaware corporation, under Section 262 of the DGCL, if you are a Cavium shareholder, you have the right to dissent from the Merger and to receive payment in cash for the “fair value” of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, but exclusive of any element of value arising from the accomplishment or expectation of the Merger, in lieu of the Merger Consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Cavium shareholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Cavium will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed properly and in a timely manner by a Cavium shareholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this joint proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. Moreover, due to the complexity of the procedures for exercising appraisal rights, shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “shareholder” are to the record holder of shares of Cavium common stock, unless otherwise indicated.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting where the Merger Agreement will be voted on that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This joint proxy statement/prospectus constitutes Cavium’s notice to Cavium shareholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of Section 262 of the DGCL is attached hereto as Annex E. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex E to this joint proxy statement/prospectus, since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions.

•	You must deliver to Cavium a written demand for appraisal of your shares before the vote with respect to the Merger Agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•

You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement in person at the Cavium special meeting or the submission of a proxy in favor of the Merger Agreement by mail, over the Internet or by telephone (that is not subsequently revoked), will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A submitted proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement.

Therefore, a Cavium shareholder who submits a proxy and who wishes to exercise and perfect appraisal rights must vote against the Merger Agreement, abstain from voting on the Merger Agreement or revoke any previously submitted proxy in favor of the Merger Agreement.

•	You must continue to hold your shares of common stock through the effective date of the Merger. Therefore, a Cavium shareholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Cavium common stock.

All demands for appraisal should be addressed to Cavium, Inc., 2315 N. First Street, San Jose, California 95131, Attn: General Counsel, and must be delivered before the vote on the Merger Agreement is taken at the Cavium special meeting and must be executed by, or on behalf of, the record holder of the shares of common stock, fully and correctly, as the shareholder’s name appears in the stock ledger. The demand must reasonably inform Cavium of the identity of the Cavium shareholder, and the intention of the Cavium shareholder to demand appraisal of his, her or its shares of common stock.

Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Cavium. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank, trust company or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners, and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in an account with a broker, bank, trust company or other nominee, and you wish to exercise appraisal rights, you are urged to consult with your broker, bank, trust company or other nominee to determine the appropriate procedures for making a demand for appraisal.

Within 10 days after the closing date of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each former Cavium shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the Merger Agreement. At any time within 60 days after the Effective Time of the Merger, any former Cavium shareholder who has demanded an appraisal and who has not commenced an appraisal proceeding or joined such a proceeding as a named party, will have the right to withdraw the demand for appraisal and to accept the cash payment specified by the Merger Agreement for his, her or its shares of common stock; after this 60-day period, the former Cavium shareholder may withdraw such demand for appraisal only with the written consent of the Surviving Corporation. Within 120 days after the closing date of the Merger, any former Cavium shareholder who has complied with Section 262 of the DGCL will, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Surviving Corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting former Cavium shareholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the closing date of the Merger, but not thereafter, either the Surviving Corporation or any former Cavium shareholder who has complied with the requirements of Section 262 of the DGCL, and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by Cavium shareholders who have complied with the requirements of Section 262 of the DGCL and who are otherwise entitled to appraisal rights. A person who was the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a former Cavium shareholder, service of a copy of such petition must be made upon Cavium, as the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition if there are dissenting former Cavium shareholders. Accordingly, the failure of a former Cavium shareholder to file such a petition within the period specified could nullify the former Cavium shareholder’s previously written demand for appraisal. There is no present intent on the part of Cavium to file an appraisal petition, and Cavium shareholders seeking to exercise appraisal rights should not assume that Cavium will file such a petition or that Cavium will initiate any negotiations with respect to the fair value of such shares. Accordingly, Cavium shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is timely filed by a former Cavium shareholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Cavium shareholders who have demanded an appraisal of their shares, and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice is made to dissenting former Cavium shareholders who demanded appraisal of their shares as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those former Cavium shareholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights thereunder. Under Delaware law, the Delaware Court of Chancery may require former shareholders who have demanded appraisal of their shares and who held stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any such former shareholder who held stock represented by certificates fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that former shareholder. The Delaware Court of Chancery shall dismiss the appraisal proceeding unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares of common stock exceeds $1 million.

After the Delaware Court of Chancery determines which former Cavium shareholders are entitled to appraisal of their shares of common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of common stock held by former Cavium shareholders who have complied with the requirements of Section 262 of the DGCL and who are otherwise entitled to appraisal rights, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each shareholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly, and will accrue at 5% over the Federal Reserve discount rate (including any surcharge), as established from time to time during the period between the closing date of the

Merger and the date of payment of the judgment. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the former Cavium shareholders entitled to receive the same (in the case of shares represented by certificates, payment will not be made until such certificates are surrendered to the Surviving Corporation). At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each former shareholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement if you did not seek appraisal of your shares. Investment banking opinions as to the fairness from a financial point of view of the Merger Consideration are not necessarily opinions as to fair value under Section 262 of the DGCL.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the former Cavium shareholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a former Cavium shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any former Cavium shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any former Cavium shareholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose, or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the former Cavium shareholder delivers a written withdrawal of his, her or its demand for appraisal, and an acceptance of the terms of the Merger within 60 days after the Effective Time (or thereafter with approval of the Surviving Corporation), then the right of that former Cavium shareholder to appraisal will cease and that former Cavium shareholder will be entitled to receive the cash payment for shares of his, her or its shares of common stock pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any former Cavium shareholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any former Cavium shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal, and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

In view of the complexity of Section 262 of the DGCL, Cavium shareholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

No Rights of Appraisal for Marvell Shareholders

Holders of Marvell common shares will not have any rights of appraisal as a result of the Merger.

Accounting Treatment

The Merger will be accounted for as a business combination using the acquisition method of accounting with Marvell as the accounting acquiror. Marvell’s shareholders immediately prior to the Effective Time will continue to own the majority of the Marvell common shares after the Effective Time.

Shareholder Rights Plan

Cavium has not adopted a shareholder rights plan. Pursuant to Marvell’s Bye-laws, Marvell’s board of directors has the right to adopt a shareholder rights plan, provided that any such plan adopted would have a term of less than 12 months following adoption of the plan or be submitted to Marvell’s shareholders for approval not more than 12 months following the adoption of the plan. Marvell’s board has not adopted a shareholder rights plan to date.

Anti-takeover Statute

A corporation can elect not to be governed by Section 203 of the DGCL, which generally protects publicly-traded Delaware corporations from hostile takeovers, and from actions following such takeover. Cavium’s board of directors has approved the Merger, thereby making Section 203 of the DGCL inapplicable to the pending Merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of (a) the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Cavium common stock who hold their stock as a “capital asset” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (generally, property held for investment) and (b) the material U.S. federal income tax consequences of the ownership and disposition of Marvell common shares by U.S. holders who receive Marvell common shares in connection with the Merger. The summary is based on the Code, the U.S. Treasury Regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Because holders of Marvell common shares will retain their Marvell common shares in the Merger, the Merger should have no tax consequences for such shareholders.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Cavium common stock or, after completion of the Merger, Marvell common shares that is an individual citizen or resident of the United States, a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” means a beneficial owner of Cavium common stock or, after completion of the Merger, Marvell common shares that is not a U.S. holder or a partnership.

This summary is not a complete description of all the tax consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of Cavium common stock or, after completion of the Merger, Marvell common shares who are subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. holders, S corporations, partnerships (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein or other pass-through entities and investors therein, financial institutions, brokers or dealers in securities, traders that elect to use a mark-to-market method of accounting, insurance companies, tax-exempt entities (including private foundations), governmental organizations, individual retirement or other tax-deferred accounts, real estate investment trusts, regulated investment companies, U.S. expatriates and former citizens or long-term residents of the United States, holders who acquired Cavium common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who will, after the Merger, own (actually or under applicable constructive ownership rules) 10% or more of the Marvell common shares, holders who hold Cavium common stock as part of a hedge, straddle or conversion transaction, and holders that have a functional currency other than the U.S. dollar). Also, this summary does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase Cavium common stock, or holders of debt instruments convertible into Cavium common stock. In addition, no information is provided with respect to the tax consequences of the Merger under the U.S. federal estate, gift, Medicare, alternative minimum tax and other non-income tax laws, or any applicable state, local, or foreign tax laws. This summary does not address the tax consequences of any transaction other than the Merger.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND, AFTER COMPLETION OF THE MERGER, THE OWNERSHIP AND DISPOSITION OF MARVELL COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders

The receipt of the Merger Consideration by U.S. holders in exchange for shares of Cavium common stock in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the Merger Consideration in exchange for shares of Cavium common stock in connection with the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the fair market value of the Marvell common shares as of the Effective Time plus the amount of cash received, and (2) the U.S. holder’s adjusted tax basis in such shares of Cavium common stock.

Such gain or loss will be capital gain or loss and, if a U.S. holder’s holding period in the shares of Cavium common stock surrendered in the Merger is greater than one year as of the closing date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Cavium common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Cavium common stock.

A U.S. holder’s aggregate tax basis in Marvell common shares received in the Merger will equal the fair market value of the shares as of the Effective Time of the Merger. The holding period of the Marvell common shares received in the Merger will begin on the day after the Merger.

Notwithstanding the above, in certain circumstances, the receipt of the cash portion of the Merger Consideration by U.S. holders of Cavium common stock that also actually or constructively own Marvell common shares may be subject to Section 304 of the Code if holders who own (including by attribution) 50% or more of the Cavium common stock before the Merger own (including by attribution), immediately after the Merger, 50% or more of the Marvell common shares. If Section 304 of the Code applies to the cash portion of the Merger Consideration, to the extent a U.S. holder would otherwise be treated for U.S. federal income tax purposes as selling Cavium common stock to Marvell for cash, such holder will instead be treated as receiving the cash consideration from Marvell in deemed redemption of Marvell common shares deemed issued to such holder. If such deemed redemption is not “substantially disproportionate” with respect to such U.S. holder or is “essentially equivalent to a dividend” under the tests set forth in Section 302 of the Code, then a U.S. holder generally would recognize dividend income up to the amount of the cash received to the extent of such U.S. holder’s allocable share of the applicable earnings and profits of Cavium and Marvell (or Marvell’s U.S. subsidiary if the U.S. subsidiary is treated as acquiring the Cavium common stock). In the event of such treatment, non-corporate U.S. holders may be eligible for a reduced rate of taxation on any deemed dividend arising under Section 304 of the Code, subject to exceptions for short-term and hedged positions, while corporate U.S. holders may be treated as receiving an “extraordinary dividend” within the meaning of Section 1059 of the Code. It is not certain whether Section 304 of the Code will apply to the Merger, because it is not certain whether shareholders who own (including by attribution) 50% or more of the Cavium common stock before the Merger will own (including by attribution) 50% or more of the Marvell common shares immediately after the Merger. In addition, if Section 304 of the Code applies to the Merger, because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of the constructive ownership rules, U.S. holders of Cavium common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Tax Consequences of Holding Marvell Common Shares to U.S. Holders

Taxation of Distributions from Marvell

Subject to the passive foreign investment company (“PFIC”) rules discussed below, distributions made by Marvell to a U.S. holder with respect to its common shares (including the amount of any taxes withheld therefrom) will generally be treated as dividends to the extent paid out of Marvell’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed Marvell’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Marvell common shares (and will reduce (but not below zero) the U.S. holder’s tax basis accordingly) and thereafter as capital gain from the sale or exchange of such common shares. See “The Merger—Taxation of Sale, Exchange or Other Taxable Disposition of Marvell Common Shares,” below. U.S. holders that are corporations will not be entitled to claim a dividends-received deduction with respect to distributions treated as dividends they receive from Marvell.

If (a) U.S. persons own 50% or more of the Marvell common shares, by vote or value, and (b) at least 10% of Marvell’s earnings and profits are attributable to sources within the United States, then, for purposes of computing a U.S. holder’s foreign tax credit limitation, a portion of any distributions treated as dividends paid with respect to Marvell common shares would be treated as derived from sources within the United States. Otherwise, any dividends paid by Marvell would be treated as foreign-source “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes. The rules governing foreign tax credits are complex and are not described completely herein. U.S. holders are encouraged to consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Distributions treated as dividends received from Marvell by a U.S. holder that is an individual, trust or estate (a “U.S. individual holder”) generally will be treated as “qualified dividend income,” which is currently taxable to such U.S. individual holder at preferential capital gain tax rates, provided that (i) Marvell is a “qualified foreign corporation”; (ii) Marvell is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see “—PFIC Status and Significant Tax Consequences” below); (iii) the U.S. individual holder has owned its Marvell common shares for more than 60 days during the 121-day period beginning 60 days before the date on which the common shares becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common shares); and (iv) the U.S. individual holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that Marvell common shares, which are listed on NASDAQ, will be readily tradable on an established securities market in the United States as a result of such listing. However, there can be no assurance that Marvell common shares will be considered readily tradable on an established securities market in later years. Any dividends paid on Marvell common shares that are not eligible for these preferential rates will generally be taxed as ordinary income to a U.S. individual holder.

Taxation on the Sale, Exchange or Other Taxable Disposition of Marvell Common Shares

Subject to the PFIC rules discussed below, upon the sale, exchange or other taxable disposition of a Marvell common share, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and such U.S. holder’s adjusted tax basis in the share. The U.S. holder’s adjusted tax basis in the common share generally will equal the fair market value of such share as of the Effective Time, reduced by any dividends treated as a tax-free return of capital as discussed above under “The Merger—Taxation of Distributions from Marvell.” Such gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder’s holding period for the Marvell common share exceeds one year on the date of the sale or disposition. Certain non-corporate U.S. holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. U.S. holders should consult their own tax advisors regarding the proper treatment of gain or loss in their particular circumstances.

PFIC Status and Significant Tax Consequences

The discussion above assumes that Marvell is not and will not become a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation is a PFIC for any taxable year in which either:

•	at least 75% of its gross income (including its proportionate share of the gross income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of such corporation’s stock) for such taxable year consists of certain types of passive income (e.g., dividends, interest, capital gains, royalties and the excess of gains over losses from sales of commodities); or

•	at least 50% of the value (based on an average of the quarterly values) of its assets (including its proportionate share of the assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of such corporation’s stock) is attributable to assets that produce, or are held for the production of, passive income.

Based on the nature of Marvell’s business, the projected composition of its income and the projected composition and estimated fair market values of its assets, Marvell does not believe it is a PFIC for its current taxable year, and it does not expect to become a PFIC in the future. However, because PFIC status is determined annually at the close of each taxable year and depends on the composition of a company’s income and assets and the fair market value of its assets, no assurance can be given that Marvell will not be a PFIC in the future.

If Marvell were a PFIC for any year in which a U.S. holder held Marvell common shares, certain adverse U.S. federal income tax consequences would apply to such U.S. holder, including a recharacterization of any capital gain recognized on a sale or other disposition of Marvell common shares as ordinary income, ineligibility for any preferential tax rate otherwise applicable to any “qualified dividend income,” a material increase in the amount of tax that such U.S. holder would owe and the possible imposition of interest charges, an imposition of tax earlier than would otherwise be imposed, and additional tax filing and reporting requirements. A U.S. holder owning shares in a PFIC might be able to avoid or mitigate the adverse tax consequences of PFIC status by making certain elections, including “qualified electing fund” or “mark-to-market” elections, if deemed appropriate based on guidance provided by its own tax advisor. In the event Marvell is deemed to be a PFIC, Marvell will provide its U.S. holders of Marvell common shares with the information necessary for such U.S. holders to make a “qualified electing fund” election.

The PFIC rules are very complex and are not described completely herein. U.S. holders are encouraged to consult their own tax advisors regarding the PFIC rules.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Cavium common stock in the Merger or payments made after the Merger with respect to any Marvell common shares a U.S. holder receives in the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S holder furnishes the required information to the Internal Revenue Service in a timely manner.

Tax Return Disclosure Requirement

Certain U.S. holders who hold “specified foreign financial assets” that exceed certain thresholds (the lowest being, with respect to certain individuals, holding specified foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year, or (2) $75,000 at any time during the tax year) are generally, subject to certain exceptions, required to report information relating to such assets. The definition of “specified foreign financial assets” includes stocks and securities issued by non-U.S. persons and interests in foreign entities. Accordingly, U.S. holders who receive Marvell common shares in the Merger may be required to file IRS Form 8938 (Statement of Specified Foreign Financial Assets) unless an exception is satisfied (including an exception for Marvell common shares held in accounts maintained by certain financial institutions). Significant penalties may apply for failure to satisfy the reporting obligations described above. U.S. holders are encouraged to consult with their own tax advisors regarding their reporting obligations, if any, as a result of their ownership or disposition of Marvell common shares.

Holders of Cavium common stock should consult their tax advisors as to the specific tax consequences to them of the Merger and of the ownership and disposition of Marvell common shares in light of their particular circumstances, including the applicability and effect of any federal, state, local, foreign and other tax laws.

THE MERGER AGREEMENT

The following discussion summarizes certain material provisions of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. Marvell and Cavium urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the documents incorporated by reference, before making any decisions regarding the Merger.

The Merger Agreement has been included to provide you with information regarding its terms, and Marvell and Cavium recommend that you read the Merger Agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Merger, Marvell and Cavium do not intend for the Merger Agreement to be a source of factual, business or operational information about the companies. The representations and warranties described below and included in the Merger Agreement were made by the parties to each other as of specific dates. The assertions contained in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by Marvell and Cavium in connection with negotiating the terms of the Merger Agreement, which you should consider as you read the representations and warranties in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information Marvell and Cavium filed with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that Marvell and Cavium delivered to each other in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders of Marvell or Cavium, and the representations and warranties may have been used for the purpose of allocating risk between Marvell and Cavium rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Marvell and Cavium, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents that are incorporated by reference into this joint proxy statement/prospectus for information regarding Marvell and Cavium and their respective businesses. See the section entitled “Documents Incorporated by Reference” beginning on page 238 of this joint proxy statement/prospectus.

The Merger

On November 19, 2017, Marvell, Merger Sub and Cavium entered into the Merger Agreement.

Subject to and upon the terms and the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Merger Sub will be merged with and into Cavium, whereupon the separate corporate existence of Merger Sub will cease and Cavium will continue its existence under the laws of the State of Delaware as the surviving corporation (the “Surviving Corporation”) and as a direct wholly owned subsidiary of MTI, which is a direct wholly owned subsidiary of Marvell. The Merger will have the effects set forth in the Merger Agreement and the applicable provisions of the DGCL. At the Effective Time, all of the property, rights, privileges, powers and franchises of Cavium and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of Cavium and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. The certificate of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time to conform to Exhibit B of the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Effective Time and Completion of the Merger

The Merger Agreement provides that the completion of the Merger will take place: (a) if the Marketing Period (as defined below) ends on or before the Closing Conditions Satisfaction Date (as defined below), on a business day to be mutually agreed by Marvell and Cavium, which must be no later than the third business day after the Closing Conditions Satisfaction Date, but subject to the satisfaction or waiver of the closing condition of each of Marvell and Cavium relating to the receipt of certain certifications from the other party and the continued satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement (see “The Merger Agreement—Conditions to Completion of the Merger” for more information regarding closing conditions); or (b) if the Marketing Period has not ended on or before the Closing Conditions Satisfaction Date, on the earlier of (i) any business day during the Marketing Period (after the Closing Conditions Satisfaction Date) designated by Marvell in a notice delivered to Cavium at least three business days before the date so designated or (ii) the third business day after the end of the Marketing Period, but subject, in the case of each of clauses “(i)” and “(ii),” to the satisfaction or waiver of the closing condition of each of Marvell and Cavium relating to the receipt of certain certifications from the other party and the continued satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement. For purposes of the Merger Agreement, the “Closing Conditions Satisfaction Date” is defined as the date on which the last to be satisfied or waived of the conditions to the completion of the Merger set forth in the Merger Agreement (other than the condition relating to Marvell’s receipt of certain certifications from Cavium) is satisfied or waived.

For purposes of the Merger Agreement, the “Marketing Period” is defined as the first ten consecutive business days, subject to certain terms and excluded dates set forth in the Merger Agreement, during, throughout and at the end of which both: (a) Marvell has received certain specified financial information in accordance with the terms of the Merger Agreement (including all information and data related to Cavium and its subsidiaries necessary for Marvell to satisfy certain conditions set forth in the Debt Commitment Letter); and (b) all of the conditions precedent to the obligations of Marvell and Merger Sub under the Merger Agreement as set forth in the Merger Agreement (other than the condition relating to Marvell’s receipt of certain certifications from Cavium) have been satisfied and no event has occurred and no condition or circumstance exists that will, or would reasonably be expected to, cause any of such conditions not to be satisfied assuming that the completion of the Merger were to be scheduled to occur on any day during such ten consecutive business day period. The Merger Agreement provides that, notwithstanding the foregoing, the “Marketing Period” will not commence until after this joint proxy statement/prospectus has been mailed.

The Merger will become effective when a certificate of merger satisfying the applicable requirements of the DGCL and consistent with the terms of the Merger Agreement is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed by Marvell and Cavium and specified in such certificate of merger (the “Effective Time”). The date on which the Effective Time occurs is referred to herein as the “closing date of the Merger.”

Merger Consideration

At the Effective Time, each share of Cavium common stock that is outstanding immediately prior to the Effective Time (other than shares held by Marvell, Cavium or any of their respective subsidiaries and shares as to which appraisal rights have been properly exercised pursuant to Delaware law, as described in “The Merger—Rights of Appraisal for Cavium Shareholders”) will be converted into the right to receive (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest.

On November 2, 2017, the last trading day prior to the first media report stating that Marvell and Cavium were in advanced discussions regarding a potential transaction, the closing price of Marvell common shares on NASDAQ was $18.28. On January 22, 2018, the last practicable trading day prior to the filing of this joint proxy statement/prospectus, the closing price of Marvell common shares on NASDAQ was $23.62 per share.

At the Effective Time, any shares of Cavium common stock that are held by Cavium (or held in Cavium’s treasury) or held by Marvell, Merger Sub or any other subsidiary of Marvell immediately prior to the Effective

Time will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such shares. At the Effective Time, any shares of Cavium common stock that are held, directly or indirectly, by a subsidiary of Cavium immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding as an equal number of shares of common stock of the Surviving Corporation.

The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Cavium common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Cavium during such period, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio and Per Share Cash Amount will be adjusted to the extent appropriate to provide the same economic effect as contemplated by the Merger Agreement prior to such action. The Merger Agreement also provides that if, between the date of the Merger Agreement and the Effective Time, the issued Marvell common shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a share dividend is declared by Marvell during such period, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio (but not the Per Share Cash Amount) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by the Merger Agreement prior to such action.

Fractional Shares

No fraction of a Marvell common share will be issued in connection with the Merger, and no certificates or scrip for any such fractional share will be issued. The Merger Agreement provides that any holder of Cavium common stock who would otherwise be entitled to receive a fraction of a Marvell common share (after aggregating all fractions of Marvell common shares issuable to such holder) will, in lieu of such fraction of a share and, upon surrender of such holder’s Cavium stock certificate(s) or the transfer of non-certificated shares of Cavium common stock represented by book entry positions, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a Marvell common share on NASDAQ on the closing date of the Merger.

Exchange of Certificates

Marvell has selected its transfer agent, American Stock Transfer and Trust Company, to act as exchange agent in the Merger (the “Exchange Agent”). The Merger Agreement provides that, as soon as practicable (and in any event within one business day) after the Effective Time, Marvell will deposit with the Exchange Agent certificates or book entry positions representing the aggregate number of Marvell common shares issuable, and cash sufficient to make payments of the cash consideration payable, as Merger Consideration for shares of Cavium common stock.

The Merger Agreement provides that, as soon as reasonably practicable (and in any event within seven business days) after the Effective Time, the Exchange Agent will mail to record holders of certificates of shares of Cavium common stock or of shares of Cavium common stock represented by book entry positions immediately prior to the Effective Time a letter of transmittal, customary in form and substance, and instructions on how to surrender such certificates or transfer such shares in exchange for the Merger Consideration. The Merger Agreement further provides that, upon surrender by a record holder of a certificate of shares of Cavium common stock to the Exchange Agent or receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of shares of Cavium common stock represented by book entry positions, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Marvell, (a) such record holder will be entitled to receive the Merger Consideration and (b) such certificate or such shares will be canceled. If any certificate of shares of Cavium common stock has been lost, stolen or destroyed, Marvell or the Exchange Agent may, as a condition to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Marvell or the Surviving Corporation with respect to such certificate.

The Merger Agreement provides that no dividends or other distributions declared or made with respect to Marvell common shares with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate of Cavium common stock or to the holder of any Cavium common stock represented by book entry positions that has not been transferred, in each case with respect to the Marvell common shares that such holder has the right to receive in the Merger, until such holder surrenders such certificate or transfers such shares (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

The Merger Agreement provides that any portion of the Marvell common shares or cash amounts deposited by Marvell with the Exchange Agent (or any dividends or distributions received by the Exchange Agent with respect to such shares) that has not been distributed within 365 days after the closing date of the Merger will be delivered to Marvell upon demand, and any holders of certificates of Cavium common stock or Cavium common stock represented by book entry positions who have not surrendered their certificates or transferred their shares may thereafter look only to Marvell for satisfaction of their claims for the Merger Consideration and any dividends or distributions with respect to Marvell common shares included in the Merger Consideration.

Treatment of Cavium Equity Awards

Stock Options

The Merger Agreement provides that, at the Effective Time, each outstanding stock option, whether vested or unvested, other than stock options held by non-employee members of Cavium’s board of directors who will not serve on Marvell’s board of directors following the Effective Time, will be assumed by Marvell and converted into an option to purchase, on the same terms and conditions as were applicable under such stock option, that number of Marvell common shares (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Cavium common stock subject to such stock option multiplied by (b) the Conversion Ratio (as defined below), at an exercise price per Marvell common share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for the Cavium common stock subject to such stock option, by (ii) the Conversion Ratio.

For purposes of the Merger Agreement, the “Conversion Ratio” is defined as an amount equal to the sum of (a) the Exchange Ratio, plus (b) the quotient obtained by dividing (i) the Per Share Cash Amount by (ii) the volume weighted average trading price of a Marvell common share for the five consecutive trading days ending on the trading day immediately preceding the closing date of the Merger.

The Merger Agreement provides that, at the Effective Time, each stock option that is outstanding and vested immediately prior to the Effective Time (including any such stock options that become vested by their terms immediately prior to or as of the Effective Time) held by non-employee members of Cavium’s board of directors who will not serve on Marvell’s board of directors following the Effective Time will be canceled, and the holder of such stock option will be entitled to receive (subject to applicable withholding or other taxes) an amount in cash equal to the product of (a) the positive difference (if any) between (i) the Equity Award Cash Consideration (as defined below) minus (b) the exercise price applicable to such stock option, multiplied by (ii) the number of shares of Cavium common stock subject to such stock option. The Merger Agreement further provides that, following the Effective Time, any such canceled stock option will no longer be exercisable for shares of Cavium common stock and will entitle the former holder thereof only to the payment just described, which will be made by the Surviving Corporation within ten business days after the Effective Time.

For purposes of the Merger Agreement, the “Equity Award Cash Consideration” is defined as an amount in cash equal to the sum of (a) the Per Share Cash Amount plus (b) the product of (i) the Exchange Ratio multiplied by

(ii) the volume weighted average trading price of a Marvell common share for the five consecutive trading days ending on the trading day immediately preceding the closing date of the Merger.

Restricted Stock Units

The Merger Agreement provides that, at the Effective Time, each Cavium restricted stock unit that is outstanding and unvested immediately prior to the Effective Time, other than any Cavium restricted stock unit held by a non-employee member of the Cavium board of directors, will be converted into the number of Marvell restricted stock units (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Cavium common stock subject to such Cavium restricted stock unit, multiplied by (b) the Conversion Ratio. The Merger Agreement further provides that such converted restricted stock units will be subject to the same terms and conditions as were applicable to the underlying Cavium restricted stock unit prior to the Effective Time.

The Merger Agreement provides that, at the Effective Time, each Cavium restricted stock unit (a) that is outstanding and vested (and with respect to which shares of Cavium common stock have not yet been issued) immediately prior to the Effective Time (including any Cavium restricted stock units that become vested by their terms immediately prior to or as of the Effective Time) or (b) that is outstanding and held by a non-employee member of the Cavium board of directors immediately prior to the Effective Time, whether vested or unvested, which awards will vest in full as of immediately prior to the Effective Time, in the case of each of clauses “(a)” or “(b),” will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to applicable withholding or other taxes, which withholding will first be applied against the cash portion of the consideration paid in respect of such restricted stock units): (i) an amount in cash equal to the product of (A) the Per Share Cash Amount, multiplied by (B) the total number of shares of Cavium common stock subject to such Cavium restricted stock unit; and (ii) a number of Marvell common shares equal to the product of (A) the Exchange Ratio, multiplied by (B) the total number of shares of Cavium common stock subject to such Cavium restricted stock unit. The Merger Agreement further provides that, following the Effective Time, any such canceled Cavium restricted stock unit will entitle the former holder of such Cavium restricted stock unit only to the payment just described, which will be made by the Surviving Corporation within ten business days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Cavium restricted stock unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

Performance-Based Restricted Stock Units

The Merger Agreement provides that, at the Effective Time, each Cavium performance-based restricted stock unit that is outstanding and unvested immediately prior to the Effective Time will be assumed and converted into that number of Marvell restricted stock units, rounded down to the nearest whole share, equal to the product of (a) the target number of shares of Cavium common stock subject to such Cavium performance-based restricted stock unit, multiplied by (b) the Conversion Ratio. The Merger Agreement provides that such converted performance-based restricted stock units: (i) will vest based on the vesting date set forth in the award agreement applicable to such performance-based restricted stock unit prior to the Effective Time, subject only to the continued service of the grantee with the Surviving Corporation, Marvell or any of their affiliates through the applicable vesting date; (ii) will not be subject to any performance-based vesting terms following the Effective Time; and (iii) will otherwise be subject to the same terms and conditions as were applicable under such Cavium performance-based restricted stock units prior to the Effective Time.

Representations and Warranties

Marvell, Merger Sub and Cavium made representations and warranties in the Merger Agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to certain exceptions and qualifications contained in the Merger Agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure schedules delivered by Marvell and Cavium to each other. The representations and warranties made by Marvell, Merger Sub and Cavium also are subject to, and qualified by, certain information disclosed in each of Marvell’s and Cavium’s filings made with the SEC between January 1, 2014 and the second business day before the date of the Merger Agreement.

The representations and warranties made by each of Marvell, Merger Sub and Cavium relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	capital structure and equity securities;

•	the timely filing of all documents required to be filed with the SEC by Marvell and Cavium since September 15, 2016 and January 1, 2014, respectively, and the content and preparation of financial statements;

•	intellectual property;

•	tax matters;

•	legal proceedings and investigations;

•	authority to enter into and to perform the obligations under the Merger Agreement and to complete the other transactions contemplated thereby;

•	the execution, delivery or performance of the Merger Agreement or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement not contravening applicable organizational documents, laws or contracts;

•	opinion of Marvell’s financial advisor and opinions of each of Cavium’s financial advisors; and

•	advisors’ fees.

The representations and warranties made solely by Cavium relate to the following subject matters, among other things:

•	subsidiaries;

•	the absence of certain changes, events and actions between December 31, 2016 and the date of the Merger Agreement;

•	title to tangible assets, valid leasehold interests and absence of interests in real property;

•	material contracts, including that each such contract is valid and in full force and effect and the absence of a breach of or default under any such contract;

•	absence of certain liabilities;

•	compliance with legal requirements, including export controls and corrupt practices legislation;

•	possession of permits, licenses, registrations or other qualifications or authorizations and the making of all necessary filings required under applicable laws;

•	labor and other employment matters;

•	employee benefit matters;

•	environmental matters;

•	insurance;

•	relations with top customers and suppliers;

•	the approval and recommendation by Cavium’s board of directors to its shareholders regarding the Merger Agreement and the other transactions contemplated thereby;

•	required approvals for completion of the transactions contemplated by the Merger Agreement, including the Merger;

•	anti-takeover statutes and regulations and the absence of a shareholder rights plan; and

•	vote required for adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement.

The representations and warranties made solely by Marvell and Merger Sub relate to the following subject matters, among other things:

•	the absence of certain changes and events between January 28, 2017 and the date of the Merger Agreement;

•	the approval and recommendation by Marvell’s board of directors to its shareholders regarding the Merger Agreement and the Marvell Share Issuance;

•	vote required for approval of the Marvell Share Issuance;

•	absence of ownership of Cavium common stock;

•	capitalization and absence of prior operations of Merger Sub;

•	availability of financing; and

•	solvency.

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Merger Agreement are qualified by or refer to the concept of a Material Adverse Effect. For purposes of the Merger Agreement, a “Material Adverse Effect” on Marvell or Cavium (a “party”), means any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of a party and its subsidiaries, taken as a whole; or (b) the ability of a party to complete the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Merger Agreement will not be deemed to constitute a Material Adverse Effect on a party and its subsidiaries (and shall not be taken into account in determining whether a Material Adverse Effect on a party has occurred or is reasonably expected to occur) if that party demonstrates that such change results from:

•	adverse economic conditions in the United States or in other locations in which that party or any of its subsidiaries has material operations;

•	adverse economic conditions that generally affect the industry in which that party and its subsidiaries operate;

•	changes in the share price or trading volume of that party’s shares (it being understood, however, that the facts or circumstances giving rise to any such change in share price or trading volume may be taken into account in determining whether a Material Adverse Effect on that party has occurred or would reasonably be expected to occur);

•	the failure of that party to meet securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on that party has occurred or would reasonably be expected to occur);

•	changes after the date of the Merger Agreement in legal requirements or other legal or regulatory conditions or changes after the date of the Merger Agreement in U.S. GAAP or other accounting standards (or the interpretation thereof);

•	changes after the date of the Merger Agreement in political conditions in the United States or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in the world;

•	acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Merger Agreement;

•	losses of customers, suppliers, distributors or other business partners or employees that are directly attributable to the announcement or pendency of the Merger Agreement; and

•	any shareholder class action or derivative litigation commenced against that party after the date of the Merger Agreement and arising from allegations of breach of fiduciary duty of that party’s directors relating to their approval of the Merger Agreement or from allegations of false or misleading public disclosure by that party with respect to the Merger Agreement;

provided, however, that certain of the exceptions described above will not apply to the extent that a party and its subsidiaries are disproportionately affected thereby relative to other companies of comparable size in the same industries in which that party and its subsidiaries operate.

Interim Operations of Marvell and Cavium

Marvell Interim Operating Covenants

Marvell has undertaken covenants in the Merger Agreement relating to the conduct of its business during the period from the date of the Merger Agreement through the Effective Time. Under the Merger Agreement, during such period, except (a) as may be required by applicable legal requirements, (b) with the prior written consent of Cavium (which may not be unreasonably withheld, conditioned or delayed), (c) as expressly contemplated by the Merger Agreement or (d) as set forth in Marvell’s confidential disclosure schedule, Marvell has agreed that it will not, and will ensure that its subsidiaries do not:

•	amend its memorandum of association or Bye-laws (or equivalent organizational documents) in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the completion of the other transactions contemplated by the Merger Agreement or have a material and adverse impact on the value of the Marvell common shares;

•	adopt a plan of complete or partial liquidation, dissolution, bankruptcy restructuring, recapitalization or other similar reorganization of Marvell;

•	issue, split, combine, subdivide or reclassify any Marvell common shares, or declare or pay any dividend of any Marvell common shares, or other distribution in respect of any Marvell common shares or otherwise make any payments to shareholders in their capacity as such (other than (i) ordinary quarterly cash dividends, (ii) issuances of Marvell common shares (A) pursuant to Marvell’s equity plans or employee share purchase plan, (B) in connection with the exercise of equity-based awards granted pursuant to Marvell’s equity plans or (C) in connection with acquisitions having a value of $100 million or less, or otherwise consistent with past practice and (iii) the issuance, grant or delivery of equity-based awards granted pursuant to Marvell’s equity plans in the ordinary course of business consistent with past practice);

•

acquire, or enter into or publicly announce a definitive agreement to acquire, any corporation, partnership, limited partnership or other business or division thereof or any equity interest therein that, at the time such action is taken, would reasonably be expected to materially delay or prevent the completion of the Merger; or

•	authorize, agree, commit or offer to take any of the foregoing actions.

Cavium Interim Operating Covenants

Cavium has undertaken covenants in the Merger Agreement relating to the conduct of its business during the period from the date of the Merger Agreement through the Effective Time. Under the Merger Agreement, during such period, except (a) as may be required by applicable legal requirements, (b) with the prior written consent of Marvell (which may not be unreasonably withheld, conditioned or delayed), (c) as expressly contemplated by the Merger Agreement or (d) as set forth in Cavium’s confidential disclosure schedule: (i) Cavium has agreed that it will conduct, and will ensure that each of its subsidiaries conducts, its business and operations in the ordinary course in all material respects and substantially in accordance with past practices; and (ii) Cavium has agreed to use commercially reasonable efforts to ensure that it and each of its subsidiaries (A) preserves intact its current business organization, (B) keeps available the services of its current officers and employees (other than for routine terminations in the ordinary course of business of any officers or employees that are not at the level of vice president or above) and (C) maintains in the ordinary course of business its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and all other persons or entities having material business relationships with such company.

In addition, under the Merger Agreement, during the period from the date of the Merger Agreement through the Effective Time, except (a) as may be required by applicable legal requirements, (b) with the prior written consent of Marvell (which may not be unreasonably withheld, conditioned or delayed), (c) as expressly contemplated by the Merger Agreement or (d) as set forth in Cavium’s confidential disclosure schedule, Cavium has agreed that it will not, and will ensure that its subsidiaries do not:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	sell, issue, grant or authorize the issuance or grant of: (i) any capital stock or other security; (ii) any option, restricted stock unit, call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that: (A) Cavium may issue Cavium common stock upon the valid exercise of Cavium stock options or upon the vesting of Cavium restricted stock units or performance-based restricted stock units in accordance with their terms, in each case, outstanding as of the date of the Merger Agreement; and (B) Cavium may, in the ordinary course of business and consistent with past practices and amounts: (1) grant options and restricted stock units with time-based vesting to employees hired by Cavium after the date of the Merger Agreement under certain of Cavium’s existing equity-based incentive plans specified in the Merger Agreement (collectively, the “Cavium Equity Plans”); and (2) in addition to options and restricted stock units granted to employees hired by Cavium after the date of the Merger Agreement, grant time-based vesting restricted stock units or performance restricted stock units under the Cavium Equity Plans as set forth in the confidential disclosure schedules);

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Cavium Equity Plans, any provision of any agreement evidencing any outstanding stock option, restricted stock unit or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, plan or scheme of arrangement, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	adopt a plan of complete or partial liquidation or dissolution;

•	form any material subsidiary or acquire any material equity interest or other material interest in any other entity;

•	make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in Cavium’s capital expenditure budget as set forth in the confidential disclosure schedules (except that Cavium and its subsidiaries may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of Cavium and its subsidiaries during a fiscal quarter, do not exceed $500,000 in the aggregate);

•	enter into or become bound by, or permit any of the assets owned or used by it to become bound by, or amend or terminate, or waive or exercise any material right or remedy under any material contract under which Cavium or any of its subsidiaries has made or received, or is expected to make or receive, aggregate payments under such contract in excess of $3.5 million, in each case, other than in the ordinary course of business consistent with past practice;

•	enter into or become bound by any contract containing any material exclusivity provision that restricts Cavium’s or any of its subsidiaries’ ability to: (i) engage in any line of business or compete with, or provide services to, any other person or entity or in any geographic area, other than a sales representative agreement; or (ii)(A) acquire any material product or other asset or license any intellectual property from, or provide any service to, any other person or entity, (B) sell any material product or other material asset to or perform any other service for any other person or entity or (C) grant a license to any material product or service (including software) that has been, or is currently being, designed, developed, distributed, provided, licensed or sold by Cavium or any of its subsidiaries or any material intellectual property rights or intellectual property in which Cavium or any of its subsidiaries has (or purports to have) an ownership interest, in each case other than (1) in the ordinary course of business (which, for the avoidance of doubt, shall include Cavium’s or any of its subsidiaries’ ASIC development services) and (2) purchase orders that are entered into in the ordinary course of business consistent with past practices;

•	enter into or become bound by any contract that (i) grants material and exclusive rights to license, market, sell or deliver any product of Cavium or any of its subsidiaries, (ii) contains any “most favored nation” or similar provision in favor of the other party or (iii) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by Cavium or any of its subsidiaries that is material to Cavium and its subsidiaries, taken as a whole;

•	acquire, lease or license any material assets from any other person or entity or sell or otherwise dispose of, or lease or license, any material assets to any other person or entity (except, in each case, for assets acquired, leased, licensed or disposed of by Cavium in the ordinary course of business consistent with past practices, the renewal of any non-material real property lease upon the expiration thereof for a renewal term no greater than 12 months and the acquisition, leasing or licensing of any tangible asset in accordance with Cavium’s capital expenditure budget) or waive or relinquish any material right;

•	lend money to any person, or incur or guarantee any indebtedness (except that Cavium and its subsidiaries may (i) make borrowings under its existing credit agreement, and (ii) lend money to Cavium or any of its subsidiaries, or incur any indebtedness to, or guarantee any indebtedness of, Cavium or any of its subsidiaries, in each case in the ordinary course of business and in accordance with past practices);

•

establish, adopt, materially amend or terminate any employee benefit plan or employment agreement, pay or make any new commitment to make any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise, except as otherwise permitted under the second bullet above) or remuneration payable to, any of its directors, officers or employees (except that Cavium may: (i) make routine, reasonable salary increases in the ordinary course of business consistent with past practices in connection with Cavium’s customary employee review process (with such increases not to exceed, in the aggregate, the amounts set forth on the confidential disclosure schedules); (ii) grant and pay customary bonus payments and profit sharing payments in the ordinary course of business consistent with past practices; and (iii) renew any existing employee benefit plan in the ordinary course of business consistent with past practices);

•	hire any new employee at the level of vice president or above (except in order to fill a position at the level of vice president or above vacated after the date of the Merger Agreement) or hire any new employee with an annual base salary in excess of $300,000 (except in order to fill a position vacated after the date of the Merger Agreement in which the individual who vacated the position had an annual base salary in excess of $300,000), promote any employee (except (i) in order to fill a position vacated after the date of the Merger Agreement or (ii) in the case of any employee below the vice president (or equivalent) level, in the ordinary course of business), or engage any consultant or independent contractor for a period exceeding 30 days (except for arrangements entered into in the ordinary course of business consistent with past practices that are either (A) terminable at will or (B) consistent with Cavium’s past practices with respect to notice periods and termination payments);

•	change in any material respect (i) any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (ii) any of its methods of accounting or accounting practices, including with respect to taxes (other than in accordance with U.S. GAAP);

•	except as set forth in the confidential disclosure schedules (i) change any material method of tax accounting or make any material tax election (or allow any material tax election previously made to expire) that is inconsistent with positions taken, elections made or methods used in preparing or filing tax returns with respect to periods ending prior to the Effective Time (including positions, elections or methods that would have the effect of deferring income to periods ending after the closing date of the Merger or accelerating deductions to periods ending on or before the closing date of the Merger), (ii) prepare or file any material tax return or amended tax return inconsistent with past practice, (iii) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to taxes or (iv) request any ruling, closing agreement or similar guidance with respect to a material amount of taxes;

•	commence or settle any material legal proceeding, other than (i) any settlement that involves only the payment of an amount that is less than $1 million and includes a full release in favor of Cavium or one of its subsidiaries or (ii) settlements entered into with respect to a legal proceeding commenced or threatened against Cavium or any of its officers or directors relating to the Merger or any of the other transactions contemplated by the Merger Agreement, (A) with respect to which legal proceeding Cavium provided Marvell with prompt notice thereof and an opportunity to participate therein and (B) provided that any such settlement may not be agreed to outside the ordinary course of business without the prior written consent of Marvell (which consent may not be unreasonably withheld, conditioned or delayed);

•	other than in the ordinary course of business, transfer or repatriate to the United States cash, cash equivalents or liquid short-term or long-term investments held outside the United States if any material U.S. withholding or income taxes would be incurred in connection with such transfer or repatriation; provided, however, in the event that (i) Cavium notifies Marvell of any such proposed transfer or repatriation and (ii) Marvell fails to promptly and in good faith consider such proposed transfer and repatriation and respond to Cavium with respect thereto, the written consent of Marvell for such transfer or repatriation will be deemed to have been obtained by Cavium;

•	become party to or approve or adopt any shareholder rights plan or “poison pill” agreement or similar takeover protection;

•	cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

•	authorize, agree, commit or offer to take any of the foregoing actions.

No Solicitation or Discussions by Cavium

Under the Merger Agreement, subject to the exceptions described below, Cavium has agreed that it will not, directly or indirectly, and will ensure that each of its subsidiaries does not, and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly (other than with respect to Marvell and Merger Sub and their representatives):

•	solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate the making, submission or announcement of any Cavium Acquisition Proposal (as defined below) or Cavium Acquisition Inquiry (as defined below), including by approving any transaction, or approving any person or entity (other than Marvell and its affiliates) becoming an “interested stockholder” for purposes of Section 203 of the DGCL;

•	furnish or otherwise provide access to any information regarding Cavium or any of its subsidiaries to any person or entity in response to a Cavium Acquisition Proposal or Cavium Acquisition Inquiry;

•	engage in discussions or negotiations with any person or entity with respect to any Cavium Acquisition Proposal;

•	approve, endorse or recommend any Cavium Acquisition Proposal;

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction (as defined below), other than certain confidentiality agreements expressly permitted by the provisions of the non-solicitation covenants of the Merger Agreement (any such confidentiality agreement being referred to herein as a “Permitted Confidentiality Agreement”); or

•	publicly propose to do any of the foregoing.

Under the Merger Agreement, Cavium has also agreed that it will, and will ensure that each of its subsidiaries will and will use its reasonable best efforts to cause its and their respective representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any person or entity that relate to any Cavium Acquisition Proposal or Cavium Acquisition Inquiry.

Under the Merger Agreement, Cavium has further agreed not to release or permit the release of any person or entity from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Cavium or any of its subsidiaries is or becomes a party or under which Cavium or any of its subsidiaries has any rights, and to use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Marvell. Under the Merger Agreement, Cavium also has agreed to promptly (a) request each person or entity that has executed, within 12 months prior to the date of the Merger Agreement, a confidentiality agreement or similar agreement in connection with its consideration of a possible Cavium Acquisition Proposal or investment in Cavium or any of its subsidiaries to return or destroy all confidential information heretofore furnished to such person or entity or any of such person’s or entity’s representatives by or on behalf of Cavium or any of its subsidiaries and (b) except as otherwise permitted by the fiduciary exception described below, prohibit any third party from having access to any physical or electronic data rooms relating to any possible Cavium Acquisition Proposal or Cavium Acquisition Inquiry.

For purposes of the Merger Agreement, an “Acquisition Transaction” is defined as, with respect to any entity, any transaction or series of transactions involving:

•

a merger, consolidation, amalgamation, business combination, acquisition of securities, issuance of securities, takeover offer, tender offer, exchange offer or other similar transaction (a) which would result in a person or entity or group of persons or entities owning at least 15% of any class of equity or voting securities of such entity or any of its Significant Subsidiaries (as defined below) or (b) in which such entity or any of its Significant Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its Significant Subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of such entity or any of its Significant Subsidiaries; or

•	any liquidation or dissolution of such entity or any of its Significant Subsidiaries;

provided, however, that any transaction effected for the sole purpose of changing the place of domicile or organization of such entity is not an Acquisition Transaction.

For purposes of the Merger Agreement, a “Significant Subsidiary” is defined as, with respect to an entity, a subsidiary of such entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such entity and all of its subsidiaries taken as a whole.

For purposes of the Merger Agreement, a “Cavium Acquisition Proposal” is defined as any offer or proposal (other than one made by Marvell) contemplating or otherwise relating to any Acquisition Transaction involving Cavium; and a “Cavium Acquisition Inquiry” is defined as an inquiry, indication of interest or request for nonpublic information (other than one made by Marvell) that would reasonably be expected to lead to a Cavium Acquisition Proposal.

Fiduciary Exception

Under the Merger Agreement, prior to the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Cavium common stock outstanding on the record date for the Cavium special meeting (the “Required Cavium Shareholder Vote”), Cavium may furnish nonpublic information regarding Cavium and its subsidiaries to, or enter into discussions or negotiations with, any person or entity who submits (and does not withdraw) a Cavium Acquisition Proposal if:

•	neither Cavium or any of its subsidiaries nor any of their respective representatives have materially breached the provisions of the Merger Agreement prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions;

•	the Cavium board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Cavium’s outside legal counsel, that such Cavium Acquisition Proposal constitutes or could reasonably be expected to lead to a Cavium Superior Offer (as defined below);

•	the Cavium board of directors concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to Cavium’s shareholders under applicable law; and

•

at least 24 hours prior to furnishing any such information to, or entering into discussions or negotiations with, such person or entity, Cavium (a) gives Marvell written notice of the identity of such person or entity and of Cavium’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity, (b) receives from such person or entity, and delivers to Marvell a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such person or entity by or on behalf of

Cavium and its subsidiaries and other provisions no less favorable to Cavium than the provisions of the confidentiality agreement among Cavium, Marvell and Marvell Semiconductor, Inc. and (c) furnishes such nonpublic information to Marvell (to the extent such nonpublic information has not been previously furnished by Cavium to Marvell).

Under the Merger Agreement, Cavium has agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Marvell orally and in writing of any Cavium Acquisition Proposal or Cavium Acquisition Inquiry or any related request for nonpublic information relating to Cavium or any its subsidiaries (including the identity of the person or entity making or submitting such Cavium Acquisition Proposal, Cavium Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by Cavium or such subsidiary or any of their representatives from such person or entity or any of such person’s or entity’s representatives setting forth such terms and conditions) that is made or submitted by any person or entity during the period from the date of the Merger Agreement through the Effective Time. Under the Merger Agreement, Cavium also has agreed to keep Marvell reasonably informed, on a reasonably current basis, with respect to the status of any such Cavium Acquisition Proposal, Cavium Acquisition Inquiry or request and any modification or proposed modification thereto (including by promptly (and in any case, within 24 hours) providing a copy of all material email or written communications between Cavium or such subsidiary or any of their representatives, on the one hand, and the person or entity that made such Cavium Acquisition Proposal, Cavium Acquisition Inquiry or request or any of its representatives, on the other hand, relating to such Cavium Acquisition Proposal, Cavium Acquisition Inquiry or request) and to promptly (and in no event later than 24 hours) notify Marvell orally and in writing if it intends to provide information in connection with, or to engage in discussions or negotiations concerning, a Cavium Acquisition Proposal or Cavium Acquisition Inquiry.

For purposes of the Merger Agreement, a “Cavium Superior Offer” is defined as an unsolicited bona fide written offer by a third party to acquire all or a majority of the outstanding shares of Cavium common stock that is not conditioned on financing and that is determined by the Cavium board of directors, in its good faith judgment, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Cavium’s outside legal counsel and the likelihood and anticipated timing of completion, to be more favorable from a financial point of view to Cavium and Cavium’s shareholders than the transactions contemplated by the Merger Agreement (including the Merger), determined on a basis of long-term value, without consideration of short-term changes in stock price or trading volume in and of itself.

No Solicitation or Discussions by Marvell

Under the Merger Agreement, subject to the exceptions described below, Marvell has agreed that it will not, directly or indirectly, and will ensure that each of its subsidiaries does not, and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Marvell Acquisition Proposal (as defined below) or Marvell Acquisition Inquiry (as defined below);

•	furnish or otherwise provide access to any information regarding Marvell or any of its subsidiaries to any person or entity in response to a Marvell Acquisition Proposal or Marvell Acquisition Inquiry;

•	engage in discussions or negotiations with any person or entity with respect to any Marvell Acquisition Proposal;

•	approve, endorse or recommend any Marvell Acquisition Proposal;

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction, other than a Permitted Confidentiality Agreement; or

•	publicly propose to do any of the foregoing.

Under the Merger Agreement, Marvell has also agreed that it will, and will ensure that each of its subsidiaries will and will use its reasonable best efforts to cause its and their respective representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any person or entity that relate to any Marvell Acquisition Proposal or Marvell Acquisition Inquiry.

Under the Merger Agreement, Marvell has further agreed not to release or permit the release of any person or entity from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Marvell or any of its subsidiaries is or becomes a party or under which Marvell or any of its subsidiaries has any rights, and to use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Cavium. Under the Merger Agreement, Marvell also has agreed to promptly (a) request each person or entity that has executed, within 12 months prior to the date of the Merger Agreement, a confidentiality agreement or similar agreement in connection with its consideration of a possible Marvell Acquisition Proposal or investment in Marvell or any of its subsidiaries to return or destroy all confidential information heretofore furnished to such person or entity or any of such person’s or entity’s representatives by or on behalf of Marvell or any of its subsidiaries and (b) except as otherwise permitted by the fiduciary exception described below, prohibit any third party from having access to any physical or electronic data rooms relating to any possible Marvell Acquisition Proposal or Marvell Acquisition Inquiry.

For purposes of the Merger Agreement, a “Marvell Acquisition Proposal” is defined as any offer or proposal contemplating or otherwise relating to any Acquisition Transaction involving Marvell; and a “Marvell Acquisition Inquiry” is defined as an inquiry, indication of interest or request for nonpublic information that would reasonably be expected to lead to a Marvell Acquisition Proposal.

Fiduciary Exception

Under the Merger Agreement, prior to the approval of the Marvell Share Issuance by the affirmative vote of a majority of the Marvell common shares represented in person or by proxy at the Marvell general meeting at which a quorum is present (the “Required Marvell Shareholder Vote”), Marvell may furnish nonpublic information regarding Marvell or any of its subsidiaries to, or enter into discussions or negotiations with, any person or entity who submits (and does not withdraw) a Marvell Acquisition Proposal if:

•	neither Marvell or any of its subsidiaries nor any of their respective representatives have materially breached the provisions of the Merger Agreement prohibiting solicitations of, and discussions and negotiations with respect to, alternate transactions;

•	the Marvell board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Marvell’s outside legal counsel, that such Marvell Acquisition Proposal constitutes or could reasonably be expected to lead to a Marvell Superior Offer (as defined below);

•	the Marvell board of directors concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to Marvell’s shareholders under applicable law; and

•	at least 24 hours prior to furnishing any such information to, or entering into discussions or negotiations with, such person or entity, Marvell (a) gives Cavium written notice of the identity of such person or entity and of Marvell’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity, (b) receives from such person or entity, and delivers to Cavium a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such person or entity by or on behalf of Marvell and its subsidiaries and other provisions no less favorable to Marvell than the provisions of the confidentiality agreement among Cavium, Marvell and Marvell Semiconductor, Inc. and (c) furnishes such nonpublic information to Cavium (to the extent such nonpublic information has not been previously furnished by Marvell to Cavium).

Under the Merger Agreement, Marvell has agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Cavium orally and in writing of any Marvell Acquisition Proposal or Marvell Acquisition Inquiry or

any related request for nonpublic information relating to Marvell or any its subsidiaries (including the identity of the person or entity making or submitting such Marvell Acquisition Proposal, Marvell Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by Marvell or any of its representatives from such person or entity or any of such person’s or entity’s representatives setting forth such terms and conditions) that is made or submitted by any person or entity during the period from the date of the Merger Agreement through the Effective Time. Under the Merger Agreement, Marvell also has agreed to keep Cavium reasonably informed, on a reasonably current basis, with respect to the status of any such Marvell Acquisition Proposal, Marvell Acquisition Inquiry or request and any modification or proposed modification thereto (including by promptly (and in any case, within 24 hours) providing a copy of all material email or other written communications between Marvell or any of its representatives, on the one hand, and the person or entity that made such Marvell Acquisition Proposal, Marvell Acquisition Inquiry or request or any of its representatives, on the other hand, relating to such Marvell Acquisition Proposal, Marvell Acquisition Inquiry or request) and to promptly (and in no event later than 24 hours) notify Cavium orally and in writing if it intends to provide information in connection with, or to engage in discussions or negotiations concerning, a Marvell Acquisition Proposal or Marvell Acquisition Inquiry.

For purposes of the Merger Agreement, a “Marvell Superior Offer” is defined as an unsolicited bona fide written offer by a third party to acquire all or a majority of the issued Marvell common shares, that is not conditioned on financing and that is determined by the Marvell board of directors, in its good faith judgment, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Marvell’s outside legal counsel and the likelihood and anticipated timing of completion, to be more favorable from a financial point of view to Marvell and its shareholders than the transactions contemplated by the Merger Agreement (including the Merger).

Shareholder Meetings; No Change in Board Recommendation

Cavium Special Meeting

Under the Merger Agreement, Cavium has agreed to (a) take all actions necessary in accordance with applicable legal requirements to call, give notice of and hold a special meeting of its shareholders to vote on a proposal to adopt the Merger Agreement as promptly as reasonably practicable following the date of the Merger Agreement and (b) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, its shareholders at the Cavium special meeting. The Merger Agreement provides that Cavium may not submit any other proposal to its shareholders in connection with the Cavium special meeting that is not related to the approval or completion of a transaction contemplated by the Merger Agreement without the prior written consent of Marvell. Under the Merger Agreement, Cavium has also agreed to hold the Cavium special meeting (on a date selected by Cavium in consultation with Marvell) as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act.

Under the Merger Agreement, Cavium has agreed not to postpone or adjourn the Cavium special meeting without the consent of Marvell, other than (a) to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that is required by applicable legal requirements is disclosed to Cavium’s shareholders or (b) if, as of the time at which the Cavium special meeting is scheduled, there are insufficient shares of Cavium common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Cavium special meeting, to the extent necessary to obtain such a quorum.

Under the Merger Agreement, Cavium has agreed to postpone or adjourn the Cavium special meeting up to two times for up to 30 days each time if Marvell reasonably requests such postponement or adjournment in order to solicit additional proxies in favor of the adoption of the Merger Agreement (but not later than five business days prior to the Outside Date), in which case, Cavium has agreed to use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of the Merger Agreement as soon as reasonably practicable. Under the Merger Agreement, subject to applicable legal requirements: (a) Cavium has agreed to cooperate with Marvell and use its reasonable best efforts to cause the Cavium special meeting to be held on the same date as the Marvell general meeting; and (b) if, notwithstanding such efforts, the Marvell general meeting is held prior to the Cavium special meeting, Cavium has agreed to use its reasonable best efforts to cause its meeting to be held as promptly as reasonably practicable following the date of the Marvell general meeting.

Marvell General Meeting

Under the Merger Agreement, Marvell has agreed to (a) in accordance with its Bye-laws, take all actions necessary under all applicable legal requirements to, as promptly as reasonably practicable after the date of the Merger Agreement, call, give notice of and hold a meeting of the holders of Marvell common shares to vote on the Marvell Share Issuance as promptly as reasonably practicable after the date of the Merger Agreement and (b) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of, such proposal from its shareholders at the Marvell general meeting. The Merger Agreement provides that Marvell may not submit any other proposal to its shareholders in connection with the Marvell general meeting that is not related to the approval or completion of a transaction contemplated by the Merger Agreement without the prior written consent of Cavium. Under the Merger Agreement, Marvell has also agreed to hold the Marvell general meeting on a date selected by Marvell in consultation with Cavium and as promptly as practicable after the registration statement (of which this joint proxy statement/prospectus is a part) is declared effective under the Securities Act.

Under the Merger Agreement, Marvell has agreed not to postpone or adjourn the Marvell general meeting without the consent of Cavium, other than (a) to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that is required by applicable legal requirements is disclosed to Marvell’s shareholders or (b) if, as of the time at which the Marvell general meeting is scheduled, there are insufficient Marvell common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Marvell general meeting, to the extent necessary to obtain such a quorum.

Under the Merger Agreement, Marvell has agreed to postpone or adjourn the Marvell general meeting up to two times for up to 30 days each time if Cavium reasonably requests such postponement or adjournment in order to solicit additional proxies in favor of the approval of the Marvell Share Issuance (but not later than five business days prior to the Outside Date), in which case, Marvell has agreed to use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the approval of the Marvell Share Issuance as soon as reasonably practicable. Under the Merger Agreement, subject to applicable legal requirements: (a) Marvell has agreed to cooperate with Cavium and use its reasonable best efforts to cause the Marvell general meeting to be held on the same date as the Cavium special meeting; and (b) if, notwithstanding such efforts, the Cavium special meeting is held prior to the Marvell general meeting, Marvell has agreed to use its reasonable best efforts to cause its meeting to be held as promptly as reasonably practicable following the date of the Cavium special meeting.

Cavium Adverse Recommendation Change

Cavium’s board of directors: (a) has determined and believes that the Merger is advisable and fair to and in the best interests of Cavium and its shareholders; (b) unanimously recommends that Cavium’s shareholders vote to adopt the Merger Agreement by voting “FOR” the approval of Merger Proposal at the Cavium special meeting; and (c) has approved and adopted the Merger Agreement and approved the transactions contemplated in the Merger Agreement, including the Merger, in accordance with the requirements of the DGCL.

The determination by Cavium’s board of directors that the Merger is advisable and fair to and in the best interests of Cavium and its shareholders and the recommendation of Cavium’s board of directors that Cavium’s shareholders vote to adopt the Merger Agreement are collectively referred to as the “Cavium Board Recommendation.”

The Merger Agreement provides that, subject to the exceptions noted below, the Cavium board of directors (including any committee thereof) may not:

•	withdraw or modify in a manner adverse to Marvell or Merger Sub, permit the withdrawal or modification in a manner adverse to Marvell or Merger Sub or publicly propose to withdraw or modify in any manner adverse to Marvell or Merger Sub the Cavium Board Recommendation (any such action being referred to as a “Cavium Adverse Recommendation Change”);

•	approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Cavium Acquisition Proposal;

•	cause or permit Cavium or any subsidiary of Cavium to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating to, or that is intended to result in, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a Permitted Confidentiality Agreement; or

•	agree or publicly propose to take any of the actions contemplated in either of the two preceding bullets.

Fiduciary Exception

The Merger Agreement provides that, prior to the adoption of the Merger Agreement by the Required Cavium Shareholder Vote, the Cavium board of directors may make a Cavium Adverse Recommendation Change or cause Cavium to terminate the Merger Agreement and, concurrently with such termination, cause Cavium to enter into a definitive agreement providing for consummation of a transaction contemplated by a Cavium Superior Offer in accordance with the terms of the Merger Agreement, but only:

•

if: (a) an unsolicited, bona fide, written Cavium Acquisition Proposal that did not result from a material breach of the applicable non-solicitation provisions of the Merger Agreement is made to Cavium after the date of the Merger Agreement and is not withdrawn; (b) Cavium’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Cavium’s outside legal counsel, that such Cavium Acquisition Proposal constitutes a Cavium Superior Offer, and that, in light of such Cavium Superior Offer, the failure to make a Cavium Adverse Recommendation Change or the failure to terminate the Merger Agreement in order to accept such Cavium Superior Offer would reasonably be expected to be inconsistent with its fiduciary obligations to Cavium’s shareholders under applicable law; (c) prior to effecting such Cavium Adverse Recommendation Change or terminating the Merger Agreement in order to accept such Cavium Superior Offer, Cavium’s board of directors gives Marvell at least four business days’ prior written notice (i) that it has received a Cavium Superior Offer that did not result from a material breach of any of the applicable non-solicitation provisions of the Merger Agreement, (ii) that it intends to make a Cavium Adverse Recommendation Change as a result of such Cavium Superior Offer (and describing the intended Cavium Adverse Recommendation Change) or to terminate the Merger Agreement in order to accept such Cavium Superior Offer and (iii) specifying the material terms and conditions of such Cavium Superior Offer (and attaching the most current and complete version of any written agreement or other document relating thereto); (d) for four business days after receipt by Marvell of such notice, Cavium’s board of directors does not make a Cavium Adverse Recommendation Change and Cavium does not attempt to terminate the Merger Agreement; (e) during such four business day notice period, Cavium engages (to the extent requested by Marvell) in good faith negotiations with Marvell to amend the Merger Agreement in such a manner that the failure to make a Cavium Adverse Recommendation Change or the failure to terminate the Merger in order to accept such Cavium Superior Offer would not reasonably be expected to be inconsistent with the fiduciary obligations of Cavium’s board of directors to Cavium’s shareholders under applicable law; and (f) at the time of any Cavium Adverse Recommendation Change or the termination of the Merger Agreement in order to accept such Cavium Superior Offer, the Cavium board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Cavium’s outside legal counsel, that the failure to make a Cavium Adverse Recommendation Change or the failure to terminate the Merger Agreement in order to accept such Cavium Superior Offer would still reasonably be expected to be inconsistent with the fiduciary obligations of Cavium’s board of directors to Cavium’s shareholders under applicable law in light of such Cavium Superior Offer; provided, however, that when making such determination, Cavium’s board of directors will be obligated to consider any changes to the terms of the Merger Agreement proposed in writing by Marvell as a result of the negotiations required by clause “(e)” or otherwise; or

•	if: (a) there has been a Cavium Intervening Event (as defined below), (b) Cavium provides Marvell with 48 hours’ prior written notice of any meeting of the Cavium board of directors at which the board is expected to consider and determine whether such Cavium Intervening Event may require Cavium to make a Cavium Adverse Recommendation Change in accordance with the terms of the Merger Agreement; (c) Cavium’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Cavium’s outside legal counsel, that, in light of such Cavium Intervening Event, the failure to make a Cavium Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations to Cavium’s shareholders under applicable law; (d) no Cavium Adverse Recommendation Change has been made for four business days after receipt by Marvell of a written notice from Cavium confirming that Cavium’s board of directors has determined that the failure to make such a Cavium Adverse Recommendation Change in light of such Cavium Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations to Cavium’s shareholders under applicable law; (e) during such four business day notice period, Cavium engages (to the extent requested by Marvell) in good faith negotiations with Marvell to amend the Merger Agreement in such a manner that the failure to make a Cavium Adverse Recommendation Change would not reasonably be expected to be inconsistent with the fiduciary obligations of Cavium’s board of directors to Cavium’s shareholders under applicable law in light of such Cavium Intervening Event; and (f) at the time of any Cavium Adverse Recommendation Change, the Cavium board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Cavium’s outside legal counsel, that the failure to make a Cavium Adverse Recommendation Change would still reasonably be expected to be inconsistent with the fiduciary obligations of Cavium’s board of directors to Cavium’s shareholders under applicable law in light of such Cavium Intervening Event; provided, however, that when making such determination, Cavium’s board of directors will be obligated to consider any changes to the terms of the Merger Agreement proposed in writing by Marvell as a result of the negotiations required by clause “(e)” or otherwise.

For purposes of the Merger Agreement, a “Cavium Intervening Event” is defined as a material event, material development or change in circumstances that relates to and is material to Cavium and its subsidiaries (taken as a whole) (but does not relate to any Cavium Acquisition Proposal) that was not known, and was not reasonably foreseeable, by Cavium or any of its subsidiaries on the date of the Merger Agreement (or if known, the consequences of which were not known, and were not reasonably foreseeable, by Cavium or any of its subsidiaries as of the date of the Merger Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to Cavium or any of its subsidiaries prior to the adoption of the Merger Agreement by the Required Cavium Shareholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, the Merger Agreement.

Marvell Adverse Recommendation Change

Marvell’s board of directors: (a) has determined and believes that the Merger and the Marvell Share Issuance are fair to, and in the best interests of, Marvell and its shareholders; (b) unanimously recommends that Marvell’s shareholders vote to approve the Marvell Share Issuance by voting “FOR” the approval of the Marvell Share Issuance at the Marvell general meeting; and (c) has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Marvell Share Issuance, in accordance with Marvell’s Bye-laws.

The determination by Marvell’s board of directors that the Marvell Share Issuance is fair to, and in the best interests of, Marvell and its shareholders and the recommendation of Marvell’s board of directors that Marvell’s shareholders vote to approve the Marvell Share Issuance are collectively referred to as the “Marvell Board Recommendation.”

The Merger Agreement provides that, subject to the exceptions noted below, the Marvell board of directors (including any committee thereof) may not:

•	withdraw or modify in a manner adverse to Cavium, permit the withdrawal or medication in a manner adverse to Cavium or publicly propose to withdraw or modify in any manner adverse to Cavium the Marvell Board Recommendation (any such action being referred to as a “Marvell Adverse Recommendation Change”);

•	approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Marvell Acquisition Proposal;

•	cause or permit Marvell or any subsidiary of Marvell to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating to, or that is intended to result in, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a Permitted Confidentiality Agreement; or

•	agree or publicly propose to take any of the actions contemplated in either of the two preceding bullets.

Fiduciary Exception

The Merger Agreement provides that, prior to the approval of the Marvell Share Issuance by the Required Marvell Shareholder Vote, the Marvell board of directors may make a Marvell Adverse Recommendation Change or cause Marvell to terminate the Merger Agreement and, concurrently with such termination, cause Marvell to enter a definitive agreement providing for consummation of a transaction contemplated by a Marvell Superior Offer in accordance with the terms of the Merger Agreement, but only:

•

if: (a) an unsolicited, bona fide, written Marvell Acquisition Proposal that did not result from a material breach of the Merger Agreement is made to Marvell after the date of the Merger Agreement and is not withdrawn; (b) Marvell’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Marvell’s outside legal counsel, that such Marvell Acquisition Proposal constitutes a Marvell Superior Offer, and that, in light of such Marvell Superior Offer, the failure to make a Marvell Adverse Recommendation Change or the failure to terminate the Merger Agreement in order to accept such Marvell Superior Offer would reasonably be expected to be inconsistent with its fiduciary obligations to Marvell’s shareholders under applicable law; (c) prior to effecting such Marvell Adverse Recommendation Change or terminating the Merger Agreement in order to accept such Marvell Superior Offer, Marvell’s board of directors gives Cavium at least four business days’ prior written notice (i) that it has received a Marvell Superior Offer that did not result from a material breach of any of the provisions of the confidentiality provisions in the Merger Agreement, (ii) that it intends to make a Marvell Adverse Recommendation Change as a result of such Marvell Superior Offer (and describing the intended Marvell Adverse Recommendation Change) or to terminate the Merger Agreement in order to accept such Marvell Superior Offer and (iii) specifying the material terms and conditions of such Marvell Superior Offer (and attaching the most current and complete version of any written agreement or other document relating thereto); (d) for four business days after receipt by Cavium of such notice, Marvell’s board of directors does not make a Marvell Adverse Recommendation Change and Marvell does not attempt to terminate the Merger Agreement; (e) during such four business day notice period, Marvell engages (to the extent requested by Cavium) in good faith negotiations with Cavium to amend the Merger Agreement in such a manner that the failure to make a Marvell Adverse Recommendation Change or the failure to terminate the Merger in order to accept such Marvell Superior Offer would not reasonably be expected to be inconsistent with the fiduciary obligations of Marvell’s board of directors to Marvell’s shareholders under applicable law; and (f) at the time of any Marvell Adverse Recommendation Change or the termination of the Merger Agreement in order to accept such Marvell Superior Offer, the Marvell board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Marvell’s outside legal counsel, that the failure to make a Marvell Adverse Recommendation Change or the failure to terminate the Merger Agreement in order to accept such Marvell Superior Offer would still reasonably be expected to be inconsistent with the fiduciary obligations of Marvell’s board of directors to Marvell’s shareholders under applicable law in light of such Marvell Superior Offer; provided, however, that when making such determination, Marvell’s board of directors will be obligated to consider any changes to the terms of the Merger Agreement proposed in writing by Cavium as a result of the negotiations required by clause “(e)” or otherwise; or

•	if: (a) there has been a Marvell Intervening Event (as defined below), (b) Marvell provides Cavium with 48 hours’ prior written notice of any meeting of the Marvell board of directors at which the board is expected to consider and determine whether such Marvell Intervening Event may require Marvell to make a Marvell Adverse Recommendation Change in accordance with the terms of the Merger Agreement; (c) Marvell’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Marvell’s outside legal counsel, that, in light of such Marvell Intervening Event, the failure to make a Marvell Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations to Marvell’s shareholders under applicable law; (d) no Marvell Adverse Recommendation Change has been made for four business days after receipt by Cavium of a written notice from Marvell confirming that Marvell’s board of directors has determined that the failure to make such a Marvell Adverse Recommendation Change in light of such Marvell Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations to Marvell’s shareholders under applicable law; (e) during such four business day notice period, Marvell engages (to the extent requested by Cavium) in good faith negotiations with Cavium to amend the Merger Agreement in such a manner that the failure to make a Marvell Adverse Recommendation Change would not reasonably be expected to be inconsistent with the fiduciary obligations of Marvell’s board of directors to Marvell’s shareholders under applicable law in light of such Marvell Intervening Event; and (f) at the time of any Marvell Adverse Recommendation Change, the Marvell board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Marvell’s outside legal counsel, that the failure to make a Marvell Adverse Recommendation Change would still reasonably be expected to be inconsistent with the fiduciary obligations of Marvell’s board of directors to Marvell’s shareholders under applicable law in light of such Marvell Intervening Event; provided, however, that when making such determination, Marvell’s board of directors will be obligated to consider any changes to the terms of the Merger Agreement proposed in writing by Cavium as a result of the negotiations required by clause “(e)” or otherwise.

For purposes of the Merger Agreement, a “Marvell Intervening Event” is a material event, material development or change in circumstances that relates to and is material to Marvell and its subsidiaries (taken as a whole) (but does not relate to any Marvell Acquisition Proposal) that was not known, and was not reasonably foreseeable, by Marvell or any of its subsidiaries on the date of the Merger Agreement (or if known, the consequences of which were not known, and were not reasonably foreseeable, by Marvell or any of subsidiaries as of the date of the

Merger Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to Marvell prior to the approval of the Marvell Share Issuance by the Required Marvell Shareholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, the Merger Agreement.

Financing Matters

In connection with the execution and delivery of the Merger Agreement, Marvell delivered to Cavium an executed copy of a debt commitment letter, together with executed copies of the related fee letters (which have been redacted as set forth in the Merger Agreement), each in effect as of the date of the Merger Agreement from Goldman Sachs Bank USA, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Debt Commitment Letter”) to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (the “Committed Debt Financing”).

Pursuant to the Merger Agreement, Marvell may amend, restate, supplement or otherwise modify or waive any of its rights under the Debt Commitment Letter or any Definitive Debt Financing Agreement (as defined below) and/or substitute other debt financing for all or any portion of the Committed Debt Financing from the same or alternative financing sources, subject to certain exceptions (a “Permitted Alterative Debt Financing”).

The Merger Agreement provides that, if the commitments with respect to all or any portion of the Committed Debt Financing expire or are terminated, or all or any portion of the Committed Debt Financing otherwise becomes unavailable, other than in connection with (x) any Permitted Alternative Debt Financing having been obtained that does not require the consent of Cavium pursuant to the terms of the Merger Agreement or (y) the commitments with respect to the Committed Debt Financing set forth in the Debt Commitment Letter being replaced with commitments with respect thereto set forth in the Definitive Debt Financing Agreements, then Marvell must:

•	promptly notify Cavium of such event and the reasons therefor;

•	use reasonable best efforts to, as promptly as practicable following the occurrence of such event (but no later than the third business day prior to the Outside Date), arrange and obtain, at its sole expense, from alternative sources debt financing in an amount sufficient, when taken together with all other sources of cash available to Marvell, to satisfy the Financing Uses “—Financing Matters,” (such financing, a “Required Alternative Debt Financing,” and together with the Committed Debt Financing and any Permitted Alternative Debt Financing, the “Debt Financing”) on terms and conditions (including any “flex” provisions) that (a) are not materially less favorable to Marvell than the Committed Debt Financing set forth in the Debt Commitment Letter and (b) would not adversely affect the ability of Marvell to timely complete the Merger; and

•	when obtained, promptly provide Cavium with a copy of each executed commitment letter in respect of such alternative financing, together with all related fee letters (with customary redactions).

For purposes of the Merger Agreement, the “Financing Sources” are defined as the parties to the Debt Commitment Letter (other than Marvell) on the date of the Merger Agreement and each other person or entity (other than Marvell or any of its subsidiaries) that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Marvell or any of its affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing.

As part of its covenants under the Merger Agreement, Marvell has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms, and within the limits, of the “flex” provisions contained in any fee letter) contemplated by the Debt Commitment Letter.

In furtherance of the foregoing, under the Merger Agreement, Marvell has agreed not to amend, restate, supplement, or otherwise modify, or waive any provision of, the Debt Commitment Letter, any fee letter related thereto, or any definitive agreements with respect to the Debt Financing (the “Definitive Debt Financing Agreements”), or substitute any portion of the Debt Financing, without the prior written consent of Cavium if such amendment, restatement, supplement or other modification or waiver or such substitution would:

•	reduce the aggregate amount of the Debt Financing, including by increasing the amount of fees to be paid or original issue discount, to an amount below the amount needed, when taken together with all other sources of cash available to Marvell, to satisfy all of Marvell’s payment obligations under the Merger Agreement, including the payment when due of the consideration for the Merger, and all costs and expenses of the transactions contemplated by the Merger Agreement and any repayment or refinancing of indebtedness (including indebtedness under Cavium’s existing credit agreement) contemplated by the Debt Commitment Letter (collectively, the “Financing Uses”); or

•	impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the initial funding of the Debt Financing in a manner that would (a) delay or prevent the funding of the Debt Financing in at least the amount needed, when taken together with all other sources of cash available to Marvell, to satisfy the Financing Uses or (b) adversely impact the ability of Marvell to (i) enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements or (ii) timely complete the transactions contemplated by the Merger Agreement, except that Marvell may (A) add financing sources in accordance with the terms of the Debt Commitment Letter or the Definitive Debt Financing Agreements and (B) implement any “flex” provisions contained in one or more fee letters related to the Debt Financing.

Under the Merger Agreement, Marvell has also agreed to furnish Cavium with executed copies of any amendments to the Debt Commitment Letter (with any fee letter redacted in a customary manner) and all Definitive Debt Financing Agreements promptly upon their execution, and to use reasonable best efforts to:

•	maintain in effect the Debt Commitment Letter or, if applicable, the Definitive Debt Financing Agreements;

•	negotiate, enter into and deliver the Definitive Debt Financing Agreements;

•	satisfy on a timely basis all terms, conditions and covenants applicable to Marvell and its subsidiaries, including with respect to the payment of any commitment, engagement or placement fees, in the Debt Commitment Letter and the Definitive Debt Financing Agreements to the extent the failure to do so would result in a failure of a condition precedent to the availability of the Debt Financing; and

•	seek to enforce its rights with respect to funding under the Debt Commitment Letter and the Definitive Debt Financing Agreements in the event of a breach thereof by the Financing Sources party thereto.

Under the Merger Agreement, Marvell also has obligations to promptly notify Cavium (in any event, within two business days after becoming aware thereof) if, prior to the Effective Time:

•	the Debt Commitment Letter expires or is terminated, other than in connection with (x) any substitute Debt Financing having been obtained that does not require the consent of Cavium pursuant to the terms of the Merger Agreement or (y) the commitments with respect to the Debt Financing set forth in the Debt Commitment Letter being replaced with commitments with respect thereto set forth in the Definitive Debt Financing Agreements;

•	Marvell becomes aware of any actual or potential default or material breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or material breach) by any party to the Debt Commitment Letter or any Definitive Debt Financing Agreements;

•	Marvell becomes aware of any oral or written repudiation of, or indication by any Financing Source that it will not provide, or if it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements on the terms and conditions set forth therein;

•	Marvell receives any written notice from any person or entity with respect to any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Definitive Debt Financing Agreement relating to the availability of the Debt Financing on or prior to the closing date of the Merger; or

•	Marvell believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements, as the case may be, to the extent such Debt Financing is needed, when taken together with all other sources of cash available to Marvell, to satisfy the Financing Uses.

Under the Merger Agreement, subject to certain limitations, prior to the Effective Time, Cavium has agreed to use reasonable best efforts to provide, and to use reasonable best efforts to cause its subsidiaries and its representatives to provide, to Marvell all cooperation reasonably requested by Marvell in connection with the Debt Financing, including by using reasonable best efforts to:

•	cause the management of Cavium, in each case, with appropriate seniority and expertise, to participate, upon reasonable advance notice, in a reasonable number of meetings, presentations, roadshows, drafting sessions, sessions with rating agencies and due diligence sessions at times and in locations reasonably acceptable to Cavium;

•	subject to the confidentiality undertakings set forth in the Debt Commitment Letter or other customary confidentiality undertakings in connection with the Debt Financing, provide reasonable and customary assistance with the preparation of materials relating to Cavium and its subsidiaries in connection with any of the transactions contemplated by the Merger Agreement for rating agency presentations and marketing materials with respect to the Debt Financing, and provide reasonable cooperation with the due diligence efforts of the Financing Sources with respect to Cavium and its subsidiaries;

•	(a) obtain customary payoff letters and such other documents relating to the repayment of the existing indebtedness under Cavium’s existing credit agreement or (to the extent required by the conditions precedent set forth in the Debt Commitment Letter or the Definitive Debt Financing Agreements) any other material contract and the release of any related guarantees and liens as are reasonably requested by Marvell or the Financing Sources, (b) provide, at least three business days prior to the closing date of the Merger, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to Cavium or any of its subsidiaries, in each case as reasonably requested by Marvell or the Financing Sources at least ten business days prior to the closing date of the Merger and (c) provide customary authorization letters (which shall contain customary representations) with respect to information relating to Cavium and its subsidiaries that is contained in any marketing materials with respect to the Debt Financing;

•	furnish to Marvell and the Financing Sources (a) certain financing deliverables described in the Merger Agreement as promptly as practicable following Marvell’s request therefor and (b) certain financing information described in the Merger Agreement;

•	take such actions as are reasonably requested by Marvell to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within Cavium’s control;

•	cause its independent auditors to provide reasonable and customary cooperation in connection with the Debt Financing;

•	upon reasonable request, identify any material non-public information relating to Cavium and its subsidiaries or their securities contained in the marketing materials for the Debt Financing and make such disclosures as may be required to comply with Regulation FD to the extent applicable to such material non-public information relating to Cavium and its subsidiaries or their securities;

•	assist Marvell with Marvell’s preparation of pro forma financial statements and projections that are necessary to satisfy any condition to the Debt Financing or that are customarily included in marketing materials for the Debt Financing (provided that Cavium, its subsidiaries and their representatives shall not be responsible for the preparation of such pro forma financial statements (or any related pro forma adjustments) or such projections);

•	assist with the preparation of Definitive Debt Financing Agreements (including review of any disclosure schedules related thereto for completeness and accuracy);

•	cooperate to facilitate the granting of guarantees by, or pledging of, granting of security interests in and obtaining perfection of any liens on collateral owned by, Cavium and its subsidiaries in connection with the Debt Financing (including (a) entering into the applicable Definitive Debt Financing Agreements effective as of the Effective Time and (b) delivering to Marvell original copies of all certificated securities evidencing any equity interests owned by Cavium or any of its subsidiaries in any of Cavium’s subsidiaries substantially concurrently with completion of the Merger);

•	obtain such consents, approvals, authorizations and instruments as are reasonably requested by Marvell to permit the completion of the Debt Financing;

•	furnish to Marvell and the Financing Sources customary fact back-up reasonably requested by Marvell for information relating to Cavium and its subsidiaries to be included in certain offering documents for the Debt Financing; and

•	furnish to Marvell and the Financing Sources other documents of Cavium and its subsidiaries reasonably requested by the Financing Sources in connection with any Debt Financing that includes an offering of securities in order to allow such Financing Sources to establish a “due-diligence” defense.

The Merger Agreement provides that, subject to certain exceptions, Cavium will be reimbursed by Marvell for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with its cooperation in obtaining the Debt Financing, and indemnified by Marvell for any losses, damages, claims, costs or other expenses (including reasonable attorneys’ fees) suffered or incurred in connection with the arrangement of the Debt Financing and any information used in connection therewith, except when such losses, damages, claims, costs or other expenses arise from Cavium’s bad faith, fraud, intentional misrepresentation or willful misconduct.

Employee Matters

Under the Merger Agreement, Marvell has agreed:

•	for a period of one year following the Effective Time and subject to the applicable legal requirements of each jurisdiction, to maintain, or cause the Surviving Corporation to maintain, for each employee of Cavium and its subsidiaries who continues in employment with Marvell, the Surviving Corporation or any subsidiary thereof, base salary at a level that is no less favorable than the base salary provided to such employee immediately prior to the Effective Time;

•	that all employees of Cavium and its subsidiaries who continue employment with Marvell, the Surviving Corporation or any subsidiary of the Surviving Corporation after the Effective time (collectively, the “Continuing Employees”) will be eligible to continue to participate in the Surviving Corporation’s, or an applicable subsidiary’s, health and welfare benefit plans (or, in the event such plans are terminated, in Marvell’s health and welfare benefit plans), to substantially the same extent as similarly situated employees of Marvell;

•

with respect to each benefit plan, program, practice, policy or arrangement maintained by Marvell or its subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate (a “Marvell Plan”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with

Cavium and its subsidiaries (or predecessor employers to the extent Cavium provides past service credit under its benefit plans) will, to the extent permitted by the terms of the applicable benefit plan, program, practice, policy or arrangement, be treated as service with Marvell and its subsidiaries;

•	that each applicable Marvell Plan will, to the extent permitted by the terms of the applicable Marvell Plan, waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Cavium employee benefit plan; and

•	to the extent permitted under the applicable Marvell Plan, to give or cause its subsidiaries (including the Surviving Corporation) to give the Continuing Employees credit under the applicable Marvell Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Cavium employee benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Marvell Plan.

Under the Merger Agreement, Cavium has agreed, if requested by Marvell prior to the Effective Time, to adopt, or cause to be adopted, all corporate resolutions (which shall be subject to Marvell’s reasonable review and approval) to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored or maintained by Cavium or any ERISA Affiliate that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Cavium 401(k) Plan”). The Merger Agreement provides that, immediately prior to such termination, Cavium (or such ERISA Affiliate) shall make all necessary payments to fund: (a) the contributions necessary or required to maintain the tax-qualified status of the Cavium 401(k) Plan; (b) the contributions for elective deferrals made pursuant to the Cavium 401(k) Plan for the period prior to termination; and (c) the contributions for any employer contributions (including matching contributions) for the period prior to termination. The Merger Agreement provides that, in the event of such termination of the Cavium 401(k) Plan, promptly following the Effective Time, Marvell will cause a plan maintained by Marvell and intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k) to accept eligible (i) rollover contributions in cash of amounts distributed to Continuing Employees from Cavium’s 401(k) Plan and (ii) in-kind rollovers of Continuing Employees’ loan balances, and will provide for continued repayments of any such loans through payroll deductions commencing not later than with the first payroll period ending not more than 14 days following the date of such rollover.

For purposes of the Merger Agreement, an “ERISA Affiliate” is defined as any trade or business, whether or not incorporated, that together with Cavium would be, or, within the preceding six years would have been, deemed to be a single employer for purposes of section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification existing in favor of those persons or entities who have been or are directors and officers of Cavium or any of its subsidiaries (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in Cavium’s or the applicable subsidiary’s certificate of incorporation or bylaws (as in effect as of the date of the Merger Agreement) and as provided in any indemnification agreements between Cavium or the applicable subsidiary and such Indemnified Persons (as in effect as of the date of the Merger Agreement) that were made available to Marvell prior to the date of the Merger Agreement, will survive the Merger and continue in full force and effect (to the fullest extent such rights to indemnification are available under and consistent with Delaware law) for a period of six years from the Effective Time.

The Merger Agreement provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by Cavium as of the date of the Merger Agreement in the form made available to Marvell prior to the date of the Merger Agreement (the “Existing D&O Policy”), to the extent that such directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (a) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (b) the Surviving Corporation will not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of the Maximum Premium. The Merger Agreement provides that if any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation will be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Prior to the Effective Time, Cavium may purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that Cavium will not, without the prior written consent of Marvell, expend an amount for such tail policy in excess of the Maximum Premium. The Merger Agreement provides that, if such “tail” policy is purchased, the Surviving Corporation will, and Marvell will cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue its obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this paragraph for so long as such “tail” policy is maintained in full force and effect.

Efforts to Complete the Merger

Under the Merger Agreement, each of Marvell and Cavium has agreed to use its reasonable best efforts, subject to the limitations described below, to take, or cause to be taken, all actions necessary to complete the Merger and make effective the other transactions contemplated by the Merger Agreement, including obtaining CFIUS Approval and MOFCOM approval. The Merger Agreement provides that, without limiting the generality of the foregoing, but subject to the limitations described below, each of Marvell and Cavium will, among other things:

•	make all filings, give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•	consult with such party’s employees to the extent required under applicable legal requirements in connection with the Merger or any of the other transactions contemplated by the Merger Agreement; and

•	use its reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that, notwithstanding the foregoing, or anything to the contrary contained in the Merger Agreement, Marvell will have no obligation to:

•	dispose of or transfer or cause any of its subsidiaries or affiliates to dispose of or transfer any assets, or to commit to cause Cavium or any of its subsidiaries to dispose of any assets;

•	discontinue or cause any of its subsidiaries or affiliates to discontinue offering any product or service, or to commit to cause Cavium or any of its subsidiaries to discontinue offering any product or service;

•	license or otherwise make available, or cause any of its subsidiaries or affiliates to license or otherwise make available, to any person or entity, any software or other intellectual property or intellectual property right, or to commit to cause Cavium or any of its subsidiaries to license or otherwise make available to any person or entity any software or other intellectual property or intellectual property right;

•	hold separate or cause any of its subsidiaries or affiliates to hold separate any assets or operations (either before or after the closing date of the Merger), or to commit to cause Cavium or any of its subsidiaries to hold separate any assets or operations; or

•	make or cause any of its subsidiaries or affiliates to make any commitment regarding its future operations or the future operations of Cavium or any of its subsidiaries,

unless the actions referred to in the foregoing five bullet points (a) are reasonably necessary to satisfy the closing conditions relating to regulatory matters and (b) would not, individually or in the aggregate, reasonably be expected to result in a significant impact on the strategic or financial benefits of the Merger to Marvell.

The Merger Agreement provides that, notwithstanding the foregoing, or anything to the contrary contained in the Merger Agreement, (a) Marvell will have no obligation to contest, or cause any of its subsidiaries or affiliates to contest, any legal proceeding relating to the Merger if Marvell reasonably determines in good faith that contesting such legal proceeding would not be advisable and (b) Marvell will not be required to:

•	divest, transfer or otherwise dispose of, to hold separate or to commit to cause any of its subsidiaries or affiliates or Cavium or any of its subsidiaries to divest, transfer or otherwise dispose of or to hold separate all or any portion of (i) the Ethernet switch business or the embedded communication processor business of Marvell and its subsidiaries or (ii) the Ethernet switch business or the processor business of Cavium and its subsidiaries;

•	change, or commit to change, its place of domicile or organization; or

•	restructure or commit to restructure any of the transactions contemplated by the Merger Agreement;

provided, however, that if Marvell elects to change its place of domicile or organization or to restructure any of the transactions contemplated by the Merger Agreement in response to a request from a governmental body or in order to facilitate the satisfaction of any of the closing conditions relating to regulatory matters, then Cavium has agreed that it will, and will cause its subsidiaries to (x) consent to, and cooperate with Marvell in connection with, the taking of any such action and (y) take any other action in connection therewith as Marvell may reasonably request. The Merger Agreement provides that, at the request of Marvell, Cavium will divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of Cavium and its subsidiaries, provided that any such action is conditioned upon the completion of the Merger.

Any condition, remedy or action that Marvell is not obligated to accept or take pursuant to the three previous sentences is referred to herein as a “Burdensome Condition.”

Under the Merger Agreement, Cavium and Marvell have further agreed to:

•	promptly after the date of the Merger Agreement, prepare and file the notification and report forms required to be filed under the HSR Act and any notification or other document required to be filed or submitted under any applicable foreign antitrust or competition-related legal requirement in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•	respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental body in connection with antitrust or related matters;

•	promptly (and not later than 20 business days after the date of the Merger Agreement, unless otherwise agreed by the parties) make a draft filing in connection with obtaining CFIUS Approval in accordance with the DPA;

•	make a final filing in connection with obtaining CFIUS Approval in accordance with the DPA promptly after receipt of confirmation that CFIUS has no further comments with respect to the draft filing; and

•	respond as promptly as practicable to any information request from CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Merger.

Under the Merger Agreement, Cavium and Marvell have agreed that if CFIUS suggests or requests that, or Cavium or Marvell determines it to be appropriate that, the parties withdraw and resubmit the filing submitted to CFIUS pursuant to the Merger Agreement, Cavium and Marvell will cooperate in withdrawing and resubmitting the CFIUS filing; provided, however, that neither Cavium nor Marvell will be under any obligation to resubmit such filing if Cavium or Marvell reasonably determines that CFIUS Approval could not be obtained before the Outside Date.

Listing and Delisting

Under the Merger Agreement, Marvell and Cavium have agreed to use their respective reasonable best efforts to take all actions required to be taken under the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance, exchange and listing of the Marvell common shares to be issued to Cavium shareholders in connection with the Merger.

Under the Merger Agreement, Cavium has agreed to, prior to the Effective Time, cooperate with Marvell and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable to enable the Cavium common stock to be delisted from NASDAQ and deregistered under the Exchange Act as promptly as practicable after the Merger is complete.

Other Covenants

The Merger Agreement contains certain other covenants, including, among other things, covenants relating to cooperation between Marvell and Cavium in the preparation of this joint proxy statement/prospectus, other filings to be made with the SEC or any other governmental body, notification of certain matters, cooperation between Marvell and Cavium with respect to public announcements, and cooperation between Marvell and Cavium regarding certain litigation relating to the Merger or any of the other transactions contemplated by the Merger Agreement.

Conditions to Completion of the Merger

The completion of the Merger depends upon the satisfaction or waiver of a number of conditions, which, to the extent permitted by applicable laws and as described below, may be waived by Marvell, Merger Sub and Cavium, as applicable.

Under the Merger Agreement, the obligations of Marvell and Merger Sub to complete the Merger are subject to the satisfaction (or waiver by Marvell, on behalf of itself and Merger Sub), at or prior to the completion of the Merger, of each of the following conditions:

•	each representation and warranty made by Cavium in the Merger Agreement relating to the authorization and validity of the Merger Agreement, takeover statutes and shareholder rights plans, the requisite shareholder vote needed by Cavium with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, the opinions of Cavium’s financial advisors and advisors’ fees was accurate in all material respects as of the date of the Merger Agreement and is accurate in all material respects as of the closing date of the Merger (in each case, other than any such representation and warranty made as of a specific earlier date, which must have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties, all “Material Adverse Effect” and other materiality and similar qualifications will be disregarded;

•

each representation and warranty made by Cavium in the Merger Agreement relating to certain capitalization and related matters was accurate in all respects as of the date of the Merger Agreement and is accurate in all respects as of the closing date of the Merger (in each case, other than any representation and warranty made as of November 16, 2017, which must have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature will be disregarded;

•	each other representation and warranty made by Cavium in the Merger Agreement was accurate in all respects as of the date of the Merger Agreement and is accurate in all respects as of the closing date of the Merger (in each case, other than any such representation and warranty made as of a specific earlier date, which must have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect on Cavium and its subsidiaries; provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties, all “Material Adverse Effect” and other materiality and similar qualifications will be disregarded;

•	the covenants and obligations in the Merger Agreement that Cavium is required to comply with or to perform at or prior to the completion of the Merger have been complied with and performed in all material respects;

•	the registration statement of which this joint proxy statement/prospectus is a part is effective in accordance with the provisions of the Securities Act, and no stop order suspending its effectiveness has been issued by the SEC and no proceedings for that purpose have been initiated or threatened in writing by the SEC that have not been withdrawn;

•	the Merger Agreement has been duly adopted by the Required Cavium Shareholder Vote and the Marvell Share Issuance has been duly approved by the Required Marvell Shareholder Vote;

•	Marvell’s receipt of a certificate executed on behalf of Cavium by its Chief Executive Officer and Chief Financial Officer confirming that to the knowledge of such officer, the closing conditions relating to Cavium’s representations and warranties and compliance with covenants, described above, have been duly satisfied;

•	since the date of the Merger Agreement, there has not occurred any Material Adverse Effect on Cavium and its subsidiaries that is continuing;

•	the waiting period applicable to the completion of the Merger under the HSR Act has expired or been terminated without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Marvell had previously agreed in writing) and any similar waiting period under any applicable antitrust or competition-related law or regulation or other legal requirement in the United States, the People’s Republic of China and Poland has expired or been terminated without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Marvell had previously agreed in writing);

•	CFIUS Approval has been obtained and is in full force and effect;

•	MOFCOM approval has been obtained and is in full force and effect without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Marvell had previously agreed in writing);

•	any other governmental authorization or other consent required under any applicable foreign antitrust or competition-related law or regulation or other legal requirement in the United States, the People’s Republic of China and Poland has been obtained and is in full force and effect without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Marvell had previously agreed in writing);

•	the Marvell common shares to be issued in the Merger are authorized and approved for listing (subject to official notice of issuance) on NASDAQ;

•	no temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the Merger has been issued by any Specified Governmental Body (as defined below)

and is still in effect, and there is no legal requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes completion of the Merger illegal and is still in effect; and

•	there is no pending or overtly threatened legal proceeding brought by a governmental body: (a) challenging or seeking to restrain or prohibit the completion of the Merger or any of the transactions contemplated by the Merger Agreement; (b) seeking to prohibit or limit in any material respect Marvell’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that could materially and adversely affect the right of Marvell or Cavium or any of its subsidiaries to own the assets or operate the business of Cavium and its subsidiaries; (d) seeking to compel Cavium or Marvell or any of their respective subsidiaries to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; or (e) relating to the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Marvell or Cavium or any of Cavium’s subsidiaries or any of the officers, directors or affiliates of Marvell or Cavium or any of Cavium’s subsidiaries.

For purposes of the Merger Agreement, a “Specified Governmental Body” is defined as any governmental body that has jurisdiction over Cavium, Marvell, Merger Sub, any of their respective Significant Subsidiaries or any of their respective Significant Subsidiaries’ businesses or assets that are material to Cavium and its subsidiaries, taken as a whole, or to Marvell and its subsidiaries, taken as a whole.

Under the Merger Agreement, the obligations of Cavium to complete the Merger is subject to the satisfaction (or waiver by Cavium), at or prior to the completion of the Merger, of the following conditions:

•	each representation and warranty made by Marvell and Merger Sub in the Merger Agreement relating to the authorization and validity of the Merger Agreement, the requisite shareholder vote needed by Marvell with respect to approval of the Marvell Share Issuance, the opinion of Marvell’s financial advisor and advisors’ fees was accurate in all material respects as of the date of the Merger Agreement and is accurate in all material respects as of the closing date of the Merger (in each case, other than any such representation and warranty made as of a specific earlier date, which must have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties, all Material Adverse Effect and other materiality and similar qualifications will be disregarded;

•	each representation and warranty made by Marvell and Merger Sub in the Merger Agreement relating to certain capitalization and related matters was accurate in all respects as of the date of the Merger Agreement and is accurate in all respects as of the closing date of the Merger (in each case, other than any representation and warranty made as of November 16, 2017, which must have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature will be disregarded;

•	the other representations and warranties made by Marvell and Merger Sub in the Merger Agreement were accurate in all respects as of the date of the Merger Agreement and are accurate in all respects as of the closing date of the Merger (in each case, other than any such representation and warranty made as of a specific earlier date, which must have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a “Material Adverse Effect” on Marvell; provided, however, that: (a) for purposes of determining the accuracy of the foregoing representations and warranties, all Material Adverse Effect and other materiality and similar qualifications will be disregarded; and (b) any inaccuracy in or breach of certain representations or warranties relating to the sufficiency of the Debt Financing will be disregarded if Marvell is willing and able to complete the Merger on the scheduled closing date of the Merger;

•	the covenants and obligations in the Merger Agreement that Marvell and Merger Sub are required to comply with or to perform at or prior to the completion of the Merger have been complied with and performed in all material respects;

•	the registration statement of which this joint proxy statement/prospectus is a part is effective in accordance with the provisions of the Securities Act, and no stop order suspending its effectiveness has been issued by the SEC and no proceedings for that purpose have been initiated or threatened in writing by the SEC that have not been withdrawn;

•	the Merger Agreement has been duly adopted by the Required Cavium Shareholder Vote and the Marvell Share Issuance has been duly approved by the Required Marvell Shareholder Vote;

•	Cavium’s receipt of a certificate executed on behalf of Marvell by its Chief Executive Officer and Chief Financial Officer confirming that to the knowledge of such officer, the closing conditions relating to Marvell’s representations and warranties and compliance with covenants, described above, have been duly satisfied;

•	since the date of the Merger Agreement, there has not occurred any Material Adverse Effect on Marvell that is continuing;

•	the waiting period applicable to the completion of the Merger under the HSR Act has expired or been terminated;

•	the Marvell common shares to be issued in the Merger are authorized and approved for listing (subject to official notice of issuance) on NASDAQ;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger has been issued by any court of competent jurisdiction in the United States and is still in effect, and there is no legal requirement enacted or deemed applicable to the Merger by any federal or state governmental body in the United States that makes completion of the Merger illegal and is still in effect; and

•	no temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the Merger has been issued by any court of competent jurisdiction (other than a court in the United States) and is still in effect, and there is no legal requirement enacted or deemed applicable to the Merger (other than a legal requirement enacted in the United States) that makes completion of the Merger illegal and is still in effect, except for any such order, decree, ruling or legal requirement that would not reasonably be expected to give rise to the imposition of criminal sanctions or criminal liability on the officers and directors of Cavium if the Merger were completed.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time in accordance with its terms as follows:

•	by the mutual written consent of Marvell and Cavium;

•	by either Marvell or Cavium if the Merger has not been completed on or prior to 11:59 p.m. (New York City time) on the Outside Date; provided, however, that a party may not terminate the Merger Agreement on such basis if the failure to complete the Merger by the Outside Date was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•	by either Marvell or Cavium if a court of competent jurisdiction or any other governmental body in any specified jurisdiction has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party may not terminate the Merger Agreement on such basis if such order, decree or ruling, or such action by such court, was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•	by either Marvell or Cavium if: (a) a court of competent jurisdiction or any other governmental body in any jurisdiction other than a specified jurisdiction has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; and (b) the failure to comply with such order, decree or ruling, or the effect of such other action, would reasonably be expected to give rise to the imposition of criminal sanctions or criminal liability on the terminating party or any of the terminating party’s current or future subsidiaries or any of the terminating party’s officers or directors; provided, however, that a party may not terminate the Merger Agreement on the basis described in either of clause “(a)” or “(b)” if such order, decree or ruling, or such action by such court or other governmental body, was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•	by either Marvell or Cavium following a Final CFIUS Turndown (as defined below); provided, however, that a party may not terminate the Merger Agreement on such basis if the Final CFIUS Turndown was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•	by either Marvell or Cavium if: (a) the Cavium special meeting (including any adjournments and postponements thereof) has been held and completed and Cavium’s shareholders have taken a final vote on a proposal to adopt the Merger Agreement; and (b) the Merger Agreement has not been adopted at the Cavium special meeting (and has not been adopted at any adjournment or postponement thereof) by the Required Cavium Shareholder Vote; provided, however, that a party may not terminate the Merger Agreement on the basis described in either of clause “(a)” or “(b)” if the failure to have the Merger Agreement adopted by the Required Cavium Shareholder Vote was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•	by either Marvell or Cavium if: (a) the Marvell general meeting (including any adjournments and postponements thereof) has been held and completed and Marvell’s shareholders have taken a final vote on a proposal to approve the Marvell Share Issuance; and (b) the Marvell Share Issuance has not been approved at the Marvell general meeting (and has not been approved at any adjournment or postponement thereof) by the Required Marvell Shareholder Vote; provided, however, that a party may not terminate the Merger Agreement on the basis described in either of clause “(a)” or “(b)” if the failure to have the Marvell Share Issuance approved by the Required Marvell Shareholder Vote was proximately caused by the action of such party or failure on the part of such party to act and such action or failure constituted a material breach of the Merger Agreement;

•	by Marvell (at any time prior to the adoption of the Merger Agreement by the Required Cavium Shareholder Vote) if a Cavium Triggering Event has occurred;

•	by Cavium (at any time prior to the approval of the Marvell Share Issuance by the Required Marvell Shareholder Vote) if a Marvell Triggering Event has occurred;

•

by Marvell if: (a) any of Cavium’s representations and warranties contained in the Merger Agreement was inaccurate as of the date of the Merger Agreement, or became inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that the closing condition relating to the accuracy of Cavium’s representations and warranties would not be satisfied; or (b) any of Cavium’s covenants contained in the Merger Agreement was breached such that the closing condition relating to the performance by Cavium of its covenants would not be satisfied; provided, however, that if an inaccuracy in any of Cavium’s representations and warranties as of a date subsequent to the date of the Merger Agreement or a breach of a covenant by Cavium is curable by Cavium prior to the Outside Date and Cavium is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Marvell may not terminate the Merger Agreement on the basis described in either of clause “(a)” or “(b)” on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that Marvell gives Cavium written notice of such inaccuracy or breach;

•	by Cavium if: (a) any of Marvell’s representations and warranties contained in the Merger Agreement was inaccurate as of the date of the Merger Agreement, or became inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that the closing condition relating to the accuracy of Marvell’s representations and warranties would not be satisfied; or (b) if any of Marvell’s covenants contained in the Merger Agreement was breached such that the closing condition relating to the performance by Marvell of its covenants would not be satisfied; provided, however, that if an inaccuracy in any of Marvell’s representations and warranties as of a date subsequent to the date of the Merger Agreement or a breach of a covenant by Marvell is curable by Marvell prior to the Outside Date and Marvell is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Cavium may not terminate the Merger Agreement on the basis described in either of clause “(a)” or “(b)” on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that Cavium gives Marvell written notice of such inaccuracy or breach;

•	by Cavium (at any time prior to the adoption of the Merger Agreement by the Required Cavium Shareholder Vote) in order to accept a Cavium Superior Offer and enter into the Specified Cavium Acquisition Agreement, if: (a) the Cavium board of directors, after satisfying certain specified requirements as set forth in the Merger Agreement and otherwise causing Cavium to comply in all material respects with certain specified requirements as set forth in the Merger Agreement, has authorized Cavium to enter into such Specified Cavium Acquisition Agreement; (b) Cavium has delivered to Marvell a written notice (that includes a copy of the Specified Cavium Acquisition Agreement as an attachment) containing Cavium’s representation and warranty that the Cavium board of directors has authorized the execution and delivery of the Specified Cavium Acquisition Agreement on behalf of Cavium and that Cavium will enter into the Specified Cavium Acquisition Agreement concurrently with the termination of the Merger Agreement; (c) concurrently with the termination of the Merger Agreement, Cavium enters into the Specified Cavium Acquisition Agreement with respect to such Cavium Superior Offer; and (d) concurrently with such termination, Cavium has paid to Marvell the required termination fee; or

•	by Marvell (at any time prior to the approval of the Marvell Share Issuance by the Required Marvell Shareholder Vote) in order to accept a Marvell Superior Offer and enter into the Specified Marvell Acquisition Agreement, if: (a) the Marvell board of directors, after satisfying certain specified requirements as set forth in the Merger Agreement and otherwise causing Marvell to comply in all material respects with certain specified requirements as set forth in the Merger Agreement, has authorized Marvell to enter into such Specified Marvell Acquisition Agreement; (b) Marvell has delivered to Cavium a written notice (that includes a copy of the Specified Marvell Acquisition Agreement as an attachment) containing Marvell’s representation and warranty that the Marvell board of directors has authorized the execution and delivery of the Specified Marvell Acquisition Agreement on behalf of Marvell and that Marvell will enter into the Specified Marvell Acquisition Agreement concurrently with the termination of the Merger Agreement; (c) concurrently with the termination of the Merger Agreement, Marvell enters into the Specified Marvell Acquisition Agreement with respect to such Marvell Superior Offer; and (d) concurrently with such termination, Marvell has paid to Cavium the required termination fee.

For purposes of the Merger Agreement, a “Final CFIUS Turndown” is deemed to have occurred if: (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to Section 721 of the DPA; or (b) at any time after CFIUS notifies Marvell or Cavium that it intends to send a report to the President of the United States recommending that the President act to suspend or prohibit the Merger following the completion of the investigation pursuant to Section 721(b)(2)(C) of the DPA, Marvell makes a determination in good faith that CFIUS Approval is unlikely to be obtained on terms acceptable to Marvell (as provided in the Merger Agreement) and provides Cavium with written notice of such determination.

For purposes of the Merger Agreement, a “Cavium Triggering Event” is deemed to have occurred if: (a) the Cavium board of directors or any committee thereof shall have made a Cavium Adverse Recommendation Change; (b) Cavium shall have failed to include in this joint proxy statement/prospectus the Cavium Board Recommendation; (c) the Cavium board of directors fails to publicly reaffirm the Cavium Board Recommendation, or fails to publicly reaffirm its determination that the Merger is in the best interests of Cavium’s shareholders, within ten business days (or, if earlier, prior to the date of the Cavium special meeting) after Marvell requests in writing that such recommendation or determination be reaffirmed; (d) a tender or exchange offer relating to shares of Cavium common stock shall have been commenced and Cavium shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Cavium special meeting), a statement disclosing that Cavium recommends rejection of such tender or exchange offer and reaffirming its recommendation of the Merger Agreement and the Merger; (e) Cavium shall have entered into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement or other contract relating to any Cavium Acquisition Proposal, other than a Permitted Confidentiality Agreement; or (f) Cavium or any of its representatives shall have breached in any material respect certain of its obligations under the Merger Agreement, which results in a Cavium Acquisition Proposal.

For purposes of the Merger Agreement, a “Marvell Triggering Event” is deemed to have occurred if: (a) the Marvell board of directors or any committee thereof shall have made a Marvell Adverse Recommendation Change; (b) Marvell shall have failed to include in this joint proxy statement/prospectus the Marvell Board Recommendation; (c) the Marvell board of directors fails to publicly reaffirm the Marvell Board Recommendation, or fails to publicly reaffirm its determination that the Merger is in the best interests of Marvell’s shareholders, within ten business days (or, if earlier, prior to the date of the Marvell general meeting) after Cavium requests in writing that such recommendation or determination be reaffirmed; (d) a tender or exchange offer relating to Marvell common shares shall have been commenced and Marvell shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Marvell general meeting), a statement disclosing that Marvell recommends rejection of such tender or exchange offer and reaffirming its recommendation with respect to the Marvell Share Issuance; (e) Marvell shall have entered into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement or other contract relating to any Marvell Acquisition Proposal, other than a Permitted Confidentiality Agreement; or (f) Marvell or any of its representatives shall have breached in any material respect certain of its obligations under the Merger Agreement, which results in a Marvell Acquisition Proposal.

Effect of Termination

The Merger Agreement provides that, in the event the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force and effect except for certain specified sections of the Merger Agreement, including the provisions relating to termination fees. The Merger Agreement further provides that such termination will not relieve any party to the Merger Agreement from any liability for fraud or any knowing and intentional breach of the Merger Agreement.

Transaction Expenses and Termination Fees

Transaction Expenses

The Merger Agreement provides that, except with respect to termination fees, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is completed; provided, however, that Marvell and Cavium will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (a) the filing, printing and mailing of the registration statement of which this joint proxy statement/prospectus is a part and this joint proxy statement/prospectus and any amendments or supplements thereto or hereto and (b) the filing by the parties to the Merger Agreement of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related law or regulation or other legal requirement.

Termination Fees

The Merger Agreement provides that Cavium will be required to pay to Marvell a termination fee of $180 million if, among other things, the Merger Agreement is terminated (x) by Marvell or Cavium (a) because (i) Cavium failed to obtain the necessary shareholder vote to approve the Merger or (ii) the Merger has not been completed on or prior to the Outside Date and (b)(i) at or prior to termination, a Cavium Acquisition Proposal has been made and (ii) within 12 months after the date of such termination, Cavium has consummated a transaction with a third party or has entered into a definitive agreement with a third party contemplating a transaction that is subsequently consummated (regardless of whether such consummation occurs within the 12-month period), in each case relating to an acquisition of Cavium, (y) by Marvell or Cavium (other than for inaccuracy of Marvell’s representations and warranties or a breach of Marvell’s covenants) at any time during the period commencing on the occurrence of a Cavium Triggering Event and ending on the tenth day after the final vote by Cavium’s shareholders on a proposal to adopt the Merger Agreement or (z) by Cavium in order to accept a Cavium Superior Offer and enter into a definitive agreement providing for consummation of the transaction contemplated by such Cavium Superior Offer.

The Merger Agreement provides that Marvell will be required to pay to Cavium a termination fee of $180 million if, among other things, the Merger Agreement is terminated (x) by Marvell or Cavium (a) because (i) Marvell failed to obtain the necessary shareholder vote to approve the Marvell Share Issuance or (ii) the Merger has not been consummated on or prior to the Outside Date and (b)(i) at or prior to termination, a Marvell Acquisition Proposal has been made and (ii) within 12 months after the date of such termination, Marvell has consummated a transaction with a third party or has entered into a definitive agreement with a third party contemplating a transaction that is subsequently consummated (regardless of whether such consummation occurs within the 12-month period), in each case relating to an acquisition of Marvell, (y) by Marvell or Cavium (other than for inaccuracy of Cavium’s representations and warranties or a breach of Cavium’s covenants) at any time during the period commencing on the occurrence of a Marvell Triggering Event and ending on the tenth day after the final vote by Marvell’s shareholders to approve the Marvell Share Issuance or (z) by Marvell in order to accept a Marvell Superior Offer and enter into a definitive agreement providing for consummation of the transaction contemplated by such Marvell Superior Offer.

The Merger Agreement also provides that Marvell will be required to pay to Cavium a termination fee of $180 million if (a)(i) the Merger Agreement is terminated due to a Final CFIUS Turndown or on account of a knowing and intentional breach by Marvell of its obligations with respect to obtaining CFIUS Approval and (ii) all of Marvell’s closing conditions (other than closing conditions with respect to the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, shareholder approvals, receipt of certain certifications from Cavium, the receipt of CFIUS Approval and MOFCOM approval and the listing of Marvell common shares to be issued in connection with the Merger) have been satisfied as of the time of termination or (b) the Merger has not been completed on or prior to the Outside Date and all of Marvell’s closing conditions (other than closing conditions with respect to receipt of certain certifications from Cavium, the receipt of CFIUS Approval and MOFCOM approval and the listing of Marvell common shares to be issued in connection with the Merger) have been satisfied as of the time of termination.

Additionally, the Merger Agreement provides that Marvell will be required to pay to Cavium a termination fee of $50 million if (a) the Merger Agreement is terminated on account of a knowing and intentional breach by Marvell of its obligations with respect to obtaining MOFCOM approval and all of Marvell’s closing conditions (other than closing conditions with respect to the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, shareholder approvals, receipt of certain certifications from Cavium, the receipt of CFIUS Approval and MOFCOM approval and the listing of Marvell common shares to be issued in connection with the Merger) have been satisfied as of the time of termination of the Merger Agreement or (b) the Merger has not been completed on or prior to the Outside Date and all of Marvell’s closing conditions (other than closing conditions with respect to receipt of certain certifications from Cavium, the receipt of CFIUS Approval and MOFCOM approval and the listing of Marvell common shares to be issued in connection with the Merger) have been satisfied as of the time of termination.

The Merger Agreement provides that, under circumstances where both the MOCFOM-related termination fee of $50 million and the CFIUS-related termination fee of $180 million would be payable, Marvell will be required to pay only the MOFCOM-related termination fee.

Enforcement; Remedies

Under the terms of, and except as otherwise provided in the Merger Agreement, any and all remedies expressly conferred upon a party to the Merger Agreement will be deemed cumulative with and not exclusive of any other remedy so conferred, or conferred by law or equity, and the exercise by a party to the Merger Agreement of any one remedy will not preclude the exercise of any other remedy. Further, nothing in the Merger Agreement will be deemed a waiver by any party thereto of any right to specific performance or injunctive relief.

Under the Merger Agreement, each of Marvell and Cavium has acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement is not performed by such party in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Accordingly, the Merger Agreement provides that, in the event of any breach or threatened breach by either Marvell or Cavium of any covenant or obligation contained in the Merger Agreement, the other party will be entitled to obtain, without proof of actual damages and in addition to any other remedy to which such non-breaching party is entitled at law or in equity: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Amendment

The Merger Agreement provides that, subject to certain exceptions, the Merger Agreement may be amended, modified or supplemented by written agreement signed by the parties thereto at any time; provided, however, that (a) after adoption of the Merger Agreement by Cavium’s shareholders, no amendment which by law requires further approval of the shareholders of Cavium may be made without such further approval and (b) after approval of the Marvell Share Issuance by Marvell’s shareholders, no amendment which by law or any NASDAQ rule requires further approval of Marvell’s shareholders may be made without such further approval. The Merger Agreement further provides that certain sections of the Merger Agreement may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Financing Source or certain parties related to such Financing Source (including its affiliates, shareholders, directors, officers and employees) without the prior written consent of such Financing Source.

Waiver

The Merger Agreement provides that, subject to certain exceptions, at any time prior to the Effective Time, the parties to the Merger Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; (c) waive compliance with any covenants and agreements contained in the Merger Agreement; or (d) subject to the terms of the Merger Agreement and to the extent permitted by applicable legal requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained in the Merger Agreement. The Merger Agreement provides that certain sections of the Merger Agreement may not be waived in any manner that is adverse in any material respect to any Financing Source or certain parties related to such Financing Source (including its affiliates, shareholders, directors, officers and employees) without the prior written consent of such Financing Source. The Merger Agreement also provides that any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

The Merger Agreement further provides that no failure or delay on the part of any party to exercise any power, right, privilege or remedy under the Merger Agreement will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

In addition, the Merger Agreement provides that no party will be deemed to have waived any claim arising out of the Merger Agreement, or any power, right, privilege or remedy under the Merger Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Third-Party Beneficiaries

The Merger Agreement provides that it is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person or entity other than the parties to the Merger Agreement and their respective successors and permitted assigns or to otherwise create any third-party beneficiary thereto, except (a) the Indemnified Persons are third-party beneficiaries of the specified section of the Merger Agreement relating to their right to indemnification, (b) the Financing Sources are third-party beneficiaries of certain specified sections of the Merger Agreement and (c) Cavium has the right to pursue claims for damages (including claims for damages based on loss of the economic benefit of the Merger to Cavium’s shareholders) on behalf of its shareholders in the event either Marvell or Merger Sub commits fraud or any knowing and intentional breach of its representations, warranties or covenants set forth in the Merger Agreement, which rights are enforceable on behalf of Cavium’s shareholders only by Cavium, in its sole and absolute discretion, through actions approved by the Cavium board of directors.

Governing Law

The Merger Agreement provides that it is governed by, and is to be construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

INFORMATION ABOUT MARVELL

Marvell is a fabless semiconductor provider of application-specific semiconductor products. As a fabless semiconductor company, Marvell focuses on the design, development, and marketing of semiconductor products and forms relationships with foundries, assembly and test facilities for the manufacture of these products. Marvell’s semiconductors perform analog, mixed-signal, and digital signal processing, and Marvell designs both stand-alone and embedded semiconductors. Marvell’s core strength lies in the development of complex integrated circuits that incorporate all components of an electronic system in one chip—so-called SoC devices. Whereas electronic systems previously required multiple chips or systems to function, these electronic systems are increasingly performed by all-in-one devices. Marvell’s all-in-one devices, including its SoCs, microcontrollers, and embedded processors, are more efficient and cost-effective than multi-chip or multi-system products.

Marvell’s broad product portfolio includes devices for storage, networking and connectivity, as further described below, and Marvell’s market segments include the enterprise, cloud, automotive, industrial and consumer markets.

•	Storage: Marvell develops data storage products, with applications spanning consumer, client, data center and enterprise markets. Products include controllers for hard disk drives (“HDDs”) and solid-state drives (“SSDs”) that store and retrieve data at reduced energy consumption and with greater speed and reliability. These products are incorporated into HDDs and SSDs for many different applications, including desktop and laptop personal computers, servers, game consoles, and similar devices.

•	Networking: Marvell develops networking products that serve end-users in cloud, enterprise, small and medium business, and service provider networks. Products include (i) physical layer transceivers that are used in a wide range of products, including switch systems, printers, game consoles, automobiles and other systems that require Ethernet connectivity; (ii) Ethernet switch integrated circuits to provide switching and packet processing; and (iii) embedded ARM-based processors.

•	Connectivity: Marvell develops wireless connectivity products that serve consumer, enterprise, desktop, service provider, and automotive markets. Products include client and access point chips that enable wireless communication using WiFi and Bluetooth standards.

Marvell was incorporated in Bermuda in January 1995. Marvell’s registered and mailing address is Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and its telephone number there is (441) 296-6395. The address of Marvell’s U.S. operating subsidiary is Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054, and its telephone number there is (408) 222-2500. Marvell also has subsidiaries and operations in many countries, including China, India, Israel, Japan, Singapore, South Korea, Taiwan and Vietnam. Marvell’s fiscal year ends on the Saturday nearest January 31. As of January 22, 2018, Marvell had a total of approximately 3,770 employees, and held approximately 9,500 U.S. and foreign patents issued and approximately 2,300 U.S. and foreign patent applications pending on various aspects of Marvell technology.

Additional information about Marvell and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Documents Incorporated by Reference” for more information.

INFORMATION ABOUT MERGER SUB

Merger Sub, a direct wholly owned subsidiary of MTI, which is a direct wholly owned subsidiary of Marvell, is a Delaware corporation that was formed on November 17, 2017 for the purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into Cavium, with Cavium surviving as a wholly owned indirect subsidiary of Marvell.

INFORMATION ABOUT CAVIUM

Cavium is a provider of highly integrated semiconductor processors that enable intelligent processing for wired and wireless infrastructure and cloud for networking, communications, storage, and security applications. Cavium’s products consist of multi-core processors for embedded and data center applications, network connectivity for server and switches, storage connectivity, and security processors for offload and appliance. A range of Cavium’s products also include a rich suite of embedded security protocols that enable unified threat management, or UTM, secure connectivity, network perimeter protection, and deep packet inspection, or DPI. Cavium sells its products to networking original equipment manufacturers, or OEM, that sell into the enterprise, datacenter, service provider, and broadband and consumer markets. Cavium also sells its products through channels, original design manufacturers, or ODM, as well as direct sales to mega data centers. In the enterprise market, Cavium’s products are used in routers, switches, storage appliances, server connectivity for networking and storage, wireless local area networks, or WLAN, and UTM. In the datacenter market, Cavium’s products are used in servers for data and storage connectivity as well as security offload and server load balancers. In the service provider market in wired infrastructure Cavium’s products are used in edge routers, cable modem termination system head-ends, and media gateways, and in wireless infrastructure in 3G/4G/5G base stations, radio network controllers, micro/macro cell, evolved packet core nodes, and CloudRAN. In the broadband and consumer market Cavium’s products are used in home gateways, wireless high-definition multimedia interface, or HDMI, WLAN, small office/home office, and UTM. Several of Cavium’s products are systems on a chip, or SoCs, which incorporate single or multiple processor cores, a highly integrated architecture and customizable software that is based on a broad range of standard operating systems. Cavium focuses its resources on the design, sales and marketing of its products, and outsources the manufacturing of its products. Cavium expanded its server data and storage connectivity product portfolio in August 2016 with its acquisition of QLogic. Cavium has a broad portfolio of multi-core processors to deliver integrated and optimized hardware and software embedded solutions to the market. Cavium’s software and service revenue is primarily from the sale of software subscriptions of embedded Linux operating system, related development tools, application software stacks, support and professional services.

Cavium common stock is traded on NASDAQ under the symbol “CAVM.” Following the Merger, Cavium common stock will be delisted from NASDAQ.

Cavium was incorporated under the laws of the State of California in November 2000 and reincorporated under the laws of the State of Delaware in February 2007. The address of Cavium’s principal executive office is 2315 N. First Street, San Jose, California 95131, and its telephone number is (408) 943-7100. Additional information about Cavium and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference” for more information.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The following is a summary of the material differences between the current rights of Marvell shareholders and Cavium shareholders. This summary is not intended to be complete and is qualified, except where otherwise provided, by reference to the complete Memorandum of Association and Bye-laws of Marvell as well as the laws of Bermuda and the complete Certificate of Incorporation of Cavium and Bylaws of Cavium as well as the laws of Delaware. Copies of these governing corporate instruments are available, without charge, to any person, including to any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under the section of this joint proxy statement/prospectus titled “Where You Can Find More Information.”

Share Capital of Marvell

Marvell has an authorized share capital of 1,000,000,000 shares at par value $0.002 per share. According to the Bye-laws of Marvell, the share capital is divided into two classes of shares to be designated respectively as “Common Stock” and “Preferred Stock.” The Preferred Stock may be issued from time to time in one or more series. No Marvell Preferred Stock is currently issued.

Share Capital of Cavium

Cavium’s Certificate of Incorporation as amended authorizes the issuance of 210,000,000 shares, consisting of two classes: 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The Cavium board of directors is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any series of preferred stock, and the number of shares constituting any such series and the designation thereof, or of any of them.

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Corporate Governance	The organizational documents of Marvell are its Memorandum of Association and Fourth Amended and Restated Bye-laws adopted by the shareholders of Marvell on November 8, 2016.	The organizational documents of Cavium are its Certificate of Incorporation, adopted on June 17, 2011, and its Bylaws, adopted in May 2007.

Authorized Share Capital	Marvell’s authorized share capital consists of 1,000,000,000 shares, par value $0.002 per share.	Cavium’s authorized share capital consists of 210,000,000 shares, par value $0.001 per share.

Outstanding Share Capital	As of January 22, 2018, Marvell had 495,785,134 shares issued.	As of January 22, 2018, Cavium had 69,155,794 shares issued and outstanding.

Dividends and Other Distributions	Under Bermuda law, the excess of any consideration paid on the issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings as fully paid bonus shares, but is

Under the DGCL, the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon shares of its capital stock:

(1) out of its surplus, as defined in the DGCL, or

(2) in case there shall be no such surplus, out of its net profits for the fiscal year in

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otherwise subject to limitation, and cannot be paid to shareholders.

A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares, except in certain limited circumstances). Contributed surplus includes proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company. The amount standing to the credit of a company’s contributed surplus account may be distributed to shareholders, subject to the company meeting the solvency and net asset tests set out in the Companies Act.

In accordance with the Companies Act, a company may pay dividends on its issued shares in accordance with the company’s bye-laws and the rights attaching to the company’s shares. Dividends may be declared by a company’s board of directors out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preferred shares from time to time.

Under the Companies Act, a company may not make a dividend or distribution out of contributed surplus if there are reasonable grounds for believing that: (i) the company is, or would, after the payment, be unable to pay its liabilities as they become due; or (ii) the realizable value of the company’s assets would thereby be less than its liabilities.

Subject to the Marvell Bye-laws and except insofar as the rights attaching to, or the terms of issue of, any Marvell share otherwise provide, the Marvell board of directors may from time to time declare dividends or distributions out of which the dividend is declared and/or the preceding fiscal year.

If the capital of the corporation, computed in accordance with the DGCL, will have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Nothing in the relevant subsection of the DGCL shall invalidate or otherwise affect a note, debenture or other obligation of Cavium paid by it as a dividend on shares of its stock, or any payment made thereon, if at the time such note, debenture or obligation was delivered by Cavium, Cavium had either surplus or net profits as provided in (1) or (2) above from which the dividend could lawfully have been paid.

Cavium’s Bylaws provide that dividends may be paid in cash, in property or in shares of capital stock. However, Cavium has never paid any cash dividends on its common stock.

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contributed surplus to be paid to the Marvell shareholders according to their rights and interests, including such interim dividends as appear to the Marvell board of directors to be justified by Marvell’s financial position. The Marvell board of directors, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to the Marvell Bye-laws, in paying up in full Marvell shares in Marvell to be issued to Marvell shareholders credited as fully paid or partly paid or partly in any way and partly the other.

Convening of Special General Meetings

Under Marvell’s Bye-laws, the president or the chairman or any two directors or any director and the secretary or Marvell’s board of directors may convene a special general meeting whenever in their judgment such a meeting is necessary, upon not less than five days’ notice which shall state the date, time, place and the general nature of the business to be considered at the meeting. A special general meeting shall, notwithstanding that it is called on shorter notice than that specified in the Bye-laws, be deemed to have been properly called if it is so agreed by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat.

Cavium’s Bylaws provide that special meetings of shareholders, for any purpose or purposes, may be called by at any time by (i) the chairperson of the Cavium board of directors, (ii) the chief executive officer of Cavium, or (iii) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Only such business shall be considered at a special meeting as shall have been stated in the notice for such meeting.

Cavium’s Bylaws also provide that at any time Cavium is subject to Section 2115(b) of the CGCL, shareholders holding 5% or more of the outstanding shares shall have the right to call a special meeting of shareholders if, after the filling of any vacancy, the directors then in office who have been elected by shareholders shall constitute less than a majority of the directors then in office.

Right to Call Special General Meeting on Requisition	The Companies Act requires a board of directors, on the requisition of shareholders holding at the date of deposit of the requisition shares representing 10% or more of the aggregate voting power of a company, to forthwith proceed to convene a special general meeting and the provisions of the Companies Act shall apply.	N/A

Shareholder Action by Written Consent	The Companies Act provides, that subject to a statutory exception (see below),	Cavium’s Certificate of Incorporation and Bylaws provide that no shareholder action

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anything which may be done by resolution of the shareholders in general meeting or by resolution of any class of shareholders in a separate general meeting may be done by resolution in writing. The statutory exceptions are that a written resolution may not be used to remove an auditor before the expiration of his term of office or remove a director before the expiration of his term of office.

A resolution in writing may be signed by or, in the case of a shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of, all the shareholders, or any class thereof, in as many counterparts as may be necessary.

The date of the resolution is the date when the resolution is signed, by, or in the case of a shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of, the last shareholder to sign and any reference in any bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with the Marvell Bye-laws, a reference to such date.

The Marvell Bye-laws expressly specify that the above described Bye-law on written resolution shall not apply to a resolution passed for the purpose of removing any auditor before the expiration of his term of office or a director before the expiration of his term of office.

shall be taken except at an annual or special meeting of the shareholders called in accordance with Cavium’s Bylaws and no action shall be taken by the shareholders by written consent or by electronic transmission.

Notice of Shareholder Proposals and Nomination of Director Candidates by Shareholders	Under the Companies Act, shareholders may, at their own expense (unless the company otherwise resolves) require a company to: (i) give to the shareholder entitled to receive notice of the next annual general meeting notice of any resolution that shareholders can properly propose at that meeting; and/or (ii) circulate to any member entitled to notice of any general meeting a statement (of not more than 1,000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that meeting.	Cavium’s Bylaws allow shareholders to propose business to be brought before a shareholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in Cavium’s Bylaws. To be timely, the notice must be received by the secretary of Cavium at Cavium’s principal executive office in writing not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the

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The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders.

Notice of any such intended resolution shall be given, and any statement shall be circulated, to shareholders entitled to have notice of the meeting sent to them by serving a copy of the resolution or statement on each such shareholder in any manner permitted for service of notice of the meeting, and notice of any such resolution shall be given to any other shareholder of the company by giving notice of the general effect of the resolution in any manner permitted for giving him/her or it notice of meetings of the company.

Marvell’s Bye-laws provide that nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the shareholders may be made at an annual general meeting only: (i) pursuant to Marvell’s notice of meeting; (ii) by or at the direction of Marvell’s board of directors; (iii) by any Marvell shareholder who is a shareholder of record at the time of giving notice provided for in the Marvell Bye-laws who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in the Marvell Bye-laws; (iv) by any Eligible Member (as defined therein) whose Member Nominee (as defined therein) is included in Marvell’s proxy materials for the applicable annual general meeting, or (v) in accordance with the provisions of the Companies Act.

For nominations or other business to be properly brought before an annual general meeting by a shareholder pursuant to clause (iii) above, the shareholder must have given timely notice thereof to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by Cavium.

Cavium’s Bylaws also require that a shareholder’s notice must set forth certain information, including, among other things, information with respect to the shareholder, a brief description of the business to be brought and certain information about the requesting shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made (and, if applicable, the shareholder’s nominee for the Cavium board of directors).

Additionally, Cavium’s Bylaws permit shareholder proposals properly brought pursuant to Rule 14a-8 promulgated under the Exchange Act included in Cavium’s proxy statement for an annual meeting of shareholders.

For further information on submission of shareholder proposals, see “Submission of Future Shareholder Proposals.”

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secretary and, in the case of business other than nominations, such business must be a proper subject for shareholder action. To be timely, a shareholder’s notice must be delivered to the secretary at such officer’s business address not less than 90 clear days or more than 120 clear days prior to the anniversary of the prior year’s annual general meeting; provided however, that in the event the annual general meeting is more than 30 days before or after the anniversary of the previous year’s annual general meeting, or if no annual general meeting was held in the preceding year, to be timely, notice by the shareholder must be so delivered not more than 120 clear days prior to such annual general meeting and not less than the later of 90 clear days prior to such annual general meeting or 10 clear days following the day on which public announcement of the date of such meeting is first made by Marvell. In no event shall an adjournment or recess of an annual general meeting, or a postponement of an annual general meeting for which notice of the meeting has already been given to shareholders or a public announcement of the meeting date has already been made, commence a new time period or extend any time period for the giving of a shareholder’s notice as set forth above.

Alternate Directors

Under the Companies Act, any person may be appointed an alternate director by or in accordance with a resolution of the shareholders or by a director in such manner as may be provided in the Bye-laws.

Marvell’s Bye-laws provide for alternate directors. Marvell’s Bye-laws provide that unless the Marvell shareholders otherwise resolve, any director may appoint an alternate director by written notice to the company secretary.

N/A
Number of Directors	The Marvell board of directors shall consist of such number (not less than two) of directors as may be determined by a resolution of the Marvell shareholders.	Cavium’s board of directors currently has seven members and three classes of directors. Cavium’s Certificate of Incorporation provides that the number of

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directors shall be fixed exclusively by resolution adopted by a majority of the authorized number of directors constituting the Cavium board of directors.
Removal of Directors	The Marvell shareholders may, at any special general meeting convened, remove a director with or without Cause (as defined in the Marvell Bye-laws) provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and be served on such director not less than 14 days before the meeting and at such meeting such director shall be entitled to be heard on the motion for such director’s removal.

Cavium’s Certificate of Incorporation and Bylaws provide that, pursuant to Section 141(k) of the DGCL, a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Cavium’s Certificate of Incorporation provides that no reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

During such times that Cavium is subject to Section 2115(b) of the CGCL, a director may be removed without cause by the affirmative vote of holders of a majority of the outstanding shares entitled to vote for that director, provided, however, that unless the entire board of directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Vacancies on the Board of Directors

The office of a director shall be vacated upon the happening of any of the following events: if the director (i) is removed from office pursuant to the Marvell Bye-laws or is prohibited from being a director by law; (ii) is or becomes bankrupt or makes any arrangement or composition with his creditors generally (iii) is or becomes of unsound mind or dies; or (iv) resigns his or her office by notice in writing to Marvell.

The Marvell board of directors shall have the power from time to time to appoint any

Cavium’s Certificate of Incorporation and bylaws provide that vacancies on the Cavium board of directors shall, unless the board determines by resolution that any such vacancies shall be filled by the shareholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and not by the shareholders.

At any time or times that Cavium is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy by the

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person as a director to fill a vacancy on the board occurring as a result of the death, disability, disqualification or resignation of any director and to appoint an alternate director to any Director so appointed.

directors then in office who have been elected by shareholders shall constitute less than a majority of the directors then in office, then: (i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of shareholders; or (ii) the Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

Duties of Directors and Director Liability

The Companies Act provides that the business of a company is to be managed and conducted by the board of directors. There is no statutory prescription in Bermuda setting out all of the duties of directors of Bermuda companies. A company’s memorandum of association and bye-laws, together with the Companies Act and relevant case-law at common law, describe the scope of the directors’ powers and duties.

At common law a director owes two types of duty to the company under Bermuda law: a fiduciary duty and a duty of skill and care. A director’s fiduciary duty has four main elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty to exercise powers for a proper purpose; (iii) a duty to avoid a conflict of interest; and (iv) a duty not to make a secret profit from opportunities that arise from the office of director of the company.

Under the Companies Act, every director in exercising his or her powers and discharging his duties shall: (a) act honestly and in good faith with a view to the best interests of the company; (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders.

The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. However, the law does not permit any limitation of liability of a director for:

(1) breaching the duty of loyalty to the corporation or its shareholders;

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(c) disclose material conflicts of interest to the board of directors of the company at the first opportunity. In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him or her, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

(2) facts or omissions not in good faith or that involve intentional misconduct or knowing violations of the law;

(3) any transaction from which the director derived an improper personal benefit; or

(4) paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Under Cavium’s Certificate of Incorporation, liability of Cavium’s directors for monetary damages is eliminated to the fullest extent permitted under the DGCL and any other applicable law; however Cavium’s Bylaws provide that Cavium is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person unless (1) required by law; (2) the proceeding was authorized by the board of directors; (3) such indemnification is provided by the corporation in its sole discretion pursuant to the powers vested in it under the DGCL or any other applicable law; or (4) pursuant to an enforcement action, as determined by a court of competent jurisdiction.

Interested Directors

Under the Companies Act and at common law, if a director or officer has an interest in a material contract he shall be deemed not to be acting honestly and in good faith (one of the codified directors’ duties under the Companies Act) if he or she does not declare at the first opportunity the nature of that interest either at a meeting of directors or in writing to the board of directors.

Under the Marvell Bye-laws, any director, or any director’s firm, partner or any company with whom any director is associated, may act in a professional capacity for Marvell and such director or such director’s firm, partner or such company shall be entitled to remuneration for professional services as if such director were not a director provided that nothing

Under Section 144 of the DGCL, no contract or transaction between the corporation and one or more directors or officers, or between the corporation and any other entity in which the corporation’s directors or officers are directors or officers or have a financial interest shall not be void or voidable solely for that reason if (1) the material facts as to such interested director’s relationship or interests are disclosed or known to the board and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum, (2) such material facts are disclosed or known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by the shareholders, or (3) the

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in the Bye-laws shall authorize a director or director’s firm, partner or such company to act as auditor of Marvell.

A director who is directly or indirectly interested in a contract or proposed contract or arrangement with Marvell shall declare the nature of such interest as required by the Companies Act.

Following a declaration being made pursuant to the Marvell Bye-laws, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

transaction is fair as to the corporation as of the time it is authorized, approved or ratified.
Voting Rights, Proxies and Quorum Requirements

Every Marvell shareholder entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed and delivered in accordance with the Marvell Bye-laws.

An instrument of proxy shall be in a common form in writing, executed and delivered in accordance with Marvell’s Bye-laws.

Subject to the Companies Act, the Marvell board of directors may at its discretion waive any provisions of the Marvell Bye-laws related to proxies or authorizations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Marvell shareholder at general meetings or to sign resolutions in writing.

Subject to the Marvell Bye-laws and rights or restrictions attaching to each class of share, each holder of a Marvell share present in person and every person holding a valid proxy at a meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

No shareholder shall (unless otherwise entitled under the Companies Act) be

Cavium’s Bylaws provide that each shareholder is entitled to one vote for each share of common stock held by such shareholder, but no proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Per Cavium’s Bylaws, a quorum for the transaction of business is established by the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote on the matter at hand.

Except as otherwise provided by statute or by applicable stock exchange or NASDAQ rules, or by Cavium’s Certificate of Incorporation or Bylaws, in all matters other than the election of directors, when a quorum is present, the affirmative vote of the majority of shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the shareholders.

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entitled to vote at any general meeting unless such shareholder has paid all the calls on all shares held by such shareholder.

At any general meeting of Marvell two persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in Marvell throughout the meeting shall form a quorum for the transaction of business. If Marvell shall only have one shareholder, one shareholder present in person or by proxy shall form a quorum for the transaction of business at any Marvell general meeting.

Indemnification of Officers, Directors and Employees

Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company against (i) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty. A company may also purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him under the Companies Act in his capacity as an officer of the company or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company. Nothing in the Companies Act shall make such policy void or voidable.

The Marvell Bye-laws provide that Marvell’s directors, secretary and other officers and the liquidator or trustees acting in relation to any of the affairs of Marvell and every one of them and their

Cavium’s Bylaws provide that Cavium shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that Cavium may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that Cavium shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by Cavium’s board of directors, (iii) such indemnification is provided by Cavium, in its sole discretion, pursuant to the powers vested in it under the DGCL or any other applicable law or (iv) such indemnification is required to be made as determined by a court of competent jurisdiction in an enforcement action.

Cavium’s bylaws provide that Cavium has the power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. Cavium’s board of directors have the power to delegate the determination of whether indemnification shall be given to any such person (except executive officers) to such officers or other persons as Cavium’s board of directors may determine.

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heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of Marvell from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Marvell shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Marvell shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Amendment of Memorandum of Association / Certificate of Incorporation

In accordance with the Companies Act, the resolution of the Marvell shareholders at a general meeting of which due notice has been given is required to alter the Memorandum of Association.

Under the Companies Act: (i) the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof; or (ii) the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the court for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is

Pursuant to Section 242 of the DGCL, Cavium’s Certificate of Incorporation may be amended by Cavium’s board of directors adopting a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the shareholders. A vote of a majority of the outstanding stock entitled to vote is also required for the adoption of any amendment to Cavium’s Certificate of Incorporation.

Cavium reserves the right to amend, alter, change or repeal any provision contained in its Certificate of Incorporation, in the manner prescribed by the DGCL, except

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confirmed by the court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

that notwithstanding any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock of Cavium entitled to vote in the election of directors, voting together as a single class, shall be required to alter the provisions related to the structure of the board of directors, amending the Bylaws and the Certificate of Incorporation and director indemnification.

Amendment of Bye-laws/By-laws

The Marvell Bye-laws shall not be rescinded, altered or amended and no new bye-law shall be made until the same has been approved by a resolution of the Board and by a resolution of the shareholders proposed for the consideration of the shareholders at any annual or special general meeting and approved by the affirmative votes of a majority of the votes cast in accordance with the provisions of the Marvell Bye-laws and in the case of an equality of votes the resolution shall fail. Where changes to the Marvell Bye-laws are proposed which vary the rights of a class or classes of shareholder, their specific approval may be required together with the potential for action to be taken by shareholders that oppose such amendments.

Cavium’s Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of Cavium entitled to vote in the election of directors, voting together as a single class. In addition, the Cavium board of directors is authorized to adopt, amend or repeal the Bylaws.
Business Combination	A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include amalgamations, mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.

Cavium has not opted out of Section 203 of the DGCL.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. With certain exceptions, an “interested shareholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights,

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and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

For purposes of Section 203 of the DGCL, the term “business combination” is defined broadly to include (1) mergers with or caused by the interested shareholder; (2) sales or other dispositions to the interested shareholder (except proportionately with the corporation’s other shareholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock; (3) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested shareholder; or (4) receipt by the interested shareholder (except proportionately as a shareholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply under the following situations: (1) prior to the date on which such shareholder becomes an interested shareholder, the board of directors approved the business combination or the transaction which resulted in the person becoming an interested shareholder; (2) the interested shareholder owns 85% of the corporation’s voting stock upon consummation of the transaction which made him or her an interested shareholder; or (3) on or after the date such person becomes an interested shareholder, the business combination is approved by the board of directors and is also approved at a shareholder meeting by 66-2/3% of the voting stock not owned by the interested shareholder.

Section 203 only applies to Delaware corporations which have a class of voting

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stock that is listed on a national securities exchange or held of record by more than 2,000 shareholders.
Approval of Certain Transactions	The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, under the Companies Act, certain forms of amalgamations, mergers and restructurings require shareholder approval.

Shareholder approval of business combinations: Under Delaware law, there is no statutory restriction on a Delaware corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the Certificate of Incorporation provides otherwise. Cavium’s Certificate of Incorporation does not provide otherwise.

Absence of required vote for certain mergers: Under Delaware law, no vote of the shareholders of a corporation surviving a merger is required to approve a merger if: (1) the agreement of merger does not amend the charter of the corporation; (2) each share of stock of the corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter; and (3) the number of shares of common stock of the corporation to be issued in the merger, if any, does not exceed 20% of the number of shares outstanding immediately prior to the merger.

Inspection of Books and Records; Shareholder Lists	Under the Companies Act the shareholders have access to the following: (i) a company’s public documents available at the Registrar of Companies, which includes a company’s memorandum of association and any alterations thereto, including any increase or reduction of the company’s authorized capital; (ii) directly from the company: (A) copies of the memorandum of association and the bye- laws in return for payment; (B) minutes of general meetings without charge for not	Under the DGCL, any shareholder may inspect Cavium’s books and records for a proper purpose. Under Section 219 of the DGCL, the officer who has charge of the stock ledger of a corporation shall prepare and make, at least 10 days before every meeting of shareholders, a complete list of shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of registered shares in the name of each shareholder.

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less than two hours per day during business hours or copies of such minutes of such meetings on payment of reasonable charge; and (C) audited financial statements of the company, which must be placed before the shareholders at an annual general meeting (save where this requirement has been waived in accordance with the provisions of the Companies Act). The Companies Act also provides that during business hours the register of members and the register of directors and officers must be open to inspection by the public at a company’s registered office for at least two hours each day. A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda.

Bermuda law does not, however, provide for a general right for shareholders to inspect or obtain copies of any other corporate records.

Such list shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (1) on a reasonably accessible network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during normal business hours, at the principal place of business of the corporation.

Cavium’s Bylaws provide that the company’s Secretary will prepare and make, at least 10 days before every meeting of shareholders, a complete list of the shareholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list will be open to the examination of any shareholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at Cavium’s principal place of business.

The list remains open to examination to any shareholder during the time of the meeting as provided by the DGCL.

Appraisal Rights / Dissenters’ Rights	Under the Companies Act, a dissenting shareholder of an amalgamating or merging company who did not vote in favor of the amalgamation or merger and who is not satisfied that he or she has been offered fair value for his or her shares may within one month of the giving of the notice sent to each shareholder calling the meeting at which the amalgamation or merger was decided upon apply to the Bermuda Court to appraise the fair value of his or her shares. Within one month of the Bermuda Court appraising the fair value of any shares where the amalgamation or merger has not proceeded, the amalgamating or merging companies shall be entitled to either make	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under the DGCL to shareholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its shareholders is required to approve the merger under Section 251(f) of the DGCL. In addition, no appraisal rights are available under Delaware law to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 shareholders. Notwithstanding the above, appraisal rights will be available to those

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a determination to: (i) pay to any shareholder an amount equal to the value of his or her shares as appraised by the Bermuda Court; or (ii) terminate the amalgamation or merger in accordance with the Companies Act.

Where the Bermuda Court has appraised the fair value of any shares and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Bermuda Court appraising the value of the shares, if the amount paid to any shareholder for his or her shares is less than that appraised by the Bermuda Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him or her and the value appraised by the Bermuda Court.

There shall be no right of appeal from an appraisal by the Bermuda Court. The costs of any application to the Bermuda Court to appraise the fair value of any shares shall be in the discretion of the Bermuda Court.

shareholders who are required by the terms of the merger or consolidation to accept for that stock anything other than:

(i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

(ii) shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 shareholders;

(iii) cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs; or

(iv) any combination of the items listed above.

For further information on appraisal rights, see “Rights of Appraisal for Cavium Shareholders.”

Shareholder’s and Derivative Suits

The Bermuda courts generally follow English law precedent, which permits a shareholder action in the name of the company to remedy a wrong done to the company: (i) where the act complained of is alleged to be beyond the corporate power of the company or illegal or would result in the violation of company’s memorandum of association or bye-laws; (ii) where the acts are alleged to constitute a fraud against the minority shareholders; (iii) where the act requires approval by a greater percentage of the company’s shareholders than actually approved it; or (iv) where a power vested in the board of directors has been exercised for an improper purpose.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court, which may make such order as it

The DGCL requires that the shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that he received the stock by operation of law from a person who was such a shareholder. In addition, the shareholder must remain a shareholder throughout the litigation. Furthermore, a shareholder may not sue derivatively unless he or she first makes a demand on the corporation that it bring suit and such demand has been refused, unless it is shown that the demand would have been futile.

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sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Marvell’s Bye-laws provide that each shareholder agrees to waive any claim or right in action such shareholder might have, whether individually or by or in the right of Marvell, against any director or officer on account of any action taken by such director or officer or the failure of such director or officer to take any action in the performance of his duties with or for Marvell, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer or to any matter arising under the United States federal securities laws.

Preemptive Rights; Stock Designations

Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

Common Stock: The Marvell Bye-laws do not provide for any pre-emption rights on a transfer or an issue of Marvell common shares.

Preferred Stock: The Preferred Stock may be issued from time to time in one or more series and the Marvell Bye-laws permit the board to fix the number of shares of any series of the Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of the Preferred Stock and within the limits and restrictions stated in any resolution of the Board originally fixing the number of shares constituting any series of the Preferred Stock, to increase or decrease the number of shares in any such series subsequent to the issue of shares of that series.

Under the DGCL, no security holders of a corporation shall have preemptive rights unless, and except to the extent that, such rights are provided in the corporation’s certificate of incorporation.

Common Stock: Cavium’s Certificate of Incorporation is silent with respect to preemptive rights for holders of Cavium common stock.

Preferred Stock: Cavium’s certificate of incorporation authorizes its board of directors to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any series of preferred stock, the number of shares constituting any such series and the designation of any such shares or series of preferred stock.

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Required Purchase and Sale of Shares

Under the Companies Act, a purchaser is generally able to compulsorily acquire the shares of minority holders in the following ways:

(i) by a court approved scheme of arrangement under the Companies Act. Schemes may be transfer schemes or cancellation schemes but, unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test or obtain the agreement of all its creditors to the scheme. In either case, dissenting shareholders do not have express statutory appraisal rights but the Bermuda Court will only sanction a scheme if it is fair. Voting rights attached to shares owned by the offeror may be used to approve the scheme but the Bermuda Court will be concerned to see that the shareholders approving the scheme are representative of the general body of shareholders. Any scheme must be approved by a majority in number representing three-fourths in value of the shareholders present and voting either in person or by proxy at the requisite special general meeting. If there are dissenting shareholders who hold more than 10% of the shares, the Bermuda Court might be persuaded not to exercise its discretion to sanction the scheme on the ground that the scheme constitutes a takeover under the Companies Act and requires 90% acceptance; or

(ii)  by a squeeze-out of minority shareholders in a Bermuda company by way of a general offer followed by a squeeze-out under the Companies Act. Broadly, if the offer is approved by the holders of 90% in value of the shares which are the subject of the offer, the offeror can compulsorily acquire the shares of dissenting shareholders. Shares owned by the offeror or its subsidiary or their nominees at the date of the offer do not, however, count towards the 90%

Section 253 of the DGCL governs short form mergers. Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s shareholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction; provided, further, that if the parent corporation is not the surviving corporation, the resolution of the parent corporation’s board approving the merger and setting forth the terms thereof shall be approved by the shareholders of the parent corporation.

When completing a short form merger under Delaware law, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target shareholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such shareholders’ right to seek appraisal.

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acceptance. If the offeror or any of its subsidiaries or any nominee of the offeror or any of its subsidiaries together already own more than 10% of the shares in the subject company at the date of the offer the offeror must offer the same terms to all holders of the same class and the holders who accept the offer, besides holding not less than 90% in value of the shares, must also represent not less than 75% in number of the holders of those shares. These additional restrictions should not apply if the offer is made by a subsidiary of a parent (where the subsidiary does not own more than 10% of the shares of the subject company) even where the parent owns more than 10% of the shares of the subject company, provided that the subsidiary and the parent are not nominees. The 90% must be obtained within four months after the making of the offer and, once obtained, the compulsory acquisition may be commenced within two months of the acquisition of 90%. Dissenting shareholders do not have express appraisal rights but are entitled to seek relief (within one month of the compulsory acquisition notice) from the Bermuda Court which has power to make such orders as it thinks fit; or

(iii)  by the holders of 95% or more of the shares or any class of shares serving a notice on the remaining shareholders or class of shareholders under the Companies Act. Dissenting shareholders have a right to apply to the Bermuda Court within one month of receiving the compulsory acquisition notice to have the value of their shares appraised by the Bermuda Court. If one dissenting shareholder applies to the Bermuda Court and is successful in obtaining a higher valuation, that valuation must be paid to all minority shareholders who were the subject of the notice.

POSSIBLE DOMESTICATION OR HOLDING COMPANY RESTRUCTURING OF MARVELL

Marvell is incorporated under the laws of Bermuda. In order to facilitate the satisfaction of any of the conditions to the completion of the Merger relating to regulatory matters, Marvell may (but is not obligated to) commit to a Domestication or a Holding Company Restructuring.

Under the Merger Agreement, each of Marvell and Cavium has agreed to use reasonable best efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary to complete the Merger and make effective the other transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement requires Marvell to change, or commit to change, its place of domicile or organization. The Merger Agreement also provides that if Marvell elects to change its place of domicile or organization (such as a Domestication) or to restructure the transactions contemplated by the Merger Agreement (such as a Holding Company Restructuring) in response to a request from a governmental body or in order to facilitate the satisfaction of any of the conditions to the completion of the Merger relating to regulatory matters, Cavium and its subsidiaries will consent to and cooperate in connection with the taking of such action and take any other action in connection therewith as Marvell may reasonably request.

Marvell cannot predict whether or not it will be necessary to commit to such actions in order to satisfy any of the conditions to the completion of the Merger relating to regulatory matters, or whether Marvell would commit to do so even if necessary to obtain regulatory approval.

If Marvell elects to implement a Domestication, Marvell would not need to obtain shareholder approval of the transaction, and Marvell shareholders would not have statutory rights of appraisal or any other appraisal rights under either Bermuda or Delaware law. If Marvell commits to a Domestication, Marvell currently expects that such a transaction would not be implemented until after the completion of the Merger.

If Marvell elects to implement a Holding Company Restructuring, Marvell would need to obtain shareholder approval of the transaction, and Marvell shareholders would have statutory rights of appraisal under Bermuda law. If Marvell were to commit to a Holding Company Restructuring, it could delay the completion of the Merger.

If Marvell elects to implement a Domestication or a Holding Company Restructuring, Marvell shareholders, including former Cavium shareholders who receive Marvell common shares in the Merger, would hold shares in a Delaware corporation, and their rights would change and would be governed by Delaware law rather than Bermuda law. Marvell currently expects that the rights of Marvell shareholders would be generally similar to the current rights of Marvell shareholders. Significant differences exist between the corporate law of Bermuda and Delaware. For example, shareholder rights with respect to derivative actions differ under Bermuda and Delaware law. While Bermuda law is silent as to whether a sale of substantially all of a company’s assets requires shareholder approval, Delaware law expressly requires shareholder approval. Additionally, there would be differences between the current organizational documents of Marvell and the Delaware organizational documents of Marvell (after a Domestication) or of Delaware HoldCo (after a Holding Company Restructuring), including due to differences in governing law. For example, while Marvell’s current Bye-laws provide for alternate directors, no such concept exists under Delaware law and, therefore, Delaware bylaws would contain no such provision. However, Marvell’s board of directors has not yet determined what the rights of Marvell’s shareholders would be following a Domestication or a Holding Company Restructuring should a Domestication or Holding Company Restructuring be implemented. Therefore, there can be no assurance that the current rights of Marvell shareholders would not be substantially different should a Domestication or Holding Company Restructuring occur.

It is currently expected that Marvell’s business, as well as its board of directors, executive officers, principal business locations and fiscal year, would be the same upon completion of a Domestication or a Holding Company Restructuring as they are prior to implementing such transaction.

There may be adverse U.S. federal income tax consequences to Marvell and to shareholders of Marvell, including former Cavium shareholders, if Marvell elects to implement a Domestication or a Holding Company Restructuring. See the risk factor on potential adverse U.S. federal income tax consequences to Marvell and to shareholders of Marvell in the section entitled “Risk Factors” for more information on these potential consequences.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 19, 2017, Marvell, Merger Sub and Cavium entered into the Merger Agreement. Subject to and upon the terms and the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL at the effective time of the Merger, Merger Sub will be merged with and into Cavium, whereupon the separate corporate existence of Merger Sub will cease and Cavium will continue its existence under the laws of the State of Delaware as the Surviving Corporation and as a direct wholly owned subsidiary of MTI, which is a direct wholly owned subsidiary of Marvell. Marvell and Cavium expect to complete the Merger in the middle of calendar year 2018.

Prior to the Merger Agreement, on August 16, 2016, Cavium completed its acquisition of QLogic when Quasar Acquisition Corp. merged with and into QLogic, with QLogic surviving as a wholly owned subsidiary of Cavium (the “QLogic Acquisition”). Refer to Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for more information on the QLogic Acquisition.

The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Marvell, Cavium and QLogic adjusted to give effect to the Merger, the QLogic Acquisition and the new debt financing (the “Financing Transactions”). Under the terms of the Merger Agreement, Marvell will acquire each outstanding share of Cavium common stock as of the date of the Merger for the Per Share Cash Amount of $40.00, without interest and less applicable withholding taxes. Additionally, each outstanding share of Cavium common stock will be converted into the right to receive the Exchange Ratio of 2.1757 Marvell common shares.

The unaudited pro forma condensed combined balance sheet as of October 28, 2017 gives effect to the Merger and the Financing Transactions, as if they had been completed on October 28, 2017 and combines the unaudited condensed consolidated balance sheet of Marvell as of October 28, 2017 with Cavium’s unaudited condensed consolidated balance sheet as of September 30, 2017. The QLogic Acquisition is already reflected on Cavium’s unaudited condensed consolidated balance sheet as of September 30, 2017. Therefore, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the QLogic Acquisition.

The unaudited pro forma condensed combined statements of operations for the year ended January 28, 2017 and the nine months ended October 28, 2017 give effect to the Merger, the QLogic Acquisition and the Financing Transactions as if they had occurred on January 31, 2016, the beginning of the annual period presented. The unaudited pro forma condensed combined statement of operations for the year ended January 28, 2017 combines the audited consolidated statement of operations of Marvell for the year ended January 28, 2017 with Cavium’s audited consolidated statement of operations for the year ended December 31, 2016 and QLogic’s unaudited consolidated statement of operations for the period from December 28, 2015 to August 15, 2016. The unaudited pro forma condensed combined statement of operations for the nine months ended October 28, 2017 combines the unaudited condensed consolidated statement of operations of Marvell for the nine months ended October 28, 2017 with Cavium’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2017. The QLogic Acquisition was completed on August 16, 2016, and as such, it is already reflected in Cavium’s audited consolidated statement of operations for the year ended December 31, 2016 for the period from August 16, 2016 to December 31, 2016 and unaudited condensed consolidated statement of operations for the nine months ended September 30, 2017. Therefore, the pro forma effect of the QLogic Acquisition is solely included in the unaudited pro forma condensed combined statement of operations for the year ended January 28, 2017 for the period from December 28, 2015 to August 15, 2016.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited condensed combined pro forma financial information;

•	The separate audited consolidated financial statements of Marvell as of and for the year ended January 28, 2017 and the related notes, included in Marvell’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, incorporated by reference in this joint proxy statement/prospectus;

•	The separate unaudited condensed consolidated financial statements of Marvell as of and for the nine months ended October 28, 2017 and the related notes, included in Marvell’s Quarterly Report on Form 10-Q for the period ended October 28, 2017, incorporated by reference in this joint proxy statement/prospectus;

•	The separate audited consolidated financial statements of Cavium as of and for the year ended December 31, 2016 and the related notes, included in Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference in this joint proxy statement/prospectus;

•	The separate unaudited condensed consolidated financial statements of Cavium as of and for the nine months ended September 30, 2017 and the related notes, included in Cavium’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, incorporated by reference in this joint proxy statement/ prospectus;

•	The separate audited consolidated financial statements of QLogic as of and for the year ended April 3, 2016 and the related notes, included in Cavium’s Current Report on Form 8-K filed with the SEC on December 21, 2017, incorporated by reference in this joint proxy statement/prospectus; and

•	The separate unaudited condensed consolidated financial statements of QLogic as of and for the three months ended July 3, 2016 and the related notes, included in Cavium’s Current Report on Form 8-K filed with the SEC on December 21, 2017, incorporated by reference in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger, QLogic Acquisition and Financing Transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Marvell and Cavium or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The pro forma adjustments represent Marvell’s best estimates and are based upon current available information and certain assumptions that Marvell believes are reasonable under the circumstances. The transaction is being accounted for as a business combination using the acquisition method with Marvell as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the purchase price will be allocated to Cavium’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The process of valuing the tangible and intangible assets and liabilities of Cavium immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. The final valuation may materially change the allocation of the merger consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to Note 4 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for more information on the basis of presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF OCTOBER 28, 2017

(In thousands)

	Historical		Reclassification Adjustments (Note 5)	Financing Transactions Adjustments (Note 7)		Pro Forma Adjustments (Note 8)		October 28, 2017
	October 28, 2017	September 30, 2017
	Marvell	Cavium						Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$800,099	$152,654	$—	$2,662,363	7(a)	$(3,495,541)	8(a)	$119,575
Short-term investments	931,976	—	—	(931,976)	7(b)	—		—
Accounts receivable, net	366,114	186,447	—	—		—		552,561
Inventories	173,741	94,879	—	—		171,121	8(b)	439,741
Prepaid expenses and other current assets	49,920	23,510	—	475	7(c)	—		73,905
Assets held for sale	36,571	—	—	—		—		36,571

Total current assets	2,358,421	457,490	—	1,730,862		(3,324,420)		1,222,353
Property and equipment, net	198,173	169,747	—	—		39,253	8(c)	407,173
Goodwill and acquired intangible assets, net	1,993,668	—	(1,993,668)	—		—		—
Intangible assets, net	—	692,994	358	—		2,166,006	8(d)	2,859,358
Goodwill	—	237,692	1,993,310	—		3,570,690	8(e)	5,801,692
Other non-current assets	131,942	5,757	—	1,900	7(d)	—		139,599

Total assets	$4,682,204	$1,563,680	$—	$1,732,762		$2,451,529		$10,430,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$166,096	$74,207	$—	$—		$—		$240,303
Accrued liabilities	108,007	—	50,893	—		(1,572)	8(f)	157,328
Accrued expenses and other current liabilities	—	44,898	(44,898)	—		—		—
Accrued employee compensation	129,035	—	21,808	—		—		150,843
Deferred income	74,943	9,501	—	—		—		84,444
Current portion of long-term debt	—	3,270	—	—		(3,270)	8(g)	—
Capital lease and technology license obligations	—	27,803	(27,803)	—		—		—
Liabilities held for sale	—	—	—	—		—		—

Total current liabilities	478,081	159,679	—	—		(4,842)		632,918
Long-term debt	—	593,770	—	1,732,762	7(e)	(593,770)	8(h)	1,732,762
Capital lease and technology license obligations, net of current portion	—	15,025	(15,025)	—		—		—
Deferred tax liability	—	16,824	51,129	—		296,145	8(i)	364,098
Non-current income taxes payable	56,641	—	11,728	—		—		68,369
Other non-current liabilities	86,533	25,436	(47,832)	—		(10,609)	8(j)	53,528

Total liabilities	621,255	810,734	—	1,732,762		(313,076)		2,851,675
Commitments and contingencies
Shareholders’ equity:
Common shares	982	69	—	—		232	8(l)8(m)	1,283
Additional paid-in capital	2,669,775	1,157,386	—	—		2,520,744	8(l)8(m)8(n)	6,347,905
Accumulated other comprehensive (loss) income	(192)	793	—	—		(793)	8(l)	(192)
Retained earnings	1,390,384	(405,302)	—	—		244,422	8(k)	1,229,504

Total shareholders’ equity	4,060,949	752,946	—	—		2,764,605		7,578,500

Total liabilities and shareholders’ equity	$4,682,204	$1,563,680	$—	$1,732,762		$2,451,529		$10,430,175

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 28, 2017

(In thousands, except per share amounts)

	Historical (1) (2)	Pro Forma
	Year Ended January 28, 2017	Year Ended December 31, 2016						Year Ended January 28, 2017
	Marvell	Cavium (Adjusted for QLogic Acquisition) (Note 10)	Reclassification Adjustments (Note 5)	Financing Transactions Adjustments (Note 7)		Pro Forma Adjustments (Note 9)		Pro Forma Combined
Net revenue	$2,317,674	$881,498	$—	$—		$—		$3,199,172
Cost of goods sold	1,029,527	427,603	—	—		234,657	9(a)	1,691,787

Gross profit	1,288,147	453,895	—	—		(234,657)		1,507,385

Operating expenses:
Research and development	831,398	320,241	—	—		142,571	9(b)	1,294,210
Selling, general and administrative	251,569	226,943	—	—		40,173	9(c)	518,685
Restructuring and other related charges	105,186	—	—	—		—		105,186

Total operating expenses	1,188,153	547,184	—	—		182,744		1,918,081

Operating income (loss) from continuing operations	99,994	(93,289)	—	—		(417,401)		(410,696)
Interest and other income (expense), net	17,022	(8,224)	—	(70,804)	7(f)	12,735	9(d)	(49,271)

Income (loss) from continuing operations before income taxes	117,016	(101,513)	—	(70,804)		(404,666)		(459,967)
Provision (benefit) for income taxes	73,022	716	—	—		(58,176)	9(e)	15,562

Net income (loss) from continuing operations	$43,994	$(102,229)	$—	$(70,804)		$(346,490)		$(475,529)

Net income (loss) per share from continuing operations:
Basic	$0.09							$(0.72)
Diluted	$0.09							$(0.72)
Weighted average shares:
Basic	509,738							661,865	9(f)
Diluted	517,513							661,865	9(f)

(1)	In May 2017, Marvell discontinued operations of its LTE thin-modem business and sold the assets of the business. The transaction closed on May 18, 2017. Based on the terms of the agreement, Marvell received sale consideration of $52.9 million. The operations of the LTE business were reflected as discontinued operations during the nine-months ended October 28, 2017 and October 29, 2016 as reported in the Form 10-Q for the period ended October 28, 2017 as filed with the SEC. The operations of the LTE business have not been retrospectively reflected as discontinued operations for the year ended January 28, 2017 as management concluded that the impact was not material. Income (loss) from continuing operations, net of tax, includes a loss related to the LTE business of $30.8 million.
(2)	Beginning with the first quarter of fiscal 2018, Marvell’s financial results for prior periods were conformed to current period presentation. Marvell has combined its selling and marketing expenses, general and administrative expenses, and our amortization of intangible assets to one combined line item on the consolidated statements of operations, presented together as selling, general and administrative. In addition, Marvell changed its presentation to include gross profit on the consolidated statements of operations. These presentation changes had no impact on consolidated operating income, net income or cash flows. Marvell’s financial results for prior periods presented herein are consistently presented with the current fiscal year’s financial statement presentation.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED OCTOBER 28, 2017

(In thousands, except per share amounts)

	Historical		Reclassification Adjustments (Note 5)	Financing Transactions Adjustments (Note 7)		Pro Forma Adjustments (Note 9)		Nine Months Ended October 28, 2017
	Nine Months Ended October 28, 2017	Nine Months Ended September 30, 2017
	Marvell	Cavium						Pro Forma Combined
Net revenue	$1,793,761	$723,657	$—	$—		$—		$2,517,418
Cost of goods sold	705,303	364,513	—	—		140,458	9(a)	1,210,274

Gross profit	1,088,458	359,144	—	—		(140,458)		1,307,144
Operating expenses:
Research and development	534,444	279,331	—	—		51,800	9(b)	865,575
Selling, general and administrative	169,875	124,372	—	—		20,347	9(c)	314,594
Restructuring and other related charges	8,455	—	—	—		—		8,455

Total operating expenses	712,774	403,703	—	—		72,147		1,188,624

Operating income (loss) from continuing operations	375,684	(44,559)	—	—		(212,605)		118,520
Interest and other income (expense), net	16,721	(22,534)	—	(53,224)	7(f)	22,679	9(d)	(36,358)

Income (loss) from continuing operations before income taxes	392,405	(67,093)	—	(53,224)		(189,926)		82,162
Provision (benefit) for income taxes	8,026	716	—	—		(17,736)	9(e)	(8,994)

Net income (loss) from continuing operations	$384,379	$(67,809)	$—	$(53,224)		$(172,190)		$91,156

Net income per share from continuing operations:
Basic	$0.77							$0.14
Diluted	$0.75							$0.14
Weighted average shares:
Basic	499,568							651,695	9(f)
Diluted	510,935							669,876	9(f)

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

On November 19, 2017, Marvell, Merger Sub and Cavium entered into the Merger Agreement. Subject to and upon the terms and the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Merger Sub will be merged with and into Cavium, whereupon the separate corporate existence of Merger Sub will cease and Cavium will continue its existence under the laws of the State of Delaware as the Surviving Corporation and as a direct wholly owned subsidiary of MTI, which is a direct wholly owned subsidiary of Marvell. The merger consideration is estimated to be $6.4 billion and will be funded with a combination of cash on balance sheet, and cash provided from the Financing Transactions and issuance of Marvell common shares in connection with the Merger. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the estimated merger consideration.

Under the terms of the Merger Agreement, each share of Cavium common stock that is outstanding immediately prior to the Effective Time (other than shares held by Marvell, Cavium, or any of their respective subsidiaries and shares as to which appraisal rights have been properly exercised pursuant to Delaware law) will be converted into the right to receive (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest.

Under the terms of the Merger Agreement, at the Effective Time, each outstanding and unexercised Cavium Option, whether or not vested, will be assumed by Marvell and converted into an option to purchase, on the same terms and conditions as were applicable under such Cavium Option, that number of Marvell common shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Cavium common stock subject to such Cavium Option, multiplied by (ii) the Conversion Ratio, at an exercise price per Marvell common share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Cavium common stock subject to such Cavium Option, by (B) the Conversion Ratio.

Under the terms of the Merger Agreement, at the Effective Time, each Director Option that is outstanding and vested immediately prior to the Effective Time, will be canceled, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable legal requirements to be withheld) an amount in cash equal to the product of (i) the positive difference (if any) between (A) the Equity Award Cash Consideration, minus (B) the exercise price applicable to such Director Stock Option, multiplied by (ii) the number of shares of Cavium common stock subject to such Director Option.

Under the terms of the Merger Agreement, at the Effective Time, each Cavium RSU that is outstanding and unvested, other than any Cavium RSU held by a non-employee member of the Cavium board of directors, will be converted into the number of Marvell restricted stock units (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Cavium common stock subject to such Cavium RSU, multiplied by (b) the Conversion Ratio.

Under the terms of the Merger Agreement, at the Effective Time, each Cavium RSU (a) that is outstanding and vested (and with respect to which shares of Cavium common stock have not yet been issued) immediately prior to the Effective Time (including any Cavium RSU that becomes vested by its terms immediately prior to or as of the Effective Time) or (b) that is outstanding and held by a non-employee member of the Cavium board of directors immediately prior to the Effective Time, whether vested or unvested (which awards will vest in full as of immediately prior to the Effective Time), in the case of each of clauses “(a)” or “(b),” will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to applicable withholding or other taxes, which withholding will first be applied against the cash portion of the consideration paid in respect of such restricted stock units): (i) an amount in cash equal to the product of (A) the Per Share Cash Amount, multiplied by (B) the total number of shares of Cavium common stock subject to such Cavium RSU; and (ii) a number of Marvell common shares equal to the product of (A) the Exchange Ratio, multiplied by (B) the total number of shares of Cavium common stock subject to such Cavium RSU.

Under the terms of the Merger Agreement, at the Effective Time, each Cavium PRSU that is outstanding and unvested immediately prior to the Effective Time will be assumed and converted into that number of Marvell restricted stock units, rounded down to the nearest whole share, equal to the product of (a) the target number of shares of Cavium common stock subject to such Cavium PRSU, multiplied by (b) the Conversion Ratio. Such Marvell restricted stock units: (i) will vest based on the vesting date set forth in the award agreement applicable to such performance-based restricted stock unit prior to the Effective Time, subject only to the continued service of the grantee with the surviving corporation in the Merger, Marvell or any of their affiliates through the applicable vesting date; (ii) will not be subject to any performance-based vesting terms following the Effective Time; and (iii) will otherwise be subject to the same terms and conditions as were applicable under such Cavium PRSUs prior to the Effective Time.

2.	Description of the QLogic Acquisition

On August 16, 2016, Cavium completed its acquisition of QLogic, pursuant to the terms of an Agreement and Plan of Merger dated June 15, 2016 (the “QLogic Merger Agreement”), by and among Cavium, Quasar Acquisition Corp. (a wholly owned subsidiary Cavium) and QLogic.

Pursuant to the QLogic Merger Agreement, Quasar Acquisition Corp. merged with and into QLogic, with QLogic surviving as a wholly owned subsidiary of Cavium. The aggregate consideration for the QLogic Acquisition was approximately $1,379.5 million consisting of $938.9 million in cash and $440.6 million in equity. Cavium funded the QLogic Acquisition with a combination of cash and proceeds from debt financing.

3.	Description of the Financing Transactions

In connection with the Merger, Marvell has entered into a Debt Commitment Letter with the Initial Lenders to provide commitments for (a) the Term Loan Facility, a $900.0 million three-year term loan facility, and (b) the Bridge Facility, an $850.0 million 364-day bridge facility.

Subject to the terms and conditions of the Debt Commitment Letter, the Initial Lenders have committed to provide the full amount of the Term Loan Facility and the full amount of the Bridge Facility. The proceeds of the Term Loan Facility and the Bridge Facility (or permanent debt financing incurred in lieu of the Bridge Facility) will be used, together with cash on hand of Marvell and Cavium and/or other available financing resources, (a) to finance the cash portion of the Merger Consideration payable pursuant to the terms of the Merger Agreement, (b) to refinance certain existing indebtedness of Cavium (the “Cavium Term Facility”) and (c) to pay related transaction costs.

The Initial Lenders’ commitments under the Debt Commitment Letter include conditions typical for facilities of this kind, including a condition as to the execution and delivery of the definitive financing documentation for the Term Loan Facility and the Bridge Facility by Marvell and certain of its subsidiaries. As of the date of this joint proxy statement/prospectus, neither Marvell nor any of its subsidiaries has entered into definitive agreements for any of the debt financing.

In lieu of borrowing, in whole or in part, under the Bridge Facility, Marvell may incur permanent debt financing. In addition, in connection with the Merger, Marvell may obtain a revolving credit facility, borrowings under which will be used for general corporate purposes of Marvell and its subsidiaries. There can be no assurance, however, that Marvell will be able to obtain any such permanent debt financing or revolving credit facility.

Given the above, the unaudited condensed combined pro forma financial information assumes the Merger will be financed with the Term Loan Facility in an amount of $900.0 million and permanent debt financing of $850.0 million in the form of two $425.0 million senior unsecured debt financings (collectively, the “Other Senior Unsecured Debt Financing”) in lieu of the Bridge Facility. Notwithstanding the foregoing, in the event the Other Senior Unsecured Debt Financing is not obtained or the aggregate amount thereof is less than

$850.0 million, Marvell expects to obtain loans under the Bridge Facility in an amount of $850.0 million less the amount of the Other Senior Unsecured Debt Financing. In addition, in connection with the Merger, Marvell may obtain a revolving credit facility (the “Revolving Credit Facility”), borrowings under which will be used for general corporate purposes of Marvell and its subsidiaries.

Term Loan Facility

The unaudited condensed combined pro forma financial information assumes that interest on the Term Loan Facility will be payable quarterly at a rate equal to LIBOR + 1.813% per annum. The Term Loan Facility will mature on the date that is three years after the date of funding under the Term Loan Facility. The Term Loan Facility does not require any scheduled amortization prior to the final maturity thereof. The Term Loan Facility will not be subject to any mandatory prepayments.

Other Senior Unsecured Debt Financing

The Other Senior Unsecured Debt Financing is expected to be comprised of: (a) $425.0 million in permanent debt financing with interest payable every 180 days at a rate equal to the Treasury rate + 1.20% per year with the outstanding principal balance due upon the maturity date that will be five years after the closing date of the debt financing (the “Other Senior Unsecured Debt Financing—5 yr”); and (b) $425.0 million in permanent debt financing with interest payable every 180 days at a rate equal to the Treasury rate + 1.60% per year with the outstanding principal balance due upon the maturity date that will be ten years after the closing date of the debt financing (the “Other Senior Unsecured Debt Financing—10 yr”).

Revolving Credit Facility

The Revolving Credit Facility is not expected to be drawn upon the closing date of the debt financing. The total capacity of the Revolving Credit Facility will be $500.0 million and will be available for draw until the date that is five years after the closing date of the Revolving Credit Facility. The unaudited condensed combined pro forma financial information assumes any drawn amounts will incur interest at a rate equal to LIBOR + 1.875% per annum, with amounts payable quarterly. A commitment fee payable to the lenders under the Revolving Credit Facility will be calculated at a rate of 0.238% multiplied by the undrawn balance of the Revolving Credit Facility.

Bridge Facility

In the event that the Other Senior Unsecured Debt Financing is not obtained or the amount thereof is less than $850.0 million, Marvell expects to enter into the Bridge Facility in an amount of $850.0 million (less the amount of the Other Senior Unsecured Debt Financing). The unaudited combined pro forma financial information assumes the Bridge Facility will incur interest at a rate equal to LIBOR + 1.875% per annum, with amounts payable quarterly. The Bridge Facility will mature on the date that is 364 days after the date of funding under the Bridge Facility. The Bridge Facility does not require any scheduled amortization prior to the final maturity thereof. Subject to certain exceptions and thresholds, the Bridge Facility will be required to be prepaid with proceeds relating to (a) non-ordinary course asset sales or other dispositions and (b) the issuance of certain equity securities or the incurrence of certain indebtedness.

4.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and gives effect to events that are (1) directly attributable to the Merger, the QLogic Acquisition and the Financing Transactions, (2) factually supportable and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial information and related notes have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Marvell as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Marvell, Cavium and QLogic. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of merger consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development (“IPR&D”) is recorded at fair value as an indefinite-lived intangible asset at the assumed merger date until completion or abandonment of the associated research and development efforts. Upon completion of development, acquired IPR&D assets are considered amortizable, finite-lived assets.

The allocation of the purchase consideration for the Merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of Cavium existing at the acquisition date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The pro forma adjustments represent Marvell management’s best estimates and are based upon currently available information and certain assumptions that Marvell believes are reasonable under the circumstances. Marvell is not aware of any material transactions between Marvell and Cavium (prior to the announcement of the Merger) during the periods presented, hence adjustments to eliminate transactions between Marvell and Cavium have not been reflected in the unaudited pro forma condensed combined financial information.

Upon completion of the Merger, Marvell will perform a comprehensive review of Cavium’s accounting policies. As a result of the review, Marvell may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Based on a preliminary analysis, Marvell did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information assumes there are no differences in accounting policies.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger and Financing Transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Marvell and Cavium or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

5.	Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Marvell’s financial statements as of and for the year ended January 28, 2017. With the information currently available, Marvell has determined that no significant adjustments are necessary to conform Cavium’s financial statements to the accounting policies used by Marvell in the preparation of the unaudited pro forma condensed combined financial information, except for a reclass to present the individually significant balances of goodwill and intangibles separately.

Certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial information to conform Cavium’s historical condensed consolidated balance sheet as of September 30, 2017 to Marvell’s financial statement presentation.

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform Cavium’s financial statement presentation to that of Marvell due to limitations on the availability of information as of the date of this joint proxy statement/prospectus. Additional reclassification adjustments may be identified as more information becomes available.

6.	Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The estimated merger consideration for the purpose of this unaudited pro forma condensed combined financial information is $6.4 billion. Estimated merger consideration was determined by reference to the fair value on January 19, 2018. The calculation of estimated merger consideration is as follows:

	Shares	Per Share	Total
	(In thousands, except share and per share amounts)
Estimated cash paid for outstanding Cavium common (1)			$2,766,232
Estimated Marvell common shares issued to Cavium shareholders (2)	150,462,261	$23.68	3,562,946
Estimated cash paid for Cavium’s equity awards (3)			5,780
Estimated replacement equity awards for Cavium’s equity awards (4)			67,059

Preliminary estimated merger consideration			$6,402,017

(1)	The cash component of the estimated merger consideration is computed based on 100% of the outstanding shares of Cavium common stock being exchanged for the Per Share Cash Amount of $40.00.

	Shares	Per Share	Total
	(In thousands, except per share amounts)
Cavium common stock outstanding as of January 19, 2018	69,156	$40.00	$2,766,232

(2)	The stock consideration component of the estimated merger consideration is computed based on 100% of the outstanding shares of Cavium common stock being exchanged for the Exchange Ratio of 2.1757 Marvell common shares.

	Shares	Exchange Ratio	Total
	(In thousands, except per share amounts)
Cavium common stock outstanding as of January 19, 2018	69,156	2.1757	150,462
Marvell common share price as of January 19, 2018			23.68

			$3,562,946

(3)	Estimated cash consideration for the settlement of the outstanding vested Director Options and Cavium RSUs held by non-employee directors of Cavium’s board of directors which will be canceled and paid out at the time of the close of the Merger.

(4)	Estimated consideration for replacement of Cavium’s outstanding equity awards. As discussed in Note 1 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” Cavium’s outstanding equity awards will be replaced by Marvell’s equity awards with similar terms. A portion of the fair value of Marvell’s equity awards issued represents consideration transferred, while a portion represents compensation expense based on the vesting terms of the equity awards.

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the Marvell common share price up to the Closing Date of the Merger. A sensitivity analysis related to the fluctuation in the Marvell common share price was performed to assess the impact a hypothetical change of 10% on the closing price of Marvell common shares on January 19, 2018 would have on the estimated merger consideration and goodwill as of the Closing Date.

The following table shows the change in share price, estimated merger consideration and goodwill:

	Share price	Estimated Merger Consideration	Goodwill
	(In thousands, except per share amounts)
Increase of 10%	$26.05	$6,758,312	$4,164,677
Decrease of 10%	$21.31	$6,045,723	$3,452,088

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Cavium are recognized and measured as of the acquisition date at fair value and added to those of Marvell. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation, upon the completion of the Merger, will be based on Cavium’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Cavium based on Cavium’s unaudited condensed consolidated balance sheet as of September 30, 2017, with the excess recorded to goodwill:

(In thousands)
Cash and cash equivalents	$152,654
Accounts receivable	186,447
Inventories	266,000
Prepaid expenses and other current assets	23,510
Property and equipment	209,000
Goodwill (1)	3,808,382
Intangible assets	2,859,000
Other non-current assets	5,757

$7,510,750
Accounts payable	(74,207)
Accrued liabilities	(49,677)
Accrued employee compensation	(21,808)
Deferred income	(9,501)
Current portion of long-term debt	(6,129)
Long-term debt	(604,590)
Deferred tax liability	(312,969)
Non-current income taxes payable	(11,728)
Other non-current liabilities	(18,124)

$(1,108,733)

Estimated merger consideration	$6,402,017

(1)	Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Marvell and Cavium. Goodwill recorded in the Merger is not expected to be deductible for tax purposes.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life
	(In thousands)
Developed technology	$1,990,000	6 to 8 Years
In-process research and development	400,000	n/a
Customer contracts and related relationships	440,000	8 Years
Trade names / trademarks / domain names	29,000	3 to 5 Years

	$2,859,000

The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset and liability.

Property and Equipment

The property and equipment valued in the preliminary purchase price allocation discussed above primarily consists of personal property.

Pro forma depreciation expense related to property and equipment is calculated on a straight-line basis based on the estimated useful lives of the assets.

7.	Financing Transactions Adjustments

(a)	Reflects the Financing Transactions to fund a portion of the merger consideration as described in Note 3 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” the payment of debt financing fees and proceeds from the liquidation of Marvell’s short-term investments.

(In thousands)
Cash proceeds from the Financing Transactions	$1,750,000
Debt financing fees paid	(19,613)
Proceeds from liquidation of short-term investments	931,976

Net adjustment to cash and cash equivalents	$2,662,363

(b)	Reflects the liquidation of Marvell’s short-term investments.

(c)	Reflects the current portion of unamortized debt financing fees on the Revolving Credit Facility. Unamortized debt financing fees on the Revolving Credit Facility of $2.4 million in total have been recognized. In this adjustment, $0.5 million have been recorded to prepaid expenses and other current assets and $1.9 million have been recorded to other non-current assets as described in Note 7(d) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” below.

(d)	Reflects the non-current portion of unamortized debt financing fees on the Revolving Credit Facility. Unamortized debt financing fees on the Revolving Credit Facility of $2.4 million in total have been recognized. In this adjustment, $1.9 million have been recorded to other non-current assets and $0.5 million have been recorded to prepaid expenses and other current assets as described in Note 7(c) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(e)	Reflects the new debt financing from the Financing Transactions, net of unamortized debt financing fees, to fund a portion of the Merger. The following table summarizes the borrowings under the Financing Transactions, exclusive of the undrawn Revolving Credit Facility:

	Principal Outstanding	Blended Interest Rate	Unamortized Debt Financing Fees / Original Issuance Discounts		Net Proceeds	Term	Long-Term Debt
	(In thousands, except interest rates and terms)
Other Senior Unsecured Debt Financing—10yr	$425,000	4.15%	$(2,763)		$422,237	10 Years	$422,237
Other Senior Unsecured Debt Financing—5yr	425,000	3.55%	(2,550)		422,450	5 Years	422,450
Term Loan Facility	900,000	3.54%	(11,925)		888,075	3 Years	888,075

	$1,750,000		$(17,238	)(1)	$1,732,762		$1,732,762

(1)	Excludes $6.7 million of debt financing fees related to the Bridge Facility and $2.4 million of debt financing fees related to the Revolving Credit Facility. Debt financing fees related to the Bridge Facility will be expensed upon completion of the Merger should no amounts be drawn on the Bridge Facility. Debt financing fees related to the undrawn Revolving Credit Facility are capitalized as assets as described in Notes 7(c) and 7(d) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(f)	Reflects the estimated incremental interest expense and amortization of debt financing fees and original issuance discounts. Debt financing fees related to the Bridge Facility have been excluded from the unaudited pro forma condensed combined statements of operations as it has been determined not to have a continuing impact.

	Pro Forma Nine Months Ended October 28, 2017	Pro Forma Twelve Months Ended January 28, 2017
	(In thousands)
Interest expense on anticipated borrowings	$(49,359)	$(65,811)
Amortization of debt financing fees and original issue discounts	(3,865)	(4,993)

Net adjustment to interest expense	$(53,224)	$(70,804)

A sensitivity analysis on interest expense for the nine months ended October 28, 2017 and the year ended January 28, 2017 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest would have on the new debt. Stated interest rates related to the Financing Transactions are as follows:

Interest Rate
Other Senior Unsecured Debt Financing—10 yr	T + 1.600%
Other Senior Unsecured Debt Financing—5 yr	T + 1.200%
Revolving Credit Facility	L + 1.875%
Term Loan	L + 1.813%

The following table shows the change in interest expense for the Financing Transactions:

	Pro Forma Nine Months Ended October 28, 2017	Pro Forma Twelve Months Ended January 28, 2017
	(In thousands)
Interest expense assuming:
Increase of 0.125%	$1,641	$2,188
Decrease of 0.125%	$(1,641)	$(2,188)

8.	Pro Forma Adjustments for Condensed Combined Balance Sheet

(a)	Reflects the payment of estimated merger consideration, the Cavium Term Facility and transaction costs.

(In thousands)
Cash consideration paid (1)	$(2,772,011)
Cash paid to extinguish the Cavium Term Facility (inclusive of accrued interest)	(611,075)
Cash paid to settle unvested equity and incentive awards (2)	(761)
Transaction costs paid (exclusive of debt financing fees paid)	(111,694)

Net adjustment to cash and cash equivalents	$(3,495,541)

(1)	Cash consideration paid of $2,772.0 million reflects $2,766.2 million paid to Cavium’s shareholders and $5.8 million paid to cash settle Cavium’s equity awards.

(2)	Cash paid to Cavium’s directors of $0.8 million to settle and cancel unvested non-employee director’s RSUs as a result of the Merger.

(b)	Reflects the purchase accounting adjustment for inventories based on the acquisition method of accounting.

(In thousands)
Elimination of Cavium’s inventories—carrying value	$(94,879)
Inventories—fair value (1)	266,000

Net adjustment to inventories	$171,121

(1)	Represents the adjustment necessary to state inventories acquired as of the pro forma Merger date to their preliminary estimated fair value. The valuation approaches used in the preliminary assessment of the fair value of inventories were the replacement cost approach and the comparative sales method approach. After the Cavium Acquisition, the step up in inventories fair value will increase cost of goods sold as the inventory is sold over approximately two months. This increase is not reflected in the unaudited pro forma condensed combined statements of operations as it was determined to not have a continuing impact.

(c)	Reflects the purchase accounting adjustment for property and equipment based on the acquisition method of accounting. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the property and equipment expected to be recognized.

(In thousands)
Elimination of Cavium’s property and equipment—carrying value	$(169,747)
Property and equipment—fair value	209,000

Net adjustment to property and equipment	$39,253

(d)	Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the acquired intangible assets expected to be recognized.

(In thousands)
Elimination of Cavium’s intangibles—carrying value	$(692,994)
Intangibles—fair value	2,859,000

Net adjustment to intangible assets, net	$2,166,006

(e)	Reflects the elimination of Cavium’s goodwill and the capitalization of the preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the Merger. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the goodwill expected to be recognized.

(In thousands)
Elimination of Cavium’s goodwill	$(237,692)
Capitalization of preliminary goodwill in connection with the Cavium Acquisition	3,808,382

Net adjustment to goodwill	$3,570,690

(f)	Reflects the elimination of the current portion of Cavium’s deferred rent and payment of Cavium’s accrued interest.

(In thousands)
Elimination of Cavium’s deferred rent (1)	$(1,216)
Payment of accrued interest expense in conjunction with the payment of the Cavium Term Facility	(356)

Net adjustment to accrued liabilities	$(1,572)

(1)	Deferred rent of $11.8 million in total have been eliminated. In this adjustment, $1.2 million have been removed from accrued liabilities and $10.6 million have been removed from other non-current liabilities as described in Note 8(j) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” below.

(g)	Reflects the payment of the current portion of the Cavium Term Facility and the elimination of unamortized debt financing fees related to the facility.

(In thousands)
Payment of Cavium Term Facility	$(6,129)
Elimination of debt financing fees on Cavium Term Facility (1)	2,859

Net adjustment to current portion of long-term debt	$(3,270)

(1)	Debt financing fees of $13.7 million in total have been eliminated. In this adjustment, $2.9 million have been removed from the current portion of long-term debt and $10.8 million have been removed from long-term debt as described in Note 8(h) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” below.

(h)	Reflects the payment of the non-current portion of the Cavium Term Facility and the elimination of unamortized debt financing fees related to the facility.

(In thousands)
Payment of Cavium Term Facility	$(604,590)
Elimination of debt financing fees on Cavium Term Facility (1)	10,820

Net adjustment to long-term debt	$(593,770)

(1)	Debt financing fees of $13.7 million in total have been eliminated. In this adjustment, $10.8 million have been removed from long-term debt and $2.9 million have been removed from the current portion of long-term debt as described in Note 8(g) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(i)	This adjustment reflects the originating deferred tax liabilities (“DTLs”) resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on applicable statutory tax rates for the jurisdictions associated with the respective estimated purchase price allocation. The originating DTLs are primarily related to the preliminary purchase price allocation associated with acquired intangible assets. The estimate of DTLs is preliminary and is subject to change based upon Marvell’s final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

(In thousands)
Elimination of Cavium’s deferred tax liability—carrying value	$(16,824)
Deferred tax liability—fair value (1)	312,969

Net adjustment to deferred tax liability	$296,145

(1)	DTLs have been recognized based on applicable statutory tax rates for the jurisdictions associated with the respective net increase in estimated amortizable identifiable intangible assets. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore do not consider or contemplate effects of U.S. tax reform legislation enacted on December 22, 2017.

(j)	Reflects the elimination of the non-current portion of Cavium’s deferred rent. Deferred rent of $11.8 million in total have been eliminated. In this adjustment, $10.6 million have been removed from other non-current liabilities and $1.2 million have been removed from accrued liabilities as described in Note 8(f) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(k)	Reflects the payment of transaction costs, change in control payments and the elimination of Cavium’s retained earnings after adjustments.

(In thousands)
Payment of Marvell transaction related costs not accrued as of October 28, 2017 (1)	$(46,694)
Payment of Cavium transaction related costs not accrued as of September 30, 2017 (1)	(65,000)
Cash paid to settle unvested equity and incentive awards	(761)
Stock based compensation expense incurred to settle equity and incentive awards	(48,426)
Elimination of Cavium’s retained earnings after adjustments	405,303

Net adjustment to retained earnings	$244,422

(1)	Marvell and Cavium are expected to incur a total of $131.3 million in transaction related costs. These costs consist of legal advisory, financial advisory, accounting, consulting and financing costs and are not reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing effect on the combined company. Approximately $111.7 million has been shown as a pro forma adjustment reducing retained earnings. Approximately $19.6 million was related to financing and has been capitalized.

(l)	Reflects the elimination of Cavium’s historical common stock, additional paid-in capital and accumulated other comprehensive income.

(m)	Reflects the stock consideration component of the Merger ($0.3 million in common stock and $3,629.7 million in additional paid-in capital).

(n)	Reflects the one-time expense for the recognition of $48.4 million of stock-based compensation expense incurred to settle Cavium’s outstanding unvested stock based compensation awards that will be accelerated post-Merger due to change in control provisions. The associated stock-based compensation expense is not reflected in the unaudited pro forma condensed combined statements of operations as it will not have a continuing impact.

9.	Pro Forma Adjustments for Condensed Combined Statements of Operations

(a)	Reflects the adjustments to eliminate historical depreciation expense, record new depreciation expense based on the fair value of the property and equipment acquired, eliminate historical amortization expense, record new amortization expense based on the fair value of the identifiable acquired intangible assets, eliminate historical stock based compensation expense and record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock based compensation as a result of the Merger.

	Pro Forma Nine Months Ended October 28, 2017	Pro Forma Twelve Months Ended January 28, 2017
	(In thousands)
Elimination of Cavium’s depreciation on property and equipment	$(15,262)	$(11,811)
Depreciation after fair value adjustment (1)	8,404	10,562
Elimination of Cavium’s amortization of intangible assets	(84,684)	(41,215)
Amortization after fair value adjustment (2)	228,493	271,055
Elimination of historical stock based compensation expense (3)	(523)	(561)
Stock based compensation expense after equity award replacement and fair value remeasurement (3)	4,030	6,627

Net adjustment to cost of goods sold	$140,458	$234,657

(1)	Depreciation of property and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based upon the nature of the activities associated with the property and equipment acquired. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the property and equipment expected to be recognized.
(2)	The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.
(3)	Subject to the terms of the Merger Agreement, certain unvested Cavium equity awards will be replaced and converted into unvested equity awards of Marvell common shares.

(b)	Reflects the adjustments to eliminate historical depreciation expense, record new depreciation expense based on the fair value of the property and equipment acquired, eliminate historical amortization expense, record new amortization expense based on the fair value of the identifiable acquired intangible assets, eliminate historical stock-based compensation expense and record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock-based compensation as a result of the Merger.

	Pro Forma Nine Months Ended October 28, 2017	Pro Forma Twelve Months Ended January 28, 2017
	(In thousands)
Elimination of Cavium’s depreciation on property and equipment	$(34,191)	$(29,897)
Depreciation after fair value adjustment (1)	18,827	26,736
Elimination of Cavium’s amortization of intangible assets	(7,610)	(9,405)
Amortization after fair value adjustment (2)	20,533	61,853
Elimination of historical stock based compensation expense (3)	(8,089)	(8,628)
Stock based compensation expense after equity award replacement and fair value remeasurement (3)	62,330	101,912

Net adjustment to research and development	$51,800	$142,571

(1)	Depreciation of property and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based upon the nature of the activities associated with the property and equipment acquired. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the property and equipment expected to be recognized.
(2)	The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.
(3)	Subject to the terms of the Merger Agreement, certain unvested Cavium equity awards will be replaced and converted into unvested equity awards of Marvell common shares.

(c)	Reflects the adjustments to eliminate historical depreciation expense, record new depreciation expense based on the fair value of the property and equipment acquired, eliminate historical amortization expense, record new amortization expense based on the fair value of the identifiable acquired intangible assets, eliminate historical stock-based compensation expense and record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock-based compensation as a result of the Merger.

	Pro Forma Nine Months Ended October 28, 2017	Pro Forma Twelve Months Ended January 28, 2017
	(In thousands)
Elimination of Cavium’s depreciation on property and equipment	$(7,481)	$(5,034)
Depreciation after fair value adjustment (1)	4,119	4,502
Elimination of Cavium’s amortization of intangible assets	(3,800)	(1,946)
Amortization after fair value adjustment (2)	10,253	12,798
Elimination of historical stock based compensation expense (3)	(2,573)	(2,761)
Stock based compensation expense after equity award replacement and fair value remeasurement (3)	19,829	32,614

Net adjustment to selling, general and administrative	$20,347	$40,173

(1)	Depreciation of property and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based upon the nature of the activities associated with the property and equipment acquired. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the property and equipment expected to be recognized.
(2)	The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 6 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.
(3)	Subject to the terms of the Merger Agreement, certain unvested Cavium equity awards will be replaced and converted into unvested equity awards of Marvell common shares.

(d)	Reflects the elimination of Cavium’s historical interest expense and amortization of debt financing fees.

(e)

This adjustment reflects the income tax expense/benefit effects of the pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. Further, the combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general under Section 382 of Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (referred to as “NOLs”) to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through rules) increases by more than 50 percentage points over such stockholder’s lowest percentage ownership during the testing period (generally three years). In addition, some of the standards and requirements under ASC 740 (Accounting for Income Taxes) may limit the combined company’s ability to record deferred tax assets relating to originating temporary differences between book and tax basis of income and expense items. Further, these standards may require a valuation allowance to be established against certain existing deferred tax assets of each company as of the date of completion of the transactions contemplated by the Merger Agreement. In addition, a combination of two companies may also cause the ability for certain valuation allowances associated with one of the companies to no longer be necessary because on a combined basis, there may be new sources of future taxable income to support the reversal of pre-existing valuation allowances. Currently, no adjustment to the unaudited pro forma condensed combined financial information has been made as it relates to either limitations the combined company might incur under Section 382 of the Code or ASC 740 or decreases to pre-existing valuation allowances. Furthermore, adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore do not consider or contemplate effects of U.S. tax reform legislation enacted on December 22, 2017.

(f)	Reflects the adjustments to weighted average shares outstanding.

	Pro Forma Nine Months Ended October 28, 2017	Pro Forma Twelve Months Ended January 28, 2017
	(In thousands)
Pro forma basic weighted average shares:
Historical Marvell weighted average shares outstanding	499,568	509,738
Issuance of shares to Cavium common shareholders	150,462	150,462
Issuance of vested Marvell replacement awards to Cavium equity award holders	1,665	1,665

Pro forma weighted average shares (basic)	651,695	661,865

Pro forma diluted weighted average shares:
Historical Marvell weighted average shares outstanding	510,935	509,738	(1)
Issuance of shares to Cavium common shareholders	150,462	150,462
Issuance of vested Marvell replacement awards to Cavium equity award holders	1,665	1,665
Issuance of Marvell replacement awards to Cavium equity award holders	6,814	—

Pro forma weighted average shares (diluted)	669,876	661,865

(1)	The historical Marvell potential dilutive securities were excluded from the computation of pro forma diluted weighted average shares as their effect would be anti-dilutive.

10.	Acquisition of QLogic

As described in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” Cavium acquired QLogic on August 16, 2016. The following table presents the pro forma adjustments of the QLogic Acquisition:

	Historical
	Year Ended December 31, 2016	Period from December 28, 2015 to August 15, 2016			Year Ended December 31, 2016
	Cavium	QLogic	Pro Forma Adjustments		Pro Forma Combined
	(In thousands)
Net revenue	$603,314	$278,184	$—		$881,498
Cost of goods sold	318,000	119,865	(10,262	)10(a)	427,603

Gross profit	285,314	158,319	10,262		453,895
Operating expenses:
Research and development	257,816	77,415	(14,990	)10(b)	320,241
Selling, general and administrative	161,051	73,938	(8,046	)10(c)	226,943
Restructuring and other related charges	—	—	—		—

Total operating expenses	418,867	151,353	(23,036)		547,184

Operating (loss) income from continuing operations	(133,553)	6,966	33,298		(93,289)
Interest and other income, net	(12,659)	4,063	372	10(d)	(8,224)

(Loss) income from continuing operations before income taxes	(146,212)	11,029	33,670		(101,513)

Provision (benefit) for income taxes	997	(7,845)	7,564	10(e)	716

Net (loss) income from continuing operations	$(147,209)	$18,874	$26,106		$(102,229)

The following adjustments were made to the unaudited pro forma condensed combined statement of operations for QLogic for the period from December 28, 2015 to August 15, 2016. The results of operations of QLogic for the period from August 16, 2016 to December 31, 2016 are already reflected in Cavium’s audited consolidated statement of operations for the year ended December 31, 2016.

The pro forma adjustments reflect the elimination of historical expenses. The related impact to the unaudited pro forma condensed combined statement of operations as a result of the fair value adjustments of QLogic’s assets and liabilities as a result of the Merger have been included in the discussion of pro forma adjustments in Notes 7 and 8 above.

(a)	Reflects the adjustments to eliminate historical depreciation expense, eliminate historical amortization expense and eliminate historical stock based compensation expense for the period from December 28, 2015 to August 15, 2016.

Pro Forma Twelve Months Ended January 28, 2017
(In thousands)
Elimination of QLogic’s depreciation on property and equipment	$(1,050)
Elimination of QLogic’s amortization of intangible assets	(8,744)
Elimination of QLogic’s stock based compensation expense	(468)

Net adjustment to cost of goods sold	$(10,262)

(b)	Reflects the adjustments to eliminate historical depreciation expense and eliminate historical stock based compensation expense for the period from December 28, 2015 to August 15, 2016.

Pro Forma Twelve Months Ended January 28, 2017
(In thousands)
Elimination of QLogic’s depreciation on property and equipment	$(9,801)
Elimination of QLogic’s stock based compensation expense	(5,189)

Net adjustment to research and development	$(14,990)

(c)	Reflects the adjustments to eliminate historical depreciation expense, eliminate historical amortization expense and eliminate historical stock based compensation expense.

Pro Forma Twelve Months Ended January 28, 2017
(In thousands)
Elimination of QLogic’s depreciation on property and equipment	$(3,907)
Elimination of QLogic’s amortization of intangible assets	(357)
Elimination of QLogic’s stock based compensation expense	(3,782)

Net adjustment to selling, general and administrative	$(8,046)

(d)	Reflects the adjustment to eliminate historical interest expense of $0.4 million for the period from December 28, 2015 to August 15, 2016.

(e)	Reflects income tax expense for the pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with those adjustments. As the tax rate used for these pro forma financial statements is an estimated blended statutory tax rate, it will likely vary from the actual effective rate in periods subsequent to completion of the Merger. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore do not consider or contemplate effects of U.S. tax reform legislation enacted on December 22, 2017.

LEGAL MATTERS

The validity of the Marvell common shares to be issued in the Merger will be passed upon for Marvell by Appleby (Bermuda) Limited.

EXPERTS

The financial statements and the related financial statement schedule for Marvell Technology Group Ltd. as of and for the years ended January 28, 2017 and January 30, 2016 incorporated in this joint proxy statement/prospectus by reference from Marvell Technology Group Ltd.’s Annual Report on Form 10-K and the effectiveness of Marvell Technology Group Ltd.’s internal control over financial reporting as of January 28, 2017 have been audited by Deloitte & Touche, LLP., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and the financial statement schedule and (2) express an adverse opinion on the effectiveness of Marvell’s internal control over financial reporting because of material weaknesses). Such financial statements and financial statement schedule have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements for Marvell Technology Group Ltd. for the year ended January 31, 2015 incorporated in this joint proxy statement/prospectus by reference to Marvell Technology Group Ltd.’s Annual Report on Form 10-K for the year ended January 28, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cavium, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Cavium, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the QLogic Corporation business Cavium acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of QLogic and subsidiaries as of April 3, 2016 and March 29, 2015, and for each of the years in the three-year period ended April 3, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of April 3, 2016 have been incorporated by reference herein and in the joint proxy statement/prospectus in reliance upon the reports of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s report dated May 26, 2016 on the consolidated financial statements refers to QLogic’s adoption, on a retrospective basis, of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires all deferred tax assets, liabilities and associated valuation allowances to be classified as non-current.

Cavium has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on QLogic’s past financial statements incorporated by reference in this joint proxy statement/prospectus.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Marvell

Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2018 annual general meeting of shareholders, Marvell must have received the written proposal by such shareholder at the mailing address of its business offices set forth below, no later than January 3, 2018. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If a shareholder desires to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder may use the procedures set forth in the Bye-laws to make a shareholder proposal, including director nominations, not intended to be included in the proxy statement under Rule 14a-8 so long as such proposal complies with the Bye-laws. In accordance with Section 35 of the Bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are made pursuant to written notice timely given to Marvell’s Secretary and accompanied by certain information. To be timely, a shareholder’s written notice must be received by Marvell not less than 90 nor more than 120 clear days (as such term is defined in Marvell’s Bye-laws) prior to the anniversary of the date for Marvell’s 2017 annual general meeting of shareholders, which was June 15, 2017. To comply with the Bye-laws, a shareholder must provide appropriate notice to Marvell no earlier than February 14, 2018 and no later than March 16, 2018. The notice must contain the name and business background of any person being nominated by such shareholder as a director and all material information on any proposal, statement or resolution to be put to the meeting and details of the shareholder submitting the proposal, statement or resolution, as well as other information that may be specified by Marvell’s board of directors and the Bye-laws as then in effect. Marvell’s board of directors will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with the Bye-laws and whether any such proposal will be acted upon at the annual general meeting of shareholders.

Marvell’s Bye-laws contain a proxy access provision, which allows a shareholder or group of up to 20 shareholders owning in aggregate three percent or more of Marvell’s issued shares continuously for at least three years to nominate and include in the company’s proxy materials director nominees constituting up to 20% of the number of directors in office (rounded down) or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in the Bye-laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in Marvell’s proxy statement for the 2018 annual general meeting pursuant to these proxy access provisions in Section 13 of Marvell’s Bye-laws, Marvell must receive proper written notice of any such nomination no earlier than the close of business on January 2, 2018 and no later than the close of business on February 1, 2018. In each case, the notice must include information specified in Marvell’s Bye-laws, including information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to Marvell’s shares.

If, however, the 2018 annual general meeting is not within 30 days before or after the anniversary of the 2017 annual general meeting, Marvell must receive such notice under both its advance notice and proxy access Bye-laws not more than 120 days prior to such meeting and not less than 90 days prior to such meeting or 10 days following the public announcement of the meeting date.

Marvell will not entertain any proposals or nominations at the annual general meeting that do not meet the requirements set forth in its Bye-laws. Marvell encourages shareholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination. All shareholder proposals or nominations pursuant to this section may be sent to Marvell’s Assistant Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

In addition, Section 79 of the Companies Act provides that (i) any number of shareholders representing not less than 5% of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, Marvell shall, at the expense of such shareholder(s), give its other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at Marvell’s registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require Marvell to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at Marvell’s registered office in the manner provided by the Companies Act.

Cavium

Proposals of shareholders of Cavium that are intended to be presented by such shareholders at Cavium’s 2018 annual meeting of shareholders must be submitted in writing by January 1, 2018 to Cavium’s Secretary at 2315 N. First Street, San Jose, California 95131 in order that they may be considered for inclusion in Cavium’s proxy statement and form of proxy relating to that meeting. If, however, the date of Cavium’s 2018 annual meeting is more than 30 days from the anniversary of Cavium’s 2017 annual meeting, then the deadline is a reasonable time before Cavium begins to print and send its proxy materials for the 2018 annual meeting. All such proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

If the shareholder proposal is to be presented at Cavium’s 2018 annual meeting of shareholders but is not to be included in Cavium’s proxy statement for that meeting, including any shareholder-recommended director nomination, the notice of proposal or nomination, as applicable, must be provided along with specified information to Cavium’s Secretary at 2315 N. First Street, San Jose, California 95131 between February 20, 2018 and March 22, 2018, unless the date of Cavium’s 2018 annual meeting of shareholders is before May 21, 2018 or after July 20, 2018, in which case the proposals shall be submitted no earlier than 120 days prior to the 2018 annual meeting of the shareholders and no later than the later of (i) 90 days before the 2018 annual meeting of shareholders or (ii) ten days after notice of the date of the 2018 annual meeting of shareholders is publicly given and with such information required by Cavium’s bylaws.

The foregoing summary of Cavium’s shareholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of Cavium’s bylaws, which have been publicly filed with the SEC and is available at http://www.sec.gov.

Householding

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders who reside at the same address, unless Marvell shareholders have notified Marvell or Cavium shareholders have notified Cavium of their desire to receive multiple copies of these materials. This is known as “householding.” Once shareholders have received notice from their broker that it will be “householding” communications to the shareholder’s address, “householding” will continue until shareholders are notified otherwise or until shareholders revoke their consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Marvell will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Marvell shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Marvell’s Investor Relations department at 5488 Marvell Lane, Santa Clara, California 95054, telephone number (408) 222-0777, or by email at ir@marvell.com. If you are a beneficial shareholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of this joint proxy statement/prospectus, wish to revoke your consent to householding or wish to request single copies of the proxy materials in the future.

Cavium shareholders who receive a single set of this joint proxy statement/prospectus as a result of householding and wish to have separate copies of this joint proxy statement/prospectus may submit a request to: Corporate Secretary, Cavium, Inc., 2315 N. First Street, San Jose, California 95131, or call (408) 943-7100, and Cavium will promptly comply with such request. Shareholders may contact their brokers if they receive multiple copies of this joint proxy statement/prospectus and would prefer to receive a single copy in the future.

WHERE YOU CAN FIND MORE INFORMATION

Marvell has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Marvell common shares to be issued to Cavium shareholders in the Merger. This joint proxy statement/prospectus constitutes the prospectus Marvell filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

In addition, Marvell and Cavium file annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at:

100 F Street, N.E.

Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website that contains reports, proxy statements and other information regarding each of Marvell and Cavium. The address of the SEC website is http://www.sec.gov.

You may also obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Requests for documents relating to Marvell should be directed to:	Requests for documents relating to Cavium should be directed to:

Marvell Technology Group Ltd.	Cavium, Inc.
Investor Relations	Investor Relations
c/o Marvell Semiconductor, Inc.	2315 North First Street
5488 Marvell Lane	San Jose, California 95131
Santa Clara, California 95054	(408) 943-7100
(408) 222-0777	IR@Cavium.com
ir@marvell.com

Marvell shareholders should contact Marvell Investor Relations at the address or telephone number listed above with any questions about the Merger.

Cavium shareholders should contact Cavium Investor Relations at the address or telephone number listed above with any questions about the Merger.

Information on Marvell Website

Information on any Marvell Internet website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve the Marvell Share Issuance.

Investors are encouraged to visit http://MarvellCavium.transactionannouncement.com for more information.

Information on Cavium Website

Information on any Cavium Internet website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to adopt the Merger Agreement, unless that information is also in this joint proxy statement/prospectus or in a document that is incorporated by reference in this joint proxy statement/prospectus.

THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN MARVELL’S OR CAVIUM’S AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO CAVIUM AND ITS SUBSIDIARIES WAS PROVIDED BY CAVIUM AND ITS SUBSIDIARIES AND THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO MARVELL AND ITS SUBSIDIARIES WAS PROVIDED BY MARVELL AND ITS SUBSIDIARIES, AS THE CASE MAY BE.

DOCUMENTS INCORPORATED BY REFERENCE

Each of Marvell and Cavium incorporates by reference into this joint proxy statement/prospectus the documents listed below, and any filings Marvell or Cavium makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the respective dates of the Marvell and Cavium shareholder meetings shall be deemed to be incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Marvell SEC Filings

Commission File No. 000-30877	Period
Current Reports on Form 8-K	Filed on March 16, 2017, June 16, 2017; June 19, 2017; July 14, 2017; September 22, 2017; November 20, 2017 (one filing with respect to Items 1.01 and 9.01); and December 13, 2017

Quarterly Reports on Form 10-Q	Quarter ended April 29, 2017 (filed on June 5, 2017); Quarter ended July 29, 2017 (filed on August 31, 2017); and Quarter ended October 28, 2017 (filed on December 4, 2017)

Annual Report on Form 10-K	Fiscal Year Ended January 28, 2017 (filed on March 28, 2017)

Definitive Proxy Statement	The portions of Marvell’s Definitive Proxy Statement on Schedule 14A filed May 3, 2017 that are incorporated by reference in Marvell’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017

Marvell also incorporates by reference into this joint proxy statement/prospectus the description of Marvell common shares contained in Marvell’s Form 8-A filed on June 22, 2000 and any amendment or report filed with the SEC for the purpose of updating such description.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus except for the exhibits to those documents from Marvell. You may also obtain these documents from the SEC or through the SEC’s website referred to above. Documents incorporated by reference are available from Marvell without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Marvell at the following address, telephone number and e-mail:

Marvell Technology Group Ltd.

c/o Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

Attention: Investor Relations

408-222-0777

ir@marvell.com

If you would like to request documents, please do so by February 20, 2018, to receive them before the Marvell general meeting. If you request any of these documents from Marvell, Marvell will mail them to you by first-class mail, or similar means.

Cavium SEC Filings

Commission File No. 001-33435	Period
Current Reports on Form 8-K	Filed on March 22, 2017, June 20, 2017, November 20, 2017 (2 filings with respect to Items 8.01 and 9.01; and 8.01 and 9.01), November 22, 2017, December 21, 2017 and February 1, 2018

Quarterly Reports on Form 10-Q	Quarter Ended March 31, 2017 (Filed on May 1, 2017), Quarter Ended June 30, 2017 (Filed on August 4, 2017), Quarter Ended September 30, 2017 (Filed on November 7, 2017)

Annual Report on Form 10-K	Year Ended December 31, 2016 (Filed on February 28, 2017)

Definitive Proxy Statement	The portions of Cavium’s Definitive Proxy Statement on Schedule 14A filed April 27, 2017 that are incorporated by reference in Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus, except for the exhibits to those documents, from Cavium. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Cavium without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Cavium at the following address, telephone number and e-mail address:

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

Attention: Investor Relations

(408) 943-7100

IR@Cavium.com

If you would like to request documents, please do so by February 20, 2018, to receive them before the Cavium special meeting. If you request any of these documents from Cavium, Cavium will mail them to you by first-class mail, or similar means.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Marvell has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Marvell and its affiliates, including Merger Sub, and Cavium has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Cavium and its affiliates.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among:

MARVELL TECHNOLOGY GROUP LTD.,

a Bermuda exempted company;

KAUAI ACQUISITION CORP.,

a Delaware corporation; and

CAVIUM, INC.,

a Delaware corporation

Dated as of November 19, 2017

A-i

A-ii

A-iii

A-iv

Page

EXHIBITS

Exhibit A	Certain Definitions	A-A-1

Exhibit B	Form of Certificate of Incorporation of Surviving Corporation	A-B-1

A-v

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 19, 2017, by and among: MARVELL TECHNOLOGY GROUP LTD., a Bermuda exempted company (“Parent”); KAUAI ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”); and CAVIUM, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly owned Subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

C. In order to induce Parent and Merger Sub to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, a stockholder of the Company is executing a voting agreement in favor of Parent.

D. In order to induce the Company to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, certain shareholders of Parent are executing voting agreements in favor of the Company.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 4085 Campbell Avenue, Suite 100, Menlo Park, California, 94025 or at such other location as the parties may agree. If the Marketing Period shall have ended on or before the Closing Conditions Satisfaction Date, then the Closing shall take place at 8:00 a.m. (California time) on a Business Day to be mutually agreed by Parent and the Company, which shall be no later than the third Business Day after the Closing Conditions Satisfaction Date, but subject to the satisfaction or waiver of the conditions set forth in Sections 6.5 and 7.5 and the continued satisfaction or waiver of each of the other conditions set forth in Sections 6 and 7. If the Marketing Period shall not have ended on or before the Closing Conditions Satisfaction Date, then the Closing shall take place at 8:00 a.m. (California time) on the earlier of (a) any Business Day during the Marketing Period (after the Closing Conditions Satisfaction Date) designated by Parent in a notice delivered to the Company at least three Business Days before the date designated by Parent in such notice as the date of the Closing or (b) the third Business Day after the end of the Marketing Period, but subject, in the case of each of clauses “(a)” and “(b),” to the satisfaction or waiver of the conditions set forth in Sections 6.5 and 7.5 and the continued satisfaction or waiver of each of the other conditions set forth in Sections 6 and 7. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and consistent with the terms of this Agreement shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing on the Closing Date, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed by Parent and the Company and specified in such certificate of merger (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually agreed by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5 Governance Matters. Prior to the Effective Time, Parent shall take all necessary corporate action to cause the chairman of the board of directors of the Company and two other members of the board of directors of the Company who are designated by Parent to become members of the board of directors of Parent as of the Effective Time.

1.6 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock that are held by the Company (or held in the Company’s treasury) or held by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock that are held, directly or indirectly, by any Subsidiary of the Company (each, a “Company Subsidiary”) immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.6(b), 1.6(c) and 1.9, each share of Company Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) 2.1757 (the “Exchange Ratio”) Parent Common Shares; and (B) $40.00 in cash, without interest (the “Per Share Cash Amount”); and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Per Share Cash Amount and the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. If, between the date of this Agreement and the Effective Time, the issued Parent Common Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio (but not the Per Share Cash Amount) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) No fraction of a Parent Common Share shall be issued in connection with the Merger, and no certificates or scrip for any such fractional share shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a Parent Common Share (after aggregating all fractions of Parent Common Shares issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder’s Company Stock Certificate(s) or the transfer of non-certificated shares of Company Common Stock represented by book entry positions (“Company Book Entry Shares”), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a Parent Common Share on Nasdaq on the date the Merger becomes effective.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Company Subsidiary in accordance with Section 1.6, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Book Entry Shares or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) except for shares of Company Common Stock that continue to be held by a Company Subsidiary in accordance with Section 1.6, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) or a Company Book Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Company Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select Parent’s transfer agent or a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). As soon as practicable (and in any event within one Business Day) after the Effective Time, Parent shall deposit with the Exchange Agent (i) subject to Section 1.9, certificates or book entry positions representing the Parent Common Shares issuable pursuant to Section 1.6 and (ii) subject to Section 1.9, cash sufficient to make payments of the cash consideration payable pursuant to Section 1.6 (including payments to be made in lieu of fractional shares). The Parent Common Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than 30 days or guaranteed by the United States and backed by the full faith and credit of the United States. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Section 1, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Exchange Agent in the amount of such losses to the extent the funds in the Exchange Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Exchange Fund.

(b) As soon as reasonably practicable (and in any event within seven Business Days) after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates or Company Book Entry Shares immediately prior to the Effective Time (i) a letter of transmittal, customary in form and substance, and including a provision confirming that delivery of Company Stock Certificates or transfer of Company Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Company Book Entry Shares shall pass, only upon proper delivery of such Company Stock Certificates or transfer of such Company Book Entry Shares to the Exchange Agent and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Company Book Entry Shares in exchange for Merger Consideration. The form and substance of such letter of transmittal and instructions shall be as reasonably agreed to by Parent and the Company prior to the Effective Time. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange or receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of a Company Book Entry Share, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate or Company Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 1.6 and (B) the Company Stock Certificate so surrendered or the Company Book Entry Share so transferred shall be canceled. Until surrendered or transferred as contemplated by this Section 1.8(b), each Company Stock Certificate and Company Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition to the payment of Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or to the holder of any Company Book Entry Share that has not been transferred, in each case with respect to the Parent Common Shares that such holder has the right to receive in the Merger, until such holder surrenders such Company Stock Certificate or transfers such Company Book Entry Share in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Company Book Entry Shares as of the date that is 365 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Company Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Company Book Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Shares included in the Merger Consideration.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent any amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration (or dividends or distributions with respect to Parent Common Shares included in the Merger Consideration) delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.6, but shall be entitled only to such rights as are granted by the DGCL to Dissenting Shares.

(b) If any Dissenting Share shall lose its status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such share shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.6, without interest thereon, upon surrender of the Company Stock Certificate or transfer of the Company Book Entry Share formerly representing such share and Parent shall promptly deposit (or cause to be deposited) in the Exchange Fund additional cash in an amount sufficient to pay the cash portion of the Merger Consideration in respect of such shares of Company Common Stock that are no longer Dissenting Shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

1.10 Further Action. If, at any time after the Effective Time, any further action consistent with the terms of this Agreement is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed with the SEC at least two Business Days prior to the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Company SEC Documents that are not publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on the date that is two Business Days prior to the date of this Agreement) or (b) in the Company Disclosure Schedule (subject to Section 9.6), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its assets and to carry on its business as it is now being conducted. The Company, to the extent required, is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (to the extent such concept is recognized in such jurisdiction), except where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies.

(b) Part 2.1(b) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Legal Requirements of the jurisdiction of its organization (to the extent such concept is recognized in such jurisdiction) and has the requisite power and authority to own, lease and operate all of its assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies. There are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any securities of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights.

(c) None of the Acquired Companies has, at any time, been a general partner of, or has, at any time, otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. Except for the Company Subsidiaries and equity interests held as passive investments as part of the Company’s cash management programs purchased in accordance with the Company’s cash management policy, the Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any material equity or similar interest in, any Entity.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent (a) accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each material Company Subsidiary, including all amendments thereto through the date of this Agreement, and (b) the final and approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors or similar governing body (and the audit committee thereof) of each of the Company and QLogic Corporation, for the period from December 31, 2014 through the date of this Agreement. The final and approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors (and the audit committee thereof) of each of the Company and QLogic Corporation Made Available to Parent are complete and, with respect to the minutes of the Company, are redacted only with respect to discussions of the Contemplated Transactions or other similar strategic transactions, and not with respect to any other matter. Neither the Company nor any material Company Subsidiary is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter documents), including all amendments thereto, of such Entity.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Company Preferred Stock.

(b) As of the close of business on November 16, 2017 (the “Company Listing Date”): (i) 69,155,715 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) 1,130,095 shares of Company Common Stock were subject to issuance pursuant to Company Options; (iv) 3,455,660 shares of Company Common Stock were subject to issuance pursuant to Company RSUs; and (v) 222,533 shares of Company Common Stock (assuming achievement of the target level of performance at the end of the applicable performance period) were subject to issuance pursuant to Company PRSUs. From the close of business on the Company Listing Date until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Options or the vesting of Company RSUs or Company PRSUs, in each case, outstanding on the Company Listing Date and in accordance with their terms.

(c) The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-

assessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any other securities of the Company, or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Acquired Company or any other Person. There are no repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares of Company Common Stock were issued pursuant to the exercise of Company Options or otherwise). There are no shares of Company Common Stock beneficially owned by any Company Subsidiary.

(d) As of the close of business on the Company Listing Date, 3,542,739 shares of Company Common Stock were reserved for future issuance pursuant to the Company Equity Plans.

(e) Except (x) as set forth in Sections 2.3(b) and 2.3(d), (y) for securities owned by any of the Acquired Companies and (z) for changes since the Company Listing Date resulting from the exercise of Company Options outstanding on the Company Listing Date or the vesting of Company RSUs or Company PRSUs outstanding on the Company Listing Date in accordance with their terms, there are no: (i) outstanding equity-based compensation awards, subscriptions, options, calls, warrants or other rights, Contracts, arrangements or commitments of any character issued or granted by any Acquired Company relating to the issued or unissued capital stock of any Acquired Company (whether or not currently exercisable) or obligating any Acquired Company to issue or sell any shares of capital stock of, or other equity interests in, such Acquired Company; (ii) shares of capital stock of, or other voting securities or ownership interests in, any Acquired Company that have been issued by any Acquired Company which are outstanding; (iii) outstanding securities, instruments or obligations issued by any Acquired Company that are or may become convertible into, or exchangeable for, any shares of the capital stock or other securities of any Acquired Company; (iv) outstanding restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued or granted by any Acquired Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness that have, or are convertible into securities that have, voting rights) or ownership interests in any Acquired Company; or (v) stockholder rights plans (or similar plans containing any aspects commonly referred to as a “poison pill”) or Contracts under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) Part 2.3(f) of the Company Disclosure Schedule sets forth the following information with respect to each Company Equity Award outstanding as of the Company Listing Date: (i) the particular Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) if such Company Equity Award is a Company Option, the exercise price of such Company Option and whether such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code; (v) the date on which such Company Equity Award was granted; (vi) the extent to which such Company Equity Award is fully or partially vested or unvested and exercisable as of the date of this Agreement; (vii) the date on which such Company Equity Award expires; and (viii) if such Company Equity Award is a Company PRSU, the threshold, target and maximum levels of performance thereunder, if applicable. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. Each grant of a Company Equity Award was made in all material respects in accordance with (A) the terms of the applicable compensation plan or arrangement of the Company and (B) all applicable Legal Requirements. Each Company Option was issued with an exercise price that was at least equal to the fair market value of a share of Company Common Stock, as determined in accordance with Section 409A of the Code, on the applicable Grant Date. The Company has Made Available to Parent accurate and complete copies of all Company Equity Plans, all forms of award agreements thereunder, in each case, in effect on the date of this Agreement. The Company has the requisite authority under the terms of the applicable Company Equity Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 5.5, and the adjustment or the amendment of the terms, or cancellation, of Company Equity Awards described in Section 5.5, shall, as of the Effective Time, be binding on the holders of Company Equity Awards purported to be covered thereby.

2.4 SEC Filings; Financial Statements.

(a) All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 2014 have been so filed on a timely basis. As of the date of this Agreement, none of the Company Subsidiaries is required to file any document with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no outstanding or unresolved written comments from the SEC with respect to the Company or any of the Company SEC Documents. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) and “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by the Exchange Act. To the knowledge of the Company, the Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

(d) The financial statements (including any related notes) contained in the Company SEC Documents filed on or after January 1, 2014, including the Company Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Companies for the periods covered thereby.

(e) No Acquired Company is a party to or bound by, or has any commitment to become a party to or bound by, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between any of the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or any material liability of, any of the Acquired Companies in the Acquired Companies’ published financial statements or any of the Company SEC Documents.

(f) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Since January 1, 2014, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company Financial Statements, except as described in the Company SEC Documents or except as may have been required or permitted by any regulatory authority. The reserves reflected in the Company Financial Statements have been determined and established in accordance with U.S. generally accepted accounting principles and have been calculated in a consistent manner.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2016 and the date of this Agreement (a) there has not been any Material Adverse Effect on the Acquired Companies, and no change, development or event has occurred or circumstance has arisen that, in combination with any other changes, developments, events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies and (b) none of the Acquired Companies has taken any action, or authorized, committed or agreed to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Sections 4.2(b)(i), 4.2(b)(xii), 4.2(b)(xv)(A) or 4.2(b)(xvi).

2.6 Title to Tangible Assets. Except: (a) as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole; (b) with respect to real property (which is covered by Section 2.7); and (c) with respect to Intellectual Property (which is covered by Section 2.8), the Acquired Companies own, and have good and valid title to, all tangible assets purported to be owned by them that are material to the Acquired Companies, taken as a whole, including: (i) all such assets reflected on the Company Unaudited Interim Balance Sheet that are material to the Acquired Companies, taken as a whole (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Interim Balance Sheet); and (ii) all other such assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such assets that are material to the Acquired Companies are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances. The Acquired Companies have sufficient title to all of their assets to conduct their respective businesses as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies, all of the machinery, equipment and other tangible personal property and assets owned or used by the Acquired Companies are usable in the ordinary course of business and consistent with past practice and are reasonably adequate and suitable for the uses to which they are being put.

2.7 Real Property.

(a) None of the Acquired Companies owns any real property or any interest in real property.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies have a valid and binding leasehold interest in each location occupied or otherwise used by any Acquired Company (the “Company Real Property”) pursuant to a lease, sublease, license, occupancy or other similar agreement to which an Acquired Company is a party (each a “Real Property Lease”), free and clear of all Encumbrances, other than Permitted Encumbrances. Part 2.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all Company Real Property greater than 5,000 square feet. The Company has Made Available to Parent accurate and complete copies of all Real Property Leases for Company Real Property greater than 10,000 square feet.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, all of the buildings, fixtures and other improvements located on the Company Real Property are adequate and suitable in all respects for the purpose of conducting the Acquired Companies’ business as presently conducted.

(d) Except as would not reasonably be expected to interfere in any material respect with the current use and operation of any Company Real Property by any Acquired Company: (i) each Real Property Lease is valid, binding and in full force and effect; (ii) there is no existing default by any Acquired Company under any Real Property Lease, or to the knowledge of the Company, any other party thereto; and (iii) to the knowledge of the Company, no condition or circumstance exists which, with or without notice or lapse of time, or both, would constitute a default under the provisions of any Real Property Lease. No Acquired Company has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any Company Real Property or any portion thereof or any interest therein, and to the knowledge of the Company, no such proceeding has been threatened or proposed. No Acquired Company has subleased, licensed or otherwise granted to any other Person any right to use, occupy or possess any part of the Company Real Property.

2.8 Intellectual Property and Related Matters.

(a) Part 2.8(a) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP and each material unregistered trademark in which each Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right, in any field or territory; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP or unregistered trademark, the nature of such ownership interest).

(b) Part 2.8(b)(i) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each Contract pursuant to which any Acquired Company has been granted any license under, in or to, or has otherwise received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) in any Intellectual Property or Intellectual Property Right that is material to any Acquired Company (other than nonexclusive licenses to Off-the-Shelf Software or Open Source Software and license agreements for any third-party software that is licensed pursuant to a non-exclusive, internal-use software license, shrink-wrap or click-wrap agreement, or similar agreement) (each, a “Non-Exclusive Inbound Company IP Contract”). Part 2.8(b)(ii) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each Contract pursuant to which any Acquired Company has been granted any exclusive license under, in or to, or has otherwise received or acquired any exclusive right, title or interest (whether or not currently exercisable and including a right to receive a license) in any Intellectual Property or Intellectual Property Right that is material to any Acquired Company (such Contracts collectively with the Non-Exclusive Inbound Company IP Contracts, the “Inbound Company IP Contracts”). For the purposes of this Section 2.8 (including Section 2.8(c)), a covenant not to assert or enforce, standstill with respect to, or any similar grant of immunity under, any Intellectual Property Right will be deemed to be a license.

(c) Part 2.8(c)(i) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each Contract pursuant to which any Person (other than an Acquired Company) has been granted any license under, in or to, or otherwise has received or acquired or is entitled to receive or acquire any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, any Company IP that is material to any Acquired Company, other than Standard Acquired Company Outbound License Contracts (collectively with the Inbound Company IP Contracts, the “Company IP Contracts”). No Person other than the Acquired Companies has any exclusive rights in any Company IP that is material to any Acquired Company, except as specified in Contracts disclosed under Part 2.8(c)(ii) of the Company Disclosure Schedule.

(d) The Company has Made Available to Parent a complete and accurate copy of each standard form of the following categories of Contracts used by any of the Acquired Companies in the past two years: (i) end user license agreement; (ii) consulting, independent contractor, or development agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement.

(e) The Acquired Companies exclusively own all right, title and interest in and to the Company IP (including all Intellectual Property Rights in the Company Products, other than Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Companies under an Inbound Company IP Contract) free and clear of any Encumbrances (other than Permitted Encumbrances), except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole:

(i) all documents and instruments necessary to perfect the rights of the Acquired Companies in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Acquired Company has, and uses commercially reasonable efforts to enforce, policies requiring each employee, independent contractor, consultant or director of or to any Acquired Company who is or was involved in the development of material Intellectual Property for any Acquired Company to execute proprietary information, confidentiality, and assignment agreements appropriate for the jurisdiction in which such Person resides and works;

(iii) (A) no Acquired Company has received any written claim from any current or former stockholder, officer, director, employee or independent contractor of any Acquired Company challenging or disputing the ownership of any material Company IP; and (B) to the knowledge of the Company, no current or former stockholder, officer, director, employee, or independent contractor of any Acquired Company is in material breach of any Contract with any former employer or other Person where such breach concerns Intellectual Property Rights or confidentiality;

(iv) (A) no funding, facilities, personnel or resources of any Governmental Body or any university, college or other educational institution or research center (any such funding, facilities or personnel being referred to as “Development Funding or Support”) were used in the development of any Company IP and (B) no Governmental Body, university, college, or other educational institution or research center has, or to the knowledge of the Company purports to have, any ownership in any Company IP;

(v) other than in the ordinary course of business, no action has been taken, or omitted to be taken, by any Acquired Company, which action or omission has had, or would reasonably be expected to have, the effect of dedicating to the public or entitling any Person to cancel, forfeit, or consider abandoned, any material Company IP;

(vi) none of the Acquired Companies (A) is, or since November 1, 2015 has been, a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body, or similar Person (each, a “Standards Organization”) as a result of which any Acquired Company would be obligated to grant or offer a license or other right to any Company

IP, or any Acquired Company’s control of any Company IP would otherwise be impaired or (B) has, since November 1, 2013, received a request in writing from any Person for any licenses or other rights to any Company IP in connection with the activities of or any participation in any Standards Organization; and

(vii) immediately following the Closing, the Surviving Corporation will be permitted to exercise all of the Acquired Companies’ rights under all Inbound Company IP Contracts (A) to the same extent the Acquired Companies would have been permitted to exercise such rights had the Contemplated Transactions not occurred and (B) without being required to pay any amounts or consideration other than fees, royalties or payments which the Acquired Companies would otherwise have been required to pay had the Contemplated Transactions not occurred.

(f) Part 2.8(f) of the Company Disclosure Schedule identifies each Contract pursuant to which royalties or other similar payments based on revenues (such as earn-outs) are payable by any Acquired Company to any Person (excluding, for the avoidance of doubt, salaries, benefits, employee invention award programs, any legally-required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors, and Company Employee Commissions, all of which have been timely paid by the Acquired Companies) for the use, license-in, manufacture, sale, offering for sale, copying, distribution or disposition of any Intellectual Property or Intellectual Property Rights of such Person, other than any such Contract under which the total annual amounts payable on or after the date of this Agreement by any Acquired Company to any other Person is less than $50,000, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. As used herein, “Company Employee Commissions” means sales commissions payable to employees according to the applicable Acquired Company’s standard commissions plan, a copy of which plan has been Made Available to Parent.

(g) All Company IP that is Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no interference, opposition, cancellation, reissue, review, reexamination, review, proof-of-use proceedings, third-party prior art submission, protests, or other Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing since November 1, 2014, in which, in each case, the ownership, scope, validity or enforceability of any Company IP that is Registered IP is being, has been, or would reasonably be expected to be contested or challenged, and, to the knowledge of the Company, there is no basis for a claim that any Company IP that is Registered IP is invalid or unenforceable or which may entitle any Person to bring a claim of invalidity or unenforceability thereof against any Acquired Company.

(h) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Company IP; (ii) a violation, modification, cancellation, breach or termination of, or default under, any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP or Company Product by or to any escrow agent or other third party; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any Intellectual Property Rights owned by Parent, the Surviving Corporation or any of their Affiliates (excluding any grant, assignment, or transfer to the Parent or any of its Affiliates of any license or other right or interest under, in, or to any Company IP); (v) Parent, the Surviving Corporation or any of their Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement, or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion, or enforcement of Company IP anywhere in the world that Parent, the Surviving Corporation or any of their Affiliates would otherwise not be bound by or subject to had the Contemplated Transactions not occurred; (vi) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company IP; (vii) Parent, the Surviving Corporation or any of their Affiliates being obligated to pay any additional royalties or other amounts to any Person in excess of those payable by the Acquired Companies had the Contemplated Transactions not occurred; or (viii) any Acquired Company’s obligation to repay or reimburse any other Person for any Development Funding or Support, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(i) To the knowledge of the Company, no Person is infringing, misappropriating, making unlawful use of, claiming ownership rights in, or otherwise violating, any Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(j) To the knowledge of the Company, no Acquired Company and no Company Product (x) is currently infringing (directly, contributorily, by inducement or otherwise) or otherwise violating any Intellectual Property Right of any other Person or misappropriating any Intellectual Property of any other Person or (y) at any time since November 1, 2011, has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person or misappropriated the Intellectual Property of any other Person, except in each case where such infringement, violation, or misappropriation would, individually or in the aggregate, not be material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing since November 1, 2014, against any Acquired Company or, to the knowledge of the Company, against any other Person who is or who has asserted against any Acquired Company that it is entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding.

(k) Each Acquired Company has, in accordance with applicable Legal Requirements, taken commercially reasonable efforts to keep confidential and secure, and protect its rights in and to, its material trade secrets and Personal Data and, to the knowledge of the Company, there has been no unauthorized access to or disclosure of any Acquired Company material trade secret or material confidential information.

(l) The Company has Made Available to Parent all Contracts (other than confidentiality or nondisclosure agreements) pursuant to which any Acquired Company has delivered, licensed, or made available, or has a duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available, material Source Materials for any current or under development Company Product or other Company IP that constitutes a material trade secret of an Acquired Company, in each case to any escrow agent or other Person, other than employees, independent contractors, and contract manufacturers of the Acquired Companies.

(m) No Company Software contains, is derived from, is distributed or made available with, or is being or was developed using, Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Company IP, or part thereof, be: (i) disclosed, distributed, or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Each Acquired Company has at all times complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(n) Privacy.

(i) Each Acquired Company has adopted written policies and procedures that apply to such Acquired Company with respect to privacy, data protection, security and the processing of Acquired Company Data (“Acquired Company Privacy Policies”), and such Acquired Company Privacy Policies are commercially reasonable and comply in all material respects with applicable Legal Requirements pertaining to (A) the collection, storage, privacy, protection, processing, analysis, use, transfer, disclosure, retention, disposal or security of data, Personal Data (including Legal Requirements relating to data-related consents, authorizations, registrations or notice requirements) and (B) data breach notification, anti-spam, security and spyware (the Legal Requirements described in clauses “(A)” and “(B)” being referred to as “Information Privacy and Security Laws”).

(ii) Each Acquired Company has complied at all times with all of the applicable Acquired Company Privacy Policies, Information Privacy and Security Laws and each applicable Company Contract that governs Acquired Company Data, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(iii) None of the execution, delivery or performance of this Agreement, the consummation of any of the Contemplated Transactions or the retention of any data or information by the Acquired Companies immediately after the Contemplated Transactions will result in any violation of any Acquired Company Privacy Policy or any Information Privacy and Security Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(o) Systems and Data; Security.

(i) To the knowledge of the Company, in the past three years, there has been no failure, breakdown, loss or impairment of, or unauthorized access to or unauthorized use of, any Acquired Company Systems that has resulted in a material disruption or material interruption in the operation of the business of any Acquired Company, the cause of which has not been fully repaired or remedied. The Acquired Companies have in place commercially reasonable disaster recovery and business continuity plans and procedures. To the knowledge of the Company, in the past three years, there has been no unauthorized access to or unauthorized use of any Acquired Company Systems that has resulted in unauthorized disclosure of any material confidential information of any Acquired Company to any other Person.

(ii) Each Acquired Company has established and is in compliance with a written information security program that (A) includes administrative, organizational, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of Acquired Company Systems and Acquired Company Data, (B) protects against unauthorized control, acquisition, use, access, interruption, modification, corruption and/or disclosure of the Acquired Company Systems and Acquired Company Data (including on the systems of third parties with access to such Acquired Company Systems or Acquired Company Data) and (C) is in compliance with applicable Information Privacy and Security Laws, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

2.9 Contracts.

(a) Parts 2.9(a)(i) through 2.9(a)(xiii) of the Company Disclosure Schedule contain lists, as of the date of this Agreement, of each of the following Contracts (together with all amendments and supplements thereto) to which any Acquired Company is a party, under which any Acquired Company has any rights or by which any asset of any Acquired Company is bound or affected (Contracts of the type required to be set forth in Parts 2.7(b), 2.8(b), 2.8(c) or 2.9(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) collectively being referred to as “Material Contracts”):

(i) each material Government Contract;

(ii) each Contract involving a material joint venture or similar arrangement;

(iii) each Contract entered into since January 1, 2014: (A) relating to the disposition or acquisition by any Acquired Company of any assets or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $20,000,000; or (B) pursuant to which any Acquired Company will acquire in the future any interest or make an investment for consideration in excess of $5,000,000 in any other Person, other than another Acquired Company, in each case, that contains any ongoing obligations that are material to the Acquired Companies, taken as a whole;

(iv) each Contract imposing any restriction in any material respect on the right or ability of any Acquired Company to engage in any line of business or compete with any other Person or in any geographic area, other than a Contract with a distributor or sales representative;

(v) each Contract that: (A) grants material and exclusive rights to license or sell any product of the Company (other than custom Software products); or (B) contains a right of first refusal, first offer or first negotiation with respect to an asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(vi) each Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security; or (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security;

(vii) each Contract with a customer of any Acquired Company incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation in an amount that is material to the Company, except for any Contract for the sale of any Company Product on a purchase order or similar basis entered into in the ordinary course of business consistent with past practice;

(viii) each non-recurring engineering Contract, custom ASIC development Contract, custom SOC development Contract or similar Contract, in each case with any Top Customer, for the development of any Company Product or the provision of any services that has not been fully performed (excluding, for the avoidance of doubt, any Contract for the sale of any Company Product on a purchase order or similar basis entered into in the ordinary course of business consistent with past practice);

(ix) each Contract providing for outsourcing, contract manufacturing, testing, assembly or fabrication, as applicable, of any product, technology or service of an Acquired Company under which any of the Acquired Companies has made or received payments in excess of $20,000,000 in the aggregate in either fiscal year 2016 or the nine-month period ended September 30, 2017;

(x) each Contract (other than a sales representative agreement) with a supplier to any Acquired Company of goods or services that is material to the manufacture, sale or distribution of Company Products (A) where such goods or services are contractually exclusive and (B) has a value in excess of $2,000,000 per annum;

(xi) each mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $2,500,000, other than: (A) accounts receivable and accounts payable; and (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice;

(xii) each Contract entered into in connection with any of the Contemplated Transactions that would obligate an Acquired Company to make any payment in excess of $1,000,000 in connection with any of the Contemplated Transactions; and

(xiii) each settlement, conciliation or similar Contract: (A) that (1) materially restricts or imposes any material obligation on any Acquired Company or (2) materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $2,500,000 in the aggregate after the date of this Agreement.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole: (i) to the knowledge of the Company, none of the Acquired Companies has materially violated or materially breached, or committed any material default under, any Company Contract that constitutes a Material Contract; (ii) to the knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Company Contract that constitutes a Material Contract; and (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Company Contract that constitutes a Material Contract, (B) give any Person the right to declare a material default or exercise any material remedy under any Company Contract that constitutes a Material Contract, or (C) give any Person the right to cancel, terminate or modify in any material respect any Company Contract that constitutes a Material Contract. Since January 1, 2014, none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract that constitutes a Material Contract.

2.10 Liabilities.

(a) Except as and to the extent set forth on the Company Unaudited Interim Balance Sheet, no Acquired Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations incurred in the ordinary course of business in amounts consistent with past practice since the date of the Company Unaudited Interim Balance Sheet; (ii) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies; (iii) liabilities and obligations under executory Contracts to which any Acquired Company is a party, other than as a result of a breach thereunder; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions; or (v) liabilities or obligations set forth in Part 2.10(a) of the Company Disclosure Schedule.

(b) Part 2.10(b) of the Company Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $2,500,000 in the aggregate (other than any indebtedness owed to an Acquired Company).

(c) Part 2.10(c) of the Company Disclosure Schedule sets forth all material obligations of the Acquired Companies outstanding as of the date of this Agreement in respect of interest rate and currency obligations, swaps, hedges or similar arrangements that are material to the Acquired Companies, taken as a whole.

2.11 Compliance with Legal Requirements.

(a) The Acquired Companies are, and have at all times since November 1, 2014 been, in material compliance with all applicable Legal Requirements, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. To the knowledge of the Company, since November 1, 2014, no Acquired Company has received any written notice from any Governmental Body alleging that any Acquired Company is in violation of, or under investigation in connection with, any applicable Legal Requirement, except for such violations as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) (i) Each Acquired Company (A) is, and has at all times since November 1, 2012 been, in material compliance with U.S. Trade Controls Laws and Foreign Trade Controls Laws and (B) has obtained all licenses, registrations and other authorizations for export, re-export, transfer or import required in accordance with U.S. Trade Controls Laws and Foreign Trade Controls Laws for the conduct of its business; (ii) none of the Acquired Companies or, to the knowledge of the Company, any of their respective directors, officers, employees or agents is, or has, since November 1, 2012 (A) been a Person with whom transactions are prohibited under any U.S. Trade Controls Laws or applicable Foreign Trade Controls Laws or (B) violated or made a disclosure (voluntary or otherwise) regarding any such Legal Requirement, except as has not been material to the Acquired Companies, taken as a whole; and (iii) no Acquired Company has engaged in any transaction or otherwise dealt directly or indirectly with the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan, Syria or any other country, region or Person in material violation of U.S. economic sanctions or an arms embargo.

(c) Without limiting the foregoing, since November 1, 2012, no Legal Proceeding, investigation or inquiry related to U.S. Trade Controls Laws or Foreign Trade Controls Laws is or has been pending or, to the knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

(d) Since November 1, 2012, no Acquired Company and, to the knowledge of the Company, no director, officer, agent, employee or other Person associated with or acting for or on behalf of any of the Acquired Companies, has, directly or indirectly in connection with the conduct of any business of any Acquired Company:

(i) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Official, candidate for public office, political party or political campaign, or any official of such party or campaign;

(ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature;

(iii) made, offered or promised to make or offer any unlawful contribution, gift entertainment or other unlawful expenditure relating to political activity and related in any way to the business of any Acquired Company; or

(iv) violated any provision of the Foreign Corrupt Practices Act or any other applicable Legal Requirement relating to anti-corruption or anti-bribery.

2.12 Governmental Authorizations. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole: (a) the Acquired Companies hold, and since January 1, 2015 have held, all Governmental Authorizations, and have made all necessary filings required under applicable Legal Requirements, necessary to enable each of the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (b) all such Governmental Authorizations are valid and in full force and effect; (c) each Acquired Company is in material compliance with the terms and requirements all Governmental Authorizations held by such Acquired Company; and (d) since January 1, 2015, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.

2.13 Tax Matters.

(a) Each of the income Tax Returns and other material Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (each such Tax Return, an “Acquired Company Return”) (i) has been or will be timely filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, accurate, correct, and complete in all material respects and in compliance with all applicable Legal Requirements in all material respects. All material Taxes of the Acquired Companies for any taxable period ending on or before the Closing Date have been or will be timely paid or accrued (in accordance with U.S. generally accepted accounting principles) on or before the Closing Date, other than such Taxes as are being contested in good faith by the Acquired Companies. All material Taxes which the Acquired Companies are, or have been, required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been timely paid or remitted to the appropriate Governmental Body, and the Acquired Companies have complied with all reporting and record retention requirements related to such Taxes in all material respects.

(b) The Company Unaudited Interim Balance Sheet fully accrues all actual and contingent material liabilities of the Acquired Companies for Taxes, including for Taxes accruing but not yet due, with respect to all taxable periods ending on or before the Closing Date in accordance with U.S. generally accepted accounting principles.

(c) No material audits or examinations by any Governmental Body of any Acquired Company Return is ongoing or pending. No extension or waiver of the limitation period for the assessment or collection of material Taxes applicable to any of the Acquired Company Returns has been granted, and no such extension or waiver has been requested from any Acquired Company. No written claim has been made by any Governmental Body in a jurisdiction where a given Acquired Company has never filed Tax Returns asserting that such Acquired Company is or may be subject to Taxes imposed by that jurisdiction.

(d) No material claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any material Tax. There are no material liens for Taxes upon any of the assets of any of the Acquired Companies that are not provided for in the Company SEC Documents, except for Permitted Encumbrances.

(e) None of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local, or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or foreign Tax law) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing.

(f) No Acquired Company has (i) been, in the past five years, a member of an affiliated, combined, unitary or other similar group filing consolidated, combined, unitary or other similar Tax Returns (other than a group the common parent of which was the Company) or (ii) any liability for the Taxes of any Person (other than an Acquired Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise.

(g) The Acquired Companies have complied in all material respects with Section 482 of the Code or any similar provision of U.S., state, local or foreign Tax law relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports).

(h) No Acquired Company (i) has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code at any time since November 1, 2015 or (ii) participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for any agreement (i) solely between the Acquired Companies, (ii) that will terminate as of Closing, or (iii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes).

(j) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 2.4, this Section 2.13 and Section 2.14 are the sole and exclusive representations and warranties of the Company with respect to Taxes.

2.14 Employee and Labor Matters; Benefit Plans.

(a) Part 2.14(a) of the Company Disclosure Schedule accurately sets forth, in all material respects and as of the date of this Agreement, with respect to each employee of each of the Acquired Companies (including any employee of any of the Acquired Companies who is on a leave of absence):

(i) the employee identification number of such employee, the principal location where such employee works (country, state/province, and city/town), the Acquired Company by which such employee is employed and the date as of which such employee was originally hired by such Acquired Company;

(ii) such employee’s title (including whether full-time or part-time) and, if such employee is a U.S. employee, whether such U.S. employee is classified as exempt or non-exempt for wage and hour purposes;

(iii) whether such employee is paid on a salary, hourly, commission or other basis;

(iv) such employee’s current annual base compensation rate and any available incentive-based compensation (including commission rate, anticipated annualized commissions and bonus opportunity) as of the date of this Agreement;

(v) such employee’s accrued vacation or paid time off; and

(vi) whether such employee is on leave, and if so, the type of leave, the reason for the leave, and the estimated duration/return date.

(b) There are no changes of employment status already in process as of the date of this Agreement with respect to any employee of any of the Acquired Companies at the level of director or above, or making $250,000 or more in total annual compensation, such as pending resignations or terminations. Additionally, to the knowledge of the Company:

(i) no employee of any of the Acquired Companies at the level of director or above, or making $250,000 or more in total annual compensation, has provided written notice that he or she intends to terminate his or her employment with the Company;

(ii) no employee of any of the Acquired Companies is a party to, or is bound by, any written confidentiality agreement, written noncompetition agreement or other written restrictive covenant agreement (with any Person) that has a material and adverse effect on (A) the performance by such employee of any of such Person’s duties or responsibilities as an employee of such Acquired Company or (B) the business or operations of any of the Acquired Companies; and

(iii) (A) no current or former employee of any of the Acquired Companies is, or since November 1, 2016 has been, in material violation of any term of any employment, consulting or restrictive covenant agreement (including any non-disclosure agreement, non-solicitation agreement or noncompetition agreement), fiduciary duty or similar obligations to any Acquired Company and (B) no current employee of any of the Acquired Companies is in material violation of any term of any employment, consulting or restrictive covenant agreement (including any non-disclosure agreement, non-solicitation agreement or noncompetition agreement), fiduciary duty or similar obligation to a former employer or engager of such employee, in the case of each of clauses “(A)” and “(B)”, relating to (1) the right of such employee to work for any Acquired Company or (2) the knowledge or use of trade secrets or proprietary information.

(c) Part 2.14(c) of the Company Disclosure Schedule accurately sets forth, as of the date of this Agreement, a list of the Acquired Companies’ service provider contracts involving $250,000 or more in compensation in the third quarter of fiscal year 2017 or is expected to involve $250,000 or more in compensation in the fourth quarter of fiscal year 2017.

(d) No employee of any of the Acquired Companies is covered by a collective bargaining agreement or works council agreement or any other material written labor-related agreement with any labor union or labor organization (other than national, industry or sector-level labor-related Contracts), nor is any such agreement currently being negotiated. No Acquired Company is a party to or bound by any collective bargaining agreement or works council agreement or other material written labor-related agreement (other than national, industry or sector-level labor-related Contracts) and, since January 1, 2015, no Acquired Company has received a written request by any labor union or labor organization to negotiate or enter into any such collective bargaining agreement or works council agreement or other material written labor-related agreement. No Acquired Company has a duty to recognize or bargain with any labor union or labor organization or other Person purporting to act as the bargaining representative of any employee or independent contractor of any Acquired Company with respect to wages, hours or other terms and conditions of employment or to engage in effects bargaining relating to or in connection with, or to provide advance notice of, any of the Contemplated Transactions.

(e) None of the Acquired Companies is, or to the knowledge of the Company has been during the past two years, engaged in any unfair labor practice of any material nature. There is no pending or, to the knowledge of the Company, threatened labor strike, slowdown, walk-out, lockout, work stoppage, material labor dispute or union organizing activity affecting any of the Acquired Companies or any of their employees. Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, and except as would not materially affect the business and operations of the Acquired Companies, taken as a whole, there is no: (i) Legal Proceeding with respect to employment or other labor matters (including, relating to or asserting allegations of employment discrimination, harassment, retaliation, misclassification, wage and/or hour violations or unfair labor practices) existing, pending or, to the knowledge of the Company, threatened against or involving any Acquired Company in any judicial, regulatory or administrative forum or under any private dispute resolution procedure; or (ii) material private, written settlement agreement in respect of any labor or employment matters under which any of the Acquired Companies has any outstanding obligations.

(f) Except as would not reasonably be expected to, in the aggregate, materially affect the business and operations of the Acquired Companies, taken as a whole: (i) each individual that renders services to an Acquired Company that is classified as (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, is, in each case, properly classified for all purposes (including (1) Tax reporting, (2) Fair Labor Standards Act purposes, (3) applicable Legal Requirements governing the payment of wages (including overtime), and (4) participation in or rights under any Company Employee Plan), and (ii) each Acquired Company treats all such individuals in accordance with all applicable Legal Requirements.

(g) Part 2.14(g) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of all material Company Employee Plans and material Company Employee Agreements and separately identifies each material Foreign Plan. None of the Acquired Companies has committed in writing to establish or enter into any new material Company Employee Plan or Company Employee Agreement, or to materially modify any material Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirement).

(h) The Company has Made Available to Parent, in each case, solely to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all material amendments thereto and all related trust documents; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iv) all material written Contracts relating to each material Company Employee Plan, including administrative service agreements and group insurance contracts; (v) all related trust agreements, insurance contracts and funding agreements; (vi) all material correspondence to or from any Governmental Body relating to any Company Employee Plan; (vii) all insurance policies in the possession of any of the Acquired Companies or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (viii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(i) Except as would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, each Company Employee Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination, opinion or advisory letter as to its qualified status under the Code, and to the knowledge of the Company nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There is no material claim or Legal Proceeding pending, or, to the knowledge of the Company, that has been threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms. There is no audit, inquiry or other Legal Proceeding pending or, to the knowledge of the Company, that has been threatened by the IRS, the U.S. Department of Labor or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Companies or any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. All material contributions, material premiums and other material payments required by and due under the terms of each Company Employee Plan have been timely paid or accrued in accordance with U.S. generally accepted accounting principles or other local law accounting requirements. Each Foreign Plan that is required to be registered or approved by any Governmental Body under the Legal Requirements of the applicable foreign country has been so registered or approved except as would not result in material liability to the Acquired Companies, taken as a whole.

(j) Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to, or has within the past six years, maintained, established, sponsored, participated in or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) “defined benefit plan,” within the meaning of Section 3(35) of ERISA, or Company Employee Plan that is otherwise subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) “multiple employer plan” as defined in ERISA or the Code; (iv) “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code; or (v) “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not result in material liability to the Acquired Companies, taken as a whole, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any

Foreign Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide in full for the accrued benefit obligations determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and none of the Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations.

(k) No Company Employee Plan provides retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or any other applicable Legal Requirement and at the sole expense of the participant or the participant’s beneficiary.

(l) Except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in connection with the occurrence of any additional, previous or subsequent event): (i) result (either alone or in combination with any other circumstance or event) in any payment (whether of severance pay or otherwise) from any Acquired Company or any Company Affiliate becoming due, or increase the amount of compensation due, to any Company Employee; (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits due from any Acquired Company or any Company Affiliate to any Company Employee; (iii) result in the forgiveness of indebtedness of any Company Employee; (iv) materially increase any benefit otherwise payable under any Company Employee Plan; (v) create an obligation to fund any benefit with respect to any Company Employee; or (vi) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, no amount payable to any Company Employee as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Employee for any Taxes incurred by such Company Employee, including under Sections 409A and 4999 of the Code.

(m) Except as would not result in material liability to any Acquired Company, each Acquired Company: (i) is in compliance with all applicable Legal Requirements respecting employment, employment practices, labor relations, employment discrimination, harassment and retaliation, human rights, pay equity, equal employment opportunities, reasonable accommodation, disability rights and benefits, child labor, occupational safety and health, immigration, employment standards, overtime compensation, employee classification, independent contractor classification, meal and rest periods, hiring and termination, plant closures and layoffs, data protection and employee privacy, leaves of absence, workers compensation, pension and unemployment insurance, employment-related Taxes, terms and conditions of employment and wages and hours, in each case, with respect to employees of the Acquired Companies, including the health care continuation requirements of COBRA, the requirements of FMLA, and any similar provision of any Legal Requirement in any applicable jurisdiction; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by written agreement to be withheld and reported with respect to wages, salaries and other payments or benefits provided to employees of the Acquired Companies; (iii) is not liable for any arrears of wages, payments, benefits or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Acquired Companies (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not result in material liability to the Acquired Companies, taken as a whole, there is no pending or, to the knowledge of the Company, threatened claim or Legal Proceeding against any of the Acquired Companies under any worker’s compensation policy or disability policy, or similar policy. To the knowledge of the Company, each employee of the Acquired Companies has appropriate permission and/or authorization to work in the jurisdiction where such employee works.

(n) No Acquired Company covered by the WARN Act or any comparable Legal Requirement in any jurisdiction, individually or collectively, has since December 31, 2016 implemented any “plant closing” or “mass layoff” of (or similar material employment event affecting) employees (as those terms are defined in the WARN Act or in any such comparable Legal Requirement), and as of the date of this Agreement no layoffs that would implicate the WARN Act or any such comparable Legal Requirement are currently planned or in progress. No Acquired Company has any outstanding material liability under the WARN Act or any comparable Legal Requirement in any jurisdiction.

2.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies: (a) each of the Acquired Companies is and, since January 1, 2015, has been in compliance with all applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by any of the Acquired Companies (including soils and surface and ground waters) are contaminated with any Materials of Environmental Concern; (c) none of the Acquired Companies has received (i) any written notice, letter or request for information stating that it may be in violation of any Environmental Law, or liable under any Contract, for any contamination by Materials of Environmental Concern or (ii) any allegation of current or historical non-compliance with any Environmental Law or liability under any Environmental Law; and (d) each Acquired Company possesses, and is and has been in compliance with, all material Governmental Authorizations required under applicable Environmental Laws. The Company has Made Available to Parent all material records concerning compliance and non-compliance with, and liability under, any Environmental Law and all environmental site assessments and audits of any real property currently or formerly owned, operated, controlled or leased by any of the Acquired Companies or any of their predecessors that are in the possession or control of the Company.

2.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies, as of the date of this Agreement: (a) all insurance policies of the Acquired Companies are in full force and effect, except for policies that have expired under their terms in the ordinary course; (b) no written notice of default or termination has been received by any Acquired Company in respect thereof; and (c) all premiums due thereon have been paid in full.

2.17 Legal Proceedings; Orders. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies: (a) there is no Legal Proceeding currently pending against or that, to the knowledge of the Company, has been threatened against any Acquired Company; and (b) there is, to the knowledge of the Company, no investigation by any Governmental Body pending or threatened against any Acquired Company. No Acquired Company is subject to any orders, decrees or rulings that would reasonably be expected to, individually or in the aggregate, materially impact the business and operations of the Acquired Companies.

2.18 Top Customers and Top Suppliers.

(a) Part 2.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer (including distributors): (i) who was one of the 10 largest sources of revenues for the Acquired Companies during fiscal year 2016 or the nine-month period ended September 30, 2017, based on amounts paid or payable; or (ii) that would otherwise reasonably be expected to be material to the Acquired Companies (each, a “Top Customer”). As of the date of this Agreement, no Acquired Company has any pending material dispute with any Top Customer. To the knowledge of the Company, no Acquired Company has received written notice from any Top Customer to the effect that such Top Customer will not continue as a customer of any of the Acquired Companies or that such Top Customer intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

(b) Part 2.18(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each supplier or service provider: (i) who was one of the 10 largest sources of amounts paid or payable to suppliers for the Acquired Companies during fiscal year 2016 or the nine-month period ended September 30, 2017, based on amounts paid or payable; or (ii) that would otherwise reasonably be expected to be material to the Acquired Companies (each a “Top Supplier”). As of the date of this Agreement, no Acquired Company has any pending material dispute with any Top Supplier. As of the date of this Agreement, to the knowledge of the Company, no Acquired Company has received written notice from any Top Supplier that such Top Supplier will not continue as a supplier of any of the Acquired Companies or that such Top Supplier intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

2.19 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions (subject to, in the case of the consummation of the Merger, the adoption of this Agreement by the Required Company Stockholder Vote). The board of directors of the Company (at a meeting duly called and held on November 19, 2017) has unanimously: (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; (b) declared this Agreement, the Merger and the other Contemplated Transactions advisable; (c) approved and adopted this Agreement, including the Merger and the other Contemplated Transactions, in accordance with the DGCL; and (d) resolved to make the Company Board Recommendation, subject to Section 5.2(d). As of the date of this Agreement, such board resolutions have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject only to adoption of this Agreement by the Required Company Stockholder Vote. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.20 Takeover Statutes; No Rights Plan. Assuming the accuracy of Parent’s representations and warranties set forth in Section 3.10, the board of directors of the Company has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

2.21 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions.

2.22 Non-Contravention; Consents. None of the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies; (b) contravene or conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

(c) contravene or conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies; (d) contravene or conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify in any material respect any term of such Material Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies, except with respect to clauses “(b)” through “(e),” for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign antitrust law or regulation and the Nasdaq Rules and listing standards, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (B) the consummation of the Merger or any of the other Contemplated Transactions, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

2.23 Fairness Opinion. The Company’s board of directors has received from each of Qatalyst Partners LP (“Qatalyst”) and J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisors to the Company, its respective opinion to the effect that, as of the date of its opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of Company Common Stock in the Merger pursuant to the terms of this Agreement is fair, from a financial point of view, to such holders (other than Parent or any affiliates of Parent) entitled to receive such consideration. The Company will furnish complete copies of each such written opinion to Parent as soon as practicable following the execution of this Agreement for informational purposes only.

2.24 Advisors’ Fees. Except for Qatalyst and J.P. Morgan, no Person is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has Made Available to Parent accurate and complete copies of all agreements under which any fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Qatalyst, J.P. Morgan and the Company’s legal advisors.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed (a) in the Parent SEC Documents filed with the SEC at least two Business Days prior to the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Parent SEC Documents that are not publicly available on EDGAR on the date that is two Business Days prior to the date of this Agreement) or (b) in the Parent Disclosure Schedule (subject to Section 9.6), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; Subsidiaries; Etc.

(a) Parent is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is, to the extent required, duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (to the extent such concept is recognized in such jurisdiction), except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on Parent.

(b) Parent has Made Available to the Company (a) accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent, including all amendments thereto through the date of this Agreement and (b) the final and approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of common shares and board of directors (and the audit committee thereof) of Parent for the period from February 1, 2015 through the date of this Agreement. The final and approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors (and the audit committee thereof) of Parent Made Available to the Company are complete and are redacted only with respect to discussions of the Contemplated Transactions (or other similar strategic transactions) and with respect to financial metrics for performance awards, and not with respect to any other matter. Neither Parent nor Merger Sub is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter documents), including all amendments thereto, of such Entity.

3.2 Capitalization, Etc.

(a) The authorized share capital of Parent consists of: (i) 992,000,000 Parent Common Shares; and (ii) 8,000,000 Parent Preferred Shares. As of the close of business on November 16, 2017 (the “Parent Listing Date”): (i) 491,141,269 Parent Common Shares were issued; (ii) no Parent Preferred Shares were issued; (iii) 13,467,860 Parent Common Shares were subject to issuance pursuant to Parent Options; (iv) 10,031,228 Parent Common Shares were subject to issuance pursuant to Parent RSUs; and (v) 1,610,235 Parent Common Shares (assuming achievement of the target level of performance at the end of the applicable performance period) were subject to issuance pursuant to Parent PRSUs.

(b) As of the close of business on the Parent Listing Date: (i) 96,528,676 Parent Common Shares were reserved for future issuance pursuant to Parent’s Amended and Restated 1995 Stock Option Plan, as amended; and (ii) 25,804,402 Parent Common Shares were reserved for future issuance pursuant to Parent’s 2000 Employee Stock Purchase Plan, as amended. From the close of business on the Parent Listing Date until the date of this Agreement, no Parent Common Shares or Parent Preferred Shares have been issued except for Parent Common Shares issued pursuant to the exercise of Parent Options or the vesting of Parent RSUs or Parent PRSUs, in each case outstanding on the Parent Listing Date and in accordance with their terms.

(c) All of the issued Parent Common Shares have been duly authorized and validly issued, and are fully paid and no further capital calls can be made in respect of such shares.

(d) As of the Parent Listing Date, except (x) as set forth in Sections 3.2(a) and 3.2(b), (y) for securities owned by Parent or any of its Subsidiaries and (z) for changes since the Parent Listing Date resulting from the exercise of Parent Options outstanding on the Parent Listing Date or the vesting of Parent RSUs or Parent PRSUs outstanding on the Parent Listing Date in accordance with their terms, there are no there are no: (i) outstanding equity-based compensation awards, subscriptions, options, calls, warrants or other rights, Contracts, arrangements or commitments of any character issued or granted by Parent relating to the issued or unissued shares of Parent (whether or not currently exercisable) or obligating Parent to issue or sell any shares of, or other equity interests in, Parent; (ii) shares of, or other voting securities or ownership interests in, Parent that have been issued by Parent which are outstanding; (iii) outstanding securities, instruments or obligations issued by Parent that are or may become convertible into or exchangeable for any shares or other securities of Parent; (iv) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any shares or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Parent; or (v) stockholder rights plans (or similar plans containing any aspects commonly referred to as a “poison pill”) or Contracts under which Parent is or may become obligated to sell or otherwise issue any of shares or any other securities of Parent.

3.3 SEC Filings; Financial Statements.

(a) All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since September 15, 2016 have been so filed on a timely basis. As of their respective dates (or, if the disclosure is amended or superseded by a subsequent filing made prior to the date of this Agreement, then on the date of such subsequent filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved written comments from the SEC with respect to Parent or the Parent SEC Documents. As of the date of this Agreement, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(b) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Parent SEC Documents, the principal executive officer and principal financial officer of Parent have made all Certifications, and the statements contained in each Certification is accurate and complete and correct as of its date.

(c) Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) and “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by the Exchange Act. To the knowledge of Parent, Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in Parent’s internal control over financial reporting.

(d) The financial statements (including any related notes) contained in the Parent SEC Documents filed on or after February 2, 2014, including the Parent Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby.

(e) Parent is not a party to, nor does Parent have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between Parent, on the one hand, and any unconsolidated Affiliate of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or any material liability of, Parent in Parent’s published financial statements or any of the Parent SEC Documents.

(f) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. Parent has no outstanding, nor has Parent arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Since February 2, 2014, there have been no changes in any of Parent’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Parent Financial Statements, except as described in the Parent SEC Documents or except as may have been required or permitted by any regulatory authority. The reserves reflected in the Parent Financial Statements have been determined and established in accordance with U.S. generally accepted accounting principles and have been calculated in a consistent manner.

3.4 Absence of Certain Changes or Events. Between January 28, 2017 and the date of this Agreement: (a) there has not been a Material Adverse Effect on Parent and no change, development or event has occurred or circumstance has arisen that, in combination with any other changes, developments, events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect on Parent; and (b) Parent has not declared, accrued, set aside or paid any dividend, other than ordinary quarterly dividends of $0.06 per Parent Common Share.

3.5 Intellectual Property and Related Matters.

(a) The Parent Entities exclusively own all right, title and interest in and to the Parent IP (including all Intellectual Property Rights in the Parent Products, other than Intellectual Property Rights or Intellectual Property licensed to any of the Parent Entities) free and clear of any Encumbrances (other than Permitted Encumbrances and any license that is not a license to all or substantially all of any Parent Entity’s Patent portfolio), except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole.

(b) Part 3.5(b) of the Parent Disclosure Schedule identifies each Contract pursuant to which royalties or other similar payments based on revenues (such as earn-outs) are payable by any Parent Entity to any Person (excluding, for the avoidance of doubt, salaries, benefits, employee invention award programs, any legally-required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors, and Parent Employee Commissions, all of which have been timely paid by the Parent Entities) for the use, license-in, manufacture, sale, offering for sale, copying, distribution or disposition of any Intellectual Property or Intellectual Property Rights of such Person, in each case, other than any such Contract under which the total amounts payable during the four fiscal quarters immediately preceding October 28, 2017 by any Parent Entity to any other Person is less than $5,000,000, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole. As used herein, “Parent Employee Commissions” means sales commissions payable to employees according to the applicable Parent Entity’s standard commissions plan.

(c) All Parent IP that is Registered IP is subsisting, and to the knowledge of Parent, valid and enforceable, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole. Without limiting the generality of the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole, no interference, opposition, cancellation, reissue, review, reexamination, review, proof-of-use proceedings third-party prior art submission, protests or other Legal Proceeding is pending or, to the knowledge of Parent, has been threatened in writing since November 1, 2014, in which, in each case, the ownership, scope, validity or enforceability of any Parent IP that is Registered IP is being, has been, or would reasonably be expected to be contested or challenged, and, to the knowledge of Parent, there is no basis for a claim that any Parent IP that is

Registered IP is invalid or unenforceable or which may entitle any Person to bring a claim of the invalidity or unenforceability thereof against any Parent Entity.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Parent IP; (ii) a material breach of or material default under any Parent IP Contract; or (iii) the release, disclosure or delivery of any Parent IP or Source Materials for any Parent Product by or to any escrow agent or other third party, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole.

(e) To the knowledge of Parent, (i) no Parent Entity and no Parent Product is currently infringing (directly, contributorily, by inducement or otherwise) or otherwise violating any Intellectual Property Right of any other Person or misappropriating any Intellectual Property of any other Person, or (ii) at any time since November 1, 2011, has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person or misappropriated any Intellectual Property of any other Person, in each case, where such infringement, violation, or misappropriation would, individually or in the aggregate, be material to the Parent Entities, taken as a whole. Without limiting the generality of the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole, no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened in writing since November 1, 2016, against any Parent Entity or, to the knowledge of Parent, against any other Person that has asserted against any Parent Entity that such Person is entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding.

(f) Each Parent Entity has, in accordance with applicable Legal Requirements, taken commercially reasonable efforts to protect its rights in and to its material trade secrets.

(g) No Parent Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that a Parent Entity grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Parent IP, or part thereof, be: (i) disclosed, distributed, or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole. Each Parent Entity has at all times complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent Entities, taken as a whole.

3.6 Legal Proceedings; Orders. Except as would not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent (a) there is no Legal Proceeding pending against or that, to the knowledge of Parent, has been threatened against Parent or any of its Subsidiaries and (b) there is, to the knowledge of Parent, no investigation by any Governmental Body pending or threatened against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is subject to any order, decree or ruling that, individually or in the aggregate, has had or would reasonably be expected to have or result in a Material Adverse Effect on Parent.

3.7 Authority; Binding Nature of Agreement.

(a) Each of Parent and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, (subject to, in the case of the Parent Share Issuance, obtaining the Required Parent Shareholder Vote). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to obtaining the Required Parent Shareholder Vote and the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors of Parent, as of the date of this Agreement, has unanimously: (i) determined that the Merger and the issuance of Parent Common Shares in connection with the Merger (the “Parent Share Issuance”), on the terms and subject to the conditions set forth in this Agreement, is fair to, and in the best interests of, Parent, and its shareholders; (ii) approved this Agreement, and approved the Parent Share Issuance and the other Contemplated Transactions, in accordance with the Bermuda Companies Act; (iii) determined that the Merger Consideration constitutes fair value for each share of Company Common Stock in accordance with the Bermuda Companies Act; and (iv) resolved to make the Parent Board Recommendation, subject to Section 5.3(d). The board of directors of Merger Sub, as of the date of this Agreement, has unanimously: (i) determined that the Merger, on the terms and subject to the conditions set forth in this Agreement, is fair to, and in the best interests of, Merger Sub and its sole stockholder; (ii) approved and adopted this Agreement, and approved the other Contemplated Transactions, in accordance with the DGCL; and (iii) declared this Agreement, the Merger and the other Contemplated Transactions advisable. As of the date of this Agreement, such board resolutions have not been rescinded, modified or withdrawn in any way.

3.8 Vote Required. The approval of the Parent Share Issuance by the affirmative vote of a majority of the Parent Common Shares represented in person or by proxy at the Parent Shareholders’ Meeting at which a quorum is present (the “Required Parent Shareholder Vote”) is the only vote of Parent’s shareholders required in connection with the consummation of the Merger and the other Contemplated Transactions.

3.9 Non-Contravention; Consents. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, memorandum of association, bye-laws or other charter or organizational documents of either Parent or Merger Sub; (b) contravene or conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; (c) contravene or conflict with, or result in a violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub; (d) contravene or conflict with, or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent or Merger Sub, or give any Person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) accelerate the maturity or performance of any such material Contract or (iii) cancel, terminate or modify in any material respect any term of such material Contract; or (e) other than in connection with the Debt Financing, result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub, except with respect to clauses “(b)” through “(e),” for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the Bermuda Companies Act, the HSR Act, any foreign antitrust law or regulation and the Nasdaq Rules and listing standards, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Merger Sub of the Merger, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

3.10 Stock Ownership. None of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in, the Company, other than shares of Company Common Stock subject to voting agreements in favor of Parent executed by any stockholder of the Company.

3.11 Capitalization and Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding common stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and Merger Sub has not conducted any material business prior to the date of this Agreement and has no material assets, material liabilities or material obligations of any nature, other than those incident to its formation and pursuant to this Agreement, the Merger and the other Contemplated Transactions.

3.12 Financing.

(a) Parent has delivered to the Company an accurate and complete copy of the executed commitment letter, dated the date of this Agreement (together with all exhibits, annexes, schedules and attachments thereto, and each as it may be amended, restated, supplemented, modified or waived in accordance with Section 5.15, the “Debt Commitment Letter”), among Parent, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein to Parent for purposes of funding the Contemplated Transactions (the “Committed Debt Financing”). Parent has also delivered to the Company accurate and complete copies of any and all executed fee letter(s) (with only the fee amounts and other pricing or commercially sensitive amounts that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under (excluding the effect of original issue discount or upfront fees), the Committed Debt Financing redacted) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”).

(b) Assuming (i) the Committed Debt Financing is funded in accordance with the Debt Commitment Letter, (ii) the Company’s compliance with its covenants and obligations contained in this Agreement, such that the conditions set forth in Section 6 would be satisfied, and (iii) the accuracy of the representations and warranties made by the Company in this Agreement, such that the condition set forth in Section 6.1 would be satisfied, the aggregate proceeds from the Committed Debt Financing when funded in accordance with the Debt Commitment Letter, together with all other sources of cash or other financing available to Parent, will be sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment when due of the Merger Consideration, and all costs and expenses of the Contemplated Transactions which become due or payable by the Surviving Corporation or any Acquired Company in connection with the Merger, and any repayment or refinancing of indebtedness (including indebtedness under the Company Credit Agreement) contemplated by the Debt Commitment Letter (collectively, the “Financing Uses”).

(c) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent, subject to the Enforceability Exceptions. As of the date of this Agreement, (i) the Debt Commitment Letter (including the commitments contained therein) has not been withdrawn, terminated, reduced or rescinded and (ii) to the knowledge of Parent, no withdrawal, termination, reduction, rescission, amendment or modification of the Debt Commitment Letter is contemplated (except for any amendment or modification to add lenders, lead arrangers, bookrunners, syndication agents or similar entities in the manner contemplated by the Debt Commitment Letter and any reduction in the amount of the Committed Debt Financing as expressly contemplated by the Debt Commitment Letter). As of the date of this Agreement, to the knowledge of Parent, the Debt Commitment Letter is a legal, valid and binding obligation of the Financing Sources party thereto, enforceable against such Financing Sources in accordance with its terms, subject to the

Enforceability Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Committed Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and has satisfied all of the other terms and conditions required to be satisfied by Parent as of the date of this Agreement. As of the date of this Agreement, except as set forth in the Debt Commitment Letter or any Fee Letter, there are no side letters or other agreements, contracts, understandings or arrangements of any kind relating to the Debt Commitment Letter or the Committed Debt Financing contemplated therein that would reasonably be expected to affect the availability of the Committed Debt Financing contemplated by the Debt Commitment Letter. As of the date of this Agreement, assuming (x) the Company’s compliance with its covenants and obligations contained in this Agreement, such that the conditions set forth in Section 6 would be satisfied, and (y) the accuracy of the representations and warranties made by the Company in this Agreement, such that the condition set forth in Section 6.1 would be satisfied, (A) no event has occurred which (with or without notice, lapse of time or both) would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition by Parent or, to the knowledge of Parent, any other party thereto, under the terms and conditions of the Debt Commitment Letter and (B) Parent does not have any reason to believe that any of the conditions to the Committed Debt Financing set forth in the Debt Commitment Letter will not be satisfied by Parent on or prior to the Closing Date. Without limiting the obligations of the Company hereunder, including Section 5.15, Parent and Merger Sub acknowledge that their obligations hereunder to consummate the Merger and the other Contemplated Transactions are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds therefor.

3.13 Solvency. Assuming (a) the representations and warranties contained in Section 2 are accurate (in each case, disregarding all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties), (b) the satisfaction of the condition contained in Section 6.2 and (c) immediately prior to the Effective Time, the Company and its Subsidiaries are Solvent (substituting references to “Parent” in such definition with references to the “Company”), immediately following the Closing, after giving effect to the Contemplated Transactions, Parent and its Subsidiaries, taken as a whole, will be Solvent. As used herein, “Solvent” means, with respect to Parent and its Subsidiaries, taken as a whole, immediately following the Closing, that: (i) the fair value of the property of Parent and its Subsidiaries, taken as a whole, immediately following the Closing is greater than the total amount of liabilities, including, contingent liabilities, of Parent and its Subsidiaries, taken as a whole, immediately following the Closing; (ii) the present fair salable value of the assets of Parent and its Subsidiaries, taken as a whole, immediately following the Closing is not less than the amount that will be required to pay the probable liability of Parent and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) immediately following the Closing, Parent and its Subsidiaries, taken as a whole, do not have outstanding debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and (iv) immediately following the Closing, Parent and its Subsidiaries, taken as a whole, are not engaged in a business or a transaction, and are not proposing to engage in a business or a transaction, for which Parent’s and its Subsidiaries’ property, taken as a whole, would constitute an unreasonably small amount of capital. The amount of contingent liabilities at any time shall be computed under this Section 3.13 as the amount that, in the light of all the facts and circumstances existing immediately following the Closing, is probable to become an actual or matured liability.

3.14 Fairness Opinion. Parent’s board of directors has received the opinion of Goldman Sachs & Co. LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the various matters and limitations set forth therein, the Exchange Ratio and the Per Share Cash Amount, taken in the aggregate, to be paid by Parent pursuant to this Agreement is fair from a financial point of view to Parent. Parent will furnish to the Company a copy of the written opinion promptly following the execution of this Agreement for informational purposes only.

3.15 Advisors’ Fees. Except for Goldman Sachs & Co. LLC, no Person is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.16 Tax Matters.

(a) Each of the income Tax Returns and other material Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries with any Governmental Body with respect to any taxable period ending on or before the Closing Date (each such Tax Return, a “Parent Return”) (i) has been or will be timely filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, accurate, correct, and complete in all material respects and in compliance with all applicable Legal Requirements in all material respects. All material Taxes of Parent and each of its Subsidiaries for any taxable period ending on or before the Closing Date have been or will be timely paid or accrued (in accordance with U.S. generally accepted accounting principles) on or before the Closing Date, other than such Taxes as are being contested in good faith by Parent or its Subsidiaries. All material Taxes which Parent or any of its Subsidiaries are, or have been, required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been timely paid or remitted to the appropriate Governmental Body, and Parent and each of its Subsidiaries have complied with all reporting and record retention requirements related to such Taxes in all material respects.

(b) The Parent Unaudited Interim Balance Sheet fully accrues all actual and contingent material liabilities of Parent and each of its Subsidiaries for Taxes, including for Taxes accruing but not yet due, in accordance with U.S. generally accepted accounting principles.

(c) No material audits or examinations by any Governmental Body of any Parent Return is ongoing or pending. No extension or waiver of the limitation period for the assessment or collection of material Taxes applicable to any of the Parent Returns has been granted, and no such extension or waiver has been requested from the Parent or any of its Subsidiaries. No written claim has been made by any Governmental Body in a jurisdiction where the Parent or a given Subsidiary of Parent has never filed Tax Returns asserting that the Parent or such Subsidiary is or may be subject to Taxes imposed by that jurisdiction.

(d) No material claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent or any of its Subsidiaries in respect of any material Tax. There are no material liens for Taxes upon any of the assets of the Parent or its Subsidiaries that are not provided for in the Parent SEC Documents, except for Permitted Encumbrances.

(e) Neither Parent nor any of its Subsidiaries will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local, or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or foreign Tax law) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing.

(f) Neither Parent nor any of its Subsidiaries has (i) been, in the past five years, a member of an affiliated, combined, unitary or other similar group filing consolidated, combined, unitary or other similar Tax Returns (other than a group the common parent of which was Parent) or (ii) any liability for the Taxes of any Person (other than Parent or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise.

(g) Parent and its Subsidiaries have complied in all material respects with Section 482 of the Code or any similar provision of U.S., state, local or foreign Tax law relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports).

(h) Neither Parent nor any of its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for any agreement (i) solely between the Parent and its Subsidiaries, (ii) that will terminate as of Closing, or (iii) entered into in and not primarily related to the allocation or sharing of Taxes).

(i) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 are the sole and exclusive representations and warranties of Parents with respect to Taxes.

Section 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1 Access and Investigation; Confidentiality.

(a) During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall ensure that each of the other Acquired Companies shall, provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ properties, books and records, personnel, assets and such additional financial, operating and other data and information regarding the Acquired Companies as Parent may reasonably request for purposes reasonably related to the facilitation or consummation of any of the Contemplated Transactions (including auditor work papers, subject to entering into a customary non-reliance agreement reasonably acceptable to such auditor), in each case, upon reasonable advance notice during normal business hours and in such a manner so as not to unreasonably interfere with the normal business operations of the Acquired Companies. Notwithstanding anything to the contrary contained in this Agreement: (A) nothing in this Section 4.1(a) shall permit invasive digging or testing at any current or former property of any Acquired Company or require any Acquired Company or its Representatives to disclose any information to Parent or Parent’s Representatives if such disclosure would (x) violate any applicable Legal Requirement or Contract or (y) jeopardize the attorney-client privilege, work product doctrine or other legal privilege held by any Acquired Company; and (B) if any Acquired Company does not provide or cause its Representatives to provide such access or such information in reliance on clause “(A)” above, the Company shall (1) promptly (and in any event within two Business Days) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor and (2) use commercially reasonable efforts to provide the applicable access or information in a way that would not violate such Legal Requirement or Contract or jeopardize such privilege

(b) During the Pre-Closing Period, Parent shall, and shall ensure that its Significant Subsidiaries shall, provide the Company and the Company’s Representatives with reasonable access to Parent’s and its Significant Subsidiaries’ properties, books and records, personnel, assets and such additional financial, operating and other data and information regarding Parent and its Significant Subsidiaries as the Company may reasonably request for purposes reasonably related to the facilitation or consummation of any of the Contemplated Transactions (including auditor work papers, subject to entering into a customary non-reliance agreement reasonably acceptable to such auditor), in each case, upon reasonable advance notice during normal business hours and in such a manner so as not to unreasonably interfere with the normal business operations of Parent and its Significant Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement: (A) nothing in this Section 4.1(b) shall permit invasive digging or testing at any current or former property of Parent or any of its Subsidiaries or require Parent, any of its Subsidiaries or any of its or their respective Representatives to disclose any information to the Company or any of its Representatives if such disclosure would (1) violate any applicable Legal Requirement or Contract or (2) jeopardize the attorney-client privilege, work product doctrine or other legal privilege held by Parent or any of its Subsidiaries; and (B) if Parent or such Subsidiary does not provide or cause its Representatives to provide such access or such information in reliance on clause “(A)” above, it shall provide notice to the Company that it is withholding such access or such information and shall (1) promptly (and in any event within two Business Days) provide a written notice to the Company stating that it is withholding such access or such information and stating the justification therefor and (2) use commercially reasonable efforts to provide the applicable access or information in a way that would not violate such Legal Requirement or Contract or jeopardize such privilege.

(c) The Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Effective Time (except that (i) Parent’s obligations under Sections 13 and 14 thereof shall terminate upon the execution and delivery of this Agreement and (ii) notwithstanding anything to the contrary contained in the Confidentiality Agreement, Parent or any of its Affiliates may disclose Confidential Information (as defined in the Confidentiality Agreement) of the Company or any of its Subsidiaries to the Financing Sources and the Financing Source Related Parties (in each case, without any obligation on the part of the Financing Sources or the Financing Source Related Parties to comply with the terms of the Confidentiality Agreement) so long as the Financing Sources are subject to confidentiality undertakings that are at least as restrictive as those applicable to the Financing Sources under the Debt Commitment Letter).

4.2 Operations of the Company’s and Parent’s Businesses.

(a) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated by this Agreement or (z) as set forth in Part 4.2(a) of the Company Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the other Acquired Companies conducts, its business and operations in the ordinary course in all material respects and substantially in accordance with past practices; and (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Companies (A) preserves intact its current business organization, (B) keeps available the services of its current officers and employees (other than for routine terminations in the ordinary course of business of any officers or employees that are not at the level of vice president or above) and (C) maintains in the ordinary course of business its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and all other Persons having material business relationships with such Acquired Company.

(b) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated by this Agreement or (z) as set forth in Part 4.2(b) of the Company Disclosure Schedule, the Company shall not, and shall ensure that the other Acquired Companies do not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the issuance or grant of: (A) any capital stock or other security; (B) any option, restricted stock unit, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue Company Common Stock upon the valid exercise of Company Options or upon the vesting of Company RSUs or Company PRSUs in accordance with their terms, in each case, outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices and amounts: (x) grant options and restricted stock units with time-based vesting under the Company Equity Plans to employees hired by the Company after the date of this Agreement; and (y) in addition to options and restricted stock units granted to employees hired by the Company after the date of this Agreement, grant time-based vesting restricted stock units or performance restricted stock units under the Company Equity Plans as set forth in Part 4.2(b)(ii) of the Company Disclosure Schedule);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans, any provision of any agreement evidencing any outstanding stock option, restricted stock unit or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, plan or scheme of arrangement, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) adopt a plan of complete or partial liquidation or dissolution;

(vi) form any material Subsidiary or acquire any material equity interest or other material interest in any other Entity;

(vii) make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget as set forth in Part 4.2(b)(vii) of the Company Disclosure Schedule (except that the Acquired Companies may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during a fiscal quarter, do not exceed $500,000 in the aggregate);

(viii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, or amend or terminate, or waive or exercise any material right or remedy under (A) any material Company IP Contract or (B) any other Material Contract under which any Acquired Company has made or received, or is expected to make or receive, aggregate payments under such Contract in excess of $3,500,000, in each case, other than in the ordinary course of business consistent with past practice;

(ix) enter into or become bound by any Contract containing any material exclusivity provision that restricts any Acquired Company’s ability to: (A) engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, other than a sales representative agreement; or (B)(1) acquire any material product or other asset or license any Intellectual Property from, or provide any service to, any other Person, (2) sell any material product or other material asset to or perform any other service for any other Person or (3) grant a license to any material Company Product or any material Company IP, in each case other than (aa) in the ordinary course of business (which, for the avoidance of doubt, shall include any Acquired Company’s ASIC development services) and (bb) purchase orders that are entered into in the ordinary course of business consistent with past practices;

(x) enter into or become bound by any Contract that (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company, (B) contains any “most favored nation” or similar provision in favor of the other party or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(xi) acquire, lease or license any material assets from any other Person or sell or otherwise dispose of, or lease or license, any material assets to any other Person (except, in each case, for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent with past practices, the renewal of any non-material Real Property Lease upon the expiration thereof for a renewal term no greater than 12 months and the acquisition, leasing or licensing of any tangible asset in accordance with the Company’s capital expenditure budget) or waive or relinquish any material right;

(xii) lend money to any Person, or incur or guarantee any indebtedness (except that the Acquired Companies may (A) make borrowings under the Company Credit Agreement and (B) lend money to any Acquired Company, or incur any indebtedness to, or guarantee any indebtedness of, any Acquired Company, in each case in the ordinary course of business and in accordance with past practices);

(xiii) establish, adopt, materially amend or terminate any Company Employee Plan or Company Employee Agreement, pay or make any new commitment to make any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise, except as otherwise permitted under Section 4.2(b)(ii)) or remuneration payable to, any of its directors, officers or employees (except that the Company may: (A) make routine, reasonable salary increases in the ordinary course of business consistent with past practices in connection with the Company’s customary employee review process (with such increases not to exceed, in the aggregate, the amounts set forth in Part 4.2(b)(xiii) of the Company Disclosure Schedule); (B) grant and pay customary bonus payments and profit sharing payments in the ordinary course of business consistent with past practices; and (C) renew any existing Company Employee Plan in the ordinary course of business consistent with past practices);

(xiv) hire any new employee at the level of vice president or above (except in order to fill a position at the level of vice president or above vacated after the date of this Agreement) or hire any new employee with an annual base salary in excess of $300,000 (except in order to fill a position vacated after the date of this Agreement in which the individual who vacated the position had an annual base salary in excess of $300,000), promote any employee (except (A) in order to fill a position vacated after the date of this Agreement or (B) in the case of any employee below the vice president (or equivalent) level, in the ordinary course of business), or engage any consultant or independent contractor for a period exceeding 30 days (except for arrangements entered into in the ordinary course of business consistent with past practices that are either (1) terminable at will or (2) consistent with the Company’s past practices with respect to notice periods and termination payments);

(xv) change in any material respect (A) any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (B) any of its methods of accounting or accounting practices, including with respect to Taxes (other than in accordance with U.S. generally accepted accounting principles);

(xvi) except as set forth in Part 4.2(b)(xvi) of the Company Disclosure Schedule (A) change any material method of Tax accounting or make any material Tax election (or allow any material Tax election previously made to expire) that is inconsistent with positions taken, elections made or methods used in preparing or filing Tax Returns with respect to periods ending prior to Closing (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), (B) prepare or file any material Tax Return or amended Tax Return inconsistent with past practice, (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to Taxes or (D) request any ruling, closing agreement or similar guidance with respect to a material amount of Taxes;

(xvii) commence or settle any material Legal Proceeding, other than (A) any settlement that involves only the payment of an amount that is less than $1,000,000 and includes a full release in favor of the applicable Acquired Company or (B) settlements entered into in accordance with Section 5.12;

(xviii) other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such transfer or repatriation; provided, however, in the event that (A) the Company notifies Parent of any such proposed transfer or repatriation and (B) Parent fails to promptly and in good faith consider such proposed transfer and repatriation and respond to the Company with respect thereto, the written consent of Parent for such transfer or repatriation shall be deemed to have been obtained by the Company;

(xix) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xx) cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

(xxi) authorize, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

If the Company expects to rely on clause “(w)” of this Section 4.2(b) to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then at least three Business Days before such action is taken, the Company shall (to the extent legally permissible) deliver a written notice to Parent stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any written communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the Merger or any of the other Contemplated Transactions; (ii) any inaccuracy in any representation or warranty made by the Company in this Agreement that, individually or in the aggregate with any other inaccuracies, would reasonably be expected to cause any of the conditions to closing set forth in Section 6.1 not to be satisfied; (iii) any breach of any covenant or obligation of the Company that, either individually or in the aggregate with any other breaches, would reasonably be expected to cause the condition to closing set forth in Section 6.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or any claim threatened, commenced or asserted against or with respect to any of the Acquired Companies that would reasonably be expected to be material to the Acquired Companies, taken as a whole. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated by this Agreement or (z) as set forth in Part 4.2(d) of the Parent Disclosure Schedule, Parent shall not, and shall ensure that its Subsidiaries do not:

(i) amend its memorandum of association or bye-laws (or equivalent organizational documents) in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the other Contemplated Transactions or have a material and adverse impact on the value of the Parent Common Shares;

(ii) adopt a plan of complete or partial liquidation, dissolution, bankruptcy restructuring, recapitalization or other similar reorganization of Parent;

(iii) issue, split, combine, subdivide or reclassify any Parent shares, or declare or pay any dividend of any Parent shares, or other distribution in respect of any Parent shares or otherwise make any payments to shareholders in their capacity as such (other than (A) ordinary quarterly cash dividends, (B) issuances of Parent Common Shares (1) pursuant to Parent’s equity plans or employee share purchase plan, (2) in connection with the exercise of equity-based awards granted pursuant to Parent’s equity plans or (3) in connection with acquisitions having a value of $100,000,000 or less, or otherwise consistent with past practice and (C) the issuance, grant or delivery of equity-based awards granted pursuant to Parent’s equity plans in the ordinary course of business consistent with past practice);

(iv) acquire, or enter into or publicly announce a definitive agreement to acquire, any corporation, partnership, limited partnership or other business or division thereof or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, purchase of assets, purchase of shares, tender offer or exchange offer or similar transaction) that, at the time such action is taken, would reasonably be expected to materially delay or prevent the consummation of the Merger; or

(v) authorize, agree, commit or offer to take any of the actions described in clauses “(i)” through “(iv)” of this Section 4.2(d).

If Parent expects to rely on clause “(w)” of this Section 4.2(d) to take, or permit any of its Subsidiaries to take, any action that would otherwise be prohibited by this Section 4.2(d), then at least three Business Days before such action is taken, Parent shall (to the extent legally permissible) deliver a written notice to the Company stating that Parent intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) any written communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the Merger or any of the other Contemplated Transactions; (ii) any inaccuracy in any representation or warranty made by Parent in this Agreement that, individually or in the aggregate with any other inaccuracies, would reasonably be expected to cause any of the conditions to closing set forth in Section 7.1 not to be satisfied; (iii) any breach of any covenant or obligation of Parent that, either individually or in the aggregate with any other breaches, would reasonably be expected to cause the condition to closing set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or any claim threatened, commenced or asserted against or with respect to Parent that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement, during the Pre-Closing Period, the Company shall not, and shall ensure that the other Acquired Companies do not, increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) payable to any executive officer of the Company or any individual listed in Part 4.2(f) of the Parent Disclosure Schedule.

4.3 No Solicitation by the Company.

(a) The Company shall not, directly or indirectly, and shall ensure that each of the other Acquired Companies do not, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub and their Representatives): (i) solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal or Company Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); (ii) furnish or otherwise provide access to any information regarding any of the Acquired Companies to any Person in response to a Company Acquisition Proposal or Company Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal; (iv) approve, endorse or recommend any Company Acquisition Proposal; (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement as described in clause “(D)(2)” below); or (vi) publicly propose to do any of the foregoing described in clauses “(i)” through “(v)” above; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions or negotiations with, any Person in response to a Company Acquisition Proposal that is submitted to the Company by such Person (and has not been withdrawn) if (A) none of the Acquired Companies or any of their respective Representatives shall have materially breached any of the provisions set forth in this Section 4.3, (B) the board of directors of the Company determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Company Superior Offer, (C) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law, (D) at least 24 hours prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company (1) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person, (2) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Acquired Companies, “standstill” provisions no less favorable to the Company than the “standstill” provisions contained in the Confidentiality Agreement and other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement (it being understood that, for purposes of this clause “(D)(2)” only, the amendment to the Confidentiality Agreement referred to in Section 4.1(c) shall be disregarded), and which shall permit the Company to comply with the terms of Section 4.3(b) and (3) furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of any Acquired Company acting or purporting to act on behalf of any of the Acquired Companies which, if taken by the Company, would constitute a breach of any of the provisions set forth in the preceding sentence shall be deemed to constitute a breach of this Section 4.3 by the Company.

(b) The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal or Company Acquisition Inquiry or any related request for nonpublic information) advise Parent orally and in writing of any Company Acquisition Proposal or Company Acquisition Inquiry or any related request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Company Acquisition Proposal, Company Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by such Acquired Company or any of its Representatives from such Person or any of such Person’s Representatives setting forth such terms and conditions) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed, on a reasonably current basis, with respect to the status of any such Company Acquisition Proposal, Company Acquisition Inquiry or request and any modification or proposed modification thereto (including by promptly (and in any case, within 24 hours) providing a copy of all material email or written communications between any Acquired Company or any of its Representatives, on the one hand, and the Person that made such Company Acquisition Proposal, Company Acquisition Inquiry or request or any of its Representatives, on the other hand, relating to such Company Acquisition Proposal, Company Acquisition Inquiry or request) and shall promptly (and in no event later than 24 hours) notify Parent orally and in writing if it intends to provide information in connection with, or to engage in discussions or negotiations concerning, a Company Acquisition Proposal or Company Acquisition Inquiry pursuant to this Section 4.3.

(c) The Company shall, and shall ensure that each of the other Acquired Companies shall, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Company Acquisition Proposal or Company Acquisition Inquiry.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company shall also promptly (i) request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement or similar agreement in connection with its consideration of a possible Company Acquisition Proposal or investment in any Acquired Company to return or destroy all confidential information heretofore furnished to such Person or any of such Person’s Representatives by or on behalf of any of the Acquired Companies and (ii) except as otherwise permitted by the proviso to Section 4.3(a), prohibit any third party from having access to any physical or electronic data rooms relating to any possible Company Acquisition Proposal or Company Acquisition Inquiry.

4.4 No Solicitation by Parent.

(a) Parent shall not, directly or indirectly, and shall ensure that each of its Subsidiaries do not, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Parent Acquisition Proposal or Parent Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding Parent or any of its Subsidiaries to any Person in response to a Parent Acquisition Proposal or Parent

Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal; (iv) approve, endorse or recommend any Parent Acquisition Proposal; (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement as described in clause “(D)(2)” below); or (vi) publicly propose to do any of the foregoing described in clauses “(i)” through “(v)” above; provided, however, that prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote, this Section 4.4(a) shall not prohibit Parent from furnishing nonpublic information regarding Parent or any of its Subsidiaries to, or entering into discussions or negotiations with, any Person in response to a Parent Acquisition Proposal that is submitted to Parent by such Person (and has not been withdrawn) if (A) neither Parent nor any Representative of Parent or any of its Subsidiaries shall have materially breached any of the provisions set forth in this Section 4.4(a), (B) the board of directors of Parent determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Parent’s outside legal counsel, that such Parent Acquisition Proposal constitutes or could reasonably be expected to lead to a Parent Superior Offer, (C) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law, (D) at least 24 hours prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, Parent (1) gives the Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions or negotiations with, such Person, (2) receives from such Person, and delivers to the Company a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent and its Subsidiaries, “standstill” provisions no less favorable to Parent than the “standstill” provisions contained in the Confidentiality Agreement and other provisions no less favorable to Parent than the provisions of the Confidentiality Agreement (and which shall permit Parent to comply with the terms of Section 4.4(b)) and (3) furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that any action taken by any Representative of Parent or any of its Subsidiaries acting or purporting to act on behalf of Parent or any of its Subsidiaries which, if taken by Parent, would constitute a breach of any of the provisions set forth in the preceding sentence shall be deemed to constitute a breach of this Section 4.4 by Parent.

(b) Parent shall promptly (and in no event later than 24 hours after receipt of any Parent Acquisition Proposal or Parent Acquisition Inquiry or any related request for nonpublic information) advise the Company orally and in writing of any Parent Acquisition Proposal or Parent Acquisition Inquiry or any related request for nonpublic information relating to Parent or any of its Subsidiaries (including the identity of the Person making or submitting such Parent Acquisition Proposal, Parent Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by Parent or any of its Representatives from such Person or any of such Person’s Representatives setting forth such terms and conditions) that is made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company reasonably informed, on a reasonably current basis, with respect to the status of any such Parent Acquisition Proposal, Parent Acquisition Inquiry or request and any modification or proposed modification thereto (including by promptly (and in any case, within 24 hours) providing a copy of all material email or other written communications between Parent or any of its Representatives, on the one hand, and the Person that made such Parent Acquisition Proposal, Parent Acquisition Inquiry or request or any of its Representatives, on the other hand, relating to such Parent Acquisition Proposal, Parent Acquisition Inquiry or request) and shall promptly (and in no event later than 24 hours) notify the Company orally and in writing if it intends to provide information in connection with, or to engage in discussions or negotiations concerning, a Parent Acquisition Proposal or Parent Acquisition Inquiry pursuant to this Section 4.4.

(c) Parent shall, and shall ensure that each of its Subsidiaries shall, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Parent Acquisition Proposal or Parent Acquisition Inquiry.

(d) Parent agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Parent or any of its Subsidiaries is or becomes a party or under which Parent or any of its Subsidiaries has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of the Company. Parent shall also promptly (i) request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement or similar agreement in connection with its consideration of a possible Parent Acquisition Proposal or investment in Parent or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person or any of such Person’s Representatives by or on behalf of Parent or any of its Subsidiaries and (ii) except as otherwise permitted by the proviso to Section 4.4(a), prohibit any third party from having access to any physical or electronic data rooms relating to any possible Parent Acquisition Proposal or Parent Acquisition Inquiry.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable (and in any event within 25 Business Days) after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included. Each of Parent and the Company shall use their reasonable best efforts to: (i) cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable, forms, rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and (iii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s shareholders, and the Company will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Companies and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party: (A) shall promptly inform the other party thereof; (B) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (C) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) if mailing is appropriate, shall cooperate in mailing such amendment or supplement to the stockholders of the Company or the shareholders of Parent.

(b) Prior to the Effective Time, Parent and the Company shall use their respective reasonable best efforts to take all other action required to be taken under the Securities Act and the rules and regulations of the SEC thereunder, the Exchange Act and the rules and regulations of the SEC thereunder or any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance, exchange and listing of Parent Common Shares to be issued in the Merger; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) The Company shall: (i) take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’

Meeting”) to vote on a proposal to adopt this Agreement as promptly as reasonably practicable after the date of this Agreement; and (ii) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting that is not related to the approval or consummation of any of the Contemplated Transactions without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent, which consent shall not be unreasonably withheld if such change is required by an applicable Legal Requirement. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent, other than (1) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is disclosed to the Company’s stockholders or (2) if, as of the time at which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting, to the extent necessary to obtain such a quorum; and (B) the Company shall postpone or adjourn the Company Stockholders’ Meeting up to two times for up to 30 days each time if Parent reasonably requests such postponement or adjournment in order to solicit additional proxies in favor of the adoption of this Agreement (but not later than five Business Days prior to the Outside Date), in which case, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable. Subject to applicable Legal Requirements: (aa) the Company shall cooperate with Parent and use its reasonable best efforts to cause the Company Stockholders’ Meeting to be held on the same date as the Parent Shareholders’ Meeting; and (bb) if, notwithstanding such efforts, the Parent Shareholders’ Meeting is held prior to the Company Stockholders’ Meeting, the Company shall use its reasonable best efforts to cause its meeting to be held as promptly as reasonably practicable following the date of the Parent Shareholders’ Meeting.

(b) Subject to Section 5.2(d), the Joint Proxy Statement/Prospectus shall include a statement to the effect that: (i) the Company’s board of directors (A) has determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and (B) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (ii) the Company’s board of directors has approved and adopted this Agreement and approved the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL. (The determination by the Company’s board of directors that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall ensure that the Joint Proxy Statement/Prospectus includes the opinion of the financial advisors referred to in Section 2.23.

(c) Except as permitted by Section 5.2(d), neither the board of directors of the Company nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Merger Sub, permit the withdrawal or modification in a manner adverse to Parent or Merger Sub or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (any action described in this clause “(i)” being referred to as a “Company Adverse Recommendation Change”); (ii) approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Company Acquisition Proposal; or (iii) cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that is intended to result in, contemplates or is reasonably likely to result in, an Acquisition

Transaction, other than a confidentiality agreement referred to in clause “(D)(2)” of Section 4.3(a), or agree or publicly propose to take any of the actions contemplated by clause “(ii)” or clause “(iii).”

(d) Notwithstanding anything to the contrary contained in Section 5.2(c), the board of directors of the Company may, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (x) make a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement in accordance with Section 8.1(l) and, concurrently with such termination, cause the Company to enter into the Specified Company Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(l), but, in the case of each of clauses “(x)” and “(y),” only:

(i) if: (A) an unsolicited, bona fide, written Company Acquisition Proposal that did not result, directly or indirectly, from a material breach of any of the provisions of Section 4.3 is made to the Company after the date of this Agreement and is not withdrawn; (B) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Offer, and that, in light of such Company Superior Offer, the failure to make a Company Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; (C) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer, the Company’s board of directors shall have given Parent at least four Business Days’ prior written notice (a “Company Notice”) (1) that it has received a Company Superior Offer that did not result directly or indirectly from a material breach of any of the provisions of Section 4.3, (2) that it intends to make a Company Adverse Recommendation Change as a result of such Company Superior Offer (and describing the intended Company Adverse Recommendation Change) or to terminate this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer and (3) specifying the material terms and conditions of such Company Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto); (D) for four Business Days after receipt by Parent of such Company Notice, the Company’s board of directors has not made a Company Adverse Recommendation Change and the Company has not attempted to terminate this Agreement pursuant to Section 8.1(l); (E) during such four Business Day notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to make a Company Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable law; and (F) at the time of any Company Adverse Recommendation Change or the termination of this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer, the board of directors of the Company determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(l) in order to accept such Company Superior Offer would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable law in light of such Company Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed in writing by Parent as a result of the negotiations required by clause “(E)” or otherwise; or

(ii) if: (A) there shall occur or arise after the date of this Agreement a material event, material development or change in circumstances that relates to and is material to the Acquired Companies (taken as a whole) (but does not relate to any Company Acquisition Proposal) that was not known, and was not reasonably foreseeable, by any of the Acquired Companies on the date of this Agreement (or if known, the consequences of which were not known, and were not reasonably foreseeable, by any of the Acquired

Companies as of the date of this Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to any of the Acquired Companies prior to the adoption of this Agreement by the Required Company Stockholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Company Intervening Event”); (B) the Company provides Parent with 48 hours’ prior written notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board is expected to consider and determine whether such Company Intervening Event may require the Company to make a Company Adverse Recommendation Change, specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Company Intervening Event; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Company Intervening Event, the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; (D) no Company Adverse Recommendation Change has been made for four Business Days after receipt by Parent of a written notice from the Company confirming that the Company’s board of directors has determined that the failure to make such a Company Adverse Recommendation Change in light of such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; (E) during such four Business Day notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to make a Company Adverse Recommendation Change would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable law in light of such Company Intervening Event; and (F) at the time of any Company Adverse Recommendation Change, the board of directors of the Company determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable law in light of such Company Intervening Event; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed in writing by Parent as a result of the negotiations required by clause “(E)” or otherwise.

For purposes of clause “(i)” of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Company Superior Offer, and any other material change to any of the terms of a Company Superior Offer, will be deemed to be a new Company Superior Offer, requiring a new Company Notice and a new advance notice period; provided, however, that the advance notice period applicable (pursuant to clause “(i)(C)” of the first sentence of this Section 5.2(d)) to any such change to a Company Superior Offer shall be two Business Days rather than four Business Days.

(e) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; provided, however, that this Section 5.2(e) shall not be deemed to permit the board of directors of the Company to make a Company Adverse Recommendation Change or take any of the actions referred to in clause “(ii)” of Section 5.2(c) except, in the case of a Company Adverse Recommendation Change, to the extent permitted by Section 5.2(d); provided, further, that in the case of each of clauses “(i)” and “(ii)” above, any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a

Company Adverse Recommendation Change unless the board of directors of the Company expressly publicly reaffirms the Company Board Recommendation in such disclosure.

(f) Subject to the Company’s right to terminate this Agreement in accordance with Section 8.1(l), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, by any Company Intervening Event or by any withdrawal or modification of the Company Board Recommendation.

5.3 Parent Shareholders’ Meeting.

(a) Parent: (i) shall, in accordance with its bye-laws, take all action necessary under all applicable Legal Requirements to, as promptly as reasonably practicable after the date of this Agreement, call, give notice of and hold a meeting of the holders of Parent Common Shares to vote on a proposal to approve the Parent Share Issuance (the “Parent Shareholders’ Meeting”) as promptly as reasonably practicable after the date of this Agreement; and (ii) shall submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of, such proposal from such holders at the Parent Shareholders’ Meeting and shall not submit any other proposal to such holders in connection with the Parent Shareholders’ Meeting that is not related to the approval or consummation of any of the Contemplated Transactions without the prior written consent of the Company. Parent, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Parent Shareholders’ Meeting and shall not change such record date without the prior written consent of the Company, which consent shall not be unreasonably withheld if such change is required by an applicable Legal Requirement. The Parent Shareholders’ Meeting shall be held (on a date selected by Parent in consultation with the Company) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) Parent shall not postpone or adjourn the Parent Shareholders’ Meeting without the consent of the Company, other than (1) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is disclosed to Parent’s shareholders or (2) if, as of the time at which the Parent Shareholders’ Meeting is scheduled, there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Shareholders’ Meeting, to the extent necessary to obtain such a quorum; and (B) Parent shall postpone or adjourn the Parent Shareholders’ Meeting up to two times for up to 30 days each time if the Company reasonably requests such postponement or adjournment in order to solicit additional proxies in favor of the approval of the Parent Share Issuance (but not later than five Business Days prior to the Outside Date), in which case, Parent shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the approval of the Parent Share Issuance as soon as reasonably practicable. Subject to applicable Legal Requirements: (aa) Parent shall cooperate with the Company and use its reasonable best efforts to cause the Parent Shareholders’ Meeting to be held on the same date as the Company Stockholders’ Meeting; and (bb) if, notwithstanding such efforts, the Company Stockholders’ Meeting is held prior to the Parent Shareholders’ Meeting, Parent shall use its reasonable best efforts to cause its meeting to be held as promptly as reasonably practicable following the date of the Company Stockholders’ Meeting.

(b) Subject to Section 5.3(c), the Joint Proxy Statement/Prospectus shall include a statement to the effect that: (i) Parent’s board of directors (A) has determined and believes that the Parent Share Issuance is fair to and in the best interests of Parent and its shareholders and (B) recommends that Parent’s shareholders vote to approve the Parent Share Issuance at the Parent Shareholders’ Meeting; and (ii) Parent’s board of directors has approved this Agreement and approved the Contemplated Transactions, including the Merger, in accordance with Parent’s bye-laws. (The determination by Parent’s board of directors that the Parent Share Issuance is fair to and in the best interests of Parent and its shareholders and the recommendation of Parent’s board of directors that Parent’s shareholders vote to approve the Parent Share Issuance are collectively referred to as the “Parent Board

Recommendation.”) Parent shall ensure that the Joint Proxy Statement/Prospectus includes the opinion of the financial advisor referred to in Section 2.23.

(c) Except as permitted by Section 5.3(d), neither the board of directors of Parent nor any committee thereof shall: (i) withdraw or modify in a manner adverse to the Company, permit the withdrawal or modification in a manner adverse to the Company or publicly propose to withdraw or modify in a manner adverse to the Company the Parent Board Recommendation (any action described in this clause “(i)” being referred to as a “Parent Adverse Recommendation Change”); (ii) approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Parent Acquisition Proposal; or (iii) cause or permit Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that is intended to result in, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(D)(2)” of Section 4.4(a), or agree or publicly propose to take any of the actions contemplated by clause “(ii)” or this clause “(iii).”

(d) Notwithstanding anything to the contrary contained in Section 5.3(c), the board of directors of Parent may, at any time prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote, (x) make a Parent Adverse Recommendation Change or (y) cause Parent to terminate this Agreement in accordance with Section 8.1(m) and, concurrently with such termination, cause Parent to enter into the Specified Parent Acquisition Agreement in accordance with, and subject to compliance, with the provisions of Section 8.1(m), but, in the case of each of clauses “(x)” and “(y),” only:

(i) if: (A) an unsolicited, bona fide, written Parent Acquisition Proposal that did not result, directly or indirectly, from a material breach of any of the provisions of Section 4.4 is made to Parent after the date of this Agreement and is not withdrawn; (B) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Offer, and that, in light of such Parent Superior Offer, the failure to make a Parent Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law; (C) prior to effecting such Parent Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer, Parent’s board of directors shall have given the Company at least four Business Days’ prior written notice (a “Parent Notice”) (1) that it has received a Parent Superior Offer that did not result directly or indirectly from a material breach of any of the provisions of Section 4.4, (2) that it intends to make a Parent Adverse Recommendation Change as a result of such Parent Superior Offer (and describing the intended Parent Adverse Recommendation Change) or to terminate this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer and (3) specifying the material terms and conditions of such Parent Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto); (D) for four Business Days after receipt by the Company of such Parent Notice, Parent’s board of directors has not made a Parent Adverse Recommendation Change and Parent has not attempted to terminate this Agreement pursuant to Section 8.1(m); (E) during such four Business Day notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the failure to make a Parent Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer would not reasonably be expected to be inconsistent with the fiduciary obligations of Parent’s board of directors to Parent’s shareholders under applicable law; and (F) at the time of any Parent Adverse Recommendation Change or the termination of this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer, the board of directors of Parent determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Parent’s outside legal counsel, that the failure to make a Parent Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 8.1(m) in order to accept such Parent Superior Offer would still reasonably be expected to be inconsistent with the fiduciary obligations of Parent’s board of directors to Parent’s shareholders under applicable law in light of such Parent Superior Offer; provided, however, that when making such determination, Parent’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed in writing by the Company as a result of the negotiations required by clause “(E)” or otherwise; or

(ii) if: (A) there shall occur or arise after the date of this Agreement a material event, material development or change in circumstances that relates to and is material to Parent and its Subsidiaries (taken as a whole) (but does not relate to any Parent Acquisition Proposal) that was not known, and was not reasonably foreseeable, by Parent or any of its Subsidiaries on the date of this Agreement (or if known, the consequences of which were not known, and were not reasonably foreseeable, by Parent or any of Subsidiaries as of the date of this Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to Parent prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Parent Intervening Event”); (B) Parent provides the Company with 48 hours’ written prior notice (or such lesser prior notice as is provided to the members of the board of directors of Parent) of any meeting of the board of directors of Parent at which the board is expected to consider and determine whether such Parent Intervening Event may require Parent to make a Parent Adverse Recommendation Change, specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Parent Intervening Event; (C) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law; (D) no Parent Adverse Recommendation Change has been made for four Business Days after receipt by the Company of a written notice from Parent confirming that Parent’s board of directors has determined that the failure to make such a Parent Adverse Recommendation Change in light of such Parent Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law; (E) during such four Business Day notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the failure to make a Parent Adverse Recommendation Change would not reasonably be expected to be inconsistent with the fiduciary obligations of Parent’s board of directors to Parent’s shareholders under applicable law in light of such Parent Intervening Event; and (F) at the time of any Parent Adverse Recommendation Change, the board of directors of Parent determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that the failure to make a Parent Adverse Recommendation Change would still reasonably be expected to be inconsistent with the fiduciary obligations of Parent’s board of directors to Parent’s shareholders under applicable law in light of such Parent Intervening Event; provided, however, that when making such determination, Parent’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed in writing by the Company as a result of the negotiations required by clause “(E)” or otherwise.

For purposes of clause “(i)” of the first sentence of this Section 5.3(d), any change in the form or amount of the consideration payable in connection with a Parent Superior Offer, and any other material change to any of the terms of a Parent Superior Offer, will be deemed to be a new Parent Superior Offer, requiring a new Parent Notice and a new advance notice period; provided, however, that the advance notice period applicable (pursuant to clause “(i)(C)” of the first sentence of this Section 5.3(d)) to any such change to a Parent Superior Offer shall be two Business Days rather than four Business Days.

(e) Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the board of directors of Parent determines in good faith, after having taken into account the advice of Parent’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations to Parent’s shareholders under applicable law; provided, however, that this Section 5.3(e) shall not be deemed to permit the board of directors of Parent to make a Parent Adverse Recommendation Change or take any of the actions referred to in clause “(ii)” of Section 5.3(c) except, in the case of a Parent Adverse Recommendation Change, to the extent permitted by Section 5.3(d); provided, further, that in the case of each of clauses “(i)” and “(ii)” above, any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Parent Adverse Recommendation Change unless the board of directors of Parent expressly publicly reaffirms the Parent Board Recommendation in such disclosure.

(f) Subject to Parent’s right to terminate this Agreement in accordance with Section 8.1(m), Parent’s obligation to call, give notice of and hold the Parent Shareholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Parent Superior Offer or other Parent Acquisition Proposal, by any Parent Intervening Event or by any withdrawal or modification of the Parent Board Recommendation.

5.4 Regulatory Approvals.

(a) The Company and Parent shall: (i) promptly after the date of this Agreement, prepare and file the notification and report forms required to be filed under the HSR Act and any notification or other document required to be filed or submitted under any applicable foreign antitrust or competition-related Legal Requirement in connection with the Merger and the other Contemplated Transactions; (ii) respond as promptly as practicable to (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or related matters; (iii) promptly (and not later than 20 Business Days after the date of this Agreement, unless otherwise agreed by the parties) make a draft filing in connection with obtaining CFIUS Approval in accordance with the DPA; (iv) make a final filing in connection with obtaining CFIUS Approval in accordance with the DPA promptly after receipt of confirmation that CFIUS has no further comments with respect to the draft filing; and (v) respond as promptly as practicable to any information request from CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Merger. Parent and the Company acknowledge and agree that, for purposes of this Agreement, the submission of a notification to MOFCOM with respect to the Merger under the PRC Anti-Monopoly Law will be deemed to be required pursuant to this Section 5.4(a). The Company and Parent agree that if CFIUS suggests or requests that, or the Company or Parent determines it to be appropriate that, the parties withdraw and resubmit the filing submitted to CFIUS pursuant to this Section 5.4(a), the Company and Parent shall cooperate in withdrawing and resubmitting the CFIUS filing; provided, however, that neither the Company nor Parent shall be under any obligation to resubmit such filing if the Company or Parent reasonably determines that CFIUS Approval could not be obtained before the Outside Date (as it may be extended).

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.4(a). Notwithstanding anything to the contrary contained in this Section 5.4 or elsewhere in this Agreement, except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other in good faith prior to taking a position before a Governmental Body with respect to any filing or submission required by Section 5.4(a); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party in connection with any filing or submission required by Section 5.4(a) or any antitrust-related Legal Proceeding related to this Agreement or the Contemplated Transactions; (iii) promptly provide the other (and the other’s counsel) with copies of any filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals or other submissions (and a summary of any oral presentations) made or submitted by such party to any Governmental Body in connection with any filing or submission required by Section 5.4(a); and (iv) provide the other with reasonable notice of and opportunity to participate in any substantive conversation or meeting with any Governmental Body related to this Agreement or the Contemplated Transactions, provided there is no objection to such participation by the relevant Governmental Body.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by any Governmental Body with respect to the Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.4(a), Parent or the Company, as the case may be, shall (promptly upon becoming aware of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing such amendment or supplement with the applicable Governmental Body.

(d) Subject to Section 5.4(e), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions, including obtaining CFIUS Approval and MOFCOM Approval. Without limiting the generality of the foregoing, but subject to Section 5.4(e), each of Parent and the Company: (i) shall make all filings, give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall consult with such party’s employees to the extent required under applicable Legal Requirements in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall consult with each other with respect to all of the matters contemplated by clauses “(i),” “(ii)” and “(iii)” of this Section 5.4(d), and will keep the other reasonably apprised of the status of matters relating to the consummation of the Contemplated Transactions.

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries or Affiliates to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries or Affiliates to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries or Affiliates to license or otherwise make available, to any Person, any Software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any Software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries or Affiliates to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries or Affiliates to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies, unless the actions referred to in the foregoing clauses “(i)” through “(v)” (A) are reasonably necessary to satisfy the conditions set forth in Sections

6.7 and 7.7 and (B) would not, individually or in the aggregate, reasonably be expected to result in a significant impact on the strategic or financial benefits of the Merger to Parent. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Agreement: (aa) Parent shall have no obligation to contest, or cause any of its Subsidiaries or Affiliates to contest, any Legal Proceeding relating to the Merger if Parent reasonably determines in good faith that contesting such Legal Proceeding would not be advisable; and (bb) nothing in this Section 5.4(e) or elsewhere in this Agreement shall require Parent, directly or indirectly, (I) to divest, transfer or otherwise dispose of, to hold separate or to commit to cause any of its Subsidiaries or Affiliates or any of the Acquired Companies to divest, transfer or otherwise dispose of or to hold separate all or any portion of (w) the Ethernet switch business of Parent and its Subsidiaries, (x) the embedded communication processor business of Parent and its Subsidiaries, (y) the Ethernet switch business of the Acquired Companies or (z) the processor business of the Acquired Companies, (II) to change, or commit to change, its place of domicile or organization or (III) to restructure or commit to restructure any of the Contemplated Transactions; provided, however, that if Parent elects to change its place of domicile or organization or to restructure any of the Contemplated Transactions in response to a request from a Governmental Body or in order to facilitate the satisfaction of any of the conditions set forth in Sections 6.7 or 7.7, then the Company shall, and shall cause the other Acquired Companies to (x) consent to, and cooperate with Parent in connection with, the taking of any such action and (y) take any other action in connection therewith as Parent may reasonably request. At the request of Parent, the Company shall divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Companies, provided that any such action is conditioned upon the consummation of the Merger.

5.5 Treatment of Company Options, Company Restricted Stock Units and Company Performance Restricted Stock Units.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any other Person, each Company Option, other than a Director Option, that is then outstanding, whether vested or unvested, shall be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Option, that number of Parent Common Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii) the Conversion Ratio, at an exercise price per Parent Common Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Company Common Stock subject to such Company Option, by (B) the Conversion Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”); provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. The assumption and conversion of Company Options contemplated by this Section 5.5(a) shall in each case be effected in a manner intended to comply with Section 409A of the Code.

(b) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Director Option that is outstanding and vested immediately prior to the Effective Time (including those Director Options that become vested by their terms immediately prior to or as of the Effective Time), shall be canceled, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld): an amount in cash equal to the product of (i) the positive difference (if any) between (A) the Equity Award Cash Consideration, minus (B) the exercise price applicable to such Director Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Director Option. Following the Effective Time, any such canceled Director Option shall no longer be exercisable for shares of Company Common Stock and shall entitle the former holder of such Director Option only to the payment described in this Section 5.5(b), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time. For the avoidance of doubt, at the Effective Time, each outstanding Director Option with an exercise price equal to or greater than Equity Award Cash Consideration shall, without any action on the part of the holder thereof, be canceled, and the holder thereof shall receive no payment on account thereof.

(c) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time, other than any Company RSU described in Section 5.5(d)(ii), shall be converted into that number of Parent restricted stock units, rounded down to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU, multiplied by (ii) the Conversion Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Any Converted RSU issued pursuant to this Section 5.5(c) shall be subject to the same terms and conditions as were applicable to such Company RSU prior to the Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent.

(d) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU (i) that is outstanding and vested (and with respect to which shares of Company Common Stock have not yet been issued) immediately prior to the Effective Time (including those Company RSUs that become vested by their terms immediately prior to or as of the Effective Time) or (ii) that is outstanding and held by any non-employee member of the Company’s board of directors immediately prior to the Effective Time, whether vested or unvested, which awards shall vest in full as of immediately prior to the Effective Time, in the case of each of clauses “(i)” or “(ii),” shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld, which withholding shall first be applied against the cash portion of the consideration paid in respect of a vested Company RSU): (i) an amount in cash equal to the product of (A) the Per Share Cash Amount, multiplied by (B) the total number of shares of Company Common Stock subject to such Company RSU; and (ii) a number of Parent Common Shares equal to the product of (A) the Exchange Ratio, multiplied by (B) the total number of shares of Company Common Stock subject to such Company RSU. Following the Effective Time, any such canceled Company RSU shall entitle the former holder of such Company RSU only to the payment described in this Section 5.5(d), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code.

(e) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company PRSU that is outstanding and unvested immediately prior to the Effective Time shall be assumed and converted into that number of Parent restricted stock units, rounded down to the nearest whole share, equal to the product of (i) the target number of shares of Company Common Stock subject to such Company PRSU, multiplied by (ii) the Conversion Ratio (each such assumed Company PRSU, as so adjusted, a “Converted PRSU”). Any Converted PRSU issued pursuant to this Section 5.5(e): (A) shall vest based on the vesting date set forth in the award agreement applicable to such Company PRSU prior to the Effective Time, subject only to the continued service of the grantee with the Surviving Corporation, Parent or any of their Affiliates through the applicable vesting date; (B) shall not be subject to any performance-based vesting terms following the Effective Time; and (C) shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption contemplated by this Section 5.5(e)) as were applicable under such Company PRSU prior to the Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. Each Converted PRSU that vests after the Effective Time shall be settled in Parent Common Shares.

(f) Prior to the Effective Time, each of Parent and the Company shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 5.5; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time.

(g) Parent agrees to file, as soon as reasonably practicable but in no event later than ten Business Days after the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to the Parent Common Shares issuable with respect to Converted Options, Converted PRSUs and Converted RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options, Converted PRSUs and Converted RSUs assumed in accordance with this Agreement remain outstanding.

5.6 Employee Benefits.

(a) For a period of one year following the Effective Time, and subject to the applicable Legal Requirements of each jurisdiction, Parent shall, or shall cause the Surviving Corporation to, maintain, for each employee of the Acquired Companies who continues in employment with Parent, the Surviving Corporation or any Subsidiary thereof, base salary at a level that is no less favorable than the base salary provided to such employee immediately prior to the Effective Time.

(b) Parent agrees that all employees of the Acquired Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (collectively, the “Continuing Employees”) shall be eligible to continue to participate in the Surviving Corporation’s, or an applicable Subsidiary’s, health and welfare benefit plans; provided, however, that (i) nothing in this Section 5.6 or elsewhere in this Agreement shall limit the right of Parent or any of its Affiliates, including the Surviving Corporation, to amend or terminate any such health or welfare benefit plan at any time and (ii) if Parent, the Surviving Corporation or any of their respective Subsidiaries terminates any such health or welfare benefit plan, then, as soon as commercially practicable, the Continuing Employees shall be eligible to participate in Parent’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit under its benefit plans) shall, to the extent permitted by the terms of the applicable Parent Plan, be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall, to the extent permitted by the terms of the applicable Parent Plan, waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Company Employee Plan. To the extent permitted under the applicable Parent Plan, Parent agrees to give or cause its Subsidiaries (including the Surviving Corporation) to give the Continuing Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Company Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) If requested by Parent prior to the Closing, the Company agrees to adopt (or cause to be adopted) all necessary corporate resolutions (which shall be subject to Parent’s reasonable review and approval) to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored or maintained by the Company or any ERISA Affiliate that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”). Immediately prior to such termination, the Company (or such ERISA Affiliate) shall make all necessary payments to fund: (i) the contributions necessary or required to maintain the tax-qualified status of the Company 401(k) Plan; (ii) the contributions for elective deferrals made pursuant to the Company 401(k) Plan for the period prior to termination; and (iii) the contributions for any employer contributions (including matching contributions) for the period prior to termination. In the event of such termination of the Company 401(k) Plan, promptly following the Closing, Parent shall cause a plan maintained by Parent and intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k) to accept eligible (x) rollover contributions in cash of amounts distributed to Continuing Employees from the Company’s 401(k) Plan and (y) in-kind rollovers of Continuing Employees’ loan balances, and will provide for continued repayments of any such loans through payroll deductions commencing not later than with the first payroll period ending not more than 14 days following the date of such rollover.

(e) Nothing in this Section 5.6 or elsewhere in this Agreement shall be deemed to make any employee of the Company, Parent or any of their respective Subsidiaries a third party beneficiary of this Section 5.6 or provide any such employee any rights relating to this Section 5.6, including any right to continued employment or any right under any Company Employee Plan, Foreign Plan or Parent health or welfare benefit plan following the Closing. Notwithstanding anything in this Section 5.6 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Plan or Foreign Plan or any other employee benefit plan of any Acquired Company, Parent or any of its Subsidiaries.

5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification existing in favor of those Persons who have been or are directors and officers of any Acquired Company (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company’s or applicable Acquired Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement) Made Available to Parent, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and consistent with Delaware law) for a period of six years from the Effective Time.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”), to the extent that such directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy as disclosed in Part 2.16 of the Company Disclosure Schedule (the “Maximum Premium”). If any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Prior to the Effective Time, the Company may purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that the Company shall not, without the prior written consent of Parent, expend an amount for such tail policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue its obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.7(b) for so long as such “tail” policy shall be maintained in full force and effect.

5.8 Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party); (ii) Parent or the Company may, without the prior consent of the other party, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the Nasdaq Rules if it first notifies and consults with the other party prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to any Company Acquisition Proposal or any Company Adverse Recommendation Change; and (iv) Parent need not consult with (or obtain the consent of) the Company in connection with any press release, public statement or filing to be issued or made with respect to any Parent Acquisition Proposal or any Parent Adverse Recommendation Change.

5.9 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each corporate officer and director of each of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a corporate officer or director of an Acquired Company).

5.10 Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time.

5.11 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements (including the Nasdaq Rules) to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12 Litigation. Without limiting in any way the respective obligations of Parent and the Company under Section 4.2(c), Section 4.2(e) and Section 5.4, each of Parent and the Company shall notify the other party of any Legal Proceeding (including any class action or derivative litigation) that is commenced or threatened against such party or any of its officers or directors relating to the Merger or any of the other Contemplated Transactions promptly after becoming aware of such Legal Proceeding. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any such Legal Proceeding against the Company or any of its officers or directors, and no such settlement shall be agreed to, and no agreement or arrangement with any stockholder shall be entered into by the Company outside the ordinary course of business, without the prior written consent of Parent, which consent with respect to any such settlement shall not be unreasonably withheld, conditioned or delayed.

5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all steps that may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the transactions contemplated by Section 1 and Section 5.5 by each individual who is, or as a result of the Contemplated Transactions will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

5.14 Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

5.15 Financing.

(a) Parent shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives (other than Parent’s financial advisor) to, subject to the terms of this Agreement (including Parent’s right to obtain Permitted Alternative Debt Financing), use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing as soon as reasonably practicable and, in any event, not later than the date the Closing is required to be effected in accordance with Section 1.3, where applicable, on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms, and within the limits, of the “flex” provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter, including using reasonable best efforts to: (i) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing, where applicable, on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms, and within the limits, of the “flex” provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter (the “Definitive Debt Financing Agreements”); (ii) satisfy on a timely basis all terms, conditions and covenants applicable to Parent and Merger Sub, including with respect to the payment of any commitment, engagement or placement fees, in the Debt Commitment Letter and the Definitive Debt Financing Agreements to the extent the failure to do so would result in a failure of a condition precedent to the availability of the Debt Financing; (iii) seek to enforce its rights with respect to funding under the Debt Commitment Letter and the Definitive Debt Financing Agreements in the event of a breach thereof by the Financing Sources party thereto; and (iv) maintain in effect the Debt Commitment Letter or, if applicable, the Definitive Debt Financing Agreements until the earliest to occur of the Closing, the funding of the Debt Financing thereunder or the valid termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the right, at any time and from time to time, to amend, restate, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter or any Definitive Debt Financing Agreement and/or substitute other debt financing for all or any portion of the Committed Debt Financing from the same and/or alternative financing sources (a “Permitted Alternative Debt Financing”); provided, however, that Parent shall not amend, restate, supplement or otherwise modify, or waive any provision of, the Debt Commitment Letter (including by entry into any Definitive Debt Financing Agreements), any Fee Letter or any Definitive Debt Financing Agreement, and shall not substitute any portion of the Debt Financing with any Permitted Alternative Debt Financing, in each case, without the prior written consent of the Company, if such amendment, restatement, supplement or other modification or waiver or such substitution would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or the original issue discount) to an amount below the amount needed, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the initial funding of the Debt Financing in a manner that would (1) delay or prevent the funding of the Debt Financing in at least the amount needed, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses or (2) adversely impact the ability of Parent to (aa) enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements or (bb) timely consummate the Contemplated Transactions (it being understood that Parent or Merger Sub may add financing sources in accordance with the terms of the Debt Commitment Letter or the Definitive Debt Financing Agreements (in compliance with clause “(B)” above) and implement any “flex” provisions set forth in any Fee Letter, in each case, without the Company’s consent). For purposes of this Agreement, the term “Debt Commitment Letter” shall include any commitment letter entered into by Parent or any of its Subsidiaries in connection with any Permitted Alternative Debt Financing (and the term “Fee Letter” shall include any related fee letter); and the term “Definitive Debt Financing Agreements” shall include any definitive agreement with respect to any Permitted Alternative Debt Financing.

(b) If (i) the commitments with respect to all or any portion of the Committed Debt Financing expire or are terminated or all or any portion of the Committed Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter (in each case other than on account of (x) any Permitted Alternative Debt Financing having been obtained or (y) the commitments with respect to such Committed Debt Financing set forth in the Debt Commitment Letter being replaced with commitments set forth in the Definitive Debt Financing Agreements) or (ii) Parent has replaced the Committed Debt Financing with Permitted Alternative Debt Financing and the commitments with respect to all or any portion of such Permitted Alternative Debt Financing expire or are terminated or all or any portion of such Permitted Alternative Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter with respect to such Permitted Alternative Debt Financing (in each case other than on account of the commitments with respect to such Permitted Alternative Debt Financing set forth in the Debt Commitment Letter with respect thereto being replaced with commitments set forth in the Definitive Debt Financing Agreements), Parent shall (A) promptly notify the Company of such event and the reasons therefor and (B) use its reasonable best efforts to, as promptly as practicable following the occurrence of such event (but no later than the third Business Day prior to the Outside Date), arrange and obtain, at its sole expense, from alternative sources of debt financing in an amount sufficient, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses (a “Required Alternative Debt Financing”), on terms and conditions (including any “flex” provisions) that (1) are not materially less favorable to Parent than the Committed Debt Financing set forth in the Debt Commitment Letter and (2) would not adversely affect the ability of Parent to timely consummate the Merger. Parent shall promptly provide the Company with an accurate and complete copy of each executed commitment letter and any related fee letter(s) (with only the fee amounts and other pricing or commercially sensitive amounts that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under (excluding the effect of original issue discount or upfront fees), the Debt Financing referred to therein permitted to be redacted) in respect of such Required Alternative Debt Financing. For purposes of this Agreement: (aa) the term “Debt Commitment Letter” shall include any commitment letter entered into by Parent or any of its Subsidiaries in connection with any Required Alternative Debt Financing (and the term “Fee Letter” shall include any related fee letter); and (bb) the term “Definitive Debt Financing Agreements” shall include any definitive agreements with respect to any Required Alternative Debt Financing.

(c) Parent shall, and shall use its reasonable best efforts to cause its Representatives (other than Parent’s financial advisor) to, keep the Company informed as promptly as practicable in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent shall (i) furnish the Company with executed copies of any amendments to the Debt Commitment Letter (with any fee letter redacted in a customary manner) and all Definitive Debt Financing Agreements promptly upon their execution and (ii) give the Company prompt (and in any event, within two Business Days after becoming aware thereof) written notice (A) of any actual or potential default or material breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or material breach) under the Debt Commitment Letter or the Definitive Debt Financing Agreements by any party thereto, in each case, of which Parent becomes aware, (B) of any oral or written repudiation of, or indication by any Financing Source that it will not provide, or if it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements on the terms and conditions set forth therein, in each case, of which Parent becomes aware, (C) of any expiration or termination of the Debt Commitment Letter, other than in connection with (x) any Permitted Alternative Debt Financing having been obtained or (y) the commitments with respect to such Committed Debt Financing set forth in the Debt Commitment Letter being replaced with commitments with respect thereto set forth in the Definitive Debt Financing Agreements (D) of the receipt of any written notice from any Person with respect to any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Definitive Debt Financing Agreement relating to the availability of the Debt Financing on or prior to the Closing Date and (E) if for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements, as the case may be, to the extent such Debt Financing is needed, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses.

(d) On the Closing Date, Parent shall provide all funds required to effect the repayment of all indebtedness under the Company Credit Agreement in full in accordance with the terms of any payoff letter delivered to Parent by the Company with respect to the Company Credit Agreement.

(e) Notwithstanding anything to the contrary contained herein, but without limiting the obligations of the Company hereunder, including this Section 5.15, Parent and Merger Sub acknowledge that their obligations to consummate the Contemplated Transactions pursuant to this Agreement are not subject to a condition regarding Parent’s or Merger Sub’s or any of their respective Affiliates’ obtaining funds therefor.

(f) During the Pre-Closing Period, subject to Sections 5.15(g), 5.15(h) and 5.15(i), the Company shall, and shall cause each of the other Acquired Companies to, and shall use reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation reasonably requested by Parent in connection with the Debt Financing, including by using reasonable best efforts to:

(i) cause the management of the Company, in each case, with appropriate seniority and expertise, to participate, upon reasonable advance notice, in a reasonable number of meetings, presentations, roadshows, drafting sessions, sessions with rating agencies and due diligence sessions at times and in locations reasonably acceptable to the Company;

(ii) subject to the confidentiality undertakings set forth in the Debt Commitment Letter or other customary confidentiality undertakings in connection with the Debt Financing, provide reasonable and customary assistance with the preparation of materials relating to the Acquired Companies in connection with any of the Contemplated Transactions for rating agency presentations and Marketing Materials, and provide reasonable cooperation with the due diligence efforts of the Financing Sources with respect to the Acquired Companies;

(iii) (A) obtain customary payoff letters and such other documents relating to the repayment of the existing indebtedness under the Company Credit Agreement or (to the extent required by the conditions precedent set forth in the Debt Commitment Letter or the Definitive Debt Financing Agreements) any other Material Contract and the release of any related guarantees and liens as are reasonably requested by Parent or the Financing Sources, (B) provide at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to any of the Acquired Companies, in each case as reasonably requested by Parent or the Financing Sources at least ten Business Days prior to the Closing Date and (C) provide customary authorization letters (which shall contain customary representations) with respect to information relating to the Acquired Companies that is contained in any Marketing Materials;

(iv) furnish to Parent and the Financing Sources (A) the Financing Deliverables, as promptly as practicable following Parent’s request therefor and (B) the Financing Information;

(v) take such actions as are reasonably requested by Parent to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within the Company’s control;

(vi) cause its independent auditors to provide reasonable and customary cooperation in connection with the Debt Financing, including by providing the Specified Auditor Assistance and signing customary management representation letters to such auditors so that such Specified Auditor Assistance can be provided;

(vii) upon reasonable request, identify any material non-public information relating to the Acquired Companies or their securities contained in the Marketing Materials and make such disclosures as may be required to comply with Regulation FD to the extent applicable to such material non-public information relating to the Acquired Companies or their securities;

(viii) assist Parent with Parent’s preparation of pro forma financial statements and projections that are necessary to satisfy any condition to the Debt Financing or that are customarily included in Marketing Materials (provided that the Acquired Companies and their Representatives shall not be responsible for the preparation of such pro forma financial statements (or any related pro forma adjustments) or such projections);

(ix) assist with the preparation of Definitive Debt Financing Agreements (including review of any disclosure schedules related thereto for completeness and accuracy);

(x) cooperate to facilitate the granting of guarantees by, or pledging of, granting of security interests in and obtaining perfection of any liens on collateral owned by, the Acquired Companies in connection with the Debt Financing (including (A) entering into the applicable Definitive Debt Financing Agreements effective as of the Effective Time and (B) delivering to Parent original copies of all certificated securities evidencing any equity interests owned by any of the Acquired Companies in any of the Company’s Subsidiaries substantially concurrently with the Closing);

(xi) obtain such consents, approvals, authorizations and instruments as are reasonably requested by Parent to permit the consummation of the Debt Financing;

(xii) furnish to Parent and the Financing Sources customary fact back-up reasonably requested by Parent for information relating to the Acquired Companies to be included in the offering documents described in clause “(b)” of the definition of Marketing Materials; and

(xiii) furnish to Parent and the Financing Sources other documents of the Acquired Companies reasonably requested by the Financing Sources in connection with any Debt Financing that includes an offering of securities in order to allow such Financing Sources to establish a “due-diligence” defense;

provided, however, that no obligation of any Acquired Company under any agreement, certificate, document or instrument executed and delivered pursuant to this Section 5.15(f) (other than authorization letters, management representation letters or other documents delivered to the Company’s independent registered accounting firm in connection with the Specified Auditor Assistance, in each case, referred to above) shall be effective prior to the Closing.

(g) The Company hereby consents to the use of its and each of the other Acquired Companies’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably expected to, harm or disparage the Acquired Companies or the reputation or goodwill of the Acquired Companies and their respective marks, products, services, offerings or intellectual property rights. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees) incurred by the Company and the other Acquired Companies and their respective Representatives in order to comply with its or their obligations under Section 5.15(f). Parent shall indemnify and hold harmless the Company and the other Acquired Companies and their respective Representatives from and against any and all losses, damages, claims, costs, expenses (including attorney’s fees), awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith (other than any information provided in writing by any Acquired Company expressly for use in connection therewith) or providing the assistance contemplated by this Section 5.15, except (i) to the extent suffered or incurred as a result of any Acquired Company’s or any of its Representatives’ bad faith, fraud, intentional misrepresentation or willful misconduct, as finally determined by a court of competent jurisdiction or (ii) with respect to any material misstatement or omission in any information provided hereunder by any of the foregoing Persons expressly for use in connection therewith.

(h) Notwithstanding anything to the contrary contained in this Section 5.15, except as specifically provided in this Section 5.15, (i) none of the Acquired Companies or their respective Representatives shall be required to take or permit the taking of any action that would (A) unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (B) proximately cause any representation or warranty or covenant of the Company in this Agreement to be breached by the Acquired Companies, (C) require any of the Acquired Companies or their respective Affiliates to pay (or agree to pay) any fees, or reimburse any expenses prior to the Closing for which it is not promptly reimbursed, or otherwise incur any other obligations (other than any obligations under customary authorization letters, management representation letters or other documents delivered to the Company’s independent registered accounting firm in connection with the Specified Auditor Assistance) or give any indemnities prior to the Closing that are not contingent on the Closing, (D) cause any director, officer, employee or stockholder of any Acquired Company to incur any personal liability, (E) conflict with the organizational documents of any of the Acquired Companies or any applicable material laws, (F) result in the breach of, or default under, any Material Contract or (G) require any of the Acquired Companies to prepare separate financial statements for any Acquired Company or change any fiscal period or prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice; (ii) none of the Acquired Companies or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing; provided that this clause “(ii)” shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing Date (after giving effect to the Closing) by any Person that will remain or will become an officer or director of any Acquired Company as of the Effective Time; and (iii) any documentation (other than customary authorization letters or other documents delivered to the Company’s independent registered accounting firm in connection with the Specified Auditor Assistance) executed by the Company or any of its Subsidiaries shall not become effective until the Effective Time. Nothing in this Section 5.15(h) shall require any Acquired Company or its Representatives to disclose any information to Parent, Parent’s Representatives or the Financing Sources if such disclosure would (x) violate any applicable Legal Requirement or Contract or (y) jeopardize the attorney-client privilege, work product doctrine or other legal privilege held by any Acquired Company. If any Acquired Company does not provide or cause its Representatives to provide such access or such information in reliance on the immediately preceding sentence, then the Company shall (aa) promptly (and in any event within two Business Days) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor and (bb) use commercially reasonable efforts to provide the applicable access or information in a way that would not violate such Legal Requirement or Contract or jeopardize such privilege.

(i) Parent acknowledges and agrees that, other than reasonable out-of-pocket costs and expenses subject to reimbursement pursuant to Section 5.15(h), none of the Acquired Companies nor any of their respective Representatives shall have any responsibility for, or incur any liability to, any Person under any Debt Financing that Parent may obtain in connection with the Contemplated Transactions or any cooperation provided pursuant to this Section 5.15, except (i) to the extent suffered or incurred as a result of any Acquired Company’s or any of its Representatives’ bad faith, fraud, intentional misrepresentation or willful misconduct, as finally determined by a court of competent jurisdiction or (ii) with respect to any material misstatement or omission in any information provided hereunder by any of the foregoing Persons expressly for use in connection therewith.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent, on behalf of itself and Merger Sub), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Designated Representations, shall have been accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect on the Acquired Companies; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates for purposes of this Section 6.1(a), all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of the Company contained in Sections 2.19, 2.20, 2.21, 2.23 and 2.24 shall have been accurate in all material respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates for purposes of this Section 6.1(b), all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(c) Each of the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b), 2.3(d) and 2.3(e) shall have been accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of the Company Listing Date, which shall have been accurate in all respects as of the Company Listing Date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of the Company Listing Date, which shall have been accurate in all respects as of the Company Listing Date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature will be disregarded.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

6.4 Shareholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) The Parent Share Issuance shall have been duly approved by the Required Parent Shareholder Vote.

6.5 Certificate. Parent shall have received a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that to the knowledge of such officer, the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied.

6.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Companies that is continuing.

6.7 Regulatory Matters.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing) and any similar waiting period under any applicable antitrust or competition-related law or regulation or other Legal Requirement in each jurisdiction identified in Part 6.7(a) of the Parent Disclosure Schedule shall have expired or been terminated without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing).

(b) CFIUS Approval shall have been obtained and shall be in full force and effect.

(c) MOFCOM Approval shall have been obtained and shall be in full force and effect without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing).

(d) Any other Governmental Authorization or other Consent required under any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement in each jurisdiction identified in Part 6.7(d) of the Parent Disclosure Schedule shall have been obtained and shall be in full force and effect without the imposition of a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing).

6.8 Listing. The Parent Common Shares to be issued in the Merger shall have been authorized and approved for listing (subject to official notice of issuance) on Nasdaq.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other binding order preventing the consummation of the Merger shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger illegal and remains in effect.

6.10 No Governmental Litigation. There shall not be pending or overtly threatened any Legal Proceeding brought by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that could materially and adversely affect the right of Parent or any of the Acquired Companies to own the assets or operate the business of the Acquired Companies; (d) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or any of the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent, any Acquired Company or any of their respective officers, directors or Affiliates.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement, other than the Specified Representations, shall be accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect on Parent; provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates for purposes of this Section 7.1(a), all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracy in or breach of any representation or warranty contained in Section 3.12(b) shall be disregarded if Parent is willing and able to consummate the Merger on the scheduled Closing Date.

(b) Each of the representations and warranties of Parent and Merger Sub contained in Sections 3.7, 3.8, 3.14 and 3.15 shall have been accurate in all material respects as of the date of this Agreement (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates for purposes of this Section 7.1(b), all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(c) The representations and warranties of Parent and Merger Sub contained in Sections 3.2(a), 3.2(b) and 3.2(d) shall have been accurate in all respects as of the date of this Agreement (other than any such representation or warranty made as of the Parent Listing Date, which shall have been accurate in all respects as of the Parent Listing Date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of the Parent Listing Date, which shall have been accurate in all respects as of the Parent Listing Date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature will be disregarded.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

7.4 Shareholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) The Parent Share Issuance shall have been duly approved by the Required Parent Shareholder Vote.

7.5 Certificate. The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer confirming that to the knowledge of such officer, the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent that is continuing.

7.7 Regulatory Matters. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.8 Listing. The Parent Common Shares to be issued in the Merger shall have been authorized and approved for listing (subject to official notice of issuance) on Nasdaq.

7.9 No Restraints.

(a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction in the United States and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any federal or state Governmental Body in the United States that makes consummation of the Merger illegal and remains in effect.

(b) No temporary restraining order, preliminary or permanent injunction or other binding order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction (other than a court in the United States) and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger (other than a Legal Requirement enacted in the United States) that makes consummation of the Merger illegal and remains in effect, except for any such order, decree, ruling or Legal Requirement that would not reasonably be expected to give rise to the imposition of criminal sanctions or criminal liability on the officers and directors of the Company if the Merger were consummated.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Share Issuance by Parent’s shareholders) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated on or prior to 11:59 p.m. (New York City time) on September 19, 2018 (the “Outside Date”); provided, however, that: (i) if, on September 19, 2018, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.8, 6.9 (other than with respect to the Specified Circumstance) and 6.10 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent on or prior to September 19, 2018, extend the Outside Date to 11:59 p.m. (New York City time) on November 19, 2018; and (ii) if, on September 19, 2018, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.8 and 7.9 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company on or prior to September 19, 2018, extend the Outside Date to 11:59 p.m. (New York City time) on November 19, 2018; and (iii) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or any other Governmental Body in any Specified Jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such order, decree or ruling, or such action by such court, was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(d) by either Parent or the Company if (i) a court of competent jurisdiction or any other Governmental Body in any jurisdiction that is not a Specified Jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and (ii) the failure to comply with such order, decree or ruling, or the effect of such other action, would reasonably be expected to give rise to the imposition of criminal sanctions or criminal liability on the terminating party or any of the terminating party’s current or future Subsidiaries or any of the terminating party’s officers or directors; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if such order, decree or ruling, or such action by such court or other Governmental Body, was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(e) by either Parent or the Company following a Final CFIUS Turndown; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the Final CFIUS

Turndown was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(f) by either Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if the failure to have this Agreement adopted by the Required Company Stockholder Vote was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(g) by either Parent or the Company if (i) the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s shareholders shall have taken a final vote on a proposal to approve the Parent Share Issuance and (ii) the Parent Share Issuance shall not have been approved at the Parent Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Shareholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) if the failure to have the Parent Share Issuance approved by the Required Parent Shareholder Vote was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(h) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(i) by the Company (at any time prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred;

(j) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company prior to the Outside Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(j) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach;

(k) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent prior to the Outside Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(k) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach;

(l) by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Company Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Company Superior Offer that has been executed on behalf of the Person that made such Company Superior Offer (the “Specified Company Acquisition Agreement”), if (i) the board of directors of the Company, after satisfying all of the requirements set forth in Section 5.2(d) and otherwise causing the Company to comply in all material respects with the provisions of Section 4.3 and Section 5.2, shall have authorized the Company to enter into such Specified Company Acquisition Agreement, (ii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Company Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the board of directors of the Company has authorized the execution and delivery of the Specified Company Acquisition Agreement on behalf of the Company and that the Company will enter into the Specified Company Acquisition Agreement concurrently with the termination of this Agreement pursuant to this Section 8.1(l), (iii) concurrently with the termination of this Agreement pursuant to this Section 8.1(l), the Company enters into the Specified Company Acquisition Agreement with respect to such Company Superior Offer and (iv) concurrently with such termination, the Company shall have paid to Parent the nonrefundable fee required to be paid to Parent pursuant to Section 8.3(c); or

(m) by Parent (at any time prior to the approval of the Parent Share Issuance by the Required Parent Shareholder Vote) in order to accept a Parent Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Parent Superior Offer that has been executed on behalf of the Person that made such Parent Superior Offer (the “Specified Parent Acquisition Agreement”), if (i) the board of directors of Parent, after satisfying all of the requirements set forth in Section 5.3(d) and otherwise causing Parent to comply in all material respects with the provisions of Section 4.4 and Section 5.3 of this Agreement, shall have authorized Parent to enter into such Specified Parent Acquisition Agreement, (ii) Parent shall have delivered to the Company a written notice (that includes a copy of the Specified Parent Acquisition Agreement as an attachment) containing Parent’s representation and warranty that the board of directors of Parent has authorized the execution and delivery of the Specified Parent Acquisition Agreement on behalf of Parent and that Parent will enter into the Specified Parent Acquisition Agreement concurrently with the termination of this Agreement pursuant to this Section 8.1(m), (iii) concurrently with the termination of this Agreement pursuant to this Section 8.1(m), Parent enters into the Specified Parent Acquisition Agreement with respect to such Parent Superior Offer; and (iv) concurrently with such termination, Parent shall have paid to the Company the nonrefundable fee required to be paid to the Company pursuant to Section 8.3(e).

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision or provisions hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 8.1(a)), this Agreement shall be of no further force or effect and there shall be no damages or liability on the part of Parent, Merger Sub, the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent and the Company, the obligations pursuant to the Confidentiality Agreement; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement (as amended pursuant to Section 4.1(c)) shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any party from any liability for fraud or any Knowing and Intentional Breach of this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and (ii) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f), and (i) at or prior to the time of the termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn and (ii) within 12 months after the date of any such termination, either (A) an Acquisition Transaction with respect to the Company (whether or not relating to such Company Acquisition Proposal) is consummated or (B) a definitive agreement contemplating an Acquisition Transaction with respect to the Company (whether or not relating to such Company Acquisition Proposal) is executed by the Company or any of its Affiliates and such Acquisition Transaction is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then the Company shall pay to Parent, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $180,000,000; provided, however, that for purposes of this Section 8.3(b), all references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

(c) If this Agreement is terminated (i) by Parent or the Company pursuant to any provision of Section 8.1 (other than Section 8.1(k)) at any time during the period commencing on the occurrence of a Company Triggering Event and ending on the tenth day after the final vote by the Company’s stockholders on a proposal to adopt this Agreement at the Company Stockholders’ Meeting (including any adjournments and postponements thereof) or (ii) by the Company pursuant to Section 8.1(l), then the Company shall pay to Parent, in cash within two Business Days after such termination, a nonrefundable fee in the amount of $180,000,000.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(g), and (i) at or prior to the time of the termination of this Agreement, a Parent Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn and (ii) within 12 months after the date of any such termination, either (A) an Acquisition Transaction with respect to Parent (whether or not relating to such Parent Acquisition Proposal) is consummated or (B) a definitive agreement contemplating an Acquisition Transaction with respect to Parent (whether or not relating to such Parent Acquisition Proposal) is executed by Parent or any of its Affiliates and such Acquisition Transaction is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then Parent shall pay to the Company, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $180,000,000; provided, however, that for purposes of this Section 8.3(d), all references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

(e) If this Agreement is terminated (i) by Parent or the Company pursuant to any provision of Section 8.1 (other than Section 8.1(j)) at any time during the period commencing on the occurrence of a Parent Triggering Event and ending on the tenth day after the final vote by Parent’s shareholders on a proposal to approve the Parent Share Issuance at the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) or (ii) by Parent pursuant to Section 8.1(m), then Parent shall pay to the Company, in cash within two Business Days after such termination, a nonrefundable fee in the amount of $180,000,000.

(f) If:

(i) both (A) this Agreement is terminated by the Company pursuant to Section 8.1(k) on account of a Knowing and Intentional Breach by Parent of Parent’s obligations with respect to obtaining CFIUS Approval under Section 5.4 and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.3, 6.4, 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement;

(ii) both (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.3, 6.4, 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement; or

(iii) both (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement;

then Parent shall, within two Business Days after the date of termination of this Agreement, pay to the Company a nonrefundable fee in the amount of $180,000,000.

(g) If:

(i) both (A) this Agreement is terminated by the Company pursuant to Section 8.1(k) on account of a Knowing and Intentional Breach by Parent of Parent’s obligations with respect to obtaining MOFCOM Approval under Section 5.4 and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.3, 6.4, 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement; or

(ii) both (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and (B) all of the conditions set forth in Section 6, other than the conditions set forth in Sections 6.5, 6.7(b), 6.7(c) and 6.8, shall have been satisfied as of the time of termination of this Agreement;

then Parent shall, within two Business Days after the date of termination of this Agreement, pay to the Company a nonrefundable fee in the amount of $50,000,000.

(h) For purposes of Sections 8.1(b), 8.1(j), 8.1(k), 8.3(f) and 8.3(g), in order to determine whether the condition set forth in Section 6.1 has been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to the date of termination of this Agreement.

(i) The parties acknowledge and agree that in no event shall Parent or the Company be required to pay any nonrefundable fee under this Section 8.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. In the event termination fees are payable pursuant to both Section 8.3(f) and Section 8.3(g), then Parent shall be obligated only to pay a termination fee in the amount of $50,000,000 pursuant to Section 8.3(g) and shall not be or become obligated to pay any other termination fee under Section 8.3(f) or any other provision of this Agreement. Upon (i) the Company’s payment of any nonrefundable fee under this Section 8.3, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or any of the Contemplated Transactions and (ii) Parent’s payment of any nonrefundable fee under this Section 8.3, Parent shall have no further liability to any Acquired Company with respect to this Agreement or any of the Contemplated Transactions; provided, however, that nothing in clause “(i)” or clause “(ii)” above shall release any party from any liability for fraud or any Knowing and Intentional Breach of this Agreement. If any party fails to pay when due any amount payable by such party under this Section 8.3, then (A) such party shall reimburse the other party for all reasonable and documented out-of-pocket fees and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3 and (B) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the Prime Rate in effect on the date such overdue amount was originally required to be paid plus five percent.

(j) Without limiting the rights of Parent under the Debt Commitment Letter or of Parent or any of its Subsidiaries under any Definitive Debt Financing Agreement and notwithstanding anything to the contrary contained in this Agreement, the Company agrees that none of the (i) Financing Sources or (ii) their respective Affiliates or any of such Financing Sources’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors, or representatives or any of their respective successors or assigns (the Persons referred to in this clause “(ii)” being collectively referred to as the “Financing Source Related Parties”) shall have any liability or obligation to the Company, its stockholders or its Affiliates relating to this Agreement or any of the Contemplated Transactions (including the Debt Financing), whether at law, in equity, in contract, in tort or otherwise.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended, modified and supplemented by written agreement signed by the Company and Parent at any time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Share Issuance by Parent’s shareholders); provided, however, that (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders and (b) after any such approval of the Parent Share Issuance by Parent’s shareholders, no amendment shall be made which by law or any Nasdaq Rule requires further approval of Parent’s shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, Section 8.3(j), the second sentence of Section 9.2(a), Section 9.5(c), Section 9.5(d), clause “(a)” of Section 9.8, and this sentence (and any other provision of this Agreement to the extent that an amendment, supplement or other modification of such provision would modify the substance of such provisions) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source.

9.2 Waiver.

(a) At any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements contained in this Agreement; or (iv) subject to the proviso to the first sentence of Section 9.1 and to the extent permitted by applicable Legal Requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained herein. Notwithstanding anything to the contrary contained in this Agreement, Section 8.3(j), the last sentence of Section 9.1, Section 9.5(c), Section 9.5(d), clause “(a)” of Section 9.8 and this sentence (and any other provision of this Agreement to the extent that a waiver of such provision would modify the substance of such provisions) may not be waived in any manner that is adverse in any material respect to any Financing Source or any of its Financing Source Related Parties without the prior written consent of such Financing Source. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement (as amended pursuant to Section 4.1(c)) shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(c) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it: (i) will not bring or support any legal proceeding against the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, including any dispute relating to the Debt Financing, in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in New York state court located in, the Borough of Manhattan in the City of New York, New York; (ii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, including any claims or causes of action relating to the Debt Financing shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; and (iii) the provisions of Section 9.5(d) relating to the waiver of jury trial shall apply to any legal proceeding described in clause “(i)” above.

(d) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY ACTION AGAINST ANY FINANCING SOURCE OR ANY FINANCING SOURCE RELATED PARTIES IN RESPECT OF THE DEBT FINANCING). EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVER AND CERTIFICATION IN THIS SECTION 9.5(d).

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 2 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered Section in Section 2 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 3 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered Section in Section 3 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights by such party without such consent shall be void and of no effect. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (a) the Indemnified Persons shall be third-party beneficiaries of Section 5.7, (b) the Financing Sources shall be third-party beneficiaries of Sections 8.3(j), 9.1, 9.5(c) and 9.5(d) and the second sentence of Section 9.2(a) and (c) the Company shall have the right (which right is hereby acknowledged by Parent and Merger Sub) to pursue claims for damages (including claims for damages based on loss of the economic benefit of the Merger to the Company’s stockholders) on behalf of its stockholders in the event either Parent or Merger Sub commits fraud or any Knowing and Intentional Breach of its representations, warranties or covenants set forth in this Agreement, which rights shall be enforceable on behalf of the Company’s stockholders only by the Company, in its sole and absolute discretion through actions approved by the board of directors of the Company.

9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier, then such communication shall be deemed duly given and made two Business Days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Parent or Merger Sub:

Marvell Technology Group Ltd. Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda
Attention:	General Manager
Facsimile:	(441) 295-3328

with a copy (which shall not constitute notice) to:

Marvell Semiconductor, Inc. 5488 Marvell Lane Santa Clara, CA 95054
Attn:	Chief Administration and Legal Officer
Fax:	(408) 222-9177

and

Hogan Lovells US LLP 4085 Campbell Avenue, Suite 100 Menlo Park, California 94025
Attention:	Richard E. Climan
Christopher R. Moore
Facsimile:	(650) 463-4199

If to the Company:

Cavium, Inc. 2315 N. First Street San Jose, CA 95131
Attention:	General Counsel
Facsimile:	(408) 577-1992

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301
Attention:	Kenton J. King Michael J. Mies
Facsimile:	(650) 470-4570

9.10 Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by a party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.12 Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. Each of Parent and the Company acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by either Parent or the Company of any covenant or obligation contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages (and the breaching party hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which the non-breaching party is entitled at law or in equity.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Jean Hu
Name: Jean Hu
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

KAUAI ACQUISITION CORP.

By:	/s/ Mitchell Gaynor
Name: Mitchell Gaynor
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CAVIUM, INC.

By:	/s/ Syed B. Ali
Name: Syed B. Ali
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” means, collectively, the Company and the Company’s direct and indirect Subsidiaries and their respective predecessors.

“Acquired Company Data” means all data stored or processed by or on behalf of any Acquired Company (including any and all Personal Data and confidential information or trade secrets of any Acquired Company, customers, distributors, suppliers, and end users and other Persons stored or processed by or on behalf of any Acquired Company) and all other information, data and compilations thereof used by, or necessary to the business of, any Acquired Company, including without limitation any information that is subject to a confidentiality obligation or in which any Acquired Company has Intellectual Property Rights.

“Acquired Company Privacy Policies” has the meaning assigned to such term in Section 2.8(n)(i) of the Agreement.

“Acquired Company Return” has the meaning assigned to such term in Section 2.13(a) of the Agreement.

“Acquired Company System” means any information technology or computer system (including software, hardware, networks, interfaces, equipment, databases, telecommunications infrastructure, platforms and related systems and services) for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case that is used in or necessary for the conduct of the business of any of the Acquired Companies.

“Acquisition Transaction” means, with respect to any Entity, any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, amalgamation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of such Entity or any of its Significant Subsidiaries; or

(c) any liquidation or dissolution of such Entity or any of its Significant Subsidiaries;

provided, however, that a merger or other transaction effected for the sole purpose of changing the place of domicile or organization of such Entity shall not be deemed to be an Acquisition Transaction.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative

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terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates”.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Burdensome Condition” means any condition, remedy or action that Parent is not obligated to accept or take pursuant to Section 5.4(e) of the Agreement.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York, New York.

“Certification” has the meaning assigned to such term in Section 2.4(b) of the Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” will be deemed to have been obtained if: (a) CFIUS has concluded that none of the Contemplated Transactions is a “covered transaction” subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Contemplated Transactions, and has concluded all action under the DPA; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the Contemplated Transactions or (ii) the President has not taken any formal written action within 15 days after the date on which the President received such report from CFIUS; provided, however, that if the written notice described in clause “(b)” above requires or contemplates that Parent or any of its Affiliates take or agree to take, or will take or agree to take, any actions that would, individually or in the aggregate, reasonably be expected to constitute a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing), then the issuance of such written notice will not constitute CFIUS Approval.

A “CFIUS Notification Event” shall be deemed to have occurred if CFIUS notifies Parent or the Company that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger following the completion of the investigation pursuant to Section 721(b)(2)(C) of the DPA.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Conditions Satisfaction Date” means the date on which the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 of the Agreement (other than the condition set forth in Section 6.5) is satisfied or waived.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committed Debt Financing” has the meaning assigned to such term in Section 3.12(a) of the Agreement.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

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“Company 401(k) Plan” has the meaning assigned to such term in Section 5.6(d) of the Agreement.

“Company Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent) that would reasonably be expected to lead to a Company Acquisition Proposal.

“Company Acquisition Proposal” means any offer or proposal (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction involving the Company.

“Company Adverse Recommendation Change” has the meaning assigned to such term in Section 5.2(c) of the Agreement.

“Company Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(b) of the Agreement.

“Company Book Entry Shares” has the meaning assigned to such term in Section 1.6(c) of the Agreement.

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Credit Agreement” means the Credit Agreement dated as of August 16, 2016, by and among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified from time to time).

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee” means any current or former employee, independent contractor or director of any of the Acquired Companies or any Company Affiliate.

“Company Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other similar employment-related written agreement (including any employee offer letter that has been accepted) between any of the Acquired Companies or any Company Affiliate and any Company Employee.

“Company Employee Commissions” has the meaning assigned to such term in Section 2.8(f) of the Agreement.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for profit sharing, retirement, bonus, commission, compensation, severance, termination pay, retention, change in control, deferred compensation, performance awards, stock option, restricted stock unit, stock purchase, equity or equity-based incentive plan or arrangement, health, fringe benefits, perquisite, vacation, paid time off, or other employee benefits or remuneration of any kind or any similar plans, programs or arrangements,

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whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any of the Acquired Companies for the benefit of any Company Employee, or with respect to which any Acquired Company is a participating employer and in which any Company Employee currently participates or is owed benefits, or with respect to which any of the Acquired Companies has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

“Company Equity Awards” means any Company Options, Company RSUs or Company PRSUs.

“Company Equity Plans” means, collectively, the Cavium, Inc. 2016 Equity Incentive Plan, and all amendments thereto, the Cavium, Inc. 2007 Equity Incentive Plan and all amendments thereto, the QLogic Corporation 2005 Performance Incentive Plan and all amendments thereto, assumed by Cavium, Inc. effective August 16, 2016, and the Cavium Networks 2001 Stock Incentive Plan and all amendments thereto.

“Company Financial Statements” means the audited consolidated balance sheets of the Acquired Companies as of December 31, 2014, December 31, 2015 and December 31, 2016 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Acquired Companies for the years then ended, including the notes thereto and the reports of PricewaterhouseCoopers LLP thereon.

“Company Intervening Event” has the meaning assigned to such term in Section 5.2(d)(ii) of the Agreement.

“Company IP” means all Intellectual Property Rights and Intellectual Property in which any of the Acquired Companies has (or purports to have) an ownership interest.

“Company IP Contracts” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

“Company Listing Date” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company Notice” has the meaning assigned to such term in Section 5.2(d)(i).

“Company Option” means options to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted.

“Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

“Company Products” means all versions, releases and models of all products and services (including Software) that have been, or are currently being, designed, developed, distributed, provided, licensed, or sold by or on behalf of any Acquired Company.

“Company PRSU” means a performance-based restricted stock unit issued pursuant to a Company Equity Plan or otherwise that is subject to performance-based vesting criteria (before giving effect to any performance determination required under the terms of the award in connection with the Effective Time).

“Company Real Property” has the meaning assigned to such term in Section 2.7(b) of the Agreement.

“Company RSU” means a restricted stock unit (other than a Company PRSU) issued pursuant to a Company Equity Plan.

“Company SEC Document” means any report, schedule, registration statement, proxy, form, statement or other document filed with the SEC by the Company since January 1, 2014.

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“Company Software” means any Software owned, developed (or currently being developed), marketed, distributed, licensed or sold by any of the Acquired Companies at any time (other than Off-the-Shelf Software).

“Company Stock Certificate” has the meaning assigned to such term in Section 1.7 of the Agreement.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Company Subsidiary” has the meaning assigned to such term in Section 1.6(a)(ii) of the Agreement.

“Company Superior Offer” means an unsolicited bona fide written offer by a third party to acquire all or a majority the outstanding shares of Company Common Stock (whether through a tender offer, merger or otherwise), that is not conditioned on financing and that is determined by the Company’s board of directors, in its good faith judgment, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company and the Company’s stockholders than the Contemplated Transactions, determined on a basis of long-term value, without consideration of short-term changes in stock price or trading volume in and of itself.

A “Company Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Company Adverse Recommendation Change; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation; (c) the board of directors of the Company fails to publicly reaffirm the Company Board Recommendation, or fails to publicly reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within ten Business Days (or, if earlier, prior to the date of the Company Stockholders’ Meeting) after Parent requests in writing that such recommendation or determination be reaffirmed; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of the Agreement and the Merger; (e) the Company shall have entered into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement or other Contract relating to any Company Acquisition Proposal, other than a customary confidentiality agreement expressly permitted in Section 4.3 of this Agreement; or (f) the Company or any Representative of the Company shall have breached in any material respect any of the provisions of Section 4.3 or Section 5.2 of the Agreement, which results in a Company Acquisition Proposal.

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2017 included in the Company SEC Documents.

“Compliant” means, with respect to the Financing Information, that:

(a) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading in light of the circumstances under which the statements contained in such Financing Information are made;

(b) such Financing Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X of the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16, but including customary select financial metrics as to those entities identified by Parent to be guarantors under any Debt Financing) for offerings of debt securities on a registration statement on Form S-1 (other than any such provision for which compliance is not customary in a Rule 144A offering of debt securities);

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(c) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements of the Company contained in the Financing Information or delivered any notice with respect to unaudited financial statements that would be required to be filed on Form 8-K under Item 4.02 unless and until a new unqualified audit opinion is issued (or interim review is completed) with respect to such financial statements by the Company’s auditors or another independent accounting firm reasonably acceptable to Parent;

(d) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements of the Company are included in the applicable documents described in clause “(b)” of the definition of Marketing Materials for such Debt Financing, and such auditors have confirmed they are prepared to issue, subject to completion of customary procedures, any such comfort letter upon a pricing of such Debt Financing occurring on any day during the Marketing Period and upon the closing of the issuance and sale of such Debt Financing; and

(e) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16, but including customary select financial metrics as to those entities identified by Parent to be guarantors under any Debt Financing and, in the case of a Rule 144A offering, excluding any information for which compliance is not customary in a Rule 144A offering of debt securities) included in such Financing Information at the commencement of the Marketing Period are, and remain throughout the Marketing Period, sufficient to permit (i) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (ii) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters, including customary “negative assurance” comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements of the Company are included in the applicable offering memorandum or prospectus for such Debt Financing, in order to consummate any offering of debt securities on the last day of the Marketing Period.

“Confidentiality Agreement” means that certain Bilateral Nondisclosure Agreement dated as of July 21, 2017, between the Company and Marvell Semiconductor, Inc., as amended by that certain Amendment No. 1 to Bilateral Nondisclosure Agreement dated as of November 4, 2017, by and among the Company, Marvell Semiconductor, Inc. and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger.

“Continuing Employees” has the meaning assigned to such term in Section 5.6(b) of the Agreement.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or any other legally binding commitment or undertaking of any nature.

“Conversion Ratio” means an amount equal to the sum of (a) the Exchange Ratio, plus (b) the quotient obtained by dividing (i) the Per Share Cash Amount by (ii) the Parent Measurement Price.

“Converted Option” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“Converted PRSU” has the meaning assigned to such term in Section 5.5(e) of the Agreement.

“Converted RSU” has the meaning assigned to such term in Section 5.5(c) of the Agreement.

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“Debt Commitment Letter” has the meaning assigned to such term in Section 3.12(a) of the Agreement.

“Debt Financing” means the Committed Debt Financing, the Permitted Alternative Debt Financing and the Required Alternative Debt Financing.

“Definitive Debt Financing Agreements” has the meaning assigned to such term in Section 5.15(a) of the Agreement.

“Designated Representations” means the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b), 2.3(d), 2.3(e), 2.19, 2.20, 2.21, 2.23 and 2.24 of the Agreement.

“Development Funding or Support” has the meaning assigned to such term in Section 2.8(e)(iv) of the Agreement.

“DGCL” has the meaning assigned to such term in Section 1.2 of the Agreement.

“Director Option” means a Company Option held by a non-employee member of the Company’s board of directors, other than any member of the Company’s board of directors who will serve on Parent’s board of directors following the Effective Time, as agreed to by the parties prior to the Closing.

“Dissenting Shares” has the meaning assigned to such term in Section 1.9(a) of the Agreement.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

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“Equity Award Cash Consideration” means an amount in cash equal to the sum of (a) the Per Share Cash Amount plus (b) the product of (i) the Exchange Ratio multiplied by (ii) the Parent Measurement Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be, or, within the preceding six years would have been, deemed to be a single employer for purposes of section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning assigned to such term in Section 1.8(a) of the Agreement.

“Exchange Fund” has the meaning assigned to such term in Section 1.8(a) of the Agreement.

“Exchange Ratio” has the meaning assigned to such term in Section 1.6(a)(iii) of the Agreement.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Fee Letter” has the meaning assigned to such term in Section 3.12(a) of the Agreement.

“file” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

A “Final CFIUS Turndown” shall be deemed to have occurred if (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to the DPA or (b) at any time after a CFIUS Notification Event, Parent makes a determination in good faith that CFIUS Approval is unlikely to be obtained on terms acceptable to Parent (as provided in this Agreement) and provides the Company with written notice of such determination.

“Financing Deliverables” means each of the following: (a) a customary perfection certificate relating to the Acquired Companies and all corporate organizational documents of the Acquired Companies contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements; and (b) such customary information and documents relating to the Acquired Companies as may be reasonably requested by Parent in connection with the issuance by counsel to Parent of legal opinions required to be delivered pursuant to the Debt Financing.

“Financing Information” means: (a) audited consolidated balance sheets and related statements of income and cash flows of the Company for the 3 most recently completed fiscal years ended at least 60 days prior to the Closing Date and unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but, excluding the fourth fiscal quarter of any fiscal year) and, in each case, setting forth comparative figures for the prior fiscal year or the related period in the prior fiscal year, as the case may be, (b) a selected financial data table and management’s discussion and analysis covering the fiscal periods described in clause “(a)” above, including the comparative prior fiscal year or prior interim period in the prior fiscal year and (c) all other information and data related to the Acquired Companies necessary for Parent to satisfy the conditions set forth in paragraph 3 of Annex D of the Debt Commitment Letter.

“Financing Source Related Parties” has the meaning assigned to such term in Section 8.3(j) of the Agreement.

“Financing Sources” means the parties to the Debt Commitment Letter (other than Parent) on the date of the Agreement and each other Person (other than Parent or any of its Subsidiaries) that has committed to provide or

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otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Parent or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing.

“Financing Uses” has the meaning assigned to such term in Section 3.12(b) of the Agreement.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended.

“Foreign Governmental Body” means any foreign Governmental Body, any political subdivision thereof, or any corporation or other Entity owned or controlled in whole or in part by any foreign Governmental Body or any sovereign wealth fund, excluding entities related to the government of the U.S.

“Foreign Official” means any: (a) officer or employee of a Foreign Governmental Body or any department, agency or instrumentality (including state-owned Entities) thereof; (b) officer or employee of a public international organization; (c) Person acting in an official capacity for or on behalf of any such Foreign Governmental Body or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (d) party official or candidate of any party, excluding officials of the government of the U.S.

“Foreign Plan” means: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the U.S.; (b) any Company Employee Plan maintained or contributed to by any of the Acquired Companies or any Company Affiliate that is not subject to U.S. law; and (c) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the U.S.

“Foreign Trade Controls Law” means any Legal Requirement of a foreign Governmental Body regulating exports, imports, transfers or re-exports of any goods, services, software or technology, or economic sanctions or trade embargoes.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Shares in the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five year period prior to the Effective Time with: (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

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“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Grant Date” has the meaning assigned to such term in Section 2.3(f) of the Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Company IP Contract” has the meaning assigned to such term in Section 2.8(b) of the Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 5.7(a) of the Agreement.

“Information Privacy and Security Laws” has the meaning assigned to such term in Section 2.8(n)(i) of the Agreement.

“Intellectual Property” means, collectively: algorithms, application programming interfaces, apparatus, designs, rights in designs, circuit designs and assemblies, gate arrays, IP cores, net lists, hardware description language code (including VHDL, Verilog and SystemC code), layouts, topographies, photomasks, semiconductor devices, test vectors, databases and data collections, diagrams, formulae, programming files for integrated circuits, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software (in any form including source code and executable or object code), subroutines, user interfaces, techniques, domain names, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, in each case whether registered or unregistered: (a) intellectual or industrial property rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask works and integrated circuit topographies, and moral rights; (b) trademark, tradename, and service mark rights and similar rights; (c) trade secret rights and similar rights; (d) Patent and industrial property rights and similar rights; (e) database rights and similar rights; (f) other proprietary rights in Intellectual Property; and (g) rights in or relating to registrations, renewals, reexaminations, extensions, combinations, divisions, continuations, continuations-in-part, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above.

“IRS” means the U.S. Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s shareholders in connection with the Parent Shareholders’ Meeting.

“J.P. Morgan” has the meaning assigned to such term in Section 2.23 of the Agreement.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would reasonably be expected to, result in a breach of the Agreement.

“knowledge” means (a) with respect to the Company, the knowledge of the individuals identified on Part 1.1 of the Company Disclosure Schedule, after reasonable inquiry; and (b) with respect to Parent, the knowledge of the individuals identified on Part 1.1 of the Parent Disclosure Schedule, after reasonable inquiry.

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“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, order, guidance, ordinance, treaty, code, edict, decree, rule, regulation, ruling, requirement or similar legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” means that such information, document or other material was: (a) filed with the SEC and publicly available on EDGAR at least two Business Days prior to the date of the Agreement; or (b)(i) with respect to any such information, document or other material Made Available by the Company, such information, document or material was made available by the Company for review by Parent or Parent’s Representatives prior to 11:59 p.m. (California time) on the date immediately preceding the date of the Agreement in the virtual data room maintained by the Company with Donnelley Financial Solutions, Inc. in connection with the Contemplated Transactions; provided, however, that notwithstanding anything to the contrary contained in the foregoing clause “(b)(i),” the documents included as file numbers 4.4.58, 4.4.59 and 4.4.60 in such virtual data room established by the Company shall be deemed to have been Made Available by the Company; and (ii) with respect to any such information, document or other material Made Available by Parent, such information, document or material was made available by Parent for review by the Company or the Company’s Representatives prior to 11:59 p.m. (California time) on the date immediately preceding the date of the Agreement in the virtual data room maintained by Parent with IntraLinks, Inc. in connection with the Contemplated Transactions.

“Marketing Materials” means: (a) “public side” and “private side” bank books, information memoranda and other information packages and presentations regarding Parent or any of its Subsidiaries (giving pro forma effect to the Merger), in each case, to the extent customary in a secured or unsecured bank loan financing; and (b) preliminary and final offering memoranda, private placement memoranda, registration statements and prospectuses customary for the sale of senior secured or unsecured debt securities of Parent or any of its Subsidiaries (giving pro forma effect to the Merger) in a customary Rule 144A private placement or publicly registered debt offering.

“Marketing Period” means the first period of 10 consecutive Business Days after the date of the Agreement during, throughout and at the end of which both:

(a) Parent shall have the Financing Information and such Financing Information is Compliant; and

(b) all of the conditions set forth in Section 6 (other than the condition set forth in Section 6.5) have been satisfied and no event has occurred and no condition or circumstance exists that will, or would reasonably be expected to, cause any of such conditions not to be satisfied assuming that the Closing were to be scheduled to occur on any day during such 10 consecutive Business Day period.

Notwithstanding the foregoing, the “Marketing Period” (x) shall not commence until after the Joint Proxy Statement/Prospectus has been mailed and (y) shall be deemed not to have commenced if, on or prior to the completion of such 10 Business Day period:

(i) the Company shall have publicly announced any intention to restate any financial information included in the Financing Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Financing Information has been amended, or the Company has announced that it has concluded that no restatement shall be required, and shall be deemed not completed unless the requirements in clauses “(a)”

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and “(b)” above would be satisfied on the first day, throughout and on the last day of such new 10 Business Day period; or

(ii) the Financing Information would not be Compliant at any time during such 10 Business Day period, in which case a new 10 Business Day period shall commence upon Parent and its Financing Sources receiving updated Financing Information that would be Compliant, and shall be deemed not completed unless the requirements in clauses “(a)” and “(b)” above shall have been satisfied on the first day, throughout and on the last day of such new 10 Business Day period (it being understood that if, at any time during the Marketing Period, the Financing Information provided at the commencement of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced).

Notwithstanding anything to the contrary contained in this Agreement, in no event shall such 10 Business Day period include November 24, 2017, May 28, 2018, July 5, 2018 or July 6, 2018, and if such 10 Business Day period has not ended prior (x) to December 22, 2017, it shall not commence until January 3, 2018 or (y) August 17, 2018, it shall not commence until September 4, 2018; provided, however, that if the full proceeds of the Debt Financing that are needed, when taken together with all other sources of cash available to Parent, to satisfy the Financing Uses have been received by Parent prior to the end of the Marketing Period, then the Marketing Period shall be deemed to be completed on the date on which Parent receives such proceeds. If the Company shall in good faith reasonably believe that it has provided the Financing Information and such Financing Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Financing Information that is Compliant on the date such notice is received by the Parent unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information that is Compliant and, within four Business Days after the receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered).

“Material Adverse Effect” means, with respect to the Acquired Companies, any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Agreement shall not be deemed to constitute a Material Adverse Effect on the Acquired Companies (and shall not be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or is reasonably expected to occur) if the Company demonstrates that such change results from: (i) adverse economic conditions in the United States or in other locations in which the Acquired Companies have material operations; (ii) adverse economic conditions that generally affect the industry in which the Acquired Companies operate; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or would reasonably be expected to occur); (iv) the failure of the Company to meet securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or would reasonably be expected to occur); (v) changes after the date of the Agreement in Legal Requirements or other legal or regulatory conditions or changes after the date of the Agreement in U.S. generally accepted accounting principles or other accounting standards (or the interpretation thereof); (vi) changes after the date of the Agreement in political conditions in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (vii) acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Agreement; (viii) losses of customers, suppliers, distributors or other business

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partners or employees that are directly attributable to the announcement or pendency of the Agreement; and (ix) any stockholder class action or derivative litigation commenced against the Company after the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; provided, however, that the exceptions set forth in clauses “(i),” “(ii),” “(v),” “(vi)” and “(vii)” of the foregoing proviso shall not apply to the extent that the Acquired Companies are disproportionately affected thereby relative to other companies of comparable size in the same industries in which the Acquired Companies operate.

“Material Adverse Effect” means, with respect to Parent, any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Agreement shall not be deemed to constitute a Material Adverse Effect on Parent (and shall not be taken into account in determining whether a Material Adverse Effect on Parent has occurred or is reasonably expected to occur) if Parent demonstrates that such change results from: (i) adverse economic conditions in the United States or in other locations in which Parent or any of its Subsidiaries have material operations; (ii) adverse economic conditions that generally affect the industry in which Parent and its Subsidiaries operate; (iii) changes in the stock price or trading volume of Parent Common Shares (it being understood, however, that the facts or circumstances giving rise to any such change in share price or trading volume may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur); (iv) the failure of Parent to meet securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur); (v) changes after the date of the Agreement in Legal Requirements or other legal or regulatory conditions or changes after the date of the Agreement in U.S. generally accepted accounting principles or other accounting standards (or the interpretation thereof); (vi) changes after the date of the Agreement in political conditions in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (vii) acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Agreement; (viii) losses of customers, suppliers, distributors or other business partners or employees that are directly attributable to the announcement or pendency of the Agreement; and (ix) any shareholder class action or derivative litigation commenced against Parent after the date of the Agreement and arising from allegations of breach of fiduciary duty of Parent’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by Parent with respect to the Agreement; provided, however, that the exceptions set forth in clauses “(i),” “(ii),” “(v),” “(vi)” and “(vii)” of the foregoing proviso shall not apply to the extent that Parent and its Subsidiaries are disproportionately affected thereby relative to other companies of comparable size in the same industries in which Parent and its Subsidiaries operate.

“Material Contracts” has the meaning assigned to such term in Section 2.9(a) of the Agreement.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Maximum Premium” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals to the Agreement.

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“Merger Consideration” means the Parent Common Shares (and cash in lieu of any fraction of a Parent Common Share) and the cash consideration that a holder of shares of Company Common Stock who does not perfect such holder’s appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section1.6(a)(iii).

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“MOFCOM” means the Ministry of Commerce of the People’s Republic of China and/or its competent provincial or local counterparts.

“MOFCOM Approval” means the Governmental Authorization required under the PRC Anti-Monopoly Law with respect to the Merger.

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Company Common Stock or Parent Common Shares, as applicable, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock or Parent Common Shares, as applicable, is then traded.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“Non-Exclusive Inbound Company IP Contract” has the meaning assigned to such term in Section 2.8(b) of the Agreement.

“Off-the-Shelf Software” means any generally commercially available, non-customized software in executable code form that is available for a cost of not more than $50,000 for a perpetual license for a single user or workstation (or $150,000 in the aggregate for all users and workstations) and is not incorporated or embodied in any Company Product or otherwise material to an Acquired Company’s business.

“Open Source Software” means Software that is distributed or made available under “open source” or “free software” terms, including any Software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed or made available with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or minimal charge.

“Outside Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information that would reasonably be expected to lead to a Parent Acquisition Proposal.

“Parent Acquisition Proposal” means any offer or proposal contemplating or otherwise relating to any Acquisition Transaction involving Parent.

“Parent Adverse Recommendation Change” has the meaning assigned to such term in Section 5.3(c) of the Agreement.

“Parent Board Recommendation” has the meaning assigned to such term in Section 5.3(b) of the Agreement.

“Parent Common Share” means a common share, $0.002 par value per share, of Parent.

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“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement and signed by the President of Parent.

“Parent Entities” means, collectively, Parent and its direct and indirect Subsidiaries and their respective predecessors, other than the Acquired Companies and Merger Sub.

“Parent Financial Statements” means the audited consolidated balance sheets of Parent as of January 31, 2015, January 30, 2016 and January 28, 2017 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Acquired Companies for the years then ended, including the notes thereto and the reports of PricewaterhouseCoopers LLP thereon.

“Parent Intervening Event” has the meaning assigned to such term in Section 5.3(d)(ii) of the Agreement.

“Parent IP” means all Intellectual Property Rights and Intellectual Property in which any of the Parent Entities has (or purports to have) an ownership interest.

“Parent IP Contract” means a Contract to which a Parent Entity is a party, pursuant to which (a) any Parent Entity has been granted any license under, in or to, or has otherwise received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) in any Intellectual Property or Intellectual Property Right that is material to any Parent Entity (other than nonexclusive licenses to Off-the-Shelf Software or Open Source Software and license agreements for any third-party software that is licensed pursuant to a non-exclusive, internal-use software license, shrink-wrap or click-wrap agreement or similar agreement), (b) any Parent Entity has been granted any exclusive license under, in or to, or has otherwise received or acquired any exclusive right, title or interest (whether or not currently exercisable and including a right to receive a license) in any Intellectual Property or Intellectual Property Right that is material to any Parent Entity, or (c) any Person (other than a Parent Entity) has been granted any license under, in or to, or otherwise has received or acquired or is entitled to receive or acquire any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, any Parent IP that is material to any Parent Entity, other than a Contract entered into in the ordinary course of business by a Parent Entity, in each case in “(a)” through “(c)” above that is material to the Parent Entities, taken as a whole. For the purposes of this definition of “Parent IP Contract”, a covenant not to assert or enforce, standstill with respect to, or any similar grant of immunity under, any Intellectual Property Right will be deemed to be a license.

“Parent Listing Date” has the meaning assigned to such term in Section 3.2(a) of the Agreement.

“Parent Measurement Price” means an amount equal to the volume weighted average trading price of a Parent Common Share on the Parent Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Notice” has the meaning assigned to such term in Section 5.3(d)(i) of the Agreement.

“Parent Option” means options to purchase Parent Common Shares from Parent, whether granted by Parent pursuant to Parent’s equity plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted.

“Parent Preferred Share” means a Preferred Share, $0.002 par value, of the Company.

“Parent Products” means all versions, releases and models of all products and services (including Software) that have been, or are currently being designed, developed, distributed, provided, licensed, or sold by or on behalf of any Parent Entity.

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“Parent PRSU” means a performance-based restricted stock unit issued pursuant to an equity plan of Parent or otherwise that remains unvested and subject to performance-based vesting criteria as of immediately prior to the Effective Time.

“Parent Return” has the meaning assigned to such term in Section 3.16(a) of the Agreement.

“Parent RSU” means a restricted stock unit (other than a Parent PRSU) issued pursuant to an equity plan of Parent that remains outstanding immediately prior to the Effective Time.

“Parent SEC Document” means any report, schedule, registration statement, proxy, form, statement or other document filed with the SEC by Parent since January 1, 2014.

“Parent Share Issuance” has the meaning assigned to such term in Section 3.7(b) of the Agreement.

“Parent Shareholders’ Meeting” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Parent Software” means any Software owned, developed (or currently being developed), marketed, distributed, licensed or sold by any of the Parent Entities at any time (other than Off-the-Shelf Software).

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent Common Shares, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Shares are then traded.

“Parent Superior Offer” means an unsolicited bona fide written offer by a third party to acquire all or a majority the outstanding Parent Common Shares (whether through a tender offer, merger, amalgamation or otherwise), that is not conditioned on financing and that is determined by Parent’s board of directors, in its good faith judgment, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Parent’s outside legal counsel and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent and Parent’s shareholders than the Contemplated Transactions.

A “Parent Triggering Event” shall be deemed to have occurred if: (a) the board of directors of Parent or any committee thereof shall have made a Parent Adverse Recommendation Change; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation; (c) the board of directors of Parent fails to publicly reaffirm the Parent Board Recommendation, or fails to publicly reaffirm its determination that the Merger is in the best interests of Parent’s shareholders, within ten Business Days (or, if earlier, prior to the date of the Parent Shareholders’ Meeting) after the Company requests in writing that such recommendation or determination be reaffirmed; (d) a tender or exchange offer relating to Parent Common Shares shall have been commenced and Parent shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Shareholders’ Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming its recommendation with respect to the Parent Share Issuance; (e) the Company shall have entered into any agreement in principle, letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement or other Contract relating to any Company Acquisition Proposal, other than a customary confidentiality agreement expressly permitted in Section 4.4 of this Agreement; or (f) Parent or any of its Representatives shall have breached in any material respect any of the provisions of Section 4.4 or Section 5.3 of the Agreement, which results in a Parent Acquisition Proposal.

“Parent Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of July 29, 2017 included in the Parent SEC Documents.

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“Patents” means industrial designs and patents (including utility, utility model, and design patents, and certificates of invention), industrial design and patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, reviews, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

“Per Share Cash Amount” has the meaning assigned to such term in Section 1.6(a)(iii) of the Agreement.

“Permitted Alternative Debt Financing” has the meaning assigned to such term in Section 5.15(a) of the Agreement.

“Permitted Encumbrance” means: (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves (as determined in accordance with U.S. generally accepted accounting principles) have been established on the Company Unaudited Interim Balance Sheet; (b) Encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with U.S. generally accepted accounting principles) have been established on the Company Unaudited Interim Balance Sheet; (c) Encumbrances reflected in the Company Unaudited Interim Balance Sheet, as applicable; (d) with respect to any Company Real Property, Encumbrances of record or imposed or promulgated by operation of applicable Legal Requirements with respect to real property and improvements, including, zoning regulations, perm its, licenses, utility easements, rights of way and similar Encumbrances imposed or promulgated by any Governmental Body which in each case are not violated by the current use or occupancy of the real property or the operation of the business of any Acquired Company as presently conducted; (e) Encumbrances of a collection bank arising under Section 4-210 of the Uniform Commercial Code on non-material items in the course of collection or in favor of a banking or other financing institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry but not related to indebtedness; (f) with respect to Intellectual Property or Intellectual Property Rights, nonexclusive licenses granted in the ordinary course of business; and (g) Encumbrances that do not materially detract from the value or materially interfere with any present or intended use or other exploitation of such property or assets.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means information that relates to an identified or identifiable natural person, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number.

“PRC Anti-Monopoly Law” means the Anti-Monopoly Law of the People’s Republic of China, effective as of August 1, 2008, and the rules and regulations promulgated thereunder.

“Pre-Closing Period” has the meaning assigned to such term in Section 4.1(a) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“principal executive officer” has the meaning assigned to such term in Section 2.4(b) of the Agreement.

“principal financial officer” has the meaning assigned to such term in Section 2.4(b) of the Agreement.

“Qatalyst” has the meaning assigned to such term in Section 2.23 of the Agreement.

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“Real Property Lease” has the meaning assigned to such term in Section 2.7(b) of the Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Alternative Debt Financing” has the meaning assigned to such term in Section 5.15(b) of the Agreement.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Required Parent Shareholder Vote” has the meaning assigned to such term in Section 3.8 of the Agreement.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” with respect to an Entity means any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means, collectively, computer software, firmware and other code incorporated or embodied in hardware devices, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Solvent” has the meaning assigned to such term in Section 3.13 of the Agreement.

“Source Material” means, collectively, any Software or integrated-circuit design or programming materials or documentation expressed in source code or other human-readable form, and any elements of integrated-circuit design or programming in netlist, hardware description language, or photomask form, including any design databases, GDSII files and circuit schematics and simulations.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) and reasonable and customary assistance with the due diligence activities of the Financing Sources, (b) providing access to work papers of the Acquired Companies and other supporting documents as may be reasonably requested by Parent or the Financing Sources and (c) providing customary consents or authorization letters to the inclusion of the Company’s auditor reports to the extent required for any Marketing Materials, in each case in connection with Debt Financing.

A “Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Sections 6.7 and 7.7 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge by a Governmental Body under the DPA, the HSR Act or any applicable foreign antitrust or competition-related Legal Requirement, any of the conditions set forth in Sections 6.9, 6.10 and 7.9 of the Agreement is not satisfied and has not been waived.

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“Specified Company Acquisition Agreement” has the meaning assigned to such term in Section 8.1(l) of the Agreement.

“Specified Governmental Body” means any Governmental Body that has jurisdiction over the Company, Parent, Merger Sub, any of their respective Significant Subsidiaries or any of their respective Significant Subsidiaries’ businesses or assets that are material to the Acquired Companies, taken as a whole, or to Parent, Merger Sub and their respective Subsidiaries, taken as a whole.

“Specified Parent Acquisition Agreement” has the meaning assigned to such term in Section 8.1(m) of the agreement.

“Specified Representations” means the representations and warranties of Parent and Merger Sub contained in Sections 3.2(a), 3.2(b), 3.2(d), 3.7, 3.8, 3.14 and 3.15 of the Agreement.

“Standard Acquired Company Outbound License Contract” means a Contract entered into by an Acquired Company in the ordinary course, pursuant to which the Acquired Company grants to its customer, distributor, supplier, or end-user a nonexclusive license in connection with the sale of a Company Product and which does not materially differ in substance from the Acquired Company’s applicable standard form Contracts identified in Section 2.8(d).

“Standards Organization” has the meaning assigned to such term in Section 2.8(e)(vi) of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.20 of the Agreement.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, escheat, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Top Customer” has the meaning assigned to such term in Section 2.18(a) of the Agreement.

“Top Supplier” has the meaning assigned to such term in Section 2.18(b) of the Agreement.

“U.S. Trade Controls Laws” means all U.S. statutory and regulatory Legal Requirements related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods and payment of custom duties, including the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120 130), the Export Administration Regulations (EAR) (15 CFR 730 774), the Foreign Assets Control Regulations (31 CFR Parts 500 598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1 199).

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“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) and any similar Legal Requirements pertaining to “mass layoffs” or “plant closings” as those terms are defined by the WARN Act.

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EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAVIUM, INC.

ARTICLE I

The name of the Corporation is Cavium, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is: Corporation Service Company.

ARTICLE III

The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

1. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.001 par value per share (the “Common Stock”).

2. Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote.

ARTICLE V

Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board.

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ARTICLE VII

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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ANNEX B

PERSONAL AND CONFIDENTIAL

November 19, 2017

Board of Directors

Marvell Technology Group Ltd.

5488 Marvell Ln.

Santa Clara, CA 95054

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Marvell Technology Group Ltd. (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company for each outstanding share of common stock, par value $0.001 per share (the “Cavium Common Stock”), of Cavium, Inc. (“Cavium”) pursuant to the Agreement and Plan of Merger, dated as of November 19, 2017 (the “Agreement”), by and among the Company, Kauai Acquisition Corp., an indirect wholly owned subsidiary of the Company (“Acquisition Corp.”), and Cavium. Pursuant to the Agreement, Acquisition Corp. will be merged with and into Cavium and each outstanding share of Cavium Common Stock (other than shares of Cavium Common Stock held by the Company, Cavium or their respective subsidiaries) will be converted into the right to receive $40.00 in cash (the “Cash Consideration”) and 2.1757 common shares, par value $0.002 per share (the “Company Common Shares”), of the Company (the “Equity Consideration”; taken in the aggregate with the Cash Consideration, the “Aggregate Consideration”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Cavium and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments and agreements to provide the Company with a bridge loan commitment and a term loan facility in connection with the consummation of the Transaction, in each case subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Cavium and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Cavium for the five fiscal years ended January 28, 2017 and December 31, 2016, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Cavium; certain other communications from the Company and Cavium to their respective stockholders; certain publicly available research analyst reports for the Company and Cavium; certain internal financial analyses and forecasts for Cavium prepared by its management; and certain internal financial analyses and forecasts for the Company stand-alone and pro forma for the Transaction and certain financial analyses and forecasts for Cavium, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), and certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Cavium regarding their assessment of the past and current business operations, financial condition and future prospects of Cavium and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the Company Common Shares and the shares of Cavium Common Stock; compared certain financial and stock market information for the Company and Cavium with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Cavium or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Cavium or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for each outstanding share of Cavium Common Stock pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Cavium, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for each outstanding share of Cavium Common Stock pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Company Common Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Cavium or the ability of the Company or Cavium to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for each outstanding share of Cavium Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX C

November 19, 2017

Board of Directors

Cavium, Inc.

2315 N. First Street

San Jose, CA 95131

Members of the Board:

We understand that Cavium, Inc. (the “Company”), Marvell Technology Group Ltd. (“Parent”) and Kauai Acquisition Corp., an indirect wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of November 19, 2017 (the “Merger Agreement”), pursuant to which, among other things, the parties agree to effect a business combination through the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become an indirect wholly owned subsidiary of Parent, and each issued and outstanding share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), other than shares held by the Company (or held in the Company’s treasury), Parent or any subsidiary of the Company or Parent and shares as to which appraisal rights have been perfected, will be converted into the right to receive (i) $40.00 in cash (the “Cash Consideration”) and (ii) 2.1757 shares (the “Exchange Ratio” and together with the Cash Consideration, the “Merger Consideration”) of common stock of Parent, par value $0.002 per share (the “Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliates of Parent, the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements of the Company and the Parent and other business and financial information of the Company and, to the extent made available by the Company, of Parent. We have also reviewed (i) certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”), (ii) certain forward-looking information relating to Parent prepared by the management of Parent, including financial projections and operating data of Parent prepared by the management of Parent, and adjusted by the management of the Company (the “Parent Projections”), and (iii) information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the management of Parent, and adjusted by the management of the Company (the “Synergies”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Parent, respectively. We also reviewed the historical market prices and trading activity for Company Common Stock and Parent Common Stock and compared the financial performance of the Company and Parent and the prices and trading activity of Company Common Stock and Parent Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company and Parent, respectively. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. With respect to the Parent Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent, as adjusted by the management of the Company, of the future financial performance of Parent. With respect to the Synergies, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent, and adjusted by the management of the Company, relating to the strategic, financial and operational benefits anticipated from the Merger. With respect to the Company Projections, Parent Projections and Synergies, the Company’s Board of Directors has instructed us to use and rely upon such forecasts for purposes of this opinion. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to (i) the existing and future technology and products of the Company and Parent and the risks associated with such technology and products, (ii) the ability to integrate the businesses of the Company and Parent and (iii) the ability to retain key employees of the Company and Parent.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which has been earned, and a further portion of which will become payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Parent Common Stock or Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of officers, directors or employees of Parent or the Company, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

ANNEX D

November 19, 2017

The Board of Directors

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Cavium, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned indirect subsidiary of Marvell Technology Group Ltd. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Acquiror and its subsidiary, Kauai Acquisition Corp., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, the Company and their subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $40.00 in cash (the “Cash Consideration”) and 2.1757 common shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror, par value $0.002 per share (the “Parent Common Shares”).

In connection with preparing our opinion, we have (i) reviewed a draft dated November 18, 2017 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Common Shares will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole lead arranger and bookrunner on the Company’s term loan facilities in August 2016 and in March 2017 and acting as financial advisor to the Company on its acquisition of QLogic Corp in August 2016. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

ANNEX E

DGCL § 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.